As filed with the Securities and Exchange Commission on September 30, 2004
Registration No. 333-115431

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To
Form S-11
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oak Street Financial Services, Inc.

(Exact name of registrant as specified in its governing instruments)

11595 N. Meridian Street, Suite 400

Carmel, Indiana 46032,
(317) 805-3200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Steven Alonso

Chairman, President, and Chief Executive Officer
Oak Street Financial Services, Inc.
11595 N. Meridian Street, Suite 400
Carmel, Indiana 46032
(317) 805-3200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Claudia V. Swhier, Esq. Thomas M. Maxwell, Esq. Barnes & Thornburg LLP 11 S. Meridian Street Indianapolis, Indiana 46204 (317) 236-1313	John J. Sabl, Esq. Sidley Austin Brown & Wood LLP Bank One Plaza, 10 S. Dearborn Street Chicago, Illinois 60603 (312) 853-7000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Securities Being Registered	Aggregate Offering Price	Registration Fee

Common Stock, $.01 par value per share	$150,000,000(1)	$19,005(3)

Warrants	(4)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o), Rule 457(a) (with respect to Common Stock other than Common Stock subject to warrants) and Rule 457(g)(2) (with respect to Common Stock subject to warrants).
(2)	Calculated under Section 6(b) of the Securities Act based upon a registration fee rate of $126.70 per $1.0 million of the proposed maximum aggregate offering price.

(3)	Previously filed.

(4)	Pursuant to Rule 457(g), no separate registration fee is required for such warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2004

PROSPECTUS

Oak Street Financial Services, Inc.

                            Shares

Common Stock

      This is our initial public offering of common stock, $0.01 par value per share. We are offering                      shares of our common stock and the selling stockholders named in this prospectus are offering                     additional shares. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. The shares of our common stock are subject to ownership and transfer restrictions designed to preserve our status as a self-managed real estate investment trust. Our charter generally prohibits any stockholder from directly or indirectly owning more than 9.8% in value of all of our outstanding shares or more than 9.8% of the outstanding shares of our common stock.

      We currently anticipate the initial public offering price of our common stock to be between $          and $           per share.

      Our common stock is not currently listed on any national exchange or market system and no public market currently exists for our shares of common stock. We have applied to have our common stock listed on the Nasdaq National Market System under the symbol “OAKS.” We expect to be approved for such listing prior to the time when shares of our common stock may be sold under this prospectus.

      See “Risk Factors” beginning on page 18 of this prospectus for certain risk factors you should consider before investing in shares of our common stock, including, among others:

•	An increase in interest rates could reduce our loan origination volumes, increase our delinquency, default and foreclosure rates and reduce the value of, and the income we receive from, our loans.

•	Our past operating results have occurred during a period of rapid growth for the residential mortgage industry and record low interest rates and, as a result, may not be indicative of our future operating results.

•	We have no operating history with respect to securitizing mortgage loans or managing a mortgage portfolio, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

•	Our success and our ability to operate as a REIT will depend on our ability to obtain financing to securitize the loans we will hold in our mortgage portfolio.

•	If we cannot obtain financing to securitize our portfolio loans or develop a portfolio-based model of securitizations, we could incur significant tax liability which would reduce our profitability and distributions to stockholders.

•	We have not established a minimum dividend payment level and we may not have the ability to pay dividends to you in the future.

•	If we fail to qualify and remain qualified as a REIT, our dividends will not be deductible by us, and our income will be subject to taxation.

	Per Share	Total

Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling stockholders

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We have granted the underwriters a 30-day option to purchase up to an additional                      shares of common stock solely to cover over-allotments, if any. We have also provided Friedman Billings Ramsey warrants to acquire additional shares of our common stock during the five-year period from the date of this prospectus at an exercise price equal to the public offering price. The above table does not include the shares that we will issue upon the exercise of the over-allotment option or the warrants.

      We expect to deliver the shares of our common stock on or about                     , 2004.

Friedman Billings Ramsey

The date of this prospectus is                     , 2004.

      You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

      Market data and forecasts used in this prospectus have been obtained from independent industry sources, including Inside B&C Lending and the Mortgage Bankers Association of America, as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information in this prospectus, including the section entitled “Risk Factors,” regarding our company and the common stock being sold in this offering. References in this prospectus to “we,” our,” “us” and “our company” refer to Oak Street Financial Services, Inc., together with our consolidated subsidiaries, including Oak Street Mortgage LLC, which we sometimes refer to as our “mortgage subsidiary.” Unless otherwise indicated, the information in this prospectus has been adjusted to reflect the one-for-          reverse split of our shares of common stock that will occur immediately prior to the closing of this offering and assumes that the underwriters will not exercise their over-allotment option to purchase additional shares of our common stock.

Our Company

      We are a self-managed mortgage banking company that originates non-conforming, jumbo and conforming mortgage loans secured primarily by first liens on single-family residences. Since we began operations in 1999, we have strived to become an efficient originator of competitively priced, prudently underwritten mortgage loans while providing our customers and brokers with responsive service.

      We have historically originated mortgage loans through our mortgage subsidiary, Oak Street Mortgage LLC, which has sold substantially all of the loans it originated to institutional purchasers in whole loan sales. Upon the closing of this offering, we intend to elect to be taxed as a real estate investment trust, or REIT, for federal income tax purposes and to continue to originate and fund, either through the REIT or through our mortgage subsidiary, a broad range of mortgage loans. We intend to develop a mortgage portfolio, which will be held at the REIT level, consisting of a substantial amount of the non-conforming and, to a lesser extent, jumbo mortgage loans we originate to borrowers with credit grades of A+, A, A- or B under our recently-adopted underwriting standards. Loans in these categories are generally to borrowers with credit scores between 560 and 720 and have loan-to-value ratios ranging from 75% to 100%. We expect that substantially all of the loans in our portfolio will be secured by first-lien mortgages on single-family dwellings, although we expect to hold a limited number of second-mortgage loans as well. We also intend to hold in our mortgage portfolio mortgage loans with either adjustable- or fixed-rates of interest, although the proportion of loans from each such category will vary depending upon a number of factors, including the number of loans we originate, our capital, prevailing market conditions and consumer preferences. We anticipate also that the geographic concentration of the loans in our portfolio will generally reflect the geographic concentration of our loan originations and that our portfolio may hold loans that provide for balloon payments. We also intend to acquire and hold in our mortgage portfolio non-conforming and jumbo mortgage loans originated by other lenders that meet our portfolio loan underwriting criteria, although we do not expect that these loans will exceed 25 percent of our portfolio.

      We intend to continue selling through our mortgage subsidiary substantially all of the conforming loans and a significant number of the non-conforming and jumbo loans we originate. Following this offering, our mortgage subsidiary will become our taxable REIT subsidiary and will continue to fund and sell in whole loan sale transactions the mortgage loans that we originate that we do not hold in our mortgage portfolio.

      We intend to process through the REIT all loan applications submitted by prospective borrowers, regardless of whether we expect to hold the resulting loan in our mortgage portfolio or sell the loan through our mortgage subsidiary. By processing all loan applications through the REIT, we intend to include within qualifying REIT income, to the extent permitted under the Internal Revenue Code of 1986, as amended, the amounts we receive, such as commitment fees, in consideration for entering into agreements with borrowers to make mortgage loans. We plan on allocating the expense of processing loan applications between the REIT and our mortgage subsidiary pro rata based upon the amount of loans funded by each entity. We will fund through the REIT all loans that we intend to hold in our mortgage portfolio and will fund through our mortgage subsidiary those loans that we expect to sell to third parties in whole loan sales.

      The conforming loans that we originate generally meet the underwriting criteria of the government-sponsored entities, Fannie Mae (formally, the Federal National Mortgage Association) and Freddie Mac (formally, the Federal Home Loan Mortgage Corporation). A majority of the loans we originate are non-conforming loans, which are mortgage loans that do not qualify as conforming loans under these criteria. Although jumbo loans qualify as non-conforming loans because their initial principal balance exceeds the Fannie Mae and Freddie Mac underwriting criteria for conforming loans, we separately disclose our jumbo loan originations from our other non-conforming loan originations due to the different credit characteristics of borrowers under jumbo loans from borrowers under other types of non-conforming loans.

      Historically, our mortgage subsidiary has financed its mortgage originations on a short-term basis through a warehouse line of credit and repurchase facility. Subsequent to this offering, we intend to continue to use warehouse lines of credit and repurchase facilities to fund our mortgage subsidiary’s originations, and we plan on financing our portfolio of mortgage loans with a combination of equity capital, repurchase facilities and securitizations. Once we have built a large enough mortgage portfolio, we intend to securitize our mortgage loans. We currently intend for the debt we incur in connection with these leveraging transactions to be approximately 10 to 14 times our equity, although we are not subject, and do not expect to become subject, to any legal limitations on the amount of such debt we may incur. We anticipate that the securitization transactions through which we finance the non-conforming and jumbo mortgage loans that we retain will be structured as financings for both tax and financial accounting purposes. Therefore, we do not expect to generate a gain or loss on sale from these activities and, following the securitizations, the loans will remain on our consolidated balance sheet as assets with the securitization debt listed as a liability. We intend to retain the servicing rights for the loans we will hold in our mortgage portfolio. We intend for our sub-servicer, GMAC Mortgage Corporation, to service these loans pursuant to a servicing agreement that terminates in November 2007. We intend to evaluate over time whether to transfer servicing responsibility to the REIT, although we presently have no such plans.

      As a REIT, we intend to distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax. We expect to derive our REIT taxable income primarily from:

•	net interest income, which is the difference between the interest income we receive from the loans and the interest expense we pay under our warehouse lines and repurchase facilities and to the holders of the mortgage-backed securities we expect to issue as we securitize our portfolio loans; and

•	amounts, such as commitment fees, that we receive in consideration for entering into agreements to make or acquire mortgage loans;

      less

•	losses due to defaults and delinquencies on the loans; and

•	servicing fees and selling and general administrative expenses that we must pay.

      Our net interest income will vary based upon, among other things, the difference between the weighted average interest earned on the loans we hold in our portfolio and the interest payable to our warehouse lenders and the holders of the mortgage-backed securities we issue, the performance of the underlying loans and the amount and timing of borrower prepayments of the underlying loans.

      We will not include in calculating our REIT taxable income the earnings of our mortgage subsidiary, which will primarily include:

•	net gain on sales of loans sold to third parties;

•	net interest income, which is the difference between the interest income received on the loans held for sale to third parties and the interest expense paid under the warehouse lines and repurchase facilities used to fund those loans; and

•	income earned by companies controlled by our mortgage subsidiary.

      We currently intend to retain any such net income earned by our mortgage subsidiary. In order to build our capital base any dividends that we receive from our mortgage subsidiary will not be included in calculating our REIT qualifying income.

      Our mortgage subsidiary has historically underwritten its non-conforming loans to the underwriting standards of the investors that purchased those loans. These underwriting standards generally rely on our assessment of a potential borrower’s willingness and ability to pay, as reflected in the borrower’s historical patterns of debt repayment, the amount of equity in the borrower’s property, the borrower’s debt ratios and other factors. We believe that the underwriting processes we have developed generate high quality borrower data and valid appraisals, which permits us to make sound underwriting and pricing decisions and to approve and fund loans efficiently.

      We have developed our own set of underwriting standards that we will utilize following this offering both for the portfolio loans that we will hold through the REIT and, we expect, for most of the loans that our mortgage subsidiary sells to third party purchasers. Most of the entities that have historically purchased loans from our mortgage subsidiary have agreed in principle to purchase loans that our mortgage subsidiary originates to these new underwriting standards. Our mortgage subsidiary and these purchasers are currently working to transition their loan sale transactions to these new underwriting standards, although they continue to refer to their own underwriting standards when reviewing the loans they consider for purchase. We anticipate that by the closing date of this offering, these new underwriting standards will be substantially implemented and that most of the institutional purchasers of the loans sold by our mortgage subsidiary will have agreed to purchase loans written to those standards.

      We historically have originated our loans through our mortgage subsidiary’s wholesale and retail divisions. As of June 30, 2004, our mortgage subsidiary originated mortgage loans in 26 states through its 26 retail offices and five wholesale offices. As of that date, our mortgage subsidiary employed approximately 376 loan officers in its retail division and maintained a wholesale network of approximately 1,000 independent mortgage brokers. Our mortgage subsidiary originated $978.1 million of mortgage loans in 26 states during the first six months of 2004, and $1.7 billion of mortgage loans in 26 states during 2003.

      The following table shows the total originations of non-conforming, jumbo and conforming loans by our mortgage subsidiary through its retail and wholesale divisions during the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002.

			Year Ended December 31,

	Six Months Ended
	June 30, 2004		2003		2002

	Loan	Percentage	Loan	Percentage	Loan	Percentage
	Originations	of Total	Originations	of Total	Originations	of Total

	(Dollars in millions)
Company:
Non-conforming	$818.3	83.7%	$1,183.9	70.8%	$702.4	65.3%
Jumbo	133.0	13.6	377.1	22.6	259.5	24.1
Conforming	26.7	2.7	111.0	6.6	113.6	10.6

Total	$978.1	100.0%	$1,672.0	100.0%	$1,075.6	100.0%

Retail Division:
Non-conforming	$472.0	81.2%	$770.3	63.3%	$503.6	59.1%
Jumbo	82.8	14.2	335.5	27.6	235.2	27.6
Conforming	26.7	4.6	111.0	9.1	113.6	13.3

Total	$581.6	100.0%	$1,216.8	100.0%	$852.4	100.0%

Wholesale Division:
Non-conforming	$337.9	87.5%	$413.6	90.9%	$198.8	89.1%
Jumbo	48.1	12.5	41.6	9.1	24.3	10.9
Conforming	—	—	—	—	—	—

Total	$386.1	100.0%	$455.2	100.0%	$223.1	100.0%

Correspondent
Non-conforming	$8.4	80.7%	$—	—%	$—	—%
Jumbo	2.0	19.3	—	—	—	—
Conforming	—	—	—	—	—	—

Total	$10.4	100.0%	$—	—%	$—	—%

      The following chart shows the total loans originated by our mortgage subsidiary during the periods indicated by borrower purpose.

	Six Month Ended June 30,				Year Ended December 31,

	2004		2003		2003		2002

Total Company:	Loan	Percent	Loan	Percent	Loan	Percent	Loan	Percent
Borrower Purpose:	Originations	of Total	Originations	of Total	Originations	of Total	Originations	of Total

	(Dollars in millions)
Refinance	$767.8	78.5%	$661.6	88.5%	$1,451.4	86.8%	$958.3	89.0%
Purchase	210.3	21.5%	86.0	11.5%	220.7	13.2%	118.4	11.0%

Total	$978.1	100.0%	$747.6	100.0%	$1,672.1	100.0%	$1,076.7	100.0%

Our Industry

      The residential mortgage loan market is the largest consumer finance market in the United States. According to statistics compiled by the Mortgage Bankers Association of America (MBAA), lenders in the United States originated approximately $2.5 trillion in residential mortgage loans in 2002. According to the September 17, 2004 statistics of the MBAA, lenders originated approximately $3.8 trillion in 2003. The MBAA projects that modest increases in interest rates will cause mortgage volumes to fall to

$2.7 trillion in 2004. We believe that this decline will be primarily attributable to a drop-off in refinancing of conforming loans and jumbo loans as interest rates rise.

      Generally, the residential mortgage industry is segmented by the size of the mortgage loans and credit characteristics of the borrowers. We consider mortgage loans that conform to Fannie Mae and Freddie Mac guidelines for both size and credit characteristics to be conforming mortgages. All other mortgage loans are considered non-conforming loans because of the size of the loans (jumbo mortgages) or the credit profiles of the borrowers (non-conforming mortgages). According to Inside B&C Lending, the non-conforming mortgage industry generated an aggregate of $213.0 billion in residential mortgage loans in 2002, which represented a 22.9% increase over 2001 originations of $173.3 billion, and generated an aggregate of $332.0 billion in residential mortgage loans in 2003, which represented a 55.9% increase over 2002 originations.

Our Competitive Advantages

      We believe that our competitive advantages include:

•	Extensive retail origination network. We have developed an extensive retail channel that consisted of 26 retail offices at June 30, 2004, which reduces our reliance on less profitable brokered loans.

•	Disciplined underwriting processes. We have developed centralized, disciplined and efficient underwriting processes that permit us to originate prudently underwritten loans.

•	Extensive product offerings done through the same distribution channels. The ability of each loan officer in our retail network to sell a wide variety of non-conforming, jumbo and conforming loan products to potential borrowers increases our marketing efficiency.

•	Extensive experience of our senior executive team and underwriting personnel in the mortgage industry. Our senior executives have overseen the national expansion of diversified financial services companies which has given them a deep understanding of all facets of the mortgage lending business.

•	Our proprietary marketing database. We are able to efficiently market our products to potential customers through our proprietary marketing database that we have developed.

•	Incentive-based compensation. We have implemented a performance-based compensation structure that, we believe, allows us to attract, retain and motivate qualified personnel at all levels.

Our Strategy

      Our goal is to maximize stockholder value by focusing on the origination of non-conforming, jumbo and conforming mortgage loans that meet our underwriting guidelines and by building and managing a portfolio of certain of the non-conforming loans that we originate and, to a lesser extent, that we acquire from other mortgage originators that meet our mortgage portfolio investment guidelines. We intend to implement this strategy by:

•	expanding our direct-to-customer retail business by filling existing excess capacity with qualified loan officers in each of our retail branches;

•	expanding the geographic presence of our retail lending network to become a nationwide lender;

•	expanding our wholesale division’s brokerage relationships and geographic presence, and by purchasing loans from correspondent lenders;

•	expanding and improving our database marketing approach and our brand recognition;

•	improving our per-person sales and operations efficiency and underwriting disciplines by incorporating new technologies in our lending processes;

•	using the proceeds of this offering, along with prudent leverage, to hold loans in our mortgage portfolio, which we expect will generate favorable risk-adjusted returns for our stockholders and create a new earnings stream for us that is less volatile than selling whole loans into the secondary market;

•	continuing to utilize the ability of each of our loan officers to generate non-conforming, jumbo and conforming loans, which permits us to reduce the inefficiencies associated with creating separate divisions and processes for each of these loan products;

•	evaluate from time to time whether to service the loans that we will hold in our mortgage portfolio; and

•	continuing to provide responsive service to our retail customers and wholesale loan brokers.

Our Tax Status

      We intend to qualify and will elect to be taxed as a REIT under the Internal Revenue Code commencing during the fourth quarter of 2004. See “United States Federal Income Tax Considerations — Requirements for Qualification.” Provided we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on taxable income that we earn and distribute to our stockholders. The income earned by our mortgage subsidiary, which will be a taxable REIT subsidiary under the REIT tax rules, and its share of the income of entities in which it owns a direct or indirect interest, will be subject to federal and state income tax at regular corporate rates. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income. We face the risk that we might not be able to comply with all of the REIT requirements in the future. Failure to qualify as a REIT would render us subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state, local and foreign taxes on our income and property. See “United States Federal Income Tax Considerations — Taxation of Our Company — General.”

Restrictions on Ownership of Our Stock

      In order to facilitate our REIT election, our charter generally prohibits any stockholder from directly or indirectly owning more than 9.8% in value of our outstanding shares of stock and more than 9.8% of the outstanding shares of our common stock. We adopted this restriction to promote compliance with the provisions of the Internal Revenue Code that limit the degree to which ownership of a REIT may be concentrated. In addition, ownership by certain “disqualified organizations” consisting primarily of governmental and certain tax exempt entities is prohibited to avoid a tax on a portion of our income. See “Description of Securities — Transfer Restrictions” and “United States Federal Income Tax Considerations.”

Dividend Policy and Distributions

      To avoid corporate income and excise tax and to maintain our qualification as a REIT, we intend to make annual distributions to our stockholders of at least 90% of our REIT taxable income, as, if and when authorized by our board of directors out of assets legally available therefor, determined without regard to the deduction for dividends paid and by excluding any net capital gains. REIT taxable income is calculated pursuant to standards in the Internal Revenue Code and will not necessarily be the same as our net income as calculated in accordance with generally accepted accounting principles, or GAAP. Our board of directors may, in its discretion, authorize and direct us to make additional distributions of cash legally available for that purpose. Our dividend rate from quarter to quarter will depend on our taxable earnings, financial condition and such other factors as our board of directors deems relevant.

      Our REIT taxable income, and our cash available for distribution, will not include any income earned by our mortgage subsidiary or any income earned by its subsidiaries that we choose not to dividend to the

REIT. We anticipate that our mortgage subsidiary will continue to derive its revenue primarily from selling in whole loan sales the loans it originates. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including:

•	the net interest income we receive from the loans we retain in our mortgage portfolio,

•	amounts, such as commitment fees, we receive in consideration for entering into agreements to make or acquire mortgage loans through the REIT to hold in our mortgage portfolio and mortgage loans that our mortgage subsidiary funds and sells to third parties, and

•	our operating expenses and any other expenditures.

      If, for any taxable year, our cash flow available to fund dividend distributions is less than the amount we are required to distribute for the year to maintain our REIT qualification, we will, in accordance with the tax rules applicable to REIT qualification, elect to treat a portion of the dividends paid in the subsequent year as though they had been distributed in the preceding year and thereby maintain our REIT status. In addition, if our minimum distribution required to maintain our REIT status exceeds our cash available for distribution because our income for tax purposes exceeds our cash flow from operations, we could be forced to borrow funds, sell assets or raise capital on unfavorable terms in order to maintain our REIT status.

      Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. In some cases, distributions may constitute a tax-free return of capital, although we generally do not intend to declare dividends that would result in a return of capital.

      In the future we may adopt a dividend reinvestment plan that would permit you to reinvest in our shares of common stock the cash dividends that you would otherwise receive. If we adopt the dividend reinvestment plan and you choose to participate, you will be taxed on an amount equal to the fair market value, on the relevant distribution date, of the shares of our common stock purchased with reinvested distributions even though you will not receive the cash from those distributions. As a result, you may have a tax liability without receiving cash to pay such liability.

General Information

      Our principal executive offices are located at 11595 North Meridian Street, Suite 400, Carmel, Indiana 46032, and our telephone number at that address is (317) 805-3200. We maintain a web site at www.oakstreetmortgage.com. Information contained on our web site is not part of this prospectus.

Our Ownership Structure and Formation Transactions

      Oak Street Financial Services, Inc. was organized as a Maryland corporation in September 2003 as part of a reorganization of the ownership structure of our mortgage subsidiary, Oak Street Mortgage LLC. We undertook this reorganization to provide greater flexibility for our operations and to enhance our ability to raise additional capital. In the reorganization, the then-existing members of our mortgage subsidiary, consisting of our directors, certain of our executive officers and Sotseks Corp., exchanged their ownership units on a one-for-one basis for units of Oak Street Operations LLC, which we refer to as our operating subsidiary. Voting units in our mortgage subsidiary were exchanged for voting units in our operating subsidiary, and non-voting units were exchanged for non-voting units. Subsequently, all of the holders of ownership units in our operating subsidiary, other than Sotseks Corp., exchanged their units for shares of our common stock at a ratio of 1,000 shares of our common stock for each operating subsidiary ownership unit. Voting units in our operating subsidiary were exchanged for voting shares of our common stock, and non-voting units were exchanged for non-voting shares. We selected this exchange ratio so as to avoid issuing fractional shares of our common stock. Sotseks Corp. is an S corporation owned by the children of George A. Skestos, who is currently a director of our company but will resign upon the closing of this offering. None of our other directors or executive officers holds any interest in Sotseks Corp. or in our operating subsidiary. Rather, the sole ownership interest that our executive officers and directors hold in our company or any of its subsidiaries is represented by the shares of our common stock that they own. At June 30, 2004, we had 25 stockholders of record.

      As a result of these transactions, we own 63.85% of the ownership units, including all of the voting units, and Sotseks Corp. owns 36.15% of the ownership units of our operating subsidiary. Sotseks Corp. has entered into an exchange agreement with us and our operating subsidiary that obligates it to convert each of its ownership units in our operating subsidiary into 1,000 shares of our common stock immediately prior to the closing of this offering. This exchange ratio is the same at which our current stockholders exchanged the operating subsidiary units they formerly held into shares of our common stock. Sotseks Corp. will, immediately prior to the closing of this offering, transfer one-third of its ownership units in Oak Street Operations LLC to IHS Foundation, an Ohio not-for-profit corporation that is qualified as a charitable foundation under Section 501(c)(3) of the Internal Revenue Code. Sotseks Corp. and IHS Foundation are identified as selling stockholders in this prospectus and will sell in this offering all of the shares of our common stock that they receive in exchange for their operating subsidiary units. Following these transactions, we will own all of the ownership units of our operating subsidiary and, as soon as practicable following the completion of this offering, will merge our operating subsidiary with and into our mortgage subsidiary. Immediately prior to the closing of this offering, all of our non-voting shares of common stock will be exchanged for voting shares, at which time we will have only one class of common stock outstanding. The shares sold in this offering represent      % of the total number of our shares of common stock that will be outstanding upon completion of this offering.

      The following chart shows our ownership structure following this offering:

      We expect that, under this structure, Oak Street Mortgage LLC will be a taxable REIT subsidiary for purposes of the Internal Revenue Code and our existing interests in the other taxable REIT subsidiaries in the above chart will be owned by Oak Street Mortgage LLC. We intend to fund and hold through Oak

Street Financial Services, Inc. the mortgage loans that are to be held in our mortgage portfolio and to fund through Oak Street Mortgage LLC those mortgage loans that are to be sold in whole loan sales to third parties.

      Prior to the reorganization of our ownership structure in September 2003, Oak Street Financial Services, Inc. had not engaged in any business activities or had any assets or liabilities. Accordingly, the consolidated financial statements included in this prospectus include the consolidated financial statements of Oak Street Financial Services, Inc. for the six-month period ended June 30, 2004 and the three-month period ended December 31, 2003, and consolidated financial statements of our mortgage subsidiary, Oak Street Mortgage LLC, for the six-month period ended June 30, 2004 and the years ended December 31, 2003, 2002 and 2001.

Summary Risk Factors

      Investing in our common stock involves risks. See “Risk Factors” beginning on page 18 of this prospectus for risk factors relevant to an investment in our common stock, including, among others:

•	An increase in interest rates could reduce our loan origination volumes, increase our delinquency, default and foreclosure rates and reduce the value of, and the income we receive from, our loans.

•	Our past operating results have occurred during a period of rapid growth for the residential mortgage industry and record low interest rates and, as a result, may not be indicative of our future operating results.

•	We have no operating history with respect to securitizing mortgage loans or managing a mortgage portfolio, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

•	Our success and our ability to operate as a REIT will depend on our ability to obtain financing to securitize the loans we will hold in our mortgage portfolio.

•	If we cannot obtain financing to securitize our portfolio loans or develop a portfolio-based model of securitizations, we could incur significant tax liability which would reduce our profitability and distributions to stockholders.

•	We have not established a minimum dividend payment level and we may not have the ability to pay dividends to you in the future.

•	If we fail to qualify and remain qualified as a REIT, our dividends will not be deductible by us, and our income will be subject to taxation.

This Offering

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Shares of common stock outstanding after this offering	shares

      The number of shares of common stock to be outstanding after this offering is based on the                      shares of our common stock outstanding as of the date of this prospectus, as adjusted to give effect to the one-for-          reverse stock split that will be effected immediately prior to the closing of this offering. Unless otherwise indicated, the information in this prospectus has been adjusted to reflect the reverse stock split described in the preceding sentence and assumes that the underwriters will not exercise their over-allotment option to purchase additional shares of our common stock. It also excludes shares issuable upon the exercise of outstanding options and warrants and restricted stock awards to be made at

the closing of the offering. The number of shares being sold in this offering represents approximately      % of the number of shares of our common stock that will be outstanding upon completion of this offering.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million. We will not receive any of the proceeds that the selling stockholders named in this prospectus receive from their sale of shares of our common stock. We intend to use substantially all of the net proceeds that we receive to develop and hold a mortgage portfolio of non-conforming and jumbo loans that meet our mortgage portfolio investment criteria. Initially, we intend to use approximately $ of the proceeds to acquire loans that meet these investment criteria that have been funded by our mortgage subsidiary through its warehouse and repurchase credit facilities within the approximately 30-day period prior to the closing of the offering. We may also use some of the proceeds of this offering to fund new non- conforming and jumbo loans to hold in our mortgage portfolio or to temporarily pay down our warehouse borrowing facilities. See “Use of Proceeds.”

Trading	This is our initial public offering. No public market currently exists for our shares of common stock. Our common stock is not listed on any national securities exchange or market system. We have applied to have our common stock listed on the Nasdaq National Market System under the symbol “OAKS.” We expect to be approved for such listing prior to the time when shares of our common stock may be sold under this prospectus. However, an active trading market for our shares might never develop.

Summary Consolidated Financial and Operating Data

      Oak Street Financial Services, Inc. became the holding company for Oak Street Mortgage LLC on September 23, 2003. For accounting purposes, this reorganization was effective September 30, 2003. Previously, Oak Street Financial Services, Inc. had not engaged in any business activities and did not have any assets or liabilities. Financial information for Oak Street Financial Services, Inc. for periods subsequent to the effective date of the reorganization consists solely of the financial information of Oak Street Mortgage LLC, except for adjustments necessary to account for the minority interest held by Sotseks Corp., which is one of the selling stockholders in this offering. Upon completion of this offering and the sale by Sotseks Corp. of its ownership interest in Oak Street Financial Services, Inc., the minority interest of approximately $6.3 million held by Sotseks Corp. will convert into stockholders’ equity. As of June 30, 2004, members’ equity of Oak Street Mortgage LLC was $17.3 million, and its net income during the six-month period then ended was $3.2 million.

      The following table sets forth:

•	Oak Street Financial Services, Inc.’s historical summary consolidated financial and operating data as of June 30, 2004 and for the six-month period then ended, and as of December 31, 2003 and for the three- month period then ended; and

•	Oak Street Mortgage LLC’s historical summary consolidated financial and operating data as of and for the six-month periods ended June 30, 2004 and 2003, and as of and for each of the years in the four-year period ended December 31, 2003, as of and for the period from October 17, 1999 (inception) through December 31, 1999, respectively.

      The financial information in the following tables is derived from our consolidated financial statements and other financial records. Since this information is only a summary and does not provide all of the information contained in our consolidated financial statements, including related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including related notes, contained elsewhere in this prospectus.

			Oak Street Mortgage LLC
	Oak Street Financial
	Services, Inc.
			For the
	For the	For the	Six Months
	Six Months	Three Months	Ended
	Ended	Ended	June 30,		For the Year Ended December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999(1)

	(Dollars in thousands)
Consolidated Statement of Income (Loss) Data:
Revenues:
Interest income on loans	$7,319	$3,185	$7,319	$5,852	$11,356	$8,408	$4,303	$332	$3
Interest expense	3,213	1,474	3,213	2,473	4,552	4,029	3,087	263	—

Net interest income	4,106	1,711	4,106	3,379	6,804	4,379	1,216	69	3
Gain on sale of loans — net	32,383	17,807	32,383	25,954	62,578	43,604	24,419	1,254	—
Other	2,911	1,703	2,911	2,414	6,370	2,050	1,488	829	—

Total other revenue	35,294	19,510	35,294	28,368	68,948	45,654	25,907	2,083	—
Total revenues	39,400	21,221	39,400	31,747	75,752	50,033	27,123	2,152	3
Expenses:
Salaries and employee benefits-net	16,737	8,518	16,737	11,899	30,995	26,351	15,607	3,863	129
Marketing and advertising	7,722	3,098	7,722	5,425	11,069	6,872	3,868	893	—
Occupancy and equipment	2,217	1,207	2,217	1,752	3,899	3,303	2,019	407	3
Other operating expenses	8,944	3,947	8,944	4,244	11,270	6,685	4,396	1,360	56

Total expenses	35,620	16,770	35,620	23,320	57,233	43,211	25,890	6,523	188

Net income (loss) before minority interest	3,780	4,451	3,780	8,427	18,519	6,822	1,233	(4,371)	(185)
Minority interest	(1,753)	(1,831)	(606)	(735)	(1,404)	(699)	(69)	—	—

Net income (loss)	$2,027	$2,620	$3,174	$7,691	$17,115	$6,123	$1,164	$(4,371)	$(185)

	Oak Street Financial
	Services, Inc.		Oak Street Mortgage LLC

	As of	As of	As of June 30,		As of December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands)
Consolidated Balance Sheet Data:
Assets:
Cash and cash equivalents	$6,379	$7,383	$6,379	$12,462	$7,383	$6,613	$1,825	$102	$43
Restricted cash	2,508	3,031	2,508	2,817	3,031	3,901	64	557	512
Accounts receivable from the sale of loans	6	258	6	45	258	80	15,449	1,103	—
Loans held for sale — net	199,157	152,338	199,157	156,934	152,338	200,000	59,212	19,536	—
Premises and equipment — net	7,042	6,203	7,042	5,112	6,203	4,926	3,639	2,104	—
Prepaid expenses and other assets	5,190	4,978	5,190	3,695	4,978	3,207	3,002	1,928	59

Total assets	$220,282	$174,191	$220,282	$181,065	$174,191	$218,727	$83,191	$25,330	$614

Liabilities and Stockholders’ Equity:
Warehouse lines of credit	$152,017	$124,571	$152,017	$115,097	$124,571	$121,720	$73,133	$19,829	$—
Collateralized financing	32,720	25,177	32,720	43,730	25,177	81,211	—	—	—
Other borrowings	9,765	1,274	9,765	1,044	1,274	1,276	1,743	418	—
Distributions payable	—	—	—	—	—	2,721	—	—	—
Accrued expenses and other liabilities	8,551	6,537	8,551	7,861	6,537	5,544	2,508	1,039	99

Total liabilities	203,053	157,559	203,053	167,732	157,559	212,472	77,384	21,286	99
Minority interest	6,167	6,379	(94)	490	574	—	288	—	—
Stockholders’ equity	11,062	10,253	17,323	12,843	16,058	6,255	5,519	4,044	515

Total liabilities and stockholders’ equity	$220,282	$174,191	$220,282	$181,065	$174,191	$218,727	$83,191	$25,330	$614

			Oak Street Mortgage LLC

	Oak Street Financial Services, Inc.
			As of or For the
	As of or For the	As of or For the	Six Months Ended
	Six Months Ended	Three Months Ended	June 30,		As of or For the Year Ended December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999(1)

	(Dollars in thousands, except per share data)
Consolidated Per Share Data:
Income (loss) per share:
Basic	$0.01	$0.01	$10.06	$25.71	$56.41	$20.59	$3.94	$(24.46)	$(1.88)
Diluted	$0.01	$0.01	$10.06	$24.83	$54.96	$20.00	$3.90	$(24.46)	$(1.88)
Weighted average shares outstanding:
Basic	201,378,743	201,378,743	315,379	299,107	303,408	297,339	295,507	178,689	98,513
Diluted	201,378,743	201,378,743	315,379	309,774	311,408	306,228	298,707	178,689	98,513
Consolidated Pro Forma Per Share Data(8):
Pro forma income (loss) per share:
Basic	N/A	N/A	$0.01	$0.03	$0.06	$0.02	$0.00	$(0.02)	$0.00
Diluted	N/A	N/A	$0.01	$0.02	$0.05	$0.02	$0.00	$(0.02)	$0.00
Pro forma weighted average shares outstanding:
Basic	N/A	N/A	201,378,743	190,988,793	193,735,110	189,859,872	188,690,085	114,098,287	62,903,506
Diluted	N/A	N/A	201,378,743	197,799,814	198,843,350	195,535,765	190,733,381	114,098,287	62,903,506
Other Data:
Cash distributions declared(2)	$1,527	$—	$1,527	$1,103	$7,310	$5,467	$13	$—	$—

			Oak Street Mortgage LLC

	Oak Street Financial Services, Inc.
			As of or For the
	As of or For the	As of or For the	Six Months Ended
	Six Months Ended	Three Months Ended	June 30,		As of or For the Year Ended December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999(1)

	(Dollars in thousands, except per share data)
Origination Volumes:
Retail
Non-conforming	$472,026	$214,659	$472,026	$314,048	$770,332	$503,589	$314,083	$28,641	$—
Jumbo	82,846	47,761	82,846	180,311	335,498	235,189	66,029	—	—
Conforming	26,723	14,392	26,723	77,355	110,986	113,637	52,319	—	—

Total	$581,595	$276,812	$581,595	$571,714	$1,216,816	$852,415	$432,432	$28,641	$—

Wholesale
Non-conforming	$337,941	$123,425	$337,941	$162,558	$413,577	$198,834	$73,508	$3,408	$—
Jumbo	48,146	15,327	48,146	13,349	41,585	24,308	13,921	776	—
Conforming	—	—	—	—	—	—	—	—	—

Total	$386,086	$138,752	$386,086	$175,907	$455,162	$223,142	$87,429	$4,184	$—

Correspondent
Non-conforming	$8,383	$—	$8,383	$—	$—	$—	$—	$—	$—
Jumbo	2,003	—	2,003	—	—	—	—	—	—
Conforming	—	—	—	—	—	—	—	—	—

Total	$10,386	$—	$10,386	$—	$—	$—	$—	$—	$—

Company Total
Non-conforming	$818,350	$338,084	$818,350	$476,606	$1,183,909	$702,424	$387,591	$32,049	$—
Jumbo	132,995	63,088	132,995	193,660	377,083	259,498	79,950	776	—
Conforming	26,723	14,392	26,723	77,355	110,986	113,637	52,319	—	—

Total(3)	$978,068	$415,564	$978,068	$747,621	$1,671,978	$1,075,559	$519,860	$32,825	$—

Weighted average coupon on loans originated	6.96%	7.44%	6.96%	7.04%	7.11%	7.77%	8.46%	11.14%	—%
Weighted average whole loan sales price over par:
Non-conforming	2.10%	2.90%	2.10%	2.57%	2.71%	3.26%	2.59%	2.84%	—%
Jumbo	1.64%	2.39%	1.64%	1.61%	1.94%	2.40%	2.55%	3.14%	—%
Conforming	1.21%	0.25%	1.21%	0.14%	(0.31)%	(0.19)%	(0.28)%	—%	—%
Total	2.04%	2.73%	2.04%	2.23%	2.27%	2.68%	2.38%	2.85%	—%
Weighted average credit score:
Non-conforming	640	642	640	636	637	632	643	628	—
Jumbo	706	679	706	728	714	730	690	650	—
Conforming	724	704	724	702	704	701	711	—	—
Total	651	650	651	666	659	663	658	628	—
Total mortgage loan sales	$871,572	$370,373	$871,572	$726,962	$1,550,971	$901,096	$308,645	$18,742	$—
Number of branches at period end:
Retail	26	24	26	24	24	19	20	2	—
Wholesale	5	5	5	5	5	3	2	1	—
Number of employees at period end	811	662	811	528	662	489	366	113	2
Number of retail loan officers at period end	376	311	376	252	311	219	169	41	—
Number of wholesale account
executives at period end	55	36	55	25	36	23	7	5	—

			Oak Street Mortgage LLC

	Oak Street Financial Services, Inc.
			As of or For the
	As of or For the	As of or For the	Six Months Ended
	Six Months Ended	Three Months Ended	June 30,		As of or For the Year Ended December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999(1)

	(Dollars in thousands, except per share data)
Ratios:
Debt to capital(4)	18.6	16.0	11.5	13.1	9.8	34.0	14.1	5.3	—
Return on average equity (5)(6)	38.0%	118.0%	38.0%	161.1%	153.4%	104.0%	24.3%	(191.8)%	N/M	(7)
Return on average assets(5)	2.1%	5.9%	3.2%	7.7%	8.7%	4.1%	2.1%	(33.7)%	N/M	(7)
Operating expenses as a percentage of total loans funded	3.6%	4.4%	3.6%	3.2%	3.4%	4.0%	5.0%	19.9%	—%
Average Balance Sheet Data (5):
Average equity	$10,657	$8,884	$16,691	$9,549	$11,156	$5,887	$4,781	$2,279	N/M	(7)
Average assets	$197,237	$176,604	$197,237	$199,896	$196,459	$150,959	$54,261	$12,972	N/M	(7)

(1)	Data presented is for the period from October 17, 1999 (inception) to December 31, 1999.

(2)	Per share data is not considered meaningful since the majority of cash distributions declared were for the purpose of providing the members with cash to pay their share of federal and state income taxes.

(3)	Includes certain brokered loans originated by Oak Street Mortgage LLC on behalf of other lenders. See “Business — Loan Originations.”

(4)	Debt to capital is computed by dividing the sum of total liabilities and minority interest by stockholders’ equity.

(5)	Average balance sheet data, return on average equity and return on assets are calculated based on the average of the beginning and end of period amounts.

(6)	Return on average equity is computed by dividing net income (loss) by average equity. Our mortgage subsidiary’s net income does not include a provision for corporate income taxes since it is a limited liability company.

(7)	Data deemed not meaningful is designated by N/ M.

(8)	During 2003, Oak Street Mortgage LLC reorganized its corporate structure to provide greater flexibility for its operations, avoid adverse tax consequences to a stockholder, and enhance its ability to raise capital by forming Oak Street Operations LLC and Oak Street Financial Services, Inc. In connection with the reorganization, the existing members of Oak Street Mortgage LLC voluntarily transferred their ownership units to Oak Street Operations LLC in exchange for units of Oak Street Operations LLC. Thus, Oak Street Mortgage LLC is a wholly-owned subsidiary of Oak Street Operations LLC. Immediately after this exchange, members comprising approximately 63.85% of the ownership units transferred their ownership units in Oak Street Operations LLC to Oak Street Financial Services, Inc. in exchange for shares of Oak Street Financial Services, Inc. Oak Street Financial Services, Inc. exchanged 1,000 voting shares of common stock for each unit of Oak Street Operations LLC. Thus, Oak Street Operations LLC is a majority-owned subsidiary of Oak Street Financial Services, Inc. Pro forma earnings per share have been presented for the six-month period ended June 30, 2004 and 2003, the years ended December 31, 2003, 2002, 2001, 2000, and the period from October 17, 1999 to December 31, 1999.

	For the
	Six Months Ended
	June 30,		For the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Net income (loss) as reported	$3,173,919	$7,691,458	$17,115,199	$6,123,230	$1,164,237	$(4,371,015)	$(185,147)
Pro forma adjustment to deduct minority interest	(1,147,276)	(2,780,231)	(6,186,631)	(2,213,364)	(420,837)	1,579,991	66,925

Pro forma net income (loss)	$2,026,643	$4,911,227	$10,928,568	$3,909,866	$743,400	$(2,791,024)	$(118,222)

Weighted average basic shares	315,379	299,107	303,408	297,339	295,507	178,689	98,513
Pro forma adjustment to reflect share exchange and minority interest	201,063,364	190,689,686	193,431,702	189,562,533	188,394,578	113,919,598	62,804,993

Pro forma weighted average basic shares	201,378,743	190,988,793	193,735,110	189,859,872	188,690,085	114,098,287	62,903,506
Weighted average diluted shares	315,379	309,774	311,408	306,228	298,707	178,689	98,513
Pro forma adjustment to reflect share exchange and minority interest	201,063,364	197,490,040	198,531,942	195,229,537	190,434,674	113,919,598	62,804,993

Pro forma weighted average diluted shares	201,378,743	197,799,814	198,843,350	195,535,765	190,733,381	114,098,287	62,903,506
Pro forma basic earnings (loss) per share	$0.01	$0.03	$0.06	$0.02	$—	$(0.02)	$—
Pro forma diluted earnings (loss) per share	$0.01	$0.02	$0.05	$0.02	$—	$(0.02)	$—

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “A Warning About Forward-Looking Statements.”

Risks Related to our Business:

A decrease in the demand for mortgage loans due to a period of rising interest rates may cause our earnings to decrease, which could reduce the cash available for distribution to you.

      Rising interest rates generally reduce the demand for consumer credit, including mortgage loans. Interest rates have been at relatively low levels in recent years. The Mortgage Bankers Association of America has predicted that residential mortgage loan originations will decrease in 2004 and 2005 primarily due to an anticipated decrease in refinancings caused by rising interest rates. Rising interest rates increase the cost of borrowing and may discourage potential borrowers from purchasing new homes, refinancing their existing mortgage loans or obtaining second mortgage loans. Consequently, we expect to originate and sell fewer loans in a period of rising interest rates, which would likely harm our business, revenues and results of operations and decrease the amount of cash available for distribution to you.

Interest rate fluctuations may cause losses.

      We expect our primary interest rate exposure to relate to the mortgage loans we hold in our portfolio and to our variable-rate debt. Changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also can affect our ability to originate or acquire mortgage loans, can reduce the value of the mortgage loans or mortgage-backed securities we hold, and may reduce our assets and our ability to realize gains from the sale of such assets. In a period of rising interest rates, our interest expense could increase while the interest we earn on our assets would not change as rapidly. This could adversely affect our profitability. Moreover, rising interest rates can increase the level of defaults on our mortgage loans, which would increase potential losses and our servicing costs.

      Our operating results will depend in large part on differences between income received from our assets, net of credit losses, and our financing costs. We anticipate that in most cases, for any period during which our assets are not match-funded, the income from such assets will adjust more slowly to interest rate fluctuations than the cost of our borrowings. For example, the cost of financing our mortgage loans prior to sale or securitization is based primarily upon the London Inter-Bank Offered Rate, or LIBOR, while the interest rates we charge on our mortgage loans are based, in part, upon prevailing interest rates at the time of origination and are generally fixed for at least six months. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income, unless we are able to enter into hedging transactions that successfully address this exposure to interest rate risk. Because we hedge only a portion of this interest rate risk, however, we anticipate that increases in interest rates could tend to decrease our net income since our interest expense, which is based on a variable rate, will adjust more quickly than our interest income, which does not adjust quickly in the short term. Interest rate fluctuations that cause our interest expense to exceed our interest income would result in operating losses for us and may limit or eliminate our ability to make distributions to you.

An increase in interest rates may reduce the income we receive from, and the value of, our mortgage loan portfolio.

      When we securitize the mortgage loans we expect to hold in our mortgage portfolio in the future, the value of and the income we receive from the securitized loans we will hold and the mortgage-related securities we retain may be based on fixed interest rates. Because the income we receive from the mortgage loans that underlie these fixed-rate mortgage-related securities may be based on an adjustable LIBOR-based yield payable to the senior security holders or loan purchasers, we may be subject to interest rate risk with regard to such securities to the extent that we have not successfully hedged our investment position. Even if we have perfectly hedged our interest rate risk, we would still be vulnerable to prepayments which cannot be accurately hedged against. As a result of this interest rate risk, an increase in LIBOR may reduce the income we receive from, and the value of, our mortgage loans and mortgage-related securities.

      Also, the net interest income we receive from securitizations will likely decrease and our cash flow will be reduced if there are defaults on a significant number of our loans or if a large number of loans prepay prior to their scheduled maturities. The effects will be magnified if the defaults or prepayments occur with respect to loans with interest rates that are high relative to the rest of our loans. As a result, our cash flow could be significantly reduced, limiting our ability to make distributions to you.

Our past operating results have occurred during a period of rapid growth for the residential mortgage industry and record low interest rates and, as a result, may not be indicative of our future operating results.

      The mortgage origination business has historically been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. Both our mortgage subsidiary and the residential mortgage industry have experienced rapid growth over the past three years due in large part to declining interest rates. For example, our mortgage subsidiary’s loan originations grew by approximately 30.8% during the first six months of 2004 compared to the same period during 2003 and by 55.4% for the year ended December 31, 2003 compared to the year ended 2002. We anticipate, based on current market conditions, that our growth rate during the remainder of 2004 will be below these levels. Moreover, the growth rates we recognized in prior years, which occurred during a period when we opened several new offices and hired a significant number of new loan officers, are not indicative of future results. We currently are focusing on hiring additional loan officers to fill capacity in our existing offices and currently expect to open few, if any, new retail offices over the next year. The Mortgage Bankers Association of America has predicted that residential mortgage originations will decrease sharply in 2004 due to rising interest rates. During periods of rising interest rates, refinancing originations decrease, as higher interest rates provide reduced economic incentive for borrowers to refinance their existing mortgages. During the six-month period ended June 30, 2004 and the year ended December 31, 2003, 78.5% and 86.8% of the loans we originated were refinancings, and 21.5% and 13.2% were purchase loans, respectively. We expect higher interest rates, which increase the cost of borrowing, will result in a decreased volume of originations in the foreseeable future, especially for conforming loans since borrowers under conforming loans are generally more sensitive to changing interest rates than are non-conforming borrowers. Due to steadily decreasing interest rates during many recent periods and our recent rapid addition of new offices and personnel, our historical performance may not be indicative of results in a rising interest rate environment, and our results of operations may be harmed if interest rates rise. In addition, our recent and rapid growth may distort some of our ratios and financial statistics and may make period-to-period comparisons difficult. In light of this growth, our historical performance and operating origination data may be of little relevance in predicting our future performance.

We have no operating history with respect to securitizing mortgage loans or managing a mortgage portfolio, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

      Historically, we have primarily engaged in the business of originating and selling non-conforming, jumbo and conforming mortgage loans through our mortgage subsidiary. Following the completion of this offering, we intend to retain a substantial amount of the non-conforming and, to a lesser extent, jumbo loans we originate. We also intend to purchase from other lenders a limited amount of non-conforming and jumbo loans to hold in our portfolio. We intend to finance our portfolio loans on a long-term basis by issuing mortgage-backed securities secured by these loans. We currently intend for the debt we incur in connection with the issuance of these mortgage-backed securities, over time, to equal approximately 10 to 14 times our equity, although we are not subject to any legal limitation on the amount of such debt we may incur. Our portfolio strategy provides for us retaining in our mortgage portfolio a substantial amount of the non-conforming and, to a lesser extent, jumbo loans that we and our mortgage subsidiary originate following the completion of this offering until we completely deploy the proceeds from this offering. We will continue selling in whole-loan sale transactions the non-conforming and jumbo loans originated by our mortgage subsidiary that we do not hold in our portfolio as well as all of the conforming loans that we originate. We have no prior history with respect to securitizing mortgage loans or managing a portfolio of mortgage securities. Our ability to complete securitizations in the future on favorable terms will depend upon a number of factors, including the experience and ability of our management team, conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the performance of our portfolio of securitized loans and our ability to obtain leverage. In addition, poor performance of any pool of loans we securitize could increase the expense of any subsequent securitization we bring to market. Accordingly, a decline in the securitization market or a change in the market’s demand for our securities could affect our ability to engage in securitization transactions in the future or could reduce the profitability of these transactions if we are able to engage in them. If we are unable to securitize efficiently the non-conforming loans that we originate, then our revenues for the duration of our investment in those loans would decline, which would lower our earnings for the time the loans remain in our portfolio. We cannot assure you that we will be able to complete loan securitizations in the future on favorable terms, or at all.

Our success and our ability to operate as a REIT will depend on our ability to obtain financing to securitize the loans we will hold in our mortgage portfolio.

      Our business strategy following completion of this offering significantly relies upon our ability to leverage the loans that we will hold in our mortgage portfolio by entering into securitization transactions. We historically have sold all of the loans we have originated through our mortgage subsidiary in whole loan sales to institutional purchasers and have never previously engaged in any securitization transactions. Our inability to leverage successfully our portfolio of mortgage loans following the completion of this offering would likely prevent us from conducting our business as a REIT, which would increase our income tax expense and reduce our future earnings.

      We expect that these securitization transactions will be one of our primary sources of cash in the future. Our ability to securitize our loans will depend on a number of factors, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the performance of our portfolio of securitized loans and our ability to obtain credit enhancement in connection with these transactions. If we are unable to securitize profitably a sufficient number of our portfolio loans, our revenues and earnings will likely decrease. In addition, because we expect to use the proceeds generated by these securitization transactions to fund our origination of additional mortgage loans, any delay in closing a securitization could reduce the number of mortgage loans we are able to originate in the future, which would decrease our earnings and harm our financial condition in the future, and could prevent us from operating as a REIT. Given our lack of historical loan performance data and prior securitization experience, we expect that our level of over-collateralization will be higher than may be experienced by companies with substantial securitization experience. Our ability to efficiently leverage our pool of mortgages may also be impacted by REIT tax issues.

      We expect that we will rely on credit enhancements provided by certain insurance companies that will guarantee the senior certificates in the securitization trusts that we will issue in our securitization transactions. We expect that these credit enhancements will allow us to obtain an “AAA/ Aaa” rating for these senior certificates. We have held preliminary discussions with insurance companies that have provided credit enhancements in connection with similar securitization transactions conducted by other issuers. We intend to continue these discussions as we adopt our final mortgage portfolio investment guidelines with the goal of having credit enhancements in place by the time we complete our first securitization, which could occur by the end of the first quarter of 2005. We anticipate that the cost of any credit enhancement we may obtain will depend, in large part, upon the composition of our mortgage portfolio.

      If we are unable to obtain insurance company guarantees for these senior certificates or obtain such guarantees on commercially reasonable terms, we may be unable to sell our loans through securitizations, which could affect our profitability, liquidity, and our ability to conduct business as a REIT. Although alternative structures for securitizing or otherwise leveraging our mortgage portfolio may be available, we cannot assure you that these alternative structures will be available to us. Moreover, insurance companies may be reluctant to issue credit enhancements for our securitizations if our securitization trusts, or securitization trusts of other companies, perform poorly. Our inability to complete future securitizations for any reason would likely harm our profitability and liquidity, and could affect our ability to operate as a REIT.

If we are unable to generate liquidity or access funding sources, we will be unable to continue our operations, grow our mortgage portfolio or maintain our hedging policy.

      We require substantial amounts of cash to fund our loan origination activities and, following completion of this offering, to develop a portfolio of mortgage loans and mortgage-related assets. We use a $100 million repurchase agreement with Credit Suisse First Boston, a $250 million repurchase agreement with CDC Mortgage Capital, Inc. and a $200 million warehouse line of credit with Residential Funding Corporation to provide interim financing for our loan originations. We plan on using our warehouse debt and repurchase facilities to finance both the loans originated by our mortgage subsidiary for sale to third parties and the mortgage loans that we originate to hold in our portfolio, but only during the period prior to when we securitize these portfolio loans. To the extent that we are unable to deploy a successful hedging strategy, we will be subject to two different risks while we finance the loans we hold in our portfolio with short-term borrowings and before we securitize those loans. First, we may be required to make additional payments to our lenders (or “margin calls”) relative to our short-term financing if the lenders determine that the market value of the mortgage loans they hold as collateral has declined, which could happen at any time as a result of increases in market interest rates. Second, we are obligated to repay the full amount of our debt under our short-term borrowings regardless of the value of the mortgage loans collateralizing the debt, which may fluctuate as a result of changing interest rates.

      In addition to our committed warehouse line and repurchase agreement, there are three other main sources from which we expect to derive our liquidity:

•	issuing mortgage-backed securities from our REIT;

•	generating cash from sales by our mortgage subsidiary of substantially all of the mortgage loans we originate that we decide not to hold in our portfolio and through the operations of our non-mortgage subsidiaries; and

•	issuing additional equity.

      We cannot assure you that any of these alternatives will be available to us, or if available, that we will be able to negotiate favorable terms. Further, we currently intend to leverage our mortgage portfolio to where the resulting debt, over time, will be approximately 10 to 14 times our equity, although there are no legal limitations on the amount of such debt we may incur. Once we achieve this amount of leverage we will likely be unable to expand the size of our mortgage portfolio unless we raise additional equity or are able to generate substantial dividends from our taxable REIT subsidiaries. If we cannot generate sufficient liquidity, we will be unable to continue our operations, grow our mortgage portfolio, or maintain our hedging policy. A prolonged, substantial reduction in the size of the secondary market for loans of the types that we originate and purchase may prevent us from profitably selling loans, which would hurt our profitability, our ability to fund future originations and purchases, our results of operations and our cash flow.

      A relatively few institutions have accounted for most purchases of our loan sales. For the six-month period ended June 30, 2004, we sold $787.0 million in loans to six investors which represented 90.2% of the $871.6 million in total loans sold during that period, and during the year ended December 31, 2003 we sold $1.3 billion in loans to six investors, which represented 81.3% of $1.6 billion in total loans sold during such period.

The costs of engaging in hedging transactions may limit our gains or cause us to incur losses.

      Although we have employed only limited hedging strategies in the past, we intend to enter into hedging strategies involving various derivative financial instruments in the future. Our hedging strategy will seek to lessen the risk to our mortgage portfolio and with regard to the debt we will incur in connection with this portfolio from interest rate fluctuations. Our board of directors intends to adopt a policy with respect to the use of derivatives that will generally allow us to use derivatives when we deem appropriate for risk management purposes, but does not set forth specific guidelines. To the extent consistent with maintaining our status as a REIT, we may use derivatives to hedge against the fixed-rate mortgage loans that we hold in our portfolio for an extended period of time prior to when we engage in a securitization transaction involving those loans. These hedging strategies may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options and interest-only mortgage-backed securities. We cannot assure you that our hedging strategies will have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging strategy can completely insulate us from the risks associated with changes in interest rates and prepayment rates.

      Hedging involves risk and typically involves costs, including transaction costs, that could limit our gains or cause us to incur losses. These costs generally increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. We may increase our hedging activity and, thus, increase our hedging costs, during periods when interest rates are volatile or rising and hedging costs have increased. Notwithstanding these costs, the use of derivatives as hedge instruments may not be effective in eliminating the risks inherent in any particular position. The derivative instruments that we may utilize also have their own risks, which include:

•	basis risk, which consists of the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost;

•	credit or default risk, which consists of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; and

•	legal risk, which consists of the risk that we are unable to enforce certain terms of such instruments.

All or any of such risks could expose us to losses. Consequently, our profitability may be reduced during any period as a result of the use of derivatives in a hedging transaction. Federal tax laws that apply to REITs may prevent us from effectively implementing hedging strategies that we determine, absent such restrictions, would best insulate us from the risks associated with changing interest rates and prepayments.

Our rights to cash flow from the loans we securitize in the future may be subordinate to senior interests and may fail to generate any revenues for us if the revenue stream only generates enough revenues to pay the senior interest holders.

      Following the completion of this offering of common stock, we intend to securitize the loans that we will hold in our portfolio. As part of the credit enhancement for these securitizations, the net cash flow that we receive from the securitized loans generally will represent the excess of amounts, if any, generated by the underlying mortgage loans over the amounts required to be paid to the senior security holders who purchase bonds issued in a securitization, less any servicing fees, which we expect to approximate 25 basis points (.25%), and any other specified expenses related to the securitization. These excess amounts are derived from, and are affected by, the interplay of several factors, including:

•	the extent to which the interest rates of the mortgage loans exceed the interest rates payable to the senior security holders or loan purchasers;

•	the level of losses and delinquencies experienced on the underlying loans; and

•	the extent to which the underlying loans are prepaid by borrowers in advance of scheduled maturities.

      Any combination of these factors may reduce the income we receive from and the value of our securitized loans and mortgage-related securities. Moreover, we expect to retain an interest in the loans that we securitize that will be subordinate to the interests of the senior security holders in those loans. Consequently, our right to the proceeds from any liquidation of the loans held in a securitization trust will be subordinate to the rights of the senior security holders to those proceeds.

Our lack of loan performance data makes it difficult to predict future loan delinquencies and losses and could harm our ability to leverage the loans we will hold in our portfolio.

      Prior to conducting this offering of common stock, we sold substantially all of the loans originated by our mortgage subsidiary in whole loan sales to institutional purchasers on a servicing-released basis. As a result, we are unable to provide meaningful historical information about the delinquency, loss and prepayment experience for those loans. This lack of historical information makes it difficult for us to predict the delinquencies and losses that may occur in the future on the loans that we will hold in our mortgage portfolio. We utilize prepayment and loss assumptions based upon the credit, loan size and product type, and prepayment penalty terms based upon historical industry data. These assumptions vary from cumulative loss rates, calculated over the expected average life of the loans in our portfolio, of 2% to 5% and prepayment curves which vary by product and prepayment characteristic. There can be no assurance that this historical data will reflect our actual results. Any difference between our assumptions and the actual performance of our portfolio loans could cause our future revenues and cash flows to be reduced. Further, this lack of historical information and the resulting uncertainty with regard to our expected earnings could reduce the profitability of securitizing the loans we will hold in our mortgage portfolio or prevent us from engaging in such transactions.

Variations in anticipated mortgage prepayment rates could hurt our profitability and the value of our mortgage portfolio.

      Mortgage loan prepayment rates vary from time to time and may cause changes in our net interest income and the valuation of the mortgage loans and other mortgage-related assets we will hold in our portfolio following this offering. Prepayments of mortgage loans and mortgage-related assets that are backed by mortgage loans ordinarily increase when mortgage interest rates decrease. Prepayment experience also may be affected by the geographic location of the properties securing the mortgage loans, the credit standing of borrowers, general conditions in the housing and financial markets, competition, and general economic conditions. In addition, prepayments on adjustable-rate mortgage loans, or ARMs, are affected by the ability of a borrower to convert an ARM loan to a fixed-rate loan and by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate mortgage loans, prepayments on ARMs may tend to increase. Approximately 78.0% and 76.4% of the loans we originated during the six months ended June 30, 2004 and the twelve months ended December 31, 2003, respectively, contained prepayment penalties. We intend to seek to reduce prepayment risk through a variety of means, which may include structuring a diversified portfolio with a variety of prepayment characteristics, holding in our portfolio mortgage loans with prepayment restrictions and penalties, and investing in certain mortgage-backed securities with prepayment protections. No strategy, however, can completely insulate us from prepayment risks arising from the effects of interest rate changes or otherwise.

      Changes in anticipated prepayment rates associated with the mortgage loans and other mortgage-related assets we will hold in our portfolio could affect us in several adverse ways. Faster than anticipated prepayments generally will cause us to write off sooner than we expected any costs we have capitalized in originating mortgage loans or any premium we have paid to purchase mortgage-related assets. These write-offs with respect to certain of our loans will cause our net interest income to decrease. In addition, to the extent prepayments occur during a period of decreasing interest rates, we may not be able to reinvest the amounts we receive in connection with a prepayment in similarly-yielding assets. Conversely, if prepayment rates are slower than we anticipated in times of generally increasing interest rates, the average life of our mortgage loans and mortgage-related assets may be extended beyond the periods that we had anticipated. This could make it difficult for us to effectively hedge any increase in short-term borrowing rates relating to our financings of these mortgage loans and mortgage-related assets.

      By making timely payments on the debts they owe, reducing their debt levels or increasing their incomes, or through other means, borrowers under non-conforming loans are sometimes able to reduce their borrowing costs from refinancing because of their improving credit ratings. As a result, a non-conforming borrower may be able to lower the rate on his or her mortgage loan even during periods when overall interest rates are not decreasing. As a result, the prepayment experience of non-conforming loans may be less predictable than that of conforming loans.

The interest expense we incur in leveraging our mortgage portfolio could harm our profitability.

      In an effort to generate appropriate net interest income, we intend to incur substantial debt by leveraging the mortgage portfolio we intend to develop following this offering. Although the amount of debt we incur may vary and we have not established and do not expect to establish a limit on the amount of debt we may incur, we currently expect our borrowings, over time, to range between 10 and 14 times our equity. Initially, we intend to acquire the mortgage loans and mortgage-related assets that we will hold in our portfolio with the proceeds of this offering. Thereafter, we intend to originate and acquire mortgage loans and mortgage-related assets to hold in our portfolio with the proceeds we receive from borrowing against, or “leveraging,” our mortgage portfolio pursuant to investment guidelines that we have established or will establish based on changes in industry conditions. If the return on our portfolio assets that we purchase with borrowed funds fails to cover our cost of these borrowings, we will experience net interest losses. Moreover, the interest expense we will incur in connection with these borrowings will decrease the amount available that we may distribute to you. In addition, we may not be able to achieve what we believe to be our optimal degree of leverage as a result of, among other factors:

•	increases in haircuts (i.e., the discount from face value applied by a lender or purchaser with respect to our mortgage assets), which would require us to hold more liquid assets to fund the portion of our mortgage assets that, in the absence of the increased haircut, would be funded by debt;

•	increases in interest rate volatility, which could reduce our ability to securitize our portfolio loans; or

•	adverse circumstances that may arise from time to time in the lending market that could reduce the willingness of lenders to lend funds.

      The presence of any of these factors could adversely affect our ability to leverage our portfolio, which could hurt our profitability.

If we cannot obtain financing to securitize our portfolio loans or develop a portfolio-based model of securitizations, we could incur significant tax liability which would reduce our profitability and distributions to stockholders.

      We expect to rely upon our ability to securitize our non-conforming and jumbo loans to generate cash proceeds for repayment of our warehouse line of credit and repurchase agreement and to originate additional non-conforming, jumbo and conforming mortgage loans. We cannot assure you, however, that we will be successful in securitizing a substantial portion of the non-conforming loans that we accumulate. If we cannot obtain financing or if we otherwise conclude that it is not possible or economical for us to complete the securitization of a substantial portion of our non-conforming loans, we may continue to hold those loans and bear the risks of interest rate changes and loan defaults and delinquencies. This could cause us to exceed our capacity under our warehouse line of credit and repurchase agreement and could limit or prevent us from originating additional mortgage loans. If we determine that we should sell rather than securitize all or part of the loans initially funded by the REIT to hold in our mortgage portfolio, there could be a significant reduction in our net income and stockholder distributions because of the potential application of a 100% tax on gains from such sales pursuant to the rules governing REITs.

A decline in the market value of our mortgage assets could cause our lenders to initiate margin calls, which could prevent us from maintaining our status as a REIT.

      A decline in the market value of the assets we will hold in our mortgage portfolio may limit our ability to borrow. In addition, such a decline could cause our lenders to initiate margin calls, which would require us either to pledge additional assets or reduce the amount of our outstanding borrowings. In either case, we could be required to sell assets under adverse market conditions in order to maintain liquidity, which could harm our profitability. Any default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. To the extent we are compelled to liquidate mortgage loans or mortgage-related assets that are “qualified REIT assets” to repay borrowings, we may be subject to a penalty tax on the gains from such sales, which may cause us to fail to comply with the income and asset tests applicable to REITs, which would jeopardize our status as a REIT. Our failure to maintain our status as a REIT would eliminate our competitive advantage over our non-REIT competitors and subject us to federal corporate income taxation. If we fail to qualify and remain qualified as a REIT, our dividends will not be deductible by us, and our income will be subject to taxation.

A geographic concentration of the loans we originate or of the loans that we hold in our portfolio could hurt our profitability and financial condition.

      We currently originate loans in certain states in higher concentrations than in other states. For instance, during the six months ended June 30, 2004 and the year ended December 31, 2003, approximately 38.0% and 45.7%, respectively, of the mortgage loans that we originated in the aggregate were to borrowers in California and Florida. A downturn in the economies in these states caused by regional political or business developments, or the occurrence of a natural disaster in either state could harm out ability to originate mortgage loans there. Moreover, if these circumstances arise, borrowers in the affected areas could have difficulty repaying their loans. As a result, to the extent that our mortgage portfolio is geographically concentrated in a few states, our ability to originate loans in those states could be harmed by such regional circumstances, which would hurt our profitability.

A prolonged economic slowdown or a lengthy or severe recession could hurt our operations, particularly if it results in a decline in the real estate market.

      The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for mortgage loans and declining real estate values. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings because they negatively affect loan-to-value ratios of the home equity collateral. In addition, substantially all of the non-conforming loans that we originate (excluding jumbo loans) are to borrowers who have credit characteristics that prevent them from qualifying for conforming loans under Fannie Mae or Freddie Mac underwriting guidelines. These credit characteristics generally include loans where there is a relatively higher level of debt service carried by the borrower or a higher loan-to-value ratio, and loans to borrowers who may have a record of credit write-offs, outstanding judgments or prior bankruptcies. Because of these factors, the actual rates of delinquencies, foreclosures and losses on the loans we make to such credit-impaired borrowers may increase during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could harm our ability to originate or sell loans, reduce the prices we receive for our loans, or decrease the value of our portfolio loans in securitizations. Each of these factors could hurt our profitability and our business prospects.

If we do not manage our growth effectively, our business prospects and results of operations could be harmed.

      We have grown significantly since our mortgage subsidiary was formed in October 1999. At June 30, 2004, our mortgage subsidiary operated from 26 retail and five wholesale offices originating loans in 26 states with approximately 810 employees. We may be unable to continue to recruit and retain the personnel we will need to successfully operate our business. We intend to continue to expand our retail and wholesale operations during the foreseeable future with a goal of becoming a nationwide lender. We currently plan on opening few, if any, additional offices in the near term. Rather, we plan to grow by expanding the number of loan officers in our existing offices. These plans could change, however, based on changing market conditions. Because we design new retail offices to accommodate future growth, we believe that we currently have the capacity in our existing retail network to expand our retail operations by hiring additional loan officers without incurring significant capital expense. Once we fill this existing capacity, which we expect could take approximately a year, we may further expand our lending network by opening additional wholesale and retail offices in new markets, although we currently do not have any such plans. Opening a new retail loan office, which is more expensive than opening a wholesale office, has historically required approximately $300,000 in startup costs. We anticipate being able to fund such startup costs from our general operating funds, although we may need to obtain other financing if we do not have sufficient available capital. In addition, we will need to effectively manage our planned expansion by, among other things, identifying and hiring adequate numbers of qualified employees and expanding our information and operating systems. Our expansion plans could be jeopardized if we are unable to obtain and successfully deploy the necessary capital, hire the additional personnel we will require, or successfully expand our information and operating systems. Our inability to successfully expand our geographic operations could harm our business prospects and results of operations. Moreover, even if we are able to obtain the resources and hire the qualified employees we will need to expand our operations, we may be unable to operate the expanded business profitably.

High delinquencies or losses on the mortgage loans we hold in our portfolio in the future may decrease our cash flows or impair our ability to sell or securitize loans.

      We make loans to borrowers who have impaired or limited credit histories, limited documentation of income and higher debt-to-income ratios than traditional mortgage lenders allow. These loans generally entail a higher risk of delinquency and higher losses than loans made to borrowers with better credit. We cannot assure you that our underwriting criteria or methods will adequately protect us against the higher risks associated with the loans we make to lower credit grade borrowers. Moreover, we will continue to be subject to risks of default and foreclosure following the securitization of loans and, to the extent these losses are greater than we anticipate, our expected cash flows will be reduced. Increased delinquencies or losses may also reduce our ability to sell or securitize the mortgage loans we originate in the future. Any such reduction in our cash flows or impairment in our performance could harm our liquidity and profitability and our business prospects.

Our full deployment of the net proceeds of this offering may be delayed, which would affect our profitability.

      Our net income will depend, in large part, on our ability to originate and acquire mortgage loans to hold in our portfolio at favorable spreads over our borrowing costs, while utilizing prudent leverage. There can be no assurance that we will be able to originate sufficient mortgage loans that meet our investment criteria. These criteria provide for our investment in mortgage loans to borrowers with credit scores of A+, A, A- or B on our credit grading scale. Loans in these categories generally are to borrowers with credit scores between 560 and 720 and have loan-to-value ratios ranging from 75% to 100%. There also can be no assurance that we will be able to originate sufficient mortgage loans at spreads above our cost of funds. You must rely upon the ability of our management to identify appropriate investment opportunities, and you will not have an opportunity to evaluate relevant economic, financial and other information regarding our future investments at the time they are made.

      There can be no assurance that we will originate mortgage loans to be held in our mortgage portfolio in a timely manner, or that such loans, once acquired, will produce a return on our investment. A delay will occur between the closing of this offering and the time we are able to fully deploy the proceeds that we received in accordance with our mortgage portfolio investment policy. During the interim period, we intend to utilize the proceeds of this offering by directly funding loans we originate to hold in our mortgage portfolio rather than funding them with our available warehouse lines of credit, or by acquiring marketable short-term securities consistent with our tax status as a REIT. Although these investments have low credit risk, we anticipate that they will not produce substantial investment returns and that, until we fully deploy the proceeds from this offering and achieve our leverage objectives, our net income will be reduced. We also expect that we will from time to time invest excess cash held by the REIT in such securities, although we do not expect such securities to exceed approximately five percent of the REIT’s assets once the proceeds from this offering are fully deployed.

We face intense competition that could adversely reduce the volume of our loan originations and sales and significantly harm our revenues.

      We face intense competition from mortgage banking companies, mortgage brokers, consumer finance companies, other mortgage REITs, commercial banks, credit unions, thrift institutions and internet-based lending companies. As we seek to expand our business further, we will face a significant number of additional competitors, many of whom will be well established in the markets we seek to penetrate. We also expect that additional mortgage REITs will be organized in the future, which will further increase competition for the available supply of the types of assets we will hold in our portfolio. Some of our competitors are much larger than we are, have better name recognition than we do, and have far greater financial and other resources than are available to us.

      The intense competition in the mortgage industry has also led to rapid technological developments and evolving industry lending standards. As mortgage products are offered more widely through alternative distribution channels, such as the internet, we may be required to make significant changes to our current retail and wholesale structure and information systems to compete effectively. Our inability to continue enhancing our current internet capabilities, or to adapt to other technological changes in the industry, could significantly harm our business, financial condition, liquidity and results of operations.

      Competition in the industry can take many forms, including interest rates and costs of a loan, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price competition in the non-conforming mortgage industry. Price competition could cause us to lower the interest rates that we charge borrowers, which could lower the value of our loans. If our competitors adopt underwriting standards that are less stringent than ours, we may lose market share. Any increase in these pricing and underwriting pressures could reduce the volume of our loan originations and sales and significantly harm our business, financial condition, liquidity and profitability.

      We also face competition for financing sources, and the growth of our competitors as well as the presence of additional mortgage REITs may affect our ability to obtain financing or cause our costs of borrowing to increase in the future, which could affect our ability to obtain sufficient funds to carry out our business strategy.

Our inability to obtain the state licenses we need to originate mortgage loans through the REIT could harm our ability to develop a portfolio of mortgage loans.

      Following the completion of this offering, we intend to establish a portfolio of mortgage loans consisting of loans that we originate and, to a lesser extent, loans that we purchase from other lenders. We have historically originated mortgage loans through our mortgage subsidiary, Oak Street Mortgage LLC, which held licenses to originate mortgage loans in 26 states as of June 30, 2004. As we operate as a REIT, we expect to process through the REIT all loan applications that we receive from potential borrowers. We further expect that the REIT will fund the loans that we will hold in our mortgage portfolio, and our mortgage subsidiary will fund the loans that we will sell to third parties. We expect to retain as REIT qualifying income amounts, such as commitment fees, we receive in consideration for entering into agreements to make all of the mortgage loans we originate, regardless of whether a loan is funded by the REIT or by our mortgage subsidiary. In limited circumstances, the REIT may select loans to purchase from our mortgage subsidiary that were funded through a warehouse credit facility but not yet sold to an institutional purchaser that will assist the REIT in establishing a mortgage portfolio consistent with its mortgage portfolio investment guidelines.

      By processing all loan applications through the REIT rather than in a taxable REIT subsidiary, we intend to increase the amount of fee income we generate through our tax-advantaged REIT structure, which will decrease our income tax expense. However, some of the fees paid by borrowers may not qualify for either of the REIT gross income tests. Before we may originate loans through the REIT, we must obtain licenses from the applicable state regulatory authorities. Prior to the consummation of this offering, we expect that we will obtain licenses or exemptions to originate mortgage loans through Oak Street Financial Services, Inc. in approximately 20 states. As of June 30, 2004, the REIT was licensed to originate mortgage loans in three states. If we experience any delay in this process or are unable to obtain licenses to originate mortgage loans in certain states, our ability to develop a mortgage portfolio may be adversely affected, which could harm our future profitability. In addition, our geographic expansion strategy will depend in part on our ability to procure licenses in additional states on a timely basis.

New legislation could restrict our ability to make mortgage loans, which could adversely impact our earnings.

      Several states and cities are considering or have passed laws aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. These proposals typically lower the existing federal Home Ownership and Equity Protection Act of 1994 (“HOEPA”) thresholds for defining a “high-cost” loan, and enhance the protections and remedies afforded borrowers with respect to such loans. Further, the Federal Trade Commission enacted regulations that became effective October 1, 2003 that prohibit telemarketers from calling individuals who place their names on a national “do-not-call” list. In general, we do not expect that these regulatory changes will hurt our business in a significant way. In addition, some states have adopted restrictions on the points a lender may charge on the mortgage loans it originates in that state. These restrictions have not affected our lending operations to date, although they could in the future depending upon the terms of any new legislation. We regularly monitor legislation enacted in jurisdictions where we originate loans to keep abreast of changing legal requirements and, where necessary, conform our lending activities to comply with such requirements. We seek to avoid originating loans that would be considered “high cost” under existing laws.

      Many of these laws and rules, however, extend beyond curbing predatory lending practices and may restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules restrict loan origination fees, prohibit any form of prepayment charge or severely restrict the points that may be charged to borrowers or a borrower’s ability to finance the points and fees charged in connection with his or her loan. These provisions may also restrict the use of balloon payments and the ability of lenders to charge for loan modifications. Passage of these laws and rules could reduce our loan origination volume. Enactment of such laws may place us at a competitive disadvantage to federally-chartered lenders, which generally are not subject to state or local high cost mortgage laws because of federal preemption. In addition, for reputation reasons and because of the enhanced risk, many whole loan buyers elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. Accordingly, the enactment of these laws and rules could severely constrict the secondary market for a portion of our loan production, which could effectively preclude us from continuing to originate loans that fit within the newly-defined thresholds. As a result, the adoption of these laws and rules could reduce the number of loan products we offer to our customers and the profitability of loans we originate in the affected states.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties in our loan sale agreements, which would adversely impact our earnings.

      Following this offering, we will continue to sell loans to third parties. When we sell the mortgage loans that we originate, we typically make customary representations and warranties regarding our processes and the underwriting criteria that we employed in originating the loans being sold. Our whole loan sale agreements generally require us to repurchase or substitute loans in the event we breach a representation or warranty that we make to the loan purchaser or make a misrepresentation during the mortgage loan origination process. In addition, we may be required to repurchase loans as a result of borrower fraud or upon an early payment default on a mortgage loan. If we are able to resell any loans that we are required to repurchase, we likely will be able to do so only at a steep discount. Significant repurchases of mortgage loans that we have sold could hurt our cash flow and results of operations.

Compliance with complex federal, state and local laws and regulations could be burdensome and result in penalties and losses due to non-compliance.

      In the course of our operations, we must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all relevant state and local jurisdictions in which we operate, as well as an extensive body of federal laws, rules and regulations. The laws, rules and regulations of each of these jurisdictions are difficult, complex, often highly technical and, in some cases, impose conflicting requirements from one jurisdiction to the next. These laws, rules and regulations cover such diverse fields as consumer credit, fair housing, privacy, real estate and general trade practices, among others. While we strive to comply with all applicable laws, we cannot give assurances that we are fully compliant with these laws at all times. It is not uncommon for lenders to experience some incidence of noncompliance.

      Failure to comply with these laws, rules and regulations can lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of state licenses or other approved status required for continued lending and servicing operations;

•	legal defenses causing delay or otherwise adversely affecting the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	class action lawsuits; and

•	administrative enforcement actions.

The volume of new or modified laws, rules and regulations has increased in recent years, and, in addition, individual municipalities have enacted laws, rules and regulations that purport to restrict loan origination activities, and in some cases loan servicing activities. We regularly monitor such legislative developments so that we may take appropriate measures to remain in compliance with applicable law. At June 30, 2004, our mortgage subsidiary originated loans in 26 states, and we expect eventually to originate loans nationwide. As our operations continue to grow, it may be more difficult to identify comprehensively, to interpret accurately and to program properly our technology systems and effectively train our personnel with respect to all of these laws, rules and regulations, thereby potentially increasing our exposure to the risks of non-compliance with these laws, rules and regulations.

An interruption in our information systems or our failure to deploy new technology successfully could impair our ability to originate loans on a timely basis and may result in lost business.

      We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received and processed. During the fourth quarter of 2003, we began testing a new software package that is intended to automate a substantial portion of the processes we employ in originating, underwriting and delivering mortgage loans. In the second quarter of 2004, we obtained an indefinite license for this software that authorizes us to develop our own proprietary automated loan underwriting and processing system derived from the licensed software. We recently converted substantially all of our loan originations and underwriting processes to this new system and expect to convert our remaining processes in the first quarter of 2005. We are currently evaluating the extent to which this system has improved our productivity. We cannot assure you that this new software will operate as we expect, that we will be able to hire staff with the expertise to customize the software to our operations or develop our own proprietary system, or that we will not experience failures or interruptions in fully deploying this software and any other new technology that we may deploy. In addition, we rely on n/ Frame, the managed services division of One Call Internet, Inc., to provide offsite data storage capacity, internet connectivity and scaleable bandwidth for our branch offices. If failures occur in our deployment of our loan processing software or in our ability to access the information we store off-site, we cannot assure you that we will adequately address them. The occurrence of any such failures or interruptions could significantly harm our business.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage bankers and brokers, other vendors and our employees.

      When we originate mortgage loans or buy mortgage loans from correspondents, we rely heavily upon information supplied by third parties including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and we do not detect any such misrepresentation before we fund a loan, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, mortgage banker, another third party or one of our own employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. Even though we may have rights against persons and entities who made or knew about the misrepresentation, such persons and entities are often difficult to locate and it is often difficult to collect any monetary losses that they have caused us. We cannot assure you that we have detected or will detect all misrepresented information that we receive. Further, if we experience a significant number of fraudulent or negligent acts, our business, financial condition, liquidity and results of operations could be significantly harmed.

Risks Related to Our Organization and Structure:

We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

      Our future success depends, to a significant extent, upon the continued services of Steven Alonso, our Chairman, President and Chief Executive Officer, and of our management team, including Craig L. Royal, our Chief Financial Officer, Dennis L. Trent, our Chief Operations Officer, Michael R. Ford, our Executive Director-Wholesale Business, D. Scott Clarke, our Executive Director-Corporate Development and Secondary Marketing, and Glenn R. Brunker, our Executive Director-Retail Business and, following this offering, a director. In particular, the extensive relationships that these members of our management team have developed in the mortgage banking industry are critically important to the success of our business. Although we have employment agreements with each of these key executive officers, there is no guarantee they will remain employed with us. Our mortgage subsidiary is the beneficiary under a term life insurance policy with no cash surrender value with respect to $2.5 million of death benefits payable upon the death of Mr. Alonso. This insurance policy is owned by Mr. Alonso. We do not maintain life insurance on any of our other officers. The loss of services of one or more members of our corporate management team could harm our business and our prospects.

We have not established a minimum dividend payment level and we may not have the ability to pay dividends to you in the future.

      We intend to elect to be taxed as a REIT under the Internal Revenue Code following the completion of this offering. As a result, we will be required to distribute at least 90% of our REIT taxable income to our stockholders. This does not include the undistributed retained earnings of our taxable REIT subsidiaries. We intend to conduct the mortgage sale activities we have historically performed through a taxable REIT subsidiary and also to conduct servicing activities through such subsidiary. As a result, the income that we earn through this subsidiary will be subject to taxation, and we will include in our income any after-tax dividends that the subsidiary pays to us. We will earn most of our REIT-qualifying income from the interest income we earn on the mortgage portfolio we will hold following the completion of this offering (the amount of which will depend on our leveraging transactions) and from amounts, such as commitment fees, that we receive in consideration for entering into agreements to make or acquire loans, whether we or our mortgage subsidiary funds those loans. Accordingly, our dividend rate will depend upon our results of operations and may fluctuate from period to period in response to changes in those results. We cannot assure you that we will be able to generate sufficient income to maintain a stable dividend rate or to maintain our contemplated tax status as a REIT. Further, because we will be required to satisfy complex distribution requirements under the Internal Revenue Code to avoid federal income taxation and maintain our status as a REIT, there will likely be a higher degree of variability in our dividends from period to period as compared to other companies.

Our board of directors may authorize the issuance of additional shares that may cause dilution.

      Our charter authorizes our board of directors, without stockholder approval, to:

•	authorize the issuance of additional shares of common or preferred stock in connection with future equity offerings or with acquisitions of other companies;

•	classify or reclassify any unissued shares of common or preferred stock and to set the preferences, rights and other terms of such classified or reclassified shares, including the issuance of shares of preferred stock that have preferential rights over the shares of common stock with respect to dividends, liquidation, voting and other matters; and

•	amend the charter to increase or decrease the number of our authorized shares of common or preferred stock.

      The issuance of additional shares could be substantially dilutive to our existing stockholders. It could also have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse if our directors or officers take actions you do not believe are in your best interests.

      Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter authorizes us to obligate our company to indemnify our directors and officers for actions taken by them in those capacities to the extent permitted by Maryland law. We have also entered into agreements with our directors that require us to indemnify them to the full extent permitted under current Maryland law or under any revision to Maryland law that would entitle them to greater indemnification than is permitted under current law. In addition, our charter limits the liability of our directors and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of bad faith or active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

      Our bylaws require us to indemnify each director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

The stock ownership limit imposed by our charter may inhibit market activity in our stock and may restrict our business combination opportunities.

      To qualify as a REIT under the Internal Revenue Code, no more than 50% of our outstanding shares of common stock may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year (other than our first REIT taxable year). Our charter generally prohibits direct or indirect ownership by any person of more than 9.8% of the outstanding shares of our common stock or 9.8% in value of all of our outstanding shares of stock, including our shares of common stock. Our board of directors may, in its discretion, waive these ownership restrictions, although it is not obligated to do so. Generally, shares of our common stock owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of shares of our common stock that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Instead, those shares will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before their purported transfer. The beneficiary of the trust will be one or more charitable organizations named by us. These ownership limitations may inhibit market activity in our stock and could have the effect of delaying or preventing a change in control or other transaction in which stockholders might receive a premium for their shares of common stock over the then-current market price or which such stockholders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our shares of common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% of the value of all of our equity securities or 9.8% of our outstanding shares of common stock.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

      Our charter provides that a director may be removed only for cause (as defined in our charter) upon the affirmative vote of holders of two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may only be filled by the board of directors. This requirement makes it more difficult to change our management by removing and replacing directors. In addition, our board of directors is divided into three classes. The initial terms of our Class I, Class II and Class III directors will expire at the annual meeting of stockholders and when their successors are duly elected and qualify in each of 2005, 2006 and 2007, respectively. Directors of each class are elected for three-year terms upon the expiration of their current terms, and each year stockholders will elect one class of directors at the annual meeting of stockholders. The staggered terms of directors may also delay or prevent a tender offer, a change in control of our company or other transaction, even though such a transaction might be in the best interest of the stockholders.

Certain provisions of Maryland law, our charter and our bylaws may have an anti-takeover effect; investors may be prevented from receiving a “control premium” for their shares.

      Provisions contained in our charter and bylaws, as well as Maryland corporation law, may have anti-takeover effects that delay or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

•	Ownership limit. The ownership limit in our charter generally limits related investors, including, among others, any voting group, from acquiring over 9.8% of our common stock or 9.8% in value of all of our outstanding shares of stock without our permission.

•	Preferred stock. Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting stockholder approval.

•	Maryland business combination statute. The Maryland business combination statute, subject to limitations, prohibits certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then-outstanding voting shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special stockholder voting requirements on these combinations.

•	Maryland control share acquisition statute. Maryland law limits the voting rights of “control shares” of a corporation in the event of a “control share acquisition.” Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated by our board of directors at any time in the future.

Our potential issuance of additional shares of our common stock and possible future sales of restricted shares of our common stock could adversely affect the price you receive when you attempt to sell your shares.

      Of the                      shares of common stock to be outstanding after this offering,                     shares are restricted in nature and may be sold pursuant to Rule 144. We and our directors and executive officers and certain stockholders have agreed with the underwriters that, for a period of 180 days following the closing of this offering, we and they will not sell, contract to sell or otherwise dispose of any of our or their shares or rights to acquire any shares of our common stock without the prior written consent of Friedman Billings Ramsey. Additionally, there are outstanding stock options for                     shares of our common stock, which have been granted to our directors, our executive officers, and certain of our employees at a per share price equal to the public offering price and which will become exercisable at a rate of 25% at the end of each 12 months of service with us after the date of grant. None of these options is currently exercisable, except in the event of our change in control, until one year after the offering. In addition, we have awarded                     shares of restricted stock to certain of our executive officers and employees, which vest over a four-year period and have reserved for future issuance pursuant to our omnibus incentive plan an additional                     shares of common stock. We intend to register under the Securities Act of 1933, as amended, shares reserved for issuance pursuant to the omnibus incentive plan. In addition, Friedman Billings Ramsey has received warrants for                     shares which have been registered in connection with this offering. The warrants are exercisable beginning one year following the closing of this offering for a period of five years. The issuance of these additional shares of our common stock or the sale of substantial amounts of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of our common stock.

Tax Risks of our Business and Structure:

If we fail to qualify and remain qualified as a REIT, our dividends will not be deductible by us, and our income will be subject to taxation.

      We intend to operate so as to qualify as a REIT for federal income tax purposes. Although we have not requested, and do not expect to request, a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, we will receive at the closing of the offering an opinion of our legal counsel Barnes & Thornburg LLP that, based on certain assumptions and representations, we will so qualify. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The REIT qualification opinion only represents the view of Barnes & Thornburg LLP based on its review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and our qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders.

      We believe that we will qualify and will be able to remain qualified as a REIT under the Internal Revenue Code, which affords us significant tax advantages. The requirements for this qualification, however, are complex and our management does not have any experience in operating a REIT. We will need to comply with some of these requirements as soon as the end of the first quarter following this offering. If we fail to meet these requirements, our dividends will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to pay dividends and the yield on your investment. In addition, incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

Distribution requirements imposed by law limit our flexibility in executing our business plan.

      To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our stockholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

      We intend to distribute to our stockholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. Such borrowings could adversely affect our operating results or financial condition.

We may be subject to federal and state income taxes that would harm our financial condition.

      Even if we qualify and maintain our status as a REIT, we may become subject to federal income taxes and related state taxes. For example, we may not be able to pay sufficient distributions to avoid corporate income tax and the 4% excise tax on undistributed income. We may also be subject to state and local taxes on our income or property, either directly or at the level of our mortgage subsidiary, or at the level of the other entities through which we indirectly own our properties and conduct our business that would adversely affect our operating results. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

REIT qualification rules may restrict our growth.

      If we sell mortgages to customers in the ordinary course of business other than in a taxable REIT subsidiary, we will incur a 100% tax on such sales. Thus, we plan to conduct our whole loan sale activities through a taxable REIT subsidiary. However, to retain our status as a REIT, no more than 20% of the value of our total assets may be represented by the shares of taxable REIT subsidiaries, such as the shares of our mortgage subsidiary. Therefore, depending on the growth of our mortgage subsidiary relative to the growth of our total assets, we may at some point be compelled to either decrease our interest in the mortgage subsidiary or increase the amount of our other assets. This could mean having to issue additional shares of our stock, having to sell shares of our mortgage subsidiary, or both, at a time when prevailing conditions prevent us from realizing their full value. If we were unable to accomplish any of these strategies, we might have to decrease our whole loan sale activities.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our shares of common stock.

      The federal income tax laws governing REITs or the administrative interpretations of those laws may be amended at any time. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a stockholder. For instance, effective May 28, 2003, the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers was reduced through 2008 to 15%. This reduced tax rate generally does not apply to ordinary REIT dividends, which will continue to be taxed at the higher tax rates applicable to ordinary income. This legislation, or other legislation, could cause shares in non-REIT corporations to be a more attractive investment to individual investors than they had been, and could reduce the demand for shares of REIT corporations, which could reduce the market price of our shares of common stock.

Other Risks:

We have entered into agreements with our Chief Executive Officer and President and other executive officers that provide them with benefits if their employment is terminated, which could prevent or deter a potential acquiror from pursuing a change in control of our company.

      We have entered into agreements with our Chief Executive Officer and President, Steven Alonso, and our management team consisting of Craig L. Royal, our Chief Financial Officer, Dennis L. Trent, our Chief Operations Officer, Michael R. Ford, our Executive Director-Wholesale Business, D. Scott Clarke, our Executive Director-Corporate Development and Secondary Marketing, and Glenn R. Brunker, our Executive Director-Retail Business and, following this offering, a director. These agreements provide for the payment of severance benefits if we or the executive terminate employment for any reason within 12 months after a change in control. In the case of such termination, each executive will be entitled to a severance benefit, payable over 12 months, equal to the salary and benefits due him for the remainder of the term of the agreement. The executive will also receive a cash payment equal to an average of one year’s bonus plus the unpaid bonus payable to the executive calculated through the date of termination. Awards previously granted to each executive under our omnibus incentive plan will continue to vest under their ordinary vesting schedule as if the executive has not terminated employment with us. Payments to the executive upon a change in control are not capped and, as a result, if such payments exceed the limits contained in section 280G of the Internal Revenue Code, we may lose a substantial deduction and the executives will be required to pay a penalty tax to the Internal Revenue Service. In the case of Mr. Alonso, we have agreed to increase such payment in an amount necessary to fully cover the penalty tax. Mr. Alonso, but not the other executive officers, will also be entitled to a lump sum cash payment of $5 million. These benefits could increase the cost to a potential acquiror of our company and thereby prevent or deter a change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Various factors may cause the market price of our common stock to become volatile, which could harm our ability to access the capital markets in the future.

      The market price of our common stock may experience fluctuations that are unrelated to our operating performance. In particular, the price of our common stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry and the financial services sector. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts, or a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for us to access the capital markets through public offerings of our common stock, regardless of our financial performance.

The offering price for our shares of common stock may not reflect their trading price after this offering.

      We determined the offering price for the shares of our common stock through negotiations with the underwriters. As a result, this offering price may not relate directly to our assets, book value or financial condition, and may not reflect the fair market value of our common stock following this offering. Moreover, there has never been a public market for our common stock, and we cannot assure you that such a public market will ever develop, or if it does, that it will be sustained. We therefore cannot assure you that the price of our common stock will not decrease following this offering.

You will experience immediate dilution in the book value per share.

      The initial public offering price of our common stock is higher than what the book value per share of our outstanding common stock will be immediately following this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $ in the book value per share of our common stock from the price you pay in this offering.

Maintaining our exemption from registration under the Investment Company Act will restrict the types of investments we will be able to hold in our mortgage portfolio.

      We intend to conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended. We believe that we will qualify for an exemption from the registration requirements under the Investment Company Act due to the nature of the assets we will hold in our mortgage portfolio. To continue to qualify for these exemptions, we will need to closely monitor the composition of our mortgage portfolio. We may nevertheless become subject to registration as an investment company if amendments are made to the Investment Company Act or to the rules and regulations that implement that statute. In addition, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could affect our ability to operate as a REIT, which could harm our profitability and the market price of our common stock.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our expansion strategy results;

•	our competition;

•	market trends;

•	projected capital expenditures; and

•	use of the proceeds of this offering.

      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our shares of common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business;”

•	changes in our industry, interest rates or general economic conditions;

•	general volatility of the capital markets and the market price of our shares of common stock;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel; and

•	the degree and nature of our competition.

      When we use the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

      We expect to receive $          in proceeds, based upon an assumed public offering price of $           per share (the midpoint of the offering price range set forth on the cover page of this prospectus), or $          if the underwriters exercise in full their over-allotment option, from our sale of common stock in this offering. We will not receive any of the estimated proceeds of $          that the selling stockholders named in this prospectus will receive from their sale of shares of our common stock. We expect to use these proceeds to pay estimated underwriting and other expenses relating to this offering of approximately $          . After paying these expenses, we will retain approximately $          in net offering proceeds.

      We intend to use substantially all of the net proceeds of this offering to develop and hold a portfolio of non-conforming and jumbo loans that meet our portfolio loan investment criteria. Initially, we intend to use approximately $          of the proceeds to acquire loans that meet these investment criteria that have been funded by our mortgage subsidiary through its warehouse and repurchase agreements within the approximately 30-day period prior to the closing of this offering. We may also use a portion of the net proceeds to fund new loans to hold in our mortgage portfolio and to temporarily repay indebtedness under our warehouse credit facility. Until we are able to fully deploy the net proceeds in mortgage loans that meet our portfolio investment criteria, we intend to invest in interest-bearing short-term investment grade securities that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from our intended use of the proceeds of this offering.

      A tabular presentation of our estimated net offering proceeds that we will receive in this offering, assuming that the underwriters’ over-allotment option is not exercised, follows:

	Dollar Amount	Percentage

(Dollars in thousands)
100.0%
Gross offering proceeds to us
Underwriting discounts and commissions
Other expenses of offering
Net offering proceeds

CAPITALIZATION

      The following table sets forth:

•	our actual capitalization as of June 30, 2004, and

•	our pro forma capitalization, as adjusted to give effect to the sale by us of our common stock in this offering at an assumed initial offering price of $ per share, net of the underwriting discount and estimated expenses payable by us in connection with this offering.

      Pro forma amounts in the following table have been adjusted to reflect

•	the one-for-reverse stock split of our common stock,

•	the conversion of our outstanding non-voting common stock into voting common stock,

•	the conversion of outstanding non-voting units of Oak Street Operations LLC held by Sotseks Corp. into shares of our voting common stock, and

•	our acquisition of the 50% limited partnership interest in Great Western Loans & Investments, LP currently held by a third party,

each of which will occur immediately prior to the closing of this offering.

      You should read this table in conjunction with our audited financial statements and the notes thereto that are included elsewhere in this prospectus, and with the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of June 30, 2004

Pro Forma
	Actual		As Adjusted(1)

(Dollars in thousands)
Borrowings:
Warehouse lines of credit	$		$
Collateralized financing
Other borrowings

Total borrowings

Stockholders’ Equity:
Preferred stock, $0.01 par value per share; shares authorized and shares authorized pro forma as adjusted; no shares outstanding
Common stock, $0.01 par value per share; shares authorized and shares authorized pro forma as adjusted; shares issued and outstanding and shares issued and outstanding pro forma as adjusted
Additional paid-in capital
Warrants
Accumulated other comprehensive loss
Retained earnings

Total stockholders’ equity		(2)	(3)

Total capitalization	$		$

(1)	Excludes (i) the issuance of shares subject to the underwriters’ over-allotment option, (ii) shares reserved for issuance under our omnibus incentive plan, of which are subject to stock option grants and restricted stock awards effective as of the close of this offering, and (iii) shares reserved for issuance pursuant to the warrants granted to Friedman Billings Ramsey in connection with this offering.

(2)	Does not include minority interest of approximately $6.4 million, of which approximately $5.8 million is held by Sotseks Corp. and will be converted into shares of our common stock in connection with this offering. If this minority interest held by Sotseks Corp. had been converted into shares of our common stock prior to June 30, 2004, our total stockholders’ equity as of that date would have been $ million.

(3)	Reflects issuance of shares of our common stock in exchange for non-voting units of Oak Street Operations LLC held by Sotseks Corp.

DILUTION

Net Tangible Book Value

      As of June 30, 2004, Oak Street Financial Services, Inc. had a net tangible book value of approximately $11.1 million, or approximately $0.0549 per share. These amounts do not reflect the minority interest of approximately $6.2 million in Oak Street Financial Services, Inc., of which $6.3 million is held by Sotseks Corp., one of the selling stockholders in this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our outstanding shares of common stock.

Dilution After This Offering

      Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of outstanding shares of our common stock, after giving effect to:

•	the sale of the shares of our common stock offered by this prospectus, excluding the shares offered by the selling stockholders, at an assumed initial public offering price of $ per share, and our receipt of approximately $ million in net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses;

•	the one-for- reverse stock split of our common stock and exchange of our non-voting for voting shares of common stock that will occur immediately prior to the closing of this offering;

•	the conversion of outstanding non-voting units of Oak Street Operations LLC held by Sotseks Corp. into shares of our common stock;

•	the issuance of shares of our common stock upon the exercise of options issued pursuant to our omnibus incentive plan; and

•	the grant of shares of restricted stock under our omnibus incentive plan.

      These amounts do not give effect to:

•	the issuance of shares of our common stock upon the exercise of the warrants issued to Friedman Billings Ramsey.

      Our pro forma net tangible book value as of June 30, 2004 would have been approximately $           million, or $           per share of common stock. This amount represents an immediate increase in net tangible book value of $           per share to existing stockholders prior to this offering and an immediate dilution in pro forma net tangible book value of $           per share of common stock to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Historical net tangible book value per share as of June 30, 2004	$
Increase in pro forma net tangible book value per share to existing stockholders attributable to this offering	$
Pro forma net tangible book value per share after this offering(1)	$
Dilution in pro forma net tangible book value per share to new investors(2)	$

(1)	Based on pro forma net tangible book value attributable to common stockholders of approximately $ million divided by the sum of shares of common stock to be outstanding upon completion of this offering.

(2)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering from the assumed initial public offering price paid by a new investor for a share of common stock.

Differences Between New and Existing Stockholders in Number of Shares and Amount Paid

      The table below summarizes, as of June 30, 2004, on the pro forma basis discussed above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares in this offering. The options and warrants described in the preceding sentence will be exercisable at the initial public offering price of our common stock in this offering. The options have terms of ten years, and the warrants have a term of five years and are exercisable one year following the completion of this offering. The table includes restricted stock grants of                      shares under our omnibus incentive plan which vest over a four-year period and, when issued, will result in immediate dilution. To the extent the outstanding options and warrants are exercised in the future, there will be further dilution to new investors. We used the assumed initial public offering price of $           per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

	Shares Purchased		Total Consideration
					Average Price
	Number	Percentage	Amount	Percentage	Per Share

Existing stockholders	(1)	%	$	%
New investors in the offering
Total

(1)	Includes an aggregate of shares of our common stock outstanding prior to this offering and restricted shares of our common stock to be issued under our omnibus incentive plan in connection with the completion of this offering.

DIVIDEND POLICY AND DISTRIBUTIONS

      We intend to distribute each year at least 90% of our REIT taxable income (which does not ordinarily equal net income calculated in accordance with generally accepted accounting principles) to our stockholders in order to maintain our status as a REIT. Because differences in timing may occur between our receipt of income and payment of expenses in arriving at REIT taxable income, our cash available for distributions may be less than 90% of our REIT taxable income. In that case, we would be required to sell assets or borrow funds on a short-term basis to meet the distribution requirements that are necessary to qualify as a REIT. Any such required distributions that remain after we make our final quarterly distribution will be made as a special dividend or as part of a regular quarterly dividend payment in the following taxable year. See “United States Federal Income Tax Considerations — Requirements for Qualification — Annual Distribution Requirements.” We currently do not intend to pay dividends to the REIT on the earnings of our taxable REIT subsidiaries. We currently intend that we will retain any such earnings as capital. Our board of directors may revise this dividend policy at its discretion. Moreover, our distributions will be made at the discretion of our board of directors and will depend on our taxable income and financial condition, as well as considerations regarding the maintenance of our REIT status and any other factor that our board of directors deems relevant. The Master Repurchase Agreement between our mortgage subsidiary and Credit Suisse First Boston Mortgage Capital LLC prohibits our mortgage subsidiary from paying dividends if an event of default arising from a failure to make a payment under such agreement occurs. This provision could indirectly restrict our ability to pay dividends if we are not able to receive dividends from our mortgage subsidiary. Further, we expect to become a party to this

Master Repurchase Agreement upon completion of this offering, in which case, a default by us under the agreement could directly restrict our ability to pay dividends to our stockholders.

      Distributions to stockholders will generally be subject to tax as ordinary income, although we may designate a portion of such distributions as capital gain. In some cases, distributions may constitute a tax-free return of capital, although we generally do not intend to declare dividends that would result in a return of capital. We will annually furnish to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income taxable at regular rates, ordinary income eligible for the 15% tax rate, capital gains, or return of capital. For a discussion of the federal income tax treatment of our distributions, see “United States Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

      In the future we may adopt a dividend reinvestment plan that would permit you to reinvest in our shares of common stock the cash dividends that you would otherwise receive. If we adopt the dividend reinvestment plan and you choose to participate, you will be taxed on an amount equal to the fair market value, on the relevant distribution date, of the shares of our common stock purchased with reinvested distributions even though you will not receive the cash from those distributions. As a result, you may have a tax liability without receiving cash to pay such liability.

      Cash distributions of $1.5 million, $10.0 million, $2.7 million and $13,000 were paid by our mortgage subsidiary to its members during the six-month period ended June 30, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively, primarily to provide the members with cash to pay their share of federal and state income taxes.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

      The consolidated financial statements in this prospectus include the consolidated financial statements of Oak Street Financial Services, Inc. and consolidated financial statements of our mortgage subsidiary, Oak Street Mortgage LLC. Oak Street Financial Services, Inc. was organized in September 2003 and, prior to then, had not engaged in any business activities and did not have any assets or liabilities.

      The following table sets forth Oak Street Financial Services, Inc.’s historical summary consolidated financial and operating data as of June 30, 2004 and December 31, 2003, and for the six-month period ended June 30, 2004 and three-month period ended December 31, 2003, and Oak Street Mortgage LLC’s historical selected consolidated financial and operating data as of and for the six-month periods ended June 30, 2004 and 2003, and as of and for each of the years in the four-year period ended December 31, 2003, and as of and for the period from October 17, 1999 (inception) through December 31, 1999. The selected consolidated balance sheet data as of June 30, 2004 and 2003 and the statement of income data for the respective six-month periods then ended is unaudited. The selected consolidated balance sheet data as of December 31, 2003 and 2002 and the statement of income data for each of the years in the three-year period ended December 31, 2003 are derived from our mortgage subsidiary’s audited consolidated financial statements that are included in this prospectus. The selected consolidated balance sheet data as of December 31, 2001 are derived from our mortgage subsidiary’s audited consolidated financial statements that are not included in this prospectus. The selected consolidated financial data presented as of and for the year ended December 31, 2000 and for the period from October 17, 1999 to December 31, 1999, and the selected consolidated balance sheet data as of December 31, 2000 and 1999 are derived from our mortgage subsidiary’s unaudited consolidated financial statements as of or for those respective periods, which are not included in this prospectus. Those unaudited consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations as of and for those respective periods.

      The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all of the consolidated financial statements and the notes thereto and other financial information included elsewhere in this prospectus. References to “shares” in the following table refer to shares of our common stock.

			Oak Street Mortgage LLC
	Oak Street Financial
	Services, Inc.
			For the
	For the	For the	Six Months
	Six Months	Three Months	Ended
	Ended	Ended	June 30,		For the Year Ended December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999(1)

	(Dollars in thousands)
Consolidated Statement of Income (Loss) Data:
Revenues:
Interest income on loans	$7,319	$3,185	$7,319	$5,852	$11,356	$8,408	$4,303	$332	$3
Interest expense	3,213	1,474	3,213	2,473	4,552	4,029	3,087	263	—

Net interest income	4,106	1,711	4,106	3,379	6,804	4,379	1,216	69	3
Gain on sale of loans — net	32,383	17,807	32,383	25,954	62,578	43,604	24,419	1,254	—
Other	2,911	1,703	2,911	2,414	6,370	2,050	1,488	829	—

Total other revenue	35,294	19,510	35,294	28,368	68,948	45,654	25,907	2,083	—
Total revenues	39,400	21,221	39,400	31,747	75,752	50,033	27,123	2,152	3
Expenses:
Salaries and employee benefits — net	16,737	8,518	16,737	11,899	30,995	26,351	15,607	3,863	129
Marketing and advertising	7,722	3,098	7,722	5,425	11,069	6,872	3,868	893	—
Occupancy and equipment	2,217	1,207	2,217	1,752	3,899	3,303	2,019	407	3
Other operating expenses	8,944	3,947	8,944	4,244	11,270	6,685	4,396	1,360	56

Total expenses	35,620	16,770	35,620	23,320	57,233	43,211	25,890	6,523	188

Net income (loss) before minority interest	3,780	4,451	3,780	8,427	18,519	6,822	1,233	(4,371)	(185)
Minority interest	(1,753)	(1,831)	(606)	(735)	(1,404)	(699)	(69)	—	—

Net income (loss)	$2,027	$2,620	$3,174	$7,691	$17,115	$6,123	$1,164	$(4,371)	$(185)

	Oak Street Financial		Oak Street Mortgage LLC
	Services, Inc.

	As of	As of	As of June 30,		As of December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands)
Consolidated Balance Sheet Data:
Assets:
Cash and cash equivalents	$6,379	$7,383	$6,379	$12,462	$7,383	$6,613	$1,825	$102	$43
Restricted cash	2,508	3,031	2,508	2,817	3,031	3,901	64	557	512
Accounts receivable from the sale of loans	6	258	6	45	258	80	15,449	1,103	—
Loans held for sale — net	199,157	152,338	199,157	156,934	152,338	200,000	59,212	19,536	—
Premises and equipment — net	7,042	6,203	7,042	5,112	6,203	4,926	3,639	2,104	—
Prepaid expenses and other assets	5,190	4,978	5,190	3,695	4,978	3,207	3,002	1,928	59

Total assets	$220,282	$174,191	$220,282	$181,065	$174,191	$218,727	$83,191	$25,330	$614

Liabilities and Stockholders’ Equity:
Warehouse lines of credit	$152,017	$124,571	$152,017	$115,097	$124,571	$121,720	$73,133	$19,829	$—
Collateralized financing	32,720	25,177	32,720	43,730	25,177	81,211	—	—	—
Other borrowings	9,765	1,274	9,765	1,044	1,274	1,276	1,743	418	—
Distributions payable	—	—	—	—	—	2,721	—	—	—
Accrued expenses and other liabilities	8,551	6,537	8,551	7,861	6,537	5,544	2,508	1,039	99

Total liabilities	203,053	157,559	203,053	167,732	157,559	212,472	77,384	21,286	99
Minority interest	6,167	6,379	(94)	490	574	—	288	—	—
Stockholders’ equity	11,062	10,253	17,323	12,843	16,058	6,255	5,519	4,044	515

Total liabilities and stockholders’ equity	$220,282	$174,191	$220,282	$181,065	$174,191	$218,727	$83,191	$25,330	$614

	Oak Street Financial Services, Inc.		Oak Street Mortgage LLC

	As of or For the	As of or For the	As of or For the
	Six Months	Three Months	Six Months Ended
	Ended	Ended	June 30,		As of or For the Year Ended December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999(1)

	(Dollars in thousands, except per share data)
Consolidated Per Share Data:
Income (loss) per share:
Basic	$0.01	$0.01	$10.06	$25.71	$56.41	$20.59	$3.94	$(24.46)	$(1.88)
Diluted	$0.01	$0.01	$10.06	$24.83	$54.96	$20.00	$3.90	$(24.46)	$(1.88)
Weighted average shares outstanding:
Basic	201,378,743	201,378,743	315,379	299,107	303,408	297,339	295,507	178,689	98,513
Diluted	201,378,743	201,378,743	315,379	309,774	311,408	306,228	298,707	178,689	98,513
Consolidated Pro Forma Per Share Data(8):
Pro forma income (loss) per share:
Basic	N/A	N/A	$0.01	$0.03	$0.06	$0.02	$0.00
Diluted	N/A	N/A	$0.01	$0.02	$0.05	$0.02	$0.00
Pro forma weighted average shares outstanding:
Basic	N/A	N/A	201,378,743	190,988,793	193,735,110	189,859,872	188,690,085
Diluted	N/A	N/A	201,378,743	197,799,814	198,843,350	195,535,765	190,733,381
Other Data:
Cash distributions declared(2)	$1,527	$—	$1,527	$1,103	$7,310	$5,467	$13	$—	$—
Origination Volumes:
Retail
Non-conforming	$472,026	$214,659	$472,026	$314,048	$770,332	$503,589	$314,083	$28,641	$—
Jumbo	82,846	47,761	82,846	180,311	335,498	235,189	66,029	—	—
Conforming	26,723	14,392	26,723	77,355	110,986	113,637	52,319	—	—

Total	$581,595	$276,812	$581,595	$571,714	$1,216,816	$852,415	$432,432	$28,641	$—

Wholesale
Non-conforming	$337,941	$123,425	$337,941	$162,558	$413,577	$198,834	$73,508	$3,408	$—
Jumbo	48,146	15,327	48,146	13,349	41,585	24,308	13,921	776	—
Conforming	—	—	—	—	—	—	—	—	—

Total	$386,086	$138,752	$386,086	$175,907	$455,162	$223,142	$87,429	$4,184	$—

Correspondent
Non-conforming	$8,383	$—	$8,383	$—	$—	$—	$—	$—	$—
Jumbo	2,003	—	2,003	—	—	—	—	—	—
Conforming	—	—	—	—	—	—	—	—	—

Total	$10,386	$—	$10,386	$—	$—	$—	$—	$—	$—

Company Total
Non-conforming	$818,350	$338,084	$818,350	$476,606	$1,183,909	$702,424	$387,591	$32,049	$—
Jumbo	132,995	63,088	132,995	193,660	377,083	259,498	79,950	776	—
Conforming	26,723	14,392	26,723	77,355	110,986	113,637	52,319	—	—

Total(3)	$978,068	$415,564	$978,068	$747,621	$1,671,978	$1,075,559	$519,860	$32,825	$—

	Oak Street Financial Services, Inc.		Oak Street Mortgage LLC

	As of or For the	As of or For the	As of or For the
	Six Months	Three Months	Six Months Ended
	Ended	Ended	June 30,		As of or For the Year Ended December 31,
	June 30,	December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999(1)

	(Dollars in thousands, except per share data)
Weighted average coupon on loans originated	6.96%	7.44%	6.96%	7.04%	7.11%	7.77%	8.46%	11.14%	—%
Weighted average whole loan sales price over par:
Non-conforming	2.10%	2.90%	2.10%	2.57%	2.71%	3.26%	2.59%	2.84%	—%
Jumbo	1.64%	2.39%	1.64%	1.61%	1.94%	2.40%	2.55%	3.14%	—%
Conforming	1.21%	0.25%	1.21%	0.14%	(0.31)%	(0.19)%	(0.28)%	—%	—%
Total	2.04%	2.73%	2.04%	2.23%	2.27%	2.68%	2.38%	2.85%	—%
Weighted average credit score:
Non-conforming	640	642	640	636	637	632	643	628	—
Jumbo	706	679	706	728	714	730	690	650	—
Conforming	724	704	724	702	704	701	711	—	—
Total	651	650	651	666	659	663	658	628	—
Total mortgage loan sales	$871,572	$370,373	$871,572	$726,962	$1,550,971	$901,096	$308,645	$18,742	$—
Number of branches at period end:
Retail	26	24	26	24	24	19	20	2	—
Wholesale	5	5	5	5	5	3	2	1	—
Number of employees at period end	811	662	811	528	662	489	366	113	2
Number of retail loan officers at period end	376	311	376	252	311	219	169	41	—
Number of wholesale account executives at period end	55	36	55	25	36	23	7	5	—
Ratios:
Debt to capital(4)	18.6	16.0	11.5	13.1	9.8	34.0	14.1	5.3	—
Return on average equity (5)(6)	38.0%	118.0%	38.0%	161.1%	153.4%	104.0%	24.3%	(191.8)%	N/M (7)
Return on average assets (5)	2.1%	5.9%	3.2%	7.7%	8.7%	4.1%	2.1%	(33.7)%	N/M (7)
Operating expenses as a percentage of total loans funded	3.6%	4.4%	3.6%	3.2%	3.4%	4.0%	5.0%	19.9%	—
Average Balance Sheet Data(5):
Average equity	$10,657	$8,884	$16,691	$9,549	$11,156	$5,887	$4,781	$2,279	N/M (7)
Average assets	$197,237	$176,604	$197,237	$199,896	$196,459	$150,959	$54,261	$12,972	N/M (7)

(1)	Data presented is for the period from October 17, 1999 (inception) to December 31, 1999.

(2)	Per share data is not considered meaningful since the majority of cash distributions declared were for the purpose of providing the members with cash to pay their share of federal and state income taxes.

(3)	Includes certain brokered loans originated by Oak Street Mortgage LLC on behalf of other lenders. See “Business — Loan Originations.”

(4)	Debt to capital is computed by dividing the sum of total liabilities and minority interest by stockholders’ equity.

(5)	Average balance sheet data, return on average equity and return on assets are calculated based on the average of the beginning and end of period amounts.

(6)	Return on average equity is computed by dividing net income (loss) by average equity. Our mortgage subsidiary’s net income does not include a provision for corporate income taxes since it is a limited liability company.

(7)	Data deemed not meaningful is designated by N/ M.

(8)	During 2003, Oak Street Mortgage LLC reorganized its corporate structure to provide greater flexibility for its operations, avoid adverse tax consequences to a stockholder, and enhance its ability to raise capital by forming Oak Street Operations LLC and Oak Street Financial Services, Inc. In connection with the reorganization, the existing members of Oak Street Mortgage LLC voluntarily transferred their ownership units to Oak Street Operations LLC in exchange for units of Oak Street Operations LLC. Thus, Oak Street Mortgage LLC is a wholly-owned subsidiary of Oak Street Operations LLC. Immediately after this exchange, members comprising approximately 63.85% of the ownership units transferred their ownership units in Oak Street Operations LLC to Oak Street Financial Services, Inc. in exchange for shares of Oak Street Financial Services, Inc. Oak Street Financial Services, Inc. exchanged 1,000 voting shares of common stock for each unit of Oak Street Operations LLC. Thus, Oak Street Operations LLC is a majority-owned subsidiary of Oak Street Financial Services, Inc. Pro forma earnings per share have been presented for the six-month period ended June 30, 2004 and 2003, the years ended December 31, 2003, 2002, 2001, 2000, and the period from October 17, 1999 to December 31, 1999.

	For the Six Months Ended
	June 30,		For the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Net income (loss) as reported	$3,173,919	$7,691,458	$17,115,199	$6,123,230	$1,164,237	$(4,371,015)	$(185,147)
Pro forma adjustment to deduct minority interest	(1,147,276)	(2,780,231)	(6,186,631)	(2,213,364)	(420,837)	1,579,991	66,925

Pro forma net income (loss)	$2,026,643	$4,911,227	$10,928,568	$3,909,866	$743,400	$(2,791,024)	$(118,222)

Weighted average basic shares	315,379	299,107	303,408	297,339	295,507	178,689	98,513
Pro forma adjustment to reflect share exchange and minority interest	201,063,364	190,689,686	193,431,702	189,562,533	188,394,578	113,919,598	62,804,993

Pro forma weighted average basic shares	201,378,743	190,988,793	193,735,110	189,859,872	188,690,085	114,098,287	62,903,506
Weighted average diluted shares	315,379	309,774	311,408	306,228	298,707	178,689	98,513
Pro forma adjustment to reflect share exchange and minority interest	201,063,364	197,490,040	198,531,942	195,229,537	190,434,674	113,919,598	62,804,993

Pro forma weighted average diluted shares	201,378,743	197,799,814	198,843,350	195,535,765	190,733,381	114,098,287	62,903,506
Pro forma basic earnings (loss) per share	$0.01	$0.03	$0.06	$0.02	$—	$(0.02)	$—
Pro forma diluted earnings (loss) per share	$0.01	$0.02	$0.05	$0.02	$—	$(0.02)	$—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

      Oak Street Financial Services, Inc. was organized as a Maryland corporation on September 23, 2003 to be the holding company of our ownership interest in Oak Street Mortgage LLC (our mortgage subsidiary). We originate non-conforming, jumbo and conforming residential mortgage loans secured primarily by first liens on single-family residences. These loans are originated through our direct to customer retail offices (approximately 59% of originations through the first six months of 2004 and 73% of originations in 2003) or through independent mortgage brokers (approximately 41% of originations through the first six months of 2004 and 27% of originations in 2003). We typically finance these residential mortgage loans through a secured warehouse or repurchase facility.

      Historically, we have sold 100% of our mortgages on a whole loan, servicing-released basis. We recognize a gain or loss upon the sale of the loan. We recognize interest income on the loans held in inventory and interest expense on any associated warehouse borrowing throughout the period preceding sale of the loans. The proceeds of loan sales are used to repay any warehouse borrowing associated with those loans. Although we do not currently act as a permanent servicer of loans, we service all of our loans for a short period, typically not more than 90 days, to input and validate the borrowers’ loan information, collect the first payment or two and accommodate servicing transfer schedules of the acquiring investors.

      At June 30, 2004, we had 26 retail offices that originate mortgage loans directly to our customers. The loan officers in these offices have the skill to originate non-conforming, jumbo and conforming loans to our customers depending on the customer’s loan requirements and credit profile. By not creating separate distribution channels for the non-conforming, jumbo and conforming loan products we offer, we believe we can more effectively utilize our marketing, personnel and facilities, thereby achieving economies of scale in our retail offices. We also believe this distribution and product strategy allows us to penetrate a greater number of our potential customers.

      This extensive retail presence reduces our need to rely on a broker network to originate loans. By using our sophisticated database marketing techniques, we are able to identify potential customers, market our extensive array of mortgage products and develop and maintain profitable customer relationships. By originating loans through our retail channel, we are able to charge front-end fees and discount points, which eventually may reduce the volatility in earnings that can result from fluctuations in the whole loan purchase market. Retail loans require that we perform more origination services than are required for wholesale loans, and we generally are able to charge and collect fees with respect to the originations of those loans commensurate with these additional services.

      Both our mortgage subsidiary and the residential mortgage industry have experienced rapid growth over the past several years due in large part to declining interest rates. In addition, we opened several new offices and hired a significant number of new loan officers during those periods, which also contributed to our growth. We currently are focusing on hiring additional loan officers to fill capacity in our existing offices and expect to open few, if any, new retail offices over the next year. As a result of these factors, our historical performance may not be indicative of our results in the future, particularly if interest rates increase.

      Our wholesale division originates non-conforming and jumbo residential mortgage loans through independent mortgage brokers. This distribution channel requires: (i) a commitment to delivering high service levels to the broker and, therefore, the mortgage customer; (ii) an extensive product offering at a competitive price; (iii) technology that simplifies the mortgage application and approval process; and (iv) a dedicated sales individual responsible for maintaining our relationship with the broker. Our wholesale division grew very rapidly during 2003 and 2004 and accounts for an increasing number of our loan originations. We substantially increased the number of personnel in wholesale origination activities during these periods.

      In April 2004, we created a correspondent loan acquisition channel and began purchasing non-conforming mortgage loans originated by community banks and smaller mortgage banks on a servicing-released basis. We added this niche market to our loan acquisition channel to diversify our product distribution and increase the volume of loans available to be held in our portfolio. We intend to sell in the secondary market any loans we acquire through this channel that do not fit our portfolio guidelines. We have hired managers to oversee this new loan acquisition channel who previously held senior management positions with Bank One in the correspondent and wholesale lending businesses. We expect that this new correspondent loan channel will originate less than 25% of our loan origination volume in 2004.

      We generate higher revenues and incur higher expenses on our non-conforming loans. Non-conforming loan borrowers have a combination of risk characteristics for which we can charge a higher interest rate. By properly managing this risk, our yields and sale proceeds on these loans are generally higher than on conforming loans.

      Upon completion of this offering, we expect to retain a significant portion of our non-conforming and, to a lesser extent, jumbo loans in order to build an investment portfolio and to continue selling through our mortgage subsidiary a significant portion of the non-conforming and jumbo loans we originate. The exact mix of non-conforming and jumbo loans that we will hold in our portfolio or sell through our mortgage subsidiary will vary over time based upon a number of factors, including the level of our loan originations, the amount of our capital, prevailing market conditions, consumer preferences and other factors. We expect to continue selling substantially all of the conforming loans that we originate as well as the non-conforming and jumbo loans that we originate that we do not hold in our mortgage portfolio. We expect also that we will hold in our mortgage portfolio both adjustable-rate and fixed-rate mortgage loans, although the relative amounts will vary depending upon prevailing market conditions, consumer preferences and other factors that cannot be readily predicted. We also anticipate that the geographic concentration of loans in our portfolio will mirror the geographic concentration of our loan originations which, in recent periods, has decreased. See “Business — Loan Production by Borrower Risk Classification — Geographic Diversification.”

      We expect to qualify, and will elect to be taxed, as a real estate investment trust, or REIT, under the Internal Revenue Code commencing during the fourth quarter of 2004. We intend to distribute the earnings of our portfolio and to retain the earnings, including earnings from loan sales, of our taxable REIT mortgage subsidiary, in order to build our capital base. We expect that our transition to a REIT structure will allow us to build a portfolio that will provide us with a continuing stream of earnings from those loans we hold in the REIT. We also expect that operating as a REIT will enhance our ability to raise capital.

      During 2003, we entered into two new businesses that affected our operating results. Oak Street Funding LLC commenced business in September 2003 to provide loans and related services for insurance companies and insurance agents. Hudson & Keyse, LLC is a collection agency joint venture with an unaffiliated third party.

Forward Looking Financial Statement Effects

      As a result of the proposed changes in the way we will conduct our business after this offering, we believe it is important to describe the differences that an investor would expect to see in our financial statements.

      When we have a portfolio of loans that we hold for investment, in addition to our portfolio of loans held for sale, the presentation of interest income and interest expense on those two portfolios will be modified from what we currently show in our historical consolidated financial statements. When we have a loan portfolio, we will separate our interest income and expense into two components each. Interest income will be shown separately as “Interest income — loans held for sale” and “Interest income — loans held for investment.” Interest expense will be shown separately as “Interest expense — loans held for sale” and “Interest expense — loans held for investment.” We will also record a provision for loan losses based on our estimate of probable losses inherent in our loan portfolio held for investment.

      When we have an investment portfolio of loans, we will also make certain changes to our balance sheet. We currently show “Loans held for sale, net” consisting of “Non-conforming loans” and “Conforming loans.” Since we intend to continue to sell all of our conforming loans, we will show them as “Mortgage loans held for sale, net,” which will also include any non-conforming loans which we intend to sell. We will show our non-conforming loans that we retain in our portfolio as “Mortgage loans held for investment.” What we currently show as “Warehouse lines of credit” and “Collateralized financing” consist of borrowings used to fund mortgages held for sale. We will now show those as “Warehouse lines of credit — mortgage loans held for sale.” We will show as “Mortgage securities and other borrowings — mortgage loans held for investment” the mortgage-backed securities we issue to finance our portfolio loans and the warehouse financing of our portfolio loans prior to securitization.

      Upon implementing our new business plan, three new critical accounting policies will be employed, two related to our proposed financing strategy utilizing on-balance sheet securitizations:

•	Allowance for loan losses

•	Accounting for transfers and servicing of financial assets

and one related to our new corporate structure and planned issuance of stock-based compensation:

•	Accounting for stock options.

      We will continue to comply with the provisions of Statement of Financial Accounting Standards (“SFAS”) 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, once we begin to generate a portfolio of loans for securitization. Depending on the structure, securitizations may either be treated as sales or as secured financings for financial statement purposes. It is our intent that our securitizations be treated as secured financings and, accordingly, one of the critical accounting policies will be compliance with SFAS 140. We will not utilize gain on sale accounting but rather will treat the securitizations as on balance sheet financings. Because we intend to maintain these loans on the balance sheet for the life of the loans, we also will need to maintain an allowance for loan losses, which will be based on our estimates of the losses which we believe are inherent in our loan portfolio. This will be a critical accounting policy because of the subjective nature of the estimation required and potential for imprecision.

      Our strategy of retaining on our balance sheet the mortgage loans in our securitization pools will reduce the number of loans we sell and, therefore, our total gain on sale of loans will be lower than we have historically recognized. Because we will be building and retaining a mortgage portfolio, we expect to realize substantially higher net interest income than we have historically recognized.

      When we issue stock-based compensation in conjunction with our new corporate structure, we will be required to account for the stock-based compensation under SFAS 123, Accounting for Stock-based Compensation, as amended. Due to the subjective nature and estimates required under SFAS 123, this will be considered a critical accounting policy.

REIT Compliance

      We intend to qualify and will elect to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Our retail operation will be conducted by the REIT, which will allow us to benefit from the discount points and loan commitment fees we collect from our retail business by earning them in the REIT rather than in our taxable REIT subsidiary. We expect to fund through the REIT the non-conforming and jumbo loans that we intend to hold in our portfolio. Our mortgage subsidiary, which will be a taxable REIT subsidiary, will continue to fund the conforming loans we originate and the non-conforming and jumbo loans that we intend to sell.

      There will be circumstances, where the correspondent origination channel of our mortgage subsidiary will fund loans that the REIT purchases for our REIT portfolio. The reason for this structure in purchasing loans is to simplify the transactions with the customers of the correspondent channel. This structure allows a single transaction between the customer and the correspondent channel as compared to one transaction between the customer and the correspondent channel and a second transaction between the customer and the REIT. To the extent that the REIT purchases loans from our mortgage subsidiary, the REIT will be required to purchase those loans at fair market value and our mortgage subsidiary will be subject to federal income tax at the regular corporate rates on any taxable gain recognized for federal income tax purposes by our mortgage subsidiary. We expect that any net interest income generated from our retained portfolio will be recognized by the REIT. We intend to fund through the REIT the non-conforming and jumbo loans we originate that we intend to hold in our mortgage portfolio. The amount of loans that meet our mortgage portfolio underwriting guidelines that will be funded through the REIT or our taxable mortgage subsidiary will be based primarily upon market conditions, our desire to aggregate certain loans for our portfolio and our capital. The direct expense of originating a loan will be charged to the appropriate origination channel. Additionally, the REIT and our mortgage subsidiary will each pay their proportionate share of any indirect expenses incurred in the operations of the business.

      Federal income tax law requires that a REIT distribute to its stockholders annually at least 90% of its taxable income, excluding the retained earnings of any taxable REIT subsidiary it owns. So long as the REIT complies with these requirements and distributes all of its taxable income to its stockholders, it will not be subject to federal income tax and will not record income tax expense. We expect that the REIT will make regular quarterly distributions of at least 90% of all of its REIT taxable income to holders of our common stock. Any taxable income generated by our mortgage subsidiary and entities in which it owns an interest, however, will be subject to federal corporate income tax. See “Business — Other Activities” for a description of the entities owned by our mortgage subsidiary. Our mortgage subsidiary will continue to record income tax expense. Our mortgage subsidiary may retain any income it generates net of any tax liability it incurs on that income without affecting the REIT distribution requirements. Any distributions we make in the future will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations.

      As described in more detail under the heading “United States Federal Income Tax Considerations,” in order to qualify as a REIT, at least 75% of our assets must be qualified real estate assets, government securities and cash and cash items. The need to comply with these asset ownership requirements may cause us to acquire other assets that are qualified real estate assets for purposes of these requirements but are not part of our overall business strategy and might not otherwise be the best investment alternative for us. The likelihood that we would have to acquire other real estate assets for this purpose will increase if our production of new non-conforming mortgage loans following the closing of this offering is less than we currently expect.

Significance of Estimates and Critical Accounting Policies

      We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and, therefore, are required to make estimates regarding the values of our assets and liabilities and in recording income and expenses. These estimates are based, in part, on our judgment and assumptions regarding various economic conditions that we believe are reasonable based on facts and circumstances existing at the time of reporting. The results of these estimates affect reported amounts of assets, liabilities and accumulated other comprehensive income at the date of the consolidated financial statements and the reported amounts of income, expenses and other comprehensive income during the periods presented. The following summarizes the components of our consolidated financial statements where understanding accounting policies is critical to understanding and evaluating our reported financial results, especially given the significant estimates used in applying the policies. This discussion is intended to demonstrate the significance of estimates to our financial statements and the related accounting policies. Detailed accounting policies are provided in Note 1 to our consolidated financial statements.

      We originate loans for sale to investors. Loans held for sale are valued at the lower of cost or fair value determined on an aggregate basis. We use a discounted cash flow model to determine the value of our mortgage assets. The model takes into consideration the interest rate on the loan, the type of loan, the anticipated life of the loan, along with the FICO of the borrower. Fair value of the loans is determined by reference to offers we receive from prospective purchasers of those loans or, in the absence of such offers, by current offers by purchasers of loans of similar credit quality. Any adjustments to record valuation allowances necessary to reduce the fair value of loans below cost are charged against gain on sale of loans.

      We sell loans on a servicing-released basis. On average, the loans are sold and title transfers within 30 to 40 days from origination. Gain or loss is recognized upon delivery of the loans to the purchasers in an amount equal to the difference between the sales price and the carrying amount of the loans sold. Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred until the loans are sold. Origination costs represent third-party costs incurred in the lending process and origination activities performed by our employees which are allocated based on time incurred. The allocations of time incurred by employees and the determination of third-party costs is judgmental, but such judgments are based on our recent historical experience, industry knowledge and time studies performed. Any unamortized net fees on loans are included in determining the gain or loss on sale of loans at the time of sale to third party investors. Interest income on loans held for sale, net is recorded as earned during the period prior to sale.

      We account for our derivative financial instruments in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS 133 requires that an entity recognize its derivative financial instruments as assets or liabilities on the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative instrument either as a cash flow hedge, a fair value hedge or a hedge of foreign currency exposure.

      We use derivative instruments with the objective of hedging interest rate risk. Interest rates on our liabilities adjust frequently, while interest rates on our assets adjust annually, or not at all. The fair value of our derivative instruments is included in accrued expenses and other liabilities on our balance sheet. Any changes in fair value of derivative instruments related to hedge effectiveness are reported in accumulated other comprehensive income. Changes in fair value of derivative instruments related to hedge ineffectiveness are recorded as adjustments to earnings.

      Pursuant to Practice Bulletin 6 “Amortization of Discount on Certain Acquired Loans” as issued by the Accounting Standards Executive Committee of the AICPA, we utilize the cost-recovery method for recognizing revenue on the credit card collections in our credit card collection business known as Hudson & Keyse, LLC. Under this methodology 100% of the collections on the individual portfolios are applied to reduce the historical cost of the asset until its book value has been fully reduced to zero. Thereafter, any collections on the asset are applied to revenue.

      To date, the financial statements of Oak Street Financial Services, Inc. have contained the same financial data as our mortgage subsidiary, Oak Street Mortgage LLC, except that shares of Sotseks Corp. have been recorded as minority interests in Oak Street Financial Services, Inc. but not in Oak Street Mortgage LLC. Sotseks Corp. will be selling its 36.15% interest in Oak Street Operations LLC at the offering. At such time the respective minority interest position will be eliminated and included in those of Oak Street Financial Services, Inc.

Components of Historical Financial Results of Operations

      Oak Street Financial Services, Inc. became the holding company for Oak Street Mortgage LLC on September 23, 2003. For accounting purposes, this reorganization was effective September 30, 2003. We undertook this reorganization to provide greater flexibility for our operations, to avoid adverse tax consequences to the members of Oak Street Mortgage LLC and to enhance our ability to raise capital. Prior to this reorganization, Oak Street Financial Services, Inc. had not engaged in any business activities and did not have any assets or liabilities. The consolidated financial statements included in this prospectus include the consolidated financial statements of Oak Street Financial Services, Inc. as of and for the six-month period ended June 30, 2004 and the three-month period ended December 31, 2003. We have included in this prospectus the historical financial statements as of and for each of the years in the three-year period ended December 31, 2003 of Oak Street Mortgage LLC rather than Oak Street Financial Services, Inc., as this information is more meaningful.

      The terms and definitions used in the following discussion have the same meanings with regard to Oak Street Financial Services, Inc. and Oak Street Mortgage LLC.

Revenues

      Net Interest Income. Net interest income is calculated as the difference between interest income and interest expense.

      Interest Income. Interest income represents the interest earned on our mortgage loans during the period from the funding date to the date of sale. Interest is not accrued on mortgages that are 90 or more days past due.

      Interest Expense. Interest expense consists almost entirely of the borrowing costs to finance our mortgage loans during the period from the funding date to the date of sale.

      Gain on Sale of Loans, Net. Gain on sale of loans, net consists of the premium received over the loan balance plus fees, net of certain direct costs to originate and valuation allowances. We realize a gain on sale on loans sold to investors for a premium over the loan balances. We occasionally realize a loss on those loans sold that have a value less than the loan balance. This normally occurs if there are underwriting or documentation issues. We realize a premium on most of our loans sold. Our loans are sold on a servicing-released basis.

      Retail loan fees are collected at the time the loan is funded. These fees include discount points (which buy down the interest rate), origination fees, underwriting fees, processing fees and document preparation fees. Wholesale loan fees include an underwriting, document preparation and administrative fee. All fees are recognized as revenue at the time the loan is sold and are included as a component in our gain on sale of loans, net in our consolidated income statement.

      Other Income. Other income primarily consists of broker fees we receive on a limited number of loans that do not meet our underwriting standards that we broker to other lenders. These are loans that meet our customers’ needs that we do not want to originate and record on our balance sheet primarily because of their credit risk.

Expenses

      Salaries and Employee Benefits. Salaries and employee benefits include salaries, commissions, benefits and payroll taxes for all employees. Commissions paid to loan officers (retail) and business development managers (wholesale) as well as incentive bonuses paid to managers are variable. Other salaries and benefits are relatively fixed, based on our staffing levels, which generally correspond to our current and estimated future loan origination levels.

      Marketing and Advertising. Marketing and advertising expenses are expenditures for customer lead generation and brand awareness. We provide potential customer leads to our retail loan officers of which a certain percentage is converted into mortgage loan customers (see “Business — Marketing Strategy”).

      Occupancy and Equipment. Our occupancy and equipment expenses consist primarily of leasing costs for retail branches and corporate headquarters and depreciation on office equipment and furnishings.

      Other Operating Expenses. Other operating expenses include credit verification, professional travel, communication costs, software depreciation, express mail, insurance, meals and entertainment and training.

      Income Tax Expense. Oak Street Financial Services, Inc. has elected to be treated as an S corporation under the Internal Revenue Code, while Oak Street Mortgage LLC is a limited liability company. Therefore, these companies are flow-through entities for federal and most state income tax purposes. In lieu of corporate income taxes, the stockholders or members are taxed on their distributive share of the companies’ net income. As a result, our historical financial statements do not include a provision for corporate income taxes.

Oak Street Financial Services, Inc.

      The following discussion and analysis of financial condition and results of operations is for Oak Street Financial Services, Inc.

Six-Month Period Ended June 30, 2004

Loan Originations

      Originations for the six-month period ended June 30, 2004 were $978.0 million which consisted of $581.6 million of originations from our retail channel, $386.1 million from our wholesale channel and $10.4 million from our correspondent channel. The composition of these loan originations was $818.4 million non-conforming, $133.0 million jumbo and $26.7 million conforming.

Net Income

      Net income for the six-month period ended June 30, 2004 was $2.0 million. Total net revenues totaled $39.4 million, expenses totaled $35.6 million and net income attributable to minority interests was $1.8 million during the six month period. Net income of our mortgage subsidiary during the same period does not have a deduction for the minority interest of Sotseks Corp. and was $3.4 million.

Revenues

      We had $871.6 million in whole loan sales, resulting in a gain on sale of loans of $32.4 million. In addition, we had net interest income on loans of $4.1 million and other income, consisting primarily of broker fees, of $2.9 million during the six month period.

Expenses

      Total expenses for the period were $35.6 million. The composition of our expenses was $16.7 million in salaries and employee benefits, $7.7 million in marketing and advertising, $2.2 million in occupancy and equipment and $8.9 million of other operating expenses. Included in the $8.9 million in other operating expenses was approximately $1.5 million in expenses associated with our preparing to become a public company, including our initiative to meet the requirements under the Sarbanes-Oxley Act. Included in our other operating expenses was the cost of developing the infrastructure necessary to expand our origination capacity, the startup of our correspondent origination channel and the operating costs of our new businesses, Oak Street Funding and Hudson & Keyse.

      The $8.9 million in other operating expenses included (i) $2.4 million in professional fees including legal, accounting, consulting and recruiting fees, (ii) $1.3 million in mortgage related underwriting costs including appraisals, credit reporting and other related costs, and (iii) $5.2 million in general and administrative expenses including postage and courier, telephone, utilities, repairs and maintenance and general travel and entertainment. Of the $5.2 million in general and administrative expenses, approximately $1.0 million was from our correspondent division, Oak Street Funding, and Hudson & Keyse.

Balance Sheet

      At June 30, 2004, we had $220.3 million in total assets, $203.1 million in total liabilities, $6.0 million in minority interests and $11.1 million in stockholders’ equity. Members’ equity of our mortgage subsidiary at June 30, 2004 does not have a deduction for the minority interest of Sotseks Corp. and was $17.3 million.

Three-Month Period Ended December 31, 2003

Loan Originations

      Originations for the three-month period ended December 31, 2003 were $415.6 million which consisted of $276.8 million of originations from our retail channel and $138.8 million from our wholesale channel. The composition of these loan originations was $338.1 million non-conforming, $63.1 million jumbo and $14.4 million conforming.

Net Income

      Net income for the three-month period ended December 31, 2003 was $2.6 million. Revenues totaled $21.2 million, expenses totaled $16.8 million and net income attributable to minority interests was $1.8 million during the three month period. Net income, inclusive of the minority interests of Sotseks Corp., would have been $4.1 million.

Revenues

      We had $363.2 million in whole loan sales, resulting in a gain on sale of loans of $17.8 million. In addition, we had net interest income on loans of $1.7 million and other income, consisting primarily of broker fees, of $1.7 million during the three month period.

Expenses

      Total expenses for the period were $16.8 million. The composition of our expenses was $8.5 million in salaries and employee benefits, $3.1 million in marketing and advertising, $1.2 million in occupancy and equipment and $3.9 million in other operating expenses.

Balance Sheet

      At December 31, 2003, we had $174.2 million in total assets, $157.6 million in total liabilities, $6.4 million in minority interests and $10.3 million in stockholders’ equity. Members’ equity of our mortgage subsidiary at December 31, 2003 does not have a deduction for the minority interest of Sotseks Corp. and was $16.1 million.

Oak Street Mortgage LLC

      The following discussion and analysis of financial condition and results of operations is for our mortgage subsidiary, Oak Street Mortgage LLC.

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Loan Originations

      Originations increased 30.8% from $747.6 million for the six months ended June 30, 2003 to $978.1 million for the six months ended June 30, 2004. This was primarily due to the increased origination capacity built in the previous years (infrastructure and personnel) and the low interest rate environment. The growth in our originations was comprised of a 1.7% increase in retail originations, from $571.7 million for the six months ended June 30, 2003 to $581.6 million for the six months ended June 30, 2004. The reduced growth in our retail business during this period resulted primarily from higher interest rates, which reduced our production of jumbo and conforming loans. Our wholesale channel grew 119.5%, from $175.9 million for the six months ended June 30, 2003 to $386.1 million for the six months ended June 30, 2004.

Net Income

      Net income decreased 58.7% to $3.2 million for the six months ended June 30, 2004 from $7.7 million for the six months ended June 30, 2003. The decrease in net income was due to our company receiving a lower marginal revenue per loan unit in 2004 as compared to 2003 along with a higher cost to originate. Additional loan origination offices (retail) and business development managers (wholesale) as well as additional infrastructure support were the primary reasons for the expense increases. Total net revenue increased 24.1% to $39.4 million for the six months ended June 30, 2004 from $31.7 million for the six months ended June 30, 2003. Expenses as a percent of revenue increased from 73.5% for the six months ended June 30, 2003 to 90.4% for the six months ended June 30, 2004. This reduction in expense efficiency was caused primarily by our company adding new personnel, offices and infrastructure necessary to support the increase in our origination capacity and the infrastructure to become a public company including the initiative to meet the requirements under the Sarbanes-Oxley Act along with the added expense associated with our launch of our correspondent origination channel and the launch of two new businesses, Oak Street Funding and Hudson & Keyse.

Revenues

      Net Interest Income. Net interest income increased 21.5% from $3.4 million for the six months ended June 30, 2003 to $4.1 million for the six months ended June 30, 2004. The increase was the result of our increased origination volume.

      Interest Income. Interest income increased 25.0% from $5.9 million for the six months ended June 30, 2003 to $7.3 million for the six months ended June 30, 2004. This increase was the result of our increased origination volumes in 2004 as compared to 2003, partially offset by lower interest rates on the loans originated.

      Interest Expense. Interest expense increased 29.9% from $2.5 million for the six months ended June 30, 2003 to $3.2 million for the six months ended June 30, 2004. The increase in our interest expense was the result of both an increase in origination volumes and a higher cost of funds.

      Gain on Sale of Loans, Net. Gain on sale of loans, net increased 24.8% from $26.0 million for the six months ended June 30, 2003 to $32.4 million for the six months ended June 30, 2004. The increase was due to an increase in loan sales of 19.9% from $727.0 million for the six months ended June 30, 2003 to $871.6 million for the six months ended June 30, 2004. In addition to the 19.9% increase in loan sales, we experienced a 4.2% increase in the net income recognized on the loans sold, as required pursuant to Financial Accounting Standard 91, which was caused by a change in the mix of retail and wholesale loans sold during the six-month period ended June 30, 2004. The change in gain on sale was adversely affected by two significant factors, (i) a planned reduction in interest rates on originations during the fourth quarter of 2003, which continued in 2004, as caused by competitive market conditions in the non-conforming and jumbo markets along with (ii) an increase in interest rates during March, April and May of 2004, which had a negative impact on the value of the loans held for sale. In July 2004, we adopted a new hedging policy that is intended to hedge a higher proportion of our interest rate risk.

      The following table shows the investors that purchased the most loans from us during the first six months of 2004 and 2003.

	Six Months Ended
	June 30,

	2004	2003

	(In thousands)
Residential Funding Corporation	$199,940	$173,614
Household Financial Services	176,527	100,092
CitiFinancial	144,116	66,218
Countrywide Home Loans, Inc.	40,540	100,907
Sovereign Bank	12,677	98,716
Credit Suisse First Boston	208,901	71,394
American General Finance	16,577	30,107
First Union/ Wachovia	—	—
Other	72,294	85,914

Total	$871,572	$726,962

      Once the offering is closed, we plan to originate a substantial portion of our non-conforming mortgages and some of the jumbo loans to hold in our portfolio. Therefore, we expect to experience an increase in net interest income and a decrease in gain on sale income. We also expect to continue to originate and sell through our mortgage subsidiary a portion of the non-conforming and jumbo loans we originate.

      Other Income. Other income increased 20.6% from $2.4 million for the six months ended June 30, 2003 to $2.9 million for the six months ended June 30, 2004 primarily due to an increase in broker fee income related to higher loan volumes. We sometimes originate loans as a broker for other lenders. These loans typically are to borrowers with lower credit scores or other risk characteristics that do not meet our underwriting standards. When we broker these loans to other lenders, we require such lenders to fund the loans in their own names, and the loans never appear on our balance sheet.

Expenses

      Total expenses increased 52.8% from $23.3 million for the six months ended June 30, 2003 to $35.6 million for the six months ended June 30, 2004. This increase was caused by increases in loan originations, salaries, commissions, benefits, infrastructure, marketing and other operating expenses associated with the increased business volume. Additionally the increase was the result of costs incurred in preparing to become a public company, the startup of our correspondent channel and the operating cost of our two new companies, Oak Street Funding and Hudson & Keyse.

	Six Months Ended
	June 30,

Expenses (% of Revenue)	2004	2003

Salaries and employee benefits	42.5%	37.5%
Marketing and advertising	19.6	17.1
Occupancy and equipment	5.6	5.5
Other operating expenses	22.7	13.4

Total	90.4%	73.5%

      Salaries and Employee Benefits. Salaries and employee benefits increased 40.7% from $11.9 million for the six months ended June 30, 2003 to $16.8 million for the six months ended June 30, 2004. This was primarily due to the fact that we opened five new offices, expanded our existing retail and wholesale businesses channels, opened a new correspondent channel and started two new businesses, Oak Street Funding and Hudson & Keyse. Our number of full-time equivalent employees increased 53.6% from 528 on June 30, 2003 to 811 on June 30, 2004.

      Marketing and Advertising. Marketing and advertising costs increased 42.3% from $5.4 million for the six months ended June 30, 2003 to $7.7 million for the six months ended June 30, 2004. This resulted in growth in originations as well as an investment in brand awareness advertising in the form of radio and television media in selected markets during 2004.

      Occupancy and Equipment. Occupancy and equipment costs increased 26.6% from $1.8 million for the six months ended June 30, 2003 to $2.2 million for the six months ended June 30, 2004. Occupancy and equipment costs increased because of start up costs associated with Oak Street Funding and Hudson & Keyse and our new correspondent loan production channel, and from hiring new loan officers to support the increased originations. We do not expect these expenses to increase at this rate.

      Other Operating Expenses. Other operating expenses increased 110.7% from $4.2 million for the six months ended June 30, 2003 to $8.9 million for the six months ended June 30, 2004. This increase was primarily due to increased costs associated with higher levels of personnel, the infrastructure necessary to support the expansion of our origination capacity, the professional fees and infrastructure associated with our preparing to become a public company, along with the expenses associated with the startup of our correspondent origination channel and the operating cost of our two new businesses, Oak Street Funding and Hudson & Keyse.

      Of the $4.7 million increase in operating expenses, approximately $2.0 million consisted of legal, accounting, consulting and recruiting fees. Also, approximately $300,000 of the increase related to mortgage transaction fees, including appraisals, credit reporting and other related closing costs, and $2.4 million related to increased general and administrative expenses, including postage and courier, telephone, utilities, repairs and maintenance and general travel and entertainment. Of the $2.4 million increase in general and administrative expenses, approximately $1.0 million was from the startup of our correspondent division, Oak Street Funding, and Hudson & Keyse.

Balance Sheet

      At June 30, 2004, total assets increased 26.5% from December 31, 2003, primarily due to a $46.8 million increase in our loans held for sale from $152.3 million at December 31, 2003 to $199.2 million at June 30, 2004. This increase was primarily due to the increase in loan originations. Our warehouse lines of credit and collateralized financing increased $35.0 million from $149.7 million at December 31, 2003 to $184.7 million at June 30, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Loan Originations

      Originations increased 54.5% from $1.1 billion for the year ended December 31, 2002 to $1.7 billion for the year ended December 31, 2003. This was primarily due to the origination capacity increases built in the previous years (infrastructure and personnel) and the low interest rate environment.

Net Income

      Net income increased 180.3% to $17.1 million for the year ended December 31, 2003 from $6.1 million for the year ended December 31, 2002. The increase in net income was due to higher loan originations and loan sales in 2003 versus 2002 together with lower expenses as a percentage of revenue. Additional loan origination offices (retail) and business development managers (wholesale) as well as additional infrastructure support drove expense increases. Total net revenue increased 51.4% to $75.8 million for the year ended December 31, 2003 from $50.0 million for the year ended December 31, 2002. Expenses as a percent of revenue decreased from 86.4% for the year ended December 31, 2002 to 75.6% for the year ended December 31, 2003. This expense efficiency was caused primarily by our company achieving improved leverage on our investments in infrastructure and personnel, resulting in higher economies of scale as discussed above.

Revenues

      Net Interest Income. Net Interest Income increased 55.4% from $4.4 million for the year ended December 31, 2002 to $6.8 million for the year ended December 31, 2003. The increase was the direct result of our increased origination volume and a reduction in our cost of funds.

      Interest Income. Interest income increased 35.7% from $8.4 million for the year ended December 31, 2002 to $11.4 million for the year ended December 31, 2003. This increase was the direct result of our increased origination volumes in 2003 as compared to 2002, partially offset by lower interest rates on the loans originated due to lower interest rates generally.

      Interest Expense. Interest expense increased 15.0% from $4.0 million for the year ended December 31, 2002 to $4.6 million for the year ended December 31, 2003. The increase in our interest expense is not proportionate to our increase in interest income or increased volume. This was due to a reduction in our cost of funds from the 2002 period as compared to the 2003 period, caused by a declining interest rate environment.

      Gain on Sale of Loans, Net. Gain on sale of loans, net increased 43.6% from $43.6 million for the year ended December 31, 2002 to $62.6 million for the year ended December 31, 2003. The increase was due to an increase in loan sales of 77.7% from $901.1 million in 2002 to $1.6 billion in 2003. The gain on sale percentage increase is not proportional to the loan sale increase because of a planned reduction in interest rates in 2003 on our loans implemented in 2003 to compete in the non-conforming market for larger balance loans and an increase in our jumbo loans sold of 45.3%, which decreased our front-end fees realized (compared to fees realized on the non-conforming business).

      The following table shows the investors that purchased the most loans from us during 2003 and 2002.

	Year Ended December 31,

	2003	2002

	(In thousands)
Residential Funding Corporation	$456,125	$221,217
Household Financial Services	263,495	75,936
CitiFinancial	137,648	75,584
Countrywide Home Loans, Inc.	151,409	133,492
Sovereign Bank	124,178	137,216
Credit Suisse First Boston	154,095	36,317
American General Finance	49,951	36,141
First Union/ Wachovia	15,925	55,658
Other	198,145	129,536

Total	$1,550,971	$901,097

      Once the offering is closed, we will be originating a substantial portion of our non-conforming mortgages to hold in our portfolio. Therefore, we will experience an increase in net interest income and a decrease in gain on sale income.

      Other Income. Other income increased 210.7% from $2.1 million for the year ended December 31, 2002 to $6.4 million for the year ended December 31, 2003 primarily due to an increase in broker fee income related to higher loan volumes.

Expenses

      Total expenses increased 32.5% from $43.2 million for the year ended December 31, 2002 to $57.2 million for the year ended December 31, 2003. This increase was caused by increases in loan originations, salaries, commissions, benefits, infrastructure, marketing and other operating expenses associated with the increased business volume. Total expenses as a percent of total net revenue decreased as shown in the following chart. This was caused primarily by the improved leverage and economies of scale we realized.

	Year Ended
	December 31,

Expenses (% of Revenue)	2003	2002

Salaries and employee benefits	40.9%	52.7%
Marketing and advertising	14.6	13.7
Occupancy and equipment	5.2	6.6
Other operating expenses	14.9	13.4

Total	75.6%	86.4%

      Salaries and Employee Benefits. Salaries and employee benefits increased 17.4% from $26.4 million in 2002 to $31.0 million in 2003. This was primarily due to the fact that we opened four new offices and expanded our existing retail and wholesale businesses. Our number of full-time equivalent employees increased from 489 on December 31, 2002 to 662 on December 31, 2003.

      Marketing and Advertising. Marketing and advertising costs increased 60.9% from $6.9 million in 2002 to $11.1 million in 2003. This resulted in growth in originations as well as an investment in brand awareness advertising in the form of radio and television media in selected markets during 2003.

      Occupancy and Equipment. Occupancy and equipment costs increased 18.2% from $3.3 million for the year ended December 31, 2002 to $3.9 million for the year ended December 31, 2003. Occupancy and equipment costs increased because of the additional infrastructure that was built to support the increased originations.

      Other Operating Expenses. Other operating expenses increased 68.7% from $6.7 million for the year ended December 31, 2002 to $11.3 million for the year ended December 31, 2003. This increase was primarily due to increased costs associated with higher levels of personnel, infrastructure and professional fees associated with our higher mortgage production.

Balance Sheet

      At December 31, 2003, total assets decreased 20.4%, primarily due to a $47.7 million decrease in our loans held for sale from $200.0 million at December 31, 2002 to $152.3 million at December 31, 2003. This decrease was primarily due to the fact that we accelerated loan sales in December 2003 as compared to December 2002 through more efficient back office processes. Our warehouse lines of credit and collateralized financing decreased $53.2 million from $202.9 million at December 31, 2002 to $149.7 million at December 31, 2003 due to the corresponding reduction in loans held for sale.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Loan Originations

      Originations increased 111.6% from $519.9 million for the year ended December 31, 2001 to $1.1 billion for the year ended December 31, 2002. This increase was primarily the result of origination capacity increases realized from the addition of personnel and infrastructure.

Net Income

      Net income increased 425.9% from $1.2 million in 2001 to $6.1 million in 2002. The increase in net income in 2002 was primarily the result of increased loan originations and loan sales together with lower expenses as a percentage of revenue. Net interest income, gain on sale of loans, interest income and other income all increased while expenses as a percent of revenue decreased from 95.5% to 86.4%.

Revenue

      Net Interest Income. Net interest income increased 360.3% from $1.2 million for the year ended December 31, 2001 to $4.4 million for the year ended December 31, 2002. The increase was the direct result of our increased origination volume and a reduction in our cost of funds.

      Interest Income. Interest income increased 95.4% in 2001 to 2002 from $4.3 million to $8.4 million. The increase was due to the increased amount of mortgage loans held for sale during the year, resulting from the increase in loan originations. This increase was partially offset by a decrease in average yield due to declining interest rates in 2002 and the higher percentage of jumbo and conforming mortgage loans held for sale which carried a lower interest rate.

      Interest Expense. Interest expense increased 30.5% to $4.0 million for the year ended December 31, 2002 from $3.1 million for the comparable period in 2001. The increase was primarily due to the increase in loans held for sale and the corresponding increases in the warehouse lines of credit and the collateralized financing facilities. This was partially offset by a decrease in the cost of funds due to interest rate declines during 2002.

      Gain on Sale of Loans, Net. Gain on sale of loans, net increased 78.6% to $43.6 million for the year ended December 31, 2002 from $24.4 million for the comparable period in 2001. This increase was primarily the result of higher mortgage originations and loan sales during 2002.

      The following table shows the investors that purchased the most loans from us during 2001 and 2002.

	Year Ended December 31,

	2002	2001

	(In thousands)
Residential Funding Corporation	$221,217	$97,560
Household Financial Services	75,936	17,804
CitiFinancial	75,584	56,052
Countrywide Home Loans, Inc.	133,492	35,577
Sovereign Bank	137,216	29,524
Credit Suisse First Boston	36,317	—
American General Finance	36,141	828
First Union/ Wachovia	55,658	27,344
Equicredit	—	38,403
Other	129,536	5,553

Total	$901,097	$308,645

      Other Income. Other income increased 37.8% from $1.5 million in 2001 to $2.1 million in 2002, primarily due to an increase in broker fee income related to higher loan volumes.

Expenses

      Total Expenses. Total expenses increased 66.9% from $25.9 million in 2001 to $43.2 million in 2002. The increase was primarily due to increases in loan originations, salaries, commissions, benefits, infrastructure, marketing and other operating expenses associated with the growth of the business.

      Expenses as a percent of revenue decreased between 2001 and 2002 as shown in the following chart. This reflects the economies of scale we realized as we grew and implemented better technology and processes.

	Year Ended
	December 31,

Expenses (% of Revenue)	2002	2001

Salaries and employee benefits	52.7%	57.5%
Marketing and advertising	13.7	14.3
Occupancy and equipment	6.6	7.5
Other operating expenses	13.4	16.2

Total	86.4%	95.5%

      Salaries and Employee Benefits. Salaries and employee benefits increased 68.8% to $26.4 million for the year ended December 31, 2002 from $15.6 million for the year ended December 31, 2001. This increase was primarily due to the increase of the employee base to produce more originations as well as the commission and marketing expenses associated with such growth. Our number of full-time equivalent employees increased from 366 on December 31, 2001 to 489 on December 31, 2002.

      Marketing and Advertising. Marketing and advertising costs increased 76.9% from $3.9 million for the year ended December 31, 2001 to $6.9 million for the year ended December 31, 2002, primarily due to increases in costs associated with the development of new customer lead sources, which resulted in corresponding increases in loan originations.

      Occupancy and Equipment. Occupancy and equipment costs increased 65.0% from $2.0 million for the year ended December 31, 2001 to $3.3 million for the year ended December 31, 2002. This was primarily due to the increased office space and equipment that was acquired to support the increased originations.

      Other Operating Expenses. Other operating expenses increased 52.1% to $6.7 million in 2002 from $4.4 million in 2001. This increase was primarily due to increased costs associated with higher levels of personnel, infrastructure and professional fees associated with our higher mortgage originations.

Balance Sheet

      Our total assets increased 162.9% from $83.2 million at December 31, 2001 to $218.7 million at December 31, 2002. The increase was primarily due to the increase in loans held for sale from $59.2 million at December 31, 2001 to $200.0 million at December 31, 2002. This was a result of our increases in mortgage loan originations. Correspondingly, our warehouse borrowing facilities increased 177.6% from $73.1 million at December 31, 2001 to $202.9 million at December 31, 2002.

Liquidity and Capital Resources

      As a mortgage lending company, we borrow substantial sums of money to originate mortgage loans, which we hold in inventory (“warehouse”) prior to selling the loans to investors. Our primary cash requirements currently include:

•	mortgage origination funding;

•	personnel and marketing expenses;

•	premiums paid in connection with loans originated in the wholesale channel;

•	interest expenses on our warehouse and collateralized financing facilities; and

•	ongoing general and administrative expenses.

      Our primary cash sources currently include:

•	borrowings from our warehouse and collateralized financing facilities secured by mortgage loans held in inventory;

•	points and fees collected from the originations of retail and wholesale loans;

•	proceeds of whole loan sales;

•	principal and interest collections relative to the mortgage loans held for sale; and

•	availability on revolving lines of credit.

      In addition, under our new strategy, our liquidity will be dependent in part upon our ability to securitize pools of our non-conforming mortgages. Upon completion of our securitizations we will use the proceeds of the sale of the mortgage-backed securities to repay warehouse and repurchase lines of credit. Factors that could affect our future ability to complete securitizations include the experience and ability of our management team, conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the performance of our portfolio of securitized non-conforming and jumbo loans and our ability to obtain credit enhancement.

      The primary component of our liquidity strategy is to finance our mortgage loans held for sale through our warehouse lenders and to schedule frequent sales of loans so that the average holding period of our inventory of loans generally does not exceed 60 days. Currently we have three warehouse relationships ranging in size from $75.0 million to $250.0 million with $525.0 million in total capacity. The interest charged on the warehouse facilities ranges from LIBOR plus 1.0% to LIBOR plus 3.5% and contain custodial fees per loan ranging from $15.00 to $25.00 per loan. We generally have funded our working capital requirements through operating profits and we also have a revolving line of credit with total availability of $10.0 million at June 30, 2004. As of that date, there were no outstanding amounts owed under this line of credit.

      We use our excess cash from operations to reduce the advances on our warehouse or repurchase lines. This process reduces our debt outstanding and the corresponding interest expense incurred and results in a pool of highly liquid mortgage collateral available to secure borrowings to meet our working capital needs.

      Cash Flows. For the year ended December 31, 2003 we had net cash flows of $770,000. See “Consolidated Statements of Cash Flows.” For the years ended December 31, 2002 and December 31, 2001 we had net cash flows of $4.8 million and $1.7 million, respectively. Operating cash flows, as presented in our consolidated statements of cash flows, exclude the net proceeds from our mortgage warehouse financing facilities which are used to support the increase in loans held for sale. Net proceeds from, or repayments of, our mortgage financing facilities are presented in our consolidated statements of cash flows as cash flows from financing activities and not as operating cash flows.

      We typically have not had to use our revolving line of credit to finance our cash flow needs. Operating profits have been sufficient to meet our cash requirements. As of December 31, 2003, we had $10.4 million of cash and equivalents, $3.0 million of which was restricted, under our warehouse lending agreements. Our mortgage financing facilities totaled $300.0 million at December 31, 2003, of which $150.3 million was unutilized.

      Contractual Obligations. The following table summarizes our contractual obligations at December 31, 2003, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Contractual Obligations Payments Due by Period

		Less than			After
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years

	(In thousands)
Warehouse borrowings	$199,157	$199,157	N/A	N/A	N/A
Term debt	$834	$426	$408	N/A	N/A
Operating leases	$14,043	$2,702	$5,179	$3,742	$2,420

      In the normal course of business, we are party to various activities that contain credit and market risk that are not reflected in the financial statements. Such activities include commitments to originate loans and sell loans. At December 31, 2003, commitments to originate and sell loans totaled $60.4 and $57.0 million, respectively.

      Off-Balance Sheet Arrangements. The Company does not have any off-balance sheet arrangements.

New Accounting Pronouncements

      In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which amends SFAS 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. Under the fair value based method, compensation cost for stock options is measured when options are issued. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The annual disclosure requirements have been implemented herein. We have not adopted the fair value method of accounting for such options.

      In May 2003, the FASB issued SFAS 149, Amendments of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. This statement was effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS 133 implementation issues that are effective for the fiscal quarters beginning prior to June 15, 2003 will continue to be effective based on their respective effective dates, and paragraphs relating to forward purchases or sales of “when issued” or other securities that do not yet exist would be applicable to both existing transactions as well as new transactions entered into after June 30, 2003. The adoption of this statement did not have a significant impact on our consolidated financial statements.

      In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. Subsequent to its issuance certain provisions of SFAS 150 were indefinitely deferred for private companies. We believe that this statement will not have a material impact on our consolidated financial statements.

      In November 2002, the FASB issued Financial Interpretation (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which expands on the accounting guidance of SFASs 5, 57 and 107 and incorporates without change the provisions of FIN 34, which is being superseded. FIN 45 requires a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also provides additional guidance on the disclosure of guarantees. The recognition and measurement provisions are effective for guarantees made or modified after December 31, 2002. The disclosure provisions are effective for fiscal periods ending after December 15, 2002 and have been implemented in the financial statements. We will adopt the measurement provisions of FIN 45 as required and do not expect a material impact on our consolidated financial statements.

      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which was replaced by FIN 46 (Revised December 2003), Consolidation of Variable Interest Entities (FIN 46[R]). FIN 46 requires consolidation by business enterprise of variable interest entities that meet certain requirements. FIN 46[R] changes the effective date of FIN 46 for certain entities. Public companies shall apply either FIN 46 or FIN 46[R] to their interest in special purpose entities (SPEs) as of the first interim or annual period ending after December 15, 2003. The decision to apply FIN 46 or FIN 46[R] may be made on an SPE by SPE basis. The adoption of FIN 46 and FIN 46[R] did not have a significant impact on our consolidated financial statements.

      In March 2004, the SEC issued Staff Accounting Bulletin (“SAB”) No. 105, Application of Accounting Principles to Loan Commitments. This bulletin summarizes the Securities and Exchange Commission staff position regarding the application of accounting principles generally accepted in the United States of America to loan commitments accounted for as derivative instruments. We account for interest rate lock commitments issued on mortgage loans that will be held for sale as derivative instruments. Consistent with SAB No. 105, we consider the fair value of these commitments to be zero at the commitment date, with subsequent changes in fair value determined solely on changes in market interest rates. As of June 30, 2004, we had interest rate lock commitments on mortgage loans with principal balances of $8.1 million, the fair value of which was $16,000.

Effect of Inflation

      Inflation affects us most significantly in the effect it has on interest rates and real estate values. Our level of loan originations is affected by the level and trends of interest rates. Interest rates normally increase during periods of high inflation (or in periods when the Federal Reserve Bank attempts to prevent inflation) and decrease during periods of low inflation. In addition, inflation of real estate values increases the equity homeowners have in their homes and increases the volume of refinancing loans we originate as borrowers draw down on the increased equity in their homes.

Quantitative and Qualitative Disclosures About Market Risks

      Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument due to fluctuations in interest rates. Market risk is inherent in both derivative and non-derivative financial instruments, and accordingly, the scope of our market risk management extends beyond derivatives to include all market sensitive financial instruments.

      We monitor the aggregate cash flow, projected net yield, and market value of our market sensitive financial instruments under various interest rate and loss assumptions. While certain financial instruments may perform poorly in an increasing or decreasing interest rate environment, other financial instruments may perform well, and others may not be impacted at all.

      To mitigate the risk of changes in interest rates and degradation in the value of our loans we actively use three hedging tools. First, we lock the sale price on our conforming loans at the point of application by agreement with the eventual purchaser of the loan. Second, we use forward commitments to deliver loans for sale. Third, we use an interest rate swap to protect and lock our cost of funds on our warehouse lines. The use of forward commitments allows us to lock the pricing for the loans we will originate over a specific period of time. Typically these forward commitments are for 30, 60 and 90 days. At June 30, 2004, we had forward commitments to sell $50.0 million a month of loans. On July 31, 2004 this commitment decreased to $25.0 million. As of June 30, 2004, we utilized an interest rate swap (swaps variable to fixed) to lock in our cost of funds at 2.97% for $100.0 million of our $200.0 million warehouse capacity through February 2005.

      With the development of our portfolio through securitizations we plan to use a hedging strategy to protect the value of our loans while they are being aggregated for securitization. For example, we plan to use various swap techniques to lock in our cost of funds in order to match fund as closely as possible to attempt to protect the net return on our portfolio.

      In accordance with SFAS 133 we have a hedging policy and mark to market the value of our swap on a monthly basis. Adjustments to the market value are recognized through “accumulated other comprehensive loss” on our balance sheet. At June 30, 2004 this resulted in a $47,000 negative adjustment.

Interest Rate Simulation Sensitivity Analysis

      We measure the sensitivity of the current fair value of our interest rate lock commitments, forward security trades, and mortgage loans held for sale to changes in interest rates. Changes in interest rates are defined as instantaneous and sustained equal changes to market interest rates of various maturities in 50 basis point increments. We estimate the fair value of these instruments assuming there would be no changes in interest rates from those at period end. Once we establish the base case, we project cash flows for each of the defined interest rate scenarios. These projections are then compared with the base case to determine the estimated change to the fair value of our derivatives and mortgage loans held for sale.

      Changes in interest rates affect the relative fair market value of the mortgages held for sale and the fair value of the financial instruments used to hedge against changes in interest rates. The following table summarizes the relative sensitivity of the value of our loans as caused by changes in interest rates assuming no use of locks or forward commitments.

Change in Interest Rates	+100 bps	+50 bps	-50 bps	-100 bps

	(In millions)
As of June 30, 2004
Change in fair value of mortgage loans held for sale	$(5.7)	$(2.8)	$2.8	$5.7
Change in fair value of interest rate swap	$1.5	$0.7	$(0.7)	$(1.5)
As of December 31, 2003
Change in fair value of mortgage loans held for sale	$(4.1)	$(2.1)	$2.1	$4.1
Change in fair value of interest rate swap	$1.5	$0.7	$(0.7)	$(1.5)
As of December 31, 2002
Change in fair value of mortgage loans held for sale	$(5.7)	$(2.8)	$2.8	$5.7
Change in fair value of interest rate swap	N/A	N/A	N/A	N/A

BUSINESS

General

      We are a self-managed mortgage banking company that originates non-conforming, jumbo and conforming mortgage loans secured primarily by first liens on single-family residences. Since we began operations in 1999, we have strived to become an efficient originator of competitively priced, prudently underwritten mortgage loans while providing our customers and brokers with responsive service. During the six months ended June 30, 2004 and the year ended December 31, 2003, we originated $978.1 million and $1.7 billion of mortgage loans, respectively. During the six-month period ended June 30, 2004 and the year ended December 31, 2003, we originated loans in 26 and 24 states, respectively. Of these loans, 59.5% and 72.8% were originated through our direct-to-borrower retail lending offices and approximately 39.5% and 27.2% were originated through our wholesale lending network of mortgage brokers during the respective periods. Also, during such periods, approximately 83.7% and 70.8% of the loans we originated were non-conforming mortgage loans, approximately 13.6% and 22.6% were jumbo loans and approximately 2.7% and 6.6% were conforming mortgage loans, respectively. Further, approximately 78.5% and 86.8% of the loans we originated during such periods were refinancings of existing mortgages and 21.5% and 13.2% were purchase money mortgages, respectively.

      We attribute the rapid growth of our mortgage loan originations largely to the extensive experience of our senior management in the mortgage lending industry and to the rapid growth of the residential mortgage industry and the record low interest rates over the past three years. Our senior executives have overseen the national expansion of diversified financial services companies, including national residential mortgage lending operations such as the Bank One Consumer Financial Services Division and a division of Household Finance. In addition, several of our key senior executives have worked together for more than 12 years in the consumer lending industry. During this time, they have developed a deep understanding of the mortgage lending business and have made key contacts throughout the industry. They formed Oak Street Mortgage because they perceived an opportunity for a retail-oriented originator of non-conforming, jumbo and conforming mortgage loans to quickly establish itself in a highly-competitive industry by offering borrowers a wide range of loan products, competitive prices and responsive service.

      Our senior executives formed Oak Street Mortgage in 1999 because they saw an opportunity to apply their combined experience and create a mortgage lender focused primarily on delivering a full range of mortgage products to its customers, including the origination of non-conforming, jumbo and conforming mortgage loans to borrowers through a single retail distribution channel with risk profiles that we believe provide us with attractive yields. We believe that our management’s experience in the mortgage lending industry and the infrastructure we have established to support our retail and wholesale divisions provide us with an advantage over many of our competitors. Moreover, we believe that conducting our business through a REIT will provide us with a more efficient structure for competing in this segment of the market. We also believe that the net interest income we expect to earn on the portfolio of mortgage loans we will develop following the completion of this offering will provide a more stable source of earnings than the income we currently earn through the origination and sale of mortgage loans. We have not previously engaged in the business of originating loans to be held in a portfolio rather than sold.

      Due to our senior management’s extensive mortgage lending experience, our highly-trained loan officers, our extensive retail and wholesale lending networks, our disciplined underwriting processes and recent favorable market and interest rate environments, we have successfully developed a profitable mortgage banking business. Since we began operating from a single office in 1999, we have grown to where, as of June 30, 2004, our mortgage subsidiary is licensed to originate mortgage loans in 26 states from our 26 retail offices and our five wholesale offices. During the six months ended June 30, 2004 and the year ended December 31, 2003, we originated $978.1 million and $1.7 billion of mortgage loans, respectively.

Mortgage Lending

      We originate non-conforming, jumbo and conforming loans through our retail division and non-conforming and jumbo loans through our wholesale division. A conforming loan is a mortgage loan that meets the underwriting criteria required for a mortgage loan to be purchased by Fannie Mae or Freddie Mac. A majority of the loans we originate are non-conforming loans, which are mortgage loans that do not qualify as conforming loans under these criteria. The non-conforming loans that we originate are generally made to borrowers who have equity in the property securing their loans and good credit payment histories. These borrowers may include individuals who, due to self-employment or other circumstances, have difficulty verifying their income. In many cases, non-conforming loans tend to have higher loan-to-value ratios than conforming loans and are made to borrowers with higher debt-to-income ratios than conforming mortgage lenders allow. These types of borrowers are generally willing to pay higher loan origination fees and interest rates than those charged by conventional lending sources and generally are more willing to accept a prepayment penalty since they have fewer options for obtaining financing than the typical conforming mortgage loan borrower. Approximately 71.3% and 76.4% of the mortgage loans we originated during 2002 and 2003, respectively, included a prepayment penalty.

      Because our non-conforming borrowers typically use their loan proceeds to consolidate and refinance debt and to finance home improvements, education and other consumer needs, we believe that general levels of interest rates or home sales affect our non-conforming loan origination volume somewhat less than they affect the loan volume of conforming lenders. As a result, we believe that our loan production has been and may be less cyclical in the future as compared to lenders that originate only conforming mortgage loans. For example, during the three-month period ended December 31, 2003, a period during which overall interest rates generally increased, the MBAA Mortgage Finance Forecast dated March 15, 2004 reported a 47.2% reduction in originations from the third quarter 2003 to the fourth quarter 2003. During this same period our origination volume declined 18.2%, from $508.6 million in the third quarter to $415.8 million in the fourth quarter. Production expressed in units declined 10.5% from 3,902 loans originated during the third quarter to 3,491 loans originated in the fourth quarter. By product channel our non-conforming loan originations decreased by 8.3% from the prior three-month period. During this period, our originations of jumbo loans decreased 47.6%, while our originations of conforming mortgage loans decreased by 25.2% from the prior period. We expect non-conforming loan originations to continue to comprise a greater percentage of our originations as long as interest rates remain above their recent historic lows.

      We also originate “jumbo loans,” or loans with an original principal balance that exceeds the maximum threshold for loans eligible to be sold to Fannie Mae and Freddie Mac, which was $300,700 during 2002, $322,700 during 2003 and is $333,700 effective January 1, 2004. Although we generally make these loans only to borrowers with excellent credit ratings, they are nevertheless considered non-conforming loans because, due to their high balance, they are not eligible to be sold to Fannie Mae or Freddie Mac. A typical borrower under a jumbo loan has a high net worth and an excellent credit rating, is highly sensitive to changes in interest rates and has a high propensity to refinance.

      An important factor we consider in underwriting mortgage loans is the nature and value of the collateral securing the loans. We believe that the amount of equity present in the real estate securing the loans we originate, together with the fact that approximately 96.7% and 95.9% of the loans that we originated during the six-month period ended June 30, 2004 and the year ended December 31, 2003, respectively, were secured by the borrowers’ primary residences, helps to mitigate the risks inherent in mortgage lending. The initial weighted average loan-to-value ratio on the loans that we originated during the six-month period ended June 30, 2004 and the year ended December 31, 2003 was approximately 79.8% and 77.9%, respectively. During those respective periods, the combined weighted average loan-to-value ratio on the non-conforming loans that we originated was approximately 88.2% and 87.3%, the combined weighted average loan-to-value ratio on the jumbo loans that we originated was approximately 81.4% and 72.4%, and the combined weighted average loan-to-value ratio on the conforming loans that we originated was approximately 75.6% and 76.5%. Approximately 93.0% and 94.2% of the loans that we originated during the six-month period ended June 30, 2004 and the year ended December 31, 2003, respectively, were secured by first mortgages, while the remainder were secured by second mortgages.

      In evaluating the credit history of a prospective borrower, we rely to a large extent on the credit rating, or FICO® scores, assigned to the borrower by one of the three major credit reporting companies that use the credit rating software developed by Fair Isaac & Company. This software assigns a credit score to each borrower by applying a mathematical equation that evaluates many types of information that are on the borrower’s credit report and that compares this information to the information in the credit reports of other borrowers.

      We focus on maintaining disciplined underwriting processes on the loans we originate by underwriting all of the loans originated by our retail division at our centralized operations center in Indianapolis and all of the loans originated by our wholesale division at our centralized operation centers located either in Indianapolis or Phoenix. Our experienced loan underwriting personnel allow us to exercise flexibility within our underwriting process based on the specific characteristics of each loan application. In addition to our thorough underwriting process, we also maintain strong corporate controls throughout the lending process, including subjecting a statistical sampling of all loans to a series of pre- and post-funding audits to verify the accuracy of the loan application data, which permits us to monitor our compliance with our underwriting policies and procedures and with applicable state and federal laws. We believe that our underwriting and review processes provide the necessary support that will allow us to continue expanding our loan originations while maintaining loan quality.

Our Competitive Advantages

      We believe that our competitive advantages include:

•	Extensive retail origination network. We generate a majority of our loan originations through our mortgage subsidiary’s extensive retail channel, which at June 30, 2004 operated from 26 retail offices. This extensive retail presence lessens our need to rely on a broker network to originate loans. We expect generally to earn a higher return on the mortgage loans in our portfolio that we originate through this retail division compared to those originated or acquired through our mortgage subsidiary’s wholesale division because we will retain the front-end fees and points we earn on retail loans. We expect that this income will lessen our reliance on the income earned by our mortgage subsidiary received through whole loan sales, which can be subject to market fluctuations.

•	Disciplined underwriting processes. The centralized, disciplined and efficient underwriting processes developed by our mortgage subsidiary have allowed us to originate prudently underwritten loans and to realize significant growth. All of the mortgage loans originated by our mortgage subsidiary are underwritten at our centralized facilities in Indianapolis and Phoenix, which allows us to make changes quickly as well as to maintain discipline in our underwriting practices. We expect that our underwriting efficiency and effectiveness will continue to improve as the result of a new software package that we recently implemented that we expect will automate a significant amount of our underwriting processes. When this system is fully implemented, we expect that it will, among other things, integrate information from a borrower’s credit report with his or her loan application, review the borrower’s credit profile and assist our loan officers in selecting loan products that fit the borrower’s needs. During 2004, we acquired an indefinite license for this software package and converted substantially all of our underwriting processes to this new system. We expect to complete this conversion process during the first quarter of 2005.

•	Extensive product offerings done through the same distribution channels. Each of the loan officers in our mortgage subsidiary’s retail distribution network is able to sell non-conforming, jumbo and conforming loan products to potential borrowers. This structure allows us to increase our marketing efficiency by allowing us to spread marketing dollars more effectively across a larger population of potential customers.

•	Extensive experience of our senior executive team and underwriting personnel in the mortgage industry. Several of our senior executives have overseen the national expansion of diversified financial services companies, including national mortgage lending operations such as the Bank One Consumer Financial Services Division and a division of Household Finance. In addition, several of our key senior executives and underwriting personnel have worked together for more than a decade in the consumer lending industry. During this time, they have developed a deep understanding of all facets of the mortgage lending business and have made key contacts throughout the industry. They have strived to transfer their shared experience in the mortgage industry to our company by instilling a culture of teamwork and integrity and by promoting open and constantly improving work processes.

•	Our proprietary marketing database. We have spent significant resources on developing a proprietary marketing database which allows us to market our mortgage subsidiary’s loan programs directly to potential customers through direct mail and telemarketing campaigns. Our database, which we refine and update each month, allows us to track experiences that we and others have had with present and potential customers and to predict future successes with our marketing programs. We believe that this database increases the efficiency of our marketing expenditures by narrowing the field of potential customers to those most likely to respond to our marketing solicitations.

•	Incentive-based compensation. We have implemented a performance-based compensation structure that, we believe, allows us to attract, retain and motivate qualified personnel at all levels.

Our Strategy

      Our goal is to maximize stockholder value by originating prudently underwritten non-conforming, jumbo and conforming mortgage loans and building and managing at the REIT level a portfolio of certain of the non-conforming loans that we originate and, to a lesser extent, acquire from correspondent lenders that meet our mortgage portfolio investment guidelines. We intend to implement this strategy by:

•	Expanding our direct-to-customer retail business by filling under-utilized capacity in our existing offices, which allows us to generate revenue by collecting fees and discount points and reduces our reliance on back-end fees. We expect to earn a higher return on the mortgage loans in our portfolio that we originate through our retail division compared to those originated through our wholesale division or that we acquire from other lenders because we will be able to amortize the front-end fees and points we earn on a retail loan over the life of the loan.

•	Improving our sales productivity in our retail space by filling existing excess capacity with qualified loan officers and by realizing critical mass in each of our retail branches.

•	Expanding our wholesale division’s brokerage relationships and geographic presence.

•	Expanding and improving our database marketing approach and our brand recognition.

•	Improving our per-person sales and operations efficiency and underwriting disciplines by incorporating new technologies in our lending processes.

•	Using the proceeds of this offering, along with prudent leverage, to hold loans in our mortgage portfolio, which we expect will generate favorable risk-adjusted returns for our stockholders and create a new earnings stream for us that is less volatile than selling whole loans into the secondary market.

•	Continuing to utilize the ability of each of our loan officers to generate non-conforming, jumbo and conforming loans, which permits us to reduce the inefficiencies associated with creating separate divisions and processes for each of these loan products. We expect that this flexibility will allow us to adapt quickly to a changing marketplace, spread our marketing dollars over more product sets and, we anticipate, improve our marketing performance.

•	Continuing to provide responsive service to our retail customers and wholesale loan brokers.

Mortgage Products

      We historically have offered mortgage products only through our mortgage subsidiary, which has sold substantially all of the loans it originated to third parties in whole loan sale transactions. Following the completion of this offering, we will fund both through the REIT and through our mortgage subsidiary the mortgage loans that are originated through our existing retail and wholesale lending networks. We will fund through the REIT those loans that meet our mortgage portfolio investment criteria while our mortgage subsidiary will continue funding those loans that are to be resold to third parties. Except where specifically noted, both the REIT and our mortgage subsidiary will offer to their respective borrowers the loan products described below.

      We offer a wide range of mortgage loan products secured by first and second mortgages. The distinguishing features of our loan origination process include the documentation we require, the loan-to-value ratio on a loan, the borrower’s mortgage and consumer credit payment history, the property type and the credit score we require for a borrower to qualify under a particular program. Each program relies upon our analysis of a borrower’s ability to repay, the risk that the borrower will not repay us, the fees and rates we charge, the value of the collateral, the benefit we believe we are providing to the borrower, and the loan amounts relative to the risk we believe we are taking.

      Our loans have payment schedules (1) based upon an interest rate that is constant over the life of the loan, commonly referred to as “fixed-rate mortgages” or (2) based upon an interest rate that is fixed for a stated period of time, ranging from six months to seven years, and then adjusts every six or 12 months thereafter, sometimes referred to as “adjustable-rate mortgages” or “ARMs.” Generally, the payments on our fixed-rate loans are calculated to fully repay the loans from anywhere between 10 and 30 years. The payments on our adjustable-rate mortgages are calculated to fully repay the loans in 30 years, and the payment amounts are adjusted whenever the interest rates are adjusted. Our ARMs with a two-year initial fixed-rate period are commonly referred to as “2/28’s” and our ARMs with a three-year initial fixed-rate period are commonly referred to as “3/27’s.” After the applicable fixed-rate periods expire on these two loan products, the interest rates adjust every six months. We also offer ARMs with an initial fixed-rate period ranging from six months to seven years. After the applicable fixed-rate periods expire on these loans, the interest rates adjust every 12 months. These loans are commonly referred to as “1/1’s” where the interest rate remains fixed for one year and then adjusts annually, and “5/1’s” where the interest rate remains fixed for five years and then adjusts annually. The vast majority of our loans are fully amortizing and we offer no negative amortization products.

      The interest rate adjustments on our adjustable-rate mortgages are determined by adding a “margin” to an “index” rate, subject to certain adjustment limitations. The “margin” is a percentage established at origination of a loan, and the “index” for some of our ARMs is the six-month LIBOR, which is determined as of a specified time prior to the interest adjustment date. Our 1/1 and 5/1 ARM products utilize the one-year U.S. Treasury rate as their index. It is common during the initial fixed-rate period of an ARM to allow the borrower to pay a rate lower than the margin plus the index at loan origination. Over time, the rate may adjust upward so that, eventually, the interest rate will equal the index plus the entire margin. These adjustments are generally limited to no more than 2% at each adjustment date, and the interest rates may not be adjusted above a maximum and in some cases may not fall below a minimum amount specified in the loan documents. Our goal is to acclimate the borrower to the repayment obligation, yet be able to achieve the fully indexed interest rate over time.

      In February, 2004 we began offering a new line of interest-only loan products in response to similar loan products offered by our competitors. These products, which constitute approximately 3.5% of our current loan production, generally provide for mortgage payments consisting only of accrued interest on the loan for a fixed term, after which the loan begins to amortize with payments calculated based upon the remaining term. These loans may present unique risks, such as borrowers assuming too much debt relying on lower monthly payments and the risk that real estate prices may decline, resulting in these loans becoming under-collateralized.

      We originate mortgage loans that allow our borrowers to refinance existing mortgage loans, consolidate debt, purchase homes, improve their existing homes or obtain cash for other purposes. Our loans are secured by one-to four-unit primary residences, one-unit second homes, or one- to four-unit investment properties. Eligible property types include primarily single-family detached homes, but may also include semi-detached homes, row or townhomes, individual condominiums, and individual units in planned-unit developments. These collateral types are consistent with the Freddie Mac Seller-Servicer Guide for describing mortgage eligibility requirements. Approximately 89.2% and 91.7% of the mortgage loans originated by our mortgage subsidiary during the six-month period ended June 30, 2004 and the year ended December 31, 2003, respectively, were secured by single-family residences, and approximately 96.7% and 95.9%, respectively, were secured by the borrower’s primary residence.

      A substantial portion of our loans includes prepayment penalties. During the six-month period ended June 30, 2004 and the year ended December 31, 2003, 78.0% and 76.4%, respectively, of the loans originated by our mortgage subsidiary contained such penalties. Borrowers who agree to prepayment penalties generally receive lower interest rates and/or lower loan fees on their mortgage loans. Borrowers always retain the right to refinance their loans, but may have to pay a penalty as allowed by state law. If state law does not restrict prepayment charges, our loan documents generally provide for prepayment penalties during the first three years of the term of the loan in an amount equal to six months interest on the original principal balance on the loan. Certain state laws restrict or prohibit prepayment penalties on mortgage loans, and many lenders have relied on the federal Alternative Mortgage Transactions Parity Act and related rules issued by the Office of Thrift Supervision to preempt limitations on prepayment penalties in certain states. The Alternative Mortgage Transactions Parity Act was enacted to extend to financial institutions, other than federally-chartered depository institutions, the federal preemption which federally-chartered depository institutions enjoy. We elected not to use the federal preemption afforded under the Parity Act. As a result, when the preemption provided under the Parity Act was subsequently reduced by regulatory action, our lending operations were not significantly affected.

      Loan Production by Product Type. The following table sets forth information about adjustable-rate and fixed-rate mortgage loan production by our mortgage subsidiary for the periods indicated.

	Six Months Ended June 30,				Year Ended December 31,

	2004		2003		2003		2002		2001

	(Dollars in thousands)
Fixed-rate mortgages
15-year	$50,925	5.2%	$78,505	10.5%	$201,927	12.1%	$107,155	10.0%	$71,223	13.7%
30-year	330,284	33.8	363,392	48.6	693,146	41.5	492,193	45.8	288,947	55.6
Other	79,540	8.1	51,800	6.9	76,001	4.5	101,800	9.4	77,310	14.9

Subtotal	$460,749	47.1%	$493,697	66.0%	$971,074	58.1%	$701,148	65.2%	$437,480	84.2%

Adjustable-rate mortgages
1/1	$180	—%	$109	—%	$911	—%	$279	—%	$—	—%
2/28	378,538	38.7	205,489	27.5	562,739	33.7	305,068	28.4	76,819	14.8
3/27	103,178	10.5	41,474	5.6	107,593	6.4	61,508	5.7	4,430	0.8
5/1	8,309	0.9	6,853	0.9	29,661	1.8	7,556	0.7	1,132	0.2
Other	27,114	2.8	—	—	—	—	—	—	—	—

Subtotal	$517,319	52.9%	$253,925	34.0%	$700,904	41.9%	$374,411	34.8%	$82,381	15.8%
Total(1)	$978,068	100.0%	$747,622	100.0%	$1,671,978	100.0%	$1,075,559	100.0%	$519,860	100.0%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $63.9 million and $74.1 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $167.5 million, $42.6 million and $16.5 million during the years ended December 31, 2003, 2002 and 2001, respectively. See “— Loan Originations.”

Loan Originations

      As of December 31, 2003, we originated mortgage loans in 26 states through our 6 retail offices and five wholesale offices. During 2002 and 2003, our retail division funded approximately $852.4 million and $1.2 billion in loans, or 79.3% and 72.8% of our total loan production during those respective periods. Our wholesale division funded $223.1 million and $455.2 million in loans, or 20.7% and 27.2% of our total loan production during those respective periods. In certain cases we elect to originate loans as a broker for other lenders. Most of the loans in this category are to borrowers with lower credit scores or other risk characteristics that do not meet the minimum underwriting standards for the loans that we originate. We sometimes refer such loans to lenders known to us who may be willing to fund the proposed loan. If the lender accepts the proposed loan, we require the lender to fund the loan at closing in its own name. We typically receive a broker fee in such transactions, but we do not advance any funds to the borrower and the resulting loan does not appear on our balance sheet. The amount of brokered loans we have originated for other lenders is set forth in the footnotes to the following tables.

      The following table summarizes originations by our mortgage subsidiary for the periods shown.

	Six Months Ended June 30,

	2004			2003

	Correspondent	Wholesale	Retail	Total	Wholesale	Retail	Total

Principal balance (in thousands)	$10,386	$386,087	$581,595 (1)	$978,068 (1)	$175,907	$571,714 (1)	$747,621 (1)
Number of loans	75	3,555	4,239	7,869	1,740	4,221	5,961
Average principal balance	$138,487	$108,604	$137,201	$124,294	$101,096	$135,445	$125,419
Weighted average interest rates:
Fixed-rate	7.36%	8.29%	6.72%	7.09%	8.42%	6.56%	6.79%
ARMs	7.34%	6.81%	6.84%	6.83%	7.80%	7.32%	7.53%
Combined	7.35%	7.23%	6.77%	6.96%	8.02%	6.74%	7.04%
Weighted average initial loan-to-value ratio	83.1%	76.7%	79.8%	78.6%	81.5%	75.6%	76.9%
Percentage of loans:
Fixed-rate	30.0%	27.9%	60.2%	47.1%	35.5%	75.4%	66.0%
ARMs	70.0%	72.1%	39.8%	52.9%	64.5%	24.6%	34.0%
Percentage of loans secured by:
First mortgages	96.8%	86.6%	97.2%	93.0%	90.7%	94.8%	93.8%
Second mortgages	3.2%	13.4%	2.8%	7.0%	9.3%	5.2%	6.2%

	Year Ended December 31,

	2003			2002

	Wholesale	Retail	Total	Wholesale	Retail	Total

Principal balance (in thousands)	$455,162	$1,216,816 (1)	$1,671,978 (1)	$223,143	$852,416 (1)	$1,075,559 (1)
Number of loans	4,360	8,994	13,354	2,470	7,437	9,907
Average principal balance	$104,395	$135,292	$125,204	$90,341	$114,618	$108,566
Weighted average interest rates:
Fixed-rate	8.30%	6.69%	6.93%	9.84%	7.34%	7.60%
ARMs	7.55%	7.20%	7.36%	8.12%	8.09%	8.10%
Combined	7.79%	6.85%	7.11%	8.67%	7.54%	7.77%
Weighted average initial loan-to-value ratio	81.8%	76.5%	77.9%	88.7%	75.3%	78.2%
Percentage of loans:
Fixed-rate	32.0%	67.8%	58.1%	32.1%	73.8%	65.2%
ARMs	68.0%	32.2%	41.9%	67.9%	26.2%	34.8%
Percentage of loans secured by:
First mortgages	91.7%	95.1%	94.2%	83.6%	93.2%	91.2%
Second mortgages	8.3%	4.9%	5.8%	16.4%	6.8%	8.8%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $63.9 million and $74.1 million during the six-month periods ended June 30, 2004 and 2003, and $167.5 million and $42.6 million during the years ended December 31, 2003 and 2002, respectively.

      The following tables summarize certain information regarding loan originations by our mortgage subsidiary during the periods indicated.

	Six Months Ended June 30,

	2004		2003

	Loan	Percentage	Loan	Percentage
Company Total	Originations	of Total	Originations	of Total

	(Dollars in thousands)
Non-conforming(1)	$818,350	83.7%	$476,606	63.7%
Jumbo(2)	132,995	13.6	193,660	25.9
Conforming(3)	26,723	2.7	77,355	10.3

Total(4)	$978,068	100.0%	$747,621	100.0%

	Year Ended December 31,

	2003		2002		2001

	Loan	Percentage	Loan	Percentage	Loan	Percentage
Company Total	Originations	of Total	Originations	of Total	Originations	of Total

	(Dollars in thousands)
Non-conforming(1)	$1,183,909	70.8%	$702,424	65.3%	$387,591	74.6%
Jumbo(2)	377,083	22.6	259,498	24.1	79,950	15.4
Conforming(3)	110,986	6.6	113,637	10.6	52,319	10.0

Total(4)	$1,671,978	100.0%	$1,075,559	100.0%	$519,860	100.0%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $46.8 million and $44.9 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $106.2 million, $32.0 million and $15.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

(2)	Includes brokered loans originated on behalf of other lenders in the amount of $17.1 million and $29.2 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $61.3 million, $10.6 million and $941,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

(3)	Includes brokered loans originated on behalf of other lenders in the amount of $102,000 during 2001.

(4)	Includes brokered loans originated on behalf of other lenders in the amount of $63.9 million and $74.1 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $167.5 million, $42.6 million and $16.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

      The following tables summarize loan originations by our mortgage subsidiary’s retail, wholesale and correspondent divisions during the periods indicated.

	Six Months Ended June 30,

	2004		2003

	Loan	Percentage	Loan	Percentage
Divisional Total	Originations	of Total	Originations	of Total

	(Dollars in thousands)
Retail
Non-conforming(1)	$472,026	81.2%	$314,048	54.9%
Jumbo(2)	82,846	14.2	180,311	31.5
Conforming(3)	26,723	4.6	77,355	13.5

Total(4)	$581,595	100.0%	$571,714	100.0%

Wholesale
Non-conforming	$337,941	87.5%	$162,558	92.4%
Jumbo	48,146	12.5	13,349	7.6
Conforming	—	—	—	—

Total	$386,087	100.0%	$175,907	100.0%

Correspondent
Non-conforming	$8,383	80.7%	$—	—%
Jumbo	2,003	19.3	—	—
Conforming	—	—	—	—

Total	$10,386	100.0%	$—	—%

	Year Ended December 31,

	2003		2002		2001

	Loan	Percentage	Loan	Percentage	Loan	Percentage
Divisional Total	Originations	of Total	Originations	of Total	Originations	of Total

	(Dollars in thousands)
Retail
Non-conforming(1)	$770,332	63.3%	$503,590	59.1%	$314,083	72.6%
Jumbo(2)	335,498	27.6	235,189	27.6	66,029	15.3
Conforming(3)	110,986	9.1	113,637	13.3	52,319	12.1

Total(4)	$1,216,816	100.0%	$852,416	100.0%	$432,431	100.0%

Wholesale
Non-conforming	$413,577	90.9%	$198,834	89.1%	$73,508	84.1%
Jumbo	41,585	9.1	24,309	10.9	13,921	15.9
Conforming	—	—	—	—	—	—

Total	$455,162	100.0%	$223,143	100.0%	$87,429	100.0%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $46.8 million and $44.9 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $106.2 million, $32.0 million and $15.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

(2)	Includes brokered loans originated on behalf of other lenders in the amount of $17.1 million and $29.2 million during the six-month periods ended June 30, 2004 and 2003, respectively, and

$61.3 million, $10.6 million and $941,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

(3)	Includes brokered loans originated on behalf of other lenders in the amount of $102,000 during 2001.

(4)	Includes brokered loans originated on behalf of other lenders in the amount of $63.9 million and $74.1 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $167.5 million, $42.6 million and $16.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

Retail Division

      Our retail division originates loans through direct sales solicitations by our loan officers. During 2002 and 2003, we originated through our retail division $852.4 million and $1.2 billion or 79.3% and 72.8% of the loans we originated during those respective periods. As of June 30, 2004, we had approximately 500 employees in our retail division, including approximately 377 loan officers, who originated loans from our 26 sales offices. Through our retail division, we primarily originate conforming and non-conforming first mortgage loans as well as jumbo loans and second-mortgage loans.

      We require all of our newly-hired loan officers, regardless of their prior experience, to attend a concentrated one-week training program where they learn about our loan products, sales techniques and loan processing systems. We believe that this centralized training process distinguishes us from our competitors and provides our loan officers with a solid understanding of our products, systems and company culture. We pay our loan officers an hourly wage and, if they meet certain loan production levels, incentive commissions. Our retail branch managers receive a salary and are also eligible to receive incentive commissions.

      We typically design our retail lending offices to accommodate 20 to 35 loan officers. When we open a new retail office, we typically hire fewer loan officers than this so that, as our business expands in the new market, we can increase the number of loan officers at a low marginal cost. We believe that this structure provides for a sales office that is sufficiently large to permit us to hire talented managers and loan officers. We strive to maximize the efficiency of our retail offices by training our loan officers to handle both inbound and outbound customer calls and to originate loans in multiple states. We believe that these factors permit us to optimize the capacity of each of our retail offices and foster a team environment that allows our loan officers to successfully market our products.

      Retail lending contributes to our profitability and cash flow by generating loan origination fees and premiums upon sale, although these fees and premiums are partially offset by the higher costs associated with retail lending. We believe that our extensive retail presence provides us with important advantages over our competitors that do not have a similar retail presence. First, we believe that a retail network like ours requires substantial expense and expertise that cannot be easily replicated without significant cost and effort. Second, we believe that because we have already incurred this expense and have established systems to hire and motivate talented loan officers, we can expand our retail presence at a relatively low marginal cost compared to the expense that a competitor would incur to newly enter this market segment. Further, because we have already established a retail network, we have been able to develop relationships with our borrowers who, in connection with their future need for mortgage financing, we expect will be a source of potential repeat customers. Finally, because we have developed sophisticated data mining and marketing techniques, we expect that we will be able to successfully match our financial products with these repeat customers as well as with new borrowers. See “— Marketing Strategy.” We believe that these factors provide our retail division with a cost and experience advantage over our competitors that have not already developed a significant retail lending presence.

      Retail lending generally enhances our ability to establish lending relationships with our customers and permits us to exercise greater control over the lending process. We believe that our extensive retail lending network provides us with a sustainable source of loan originations and allows us to establish brand identity in the market, solicit referrals and better utilize our marketing dollars. Because of these advantages that we perceive in establishing a retail network, we intend to continue to expand the number of states in which we are licensed to originate mortgage loans and, eventually, to become a nationwide lender.

      Our retail loan officers communicate directly with borrowers throughout the loan application and approval process. During the initial conversation with a customer, the loan officer gathers basic information about the customer and obtains authorization to request the customer’s credit report. After reviewing the information provided by the customer and contained in the credit report, the loan officer generally will propose at least one of our financial products that the loan officer believes will fulfill the customer’s credit needs. The loan officer then requests that the customer submit any additional documentation that we need to complete the loan application process and arranges for an appraisal to be performed by an appraiser from an approved appraiser network on the property that will secure the loan. Our loan processors compile the information submitted by a borrower and, when all supporting documentation has been delivered, submit the completed loan application to our underwriting department. Once all of the appropriate documentation and the appraisal are received, the loan processor sends the application to our centralized underwriting department where the decision on whether we will approve the loan is made.

      The following table sets forth selected information relating to retail loan originations by our mortgage subsidiary during the periods shown. The brokered loans described in the footnotes to the table are funded by other lenders and do not appear on our balance sheet. See “— Loan Originations.”

	For the Quarter Ended Months Ended

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2004	2004	2003	2003	2003	2003	2002	2002

	(Dollars in thousands except for average principal balance)
Principal balance originated:
Non-conforming(1)	$273,241	$198,785	$214,879	$241,406	$182,267	$131,780	$129,577	$135,900
Jumbo(2)	53,317	29,528	47,761	107,426	91,381	88,930	141,545	71,547
Conforming(3)	9,249	17,474	14,391	19,239	36,779	40,577	44,672	25,713

Total	$335,807	$245,787	$277,031	$368,071	$310,427	$261,287	$315,794	$233,160

Number of loans	2,364	1,875	2,231	2,542	2,320	1,901	2,192	1,887
Average principal balance	$142,050	$131,087	$124,173	$144,796	$133,805	$137,447	$144,066	$123,562
Weighted average interest rates:
Fixed-rate	6.57%	6.94%	7.24%	6.57%	6.51%	6.61%	6.50%	7.24%
ARMs	6.76%	6.94%	7.36%	6.91%	7.08%	7.64%	7.98%	8.15%
Weighted average initial loan-to-value ratio(4)	79.4%	80.3%	78.4%	76.5%	76.3%	74.6%	70.0%	75.3%
Percentage of loans:
Fixed-rate	62.2%	57.3%	54.3%	66.3%	74.3%	76.8%	80.8%	71.4%
ARMs	37.8%	42.7%	45.7%	33.7%	25.7%	23.2%	19.2%	28.6%
Percentage of loans secured by:
First mortgages	97.4%	97.1%	95.1%	95.7%	94.4%	95.2%	95.9%	94.5%
Second mortgages	2.6%	2.9%	4.9%	4.3%	5.6%	4.8%	4.1%	5.5%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $46.8 million and $28.6 million during the quarters ended June 30 and March 31, 2004, respectively, $35.9 million, $25.4 million, $28.2 million and $16.7 million during the quarters ended December 31, September 30, June 30 and March 31, 2003, respectively, and $11.4 million, $10.2 million, and $4.6 million during the quarters ended December 31, September 30, and June 30, 2002, respectively.

(2)	Includes brokered loans originated on behalf of other lenders in the amount of $17.1 million and $9.8 million during the quarters ended June 30 and March 31, 2004, respectively, $10.8 million, $21.4 million, $14.4 million and $14.8 million during the quarters ended December 31, September 30,

June 30 and March 31, 2003, respectively, and $6.7 million and $3.9 million during the quarters ended December 31 and September 30, 2002, respectively.

(3)	Includes brokered loans originated on behalf of other lenders in the amount of $46.7 million, $46.7 million, $42.6 million and $31.5 million during the quarters ended December 31, September 30, June 30 and March 31, 2003, respectively, and $18.1 million, $14.0 million, and $4.6 million during the quarters ended December 31, September 30, and June 30, 2002 respectively.

(4)	The weighted average initial loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The weighted average initial loan-to-value ratio of a loan secured by a second mortgage is determined by taking the sum of the first and second mortgages and dividing by the appraised value of the mortgaged property at origination.

Wholesale Division

      As of June 30, 2004, our wholesale division originated non-conforming loans in 26 states through its five offices. During the six-month period ended June 30, 2004 and the year ended December 31, 2003, our wholesale division originated $386.1 million and $455.2 million, or 39.5% and 27.2% of the loans that we originated during those respective periods. As of June 30, 2004, we had approximately 105 employees in our wholesale division, including approximately 50 business development managers. Our wholesale division originates non-conforming first mortgage loans, as well as jumbo loans and second-mortgage loans. We do not originate conforming loans through our wholesale division.

      We pay our business development managers a salary and, depending upon their production levels, a commission. Each business development manager maintains a network, on average, of approximately 20 loan brokers. Because each loan broker offers loan products carried by our competitors, the success of our wholesale division depends to a large extent upon the ability of our business development managers to educate the brokers within their network about our loan products. We believe that the high level of customer service that we provide, coupled with the rapid turn-around times we provide on loan applications and the accessibility of our decision makers to our loan brokers, distinguishes us from our competitors.

      In wholesale originations, the broker’s role is to identify the applicant, assist in completing the loan application form, gather necessary information and documents and serve as our liaison with the borrower through the lending process. We review and underwrite the applications submitted by the broker, approve or deny the application, set the interest rate and other terms of the loan and, upon acceptance by the borrower and satisfaction of all conditions that we impose, fund the loan. Because brokers conduct their own marketing and employ their own personnel to complete loan applications and maintain contact with borrowers, and because our business development managers in many cases work out of their homes, originating loans through our wholesale division allows us to increase our loan volume without incurring the higher marketing, facilities and other overhead costs associated with increased retail originations.

      Loan brokers typically submit loan applications either to our business development manager located in the broker’s geographic region or directly to our centralized processing centers either in Indianapolis or Phoenix. If an application is submitted to a business development manager, he or she reviews the file and then forwards the application to either our Indianapolis or Phoenix office. The staff in the centralized processing center that receives the application then enters the loan into our underwriting processing system, delivers required disclosures to the borrower and submits the loan for underwriting. When we approve a loan application, we typically will include several conditions that the borrower must meet (for example, credit verifications and independent third-party appraisals) and request additional documentation that the borrower must provide before we will fund the loan. One of our account managers and the originating business development manager will work directly with the submitting mortgage broker to collect the requested information and meet the underwriting conditions and other requirements. In most cases, we fund loans within 15 to 20 days after approving a loan application. Upon the closing of the loan, the broker receives any yield spread premium on the loan in addition to certain fees obtained from the borrower during the application process.

      We conduct due diligence on independent mortgage brokers with whom we consider doing business. Our due diligence process includes reviewing the broker’s financial condition, checking business references and obtaining copies of the broker’s licenses and verifying that the broker is in good standing with applicable regulators, and confirming that the broker is authorized to sell our mortgage products. Once we approve a mortgage broker, we require the broker to sign an agreement that governs the mechanics of doing business with us and that sets forth the representations and warranties the broker makes to us regarding each loan. We also audit the first few loan applications submitted by each newly-approved independent mortgage broker to confirm that the broker is adhering to our standards.

      We believe that we have successfully penetrated the wholesale lending market by providing prompt, consistent service to the brokers in the geographic areas where we originate loans through our wholesale division. In particular, we believe that we offer a wide-ranging package of loan products to our borrowers and that we utilize underwriting personnel with experience in reviewing non-conforming loan files and who are qualified to evaluate the specific characteristics of each loan application. We also believe that we have assembled a team of business development managers who have extensive experience and contacts in the mortgage loan market.

      The following table sets forth selected information relating to wholesale loan originations by our mortgage subsidiary during the periods shown.

	For the Quarter Ended Months Ended

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2004	2004	2003	2003	2003	2003	2002	2002

	(Dollars in thousands except for average principal balance)
Principal balance originated:
Non-conforming	$186,115	$151,826	$123,429	$127,590	$96,050	$66,508	$63,478	$50,142
Jumbo	23,756	24,390	15,328	12,908	9,517	3,832	12,946	4,486
Conforming	—	—	—	—	—	—	—	—

Total	$209,872	$176,215	$138,757	$140,498	$105,567	$70,340	$76,424	$54,628

Number of loans	1,984	1,571	1,260	1,360	1,026	714	733	616
Average principal balance	$105,782	$112,168	$110,125	$103,307	$102,891	$98,516	$104,261	$88,681
Weighted average interest rates:
Fixed-rate	8.13%	8.52%	8.50%	7.98%	8.21%	8.73%	8.73%	9.97%
ARMs	6.89%	6.73%	7.38%	7.43%	7.69%	7.96%	7.78%	8.23%
Weighted average initial loan-to-value ratio(1)	76.6%	76.8%	81.8%	82.2%	82.0%	80.6%	86.5%	88.6%
Percentage of loans:
Fixed-rate	29.5%	26.0%	25.7%	33.8%	35.7%	35.2%	36.8%	28.4%
ARMs	70.5%	74.0%	74.3%	66.2%	64.3%	64.8%	63.2%	71.6%
Percentage of loans secured by:
First mortgages	86.3%	87.1%	92.1%	92.3%	91.8%	89.4%	88.8%	85.6%
Second mortgages	13.7%	12.9%	7.9%	7.7%	8.2%	10.6%	11.2%	14.4%

(1)	The weighted average initial loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The weighted average initial loan-to-value ratio of a loan secured by a second mortgage is determined by taking the sum of the first and second mortgages and dividing by the appraised value of the mortgaged property at origination.

Correspondent Loans

      We historically have not purchased mortgage loans originated by other lenders, which are referred to as “correspondent loans.” Our mortgage subsidiary began purchasing non-conforming correspondent loans during April 2004 as part of our strategy to diversify our origination channel. See “— Mortgage Portfolio.” We expect, based on current market conditions, that the correspondent loans will not exceed approximately 15% of our mortgage loan production during that year and will not comprise more than 25% of our total mortgage portfolio in future periods. We expect to purchase correspondent loans from small banks and from small mortgage bankers. We intend to acquire correspondent loans on a flow basis, meaning that we will underwrite each loan to our own underwriting standards and will agree to purchase the loan before the loan is closed by the correspondent lender. See “— Loan Underwriting — Underwriting Standards.” We also intend to acquire correspondent loans on a bulk basis in individual purchases that do not exceed $5.0 million. We intend to apply to these purchased loans the same underwriting standards we apply to the loans we originate. We expect that these purchases of correspondent loans will allow us to supplement our own loan production without incurring significant overhead expense, and will help us develop our mortgage portfolio on a cost-effective basis.

      Before we purchase correspondent loans from a lender, we analyze the lender’s underwriting guidelines, lending licenses and financial condition, including its financial statements. We then enter into purchase and sale agreements with qualified lenders that include customary representations and warranties regarding the loans we purchase that are similar to those that we give in our whole loan sale agreements with the institutional purchasers that purchase our loans. We expect that our correspondent loan purchase agreements will permit us to recapture any premium we pay for a loan that is repaid within one year of the date of our purchase of the loan and will require the correspondent to repurchase or substitute loans if it breaches a representation or warranty or if a payment default occurs within a specified period after the settlement date of the loan sale.

Loan Underwriting

      Our mortgage subsidiary historically has performed the underwriting processes described below because we conducted all of our lending activities through our mortgage subsidiary. Following the completion of this offering, we intend to fund those loans that we intend to hold in our mortgage portfolio through the REIT and to fund those loans that are to be sold to third parties through our mortgage subsidiary. See “— Mortgage Portfolio.” We also intend, following the completion of this offering, to perform substantially all of the underwriting processes formerly conducted by our mortgage subsidiary through the REIT. Under this model, the REIT will accept and process all loan applications submitted by prospective borrowers regardless of whether we intend to hold the resulting loan in our mortgage portfolio or sell the loan, through our mortgage subsidiary, to a third party. By adopting this structure, we intend to capture within the REIT and to count as qualifying REIT income the amounts, such as commitment fees, we receive in consideration for entering into agreements to make or acquire mortgage loans to the extent permitted under the Internal Revenue Code and thereby increase the amount of income we earn within the tax-advantaged REIT structure.

      Underwriting Procedures. Each applicant for a mortgage loan completes a loan application that requests information about the applicant’s income, assets, liabilities and employment history. This information is submitted to the loan officer or broker, who compiles the additional information we will require to underwrite the loan and delivers the completed loan application, supporting documentation and a credit report detailing the applicant’s credit history to a loan processor in one of our two centralized operations centers. Our processing department then performs certain verification procedures with regard to the information in the applicant’s loan file. We require an appraisal on all loans and, in many cases, we may also require a review appraisal or second appraisal depending on the value of the property and the underwriter’s comfort with the original valuation. All appraisals are required to conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and are generally on forms acceptable to Fannie Mae and Freddie Mac. Once an applicant completes the loan application and provides us with all required supporting documentation, our underwriters make the final determination on whether we will approve the loan.

      Our underwriting guidelines include four levels of applicant documentation requirements: full documentation, limited documentation, stated income for self-employed borrowers and stated income for wage-earning borrowers. Our full documentation guidelines generally require applicants to submit two written forms of verification of stable income for at least the prior 12 months. Under the limited documentation program, verification of income is not required, although we do require personal or business bank statements for the most recent six months as evidence of cash flows. Under the stated income documentation programs, an applicant with a qualifying credit score may be approved based on the applicant’s monthly income stated in the loan application and, in the case of a wage-earning borrower, a written verification of employment conducted by the processor, provided that the loan-to-value ratio on the proposed loan complies with our standards, which may vary depending upon the borrower’s FICO score.

      We underwrite all of the loans that we originate through our retail division at our Indianapolis office, and we underwrite all of the loans originated through our wholesale division at either our Indianapolis or Phoenix office. We underwrite the correspondent loans we purchase in our new Kansas City office, which opened in February 2004. We have hired underwriters who have, on average, ten years experience underwriting mortgage loans and who work under the supervision of our Executive Director — Operations/ Risk.

      Underwriting Standards. In general, our underwriting standards are intended to evaluate the credit history of a potential borrower, the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan. We historically have conformed our underwriting standards to those published by the institutional purchasers that have purchased substantially all of the mortgage loans originated by our mortgage subsidiary. We have developed our own set of underwriting standards that we will utilize following this offering that are consistent with our portfolio loan investment policy. See “— Mortgage Portfolio.” We intend to utilize these underwriting standards both for the portfolio loans that we will hold through the REIT and, we expect, for the loans that our mortgage subsidiary sells to third party purchasers. The entities that have historically purchased loans from our mortgage subsidiary have agreed in principal to purchase loans that our mortgage subsidiary originates to these new underwriting standards. Our mortgage subsidiary and these purchasers are currently working to transition their loan sale transactions to these new underwriting standards. We anticipate that by the closing date of this offering, these new underwriting standards will be fully implemented and that the institutional purchasers of the loans sold by our mortgage subsidiary will have agreed to purchase loans written to such standards.

      The following tables show the categories and criteria we consider in grading the credit history of potential borrowers. We currently anticipate that loans we originate to borrowers with credit grades of A+, A, A- or B on our credit grading scale will be eligible for us to hold in our mortgage portfolio, and that we will fund through our mortgage subsidiary and sell to institutional purchasers the loans that we originate to borrowers with a credit grade on our scale of C or D, as well as those loans that meet our portfolio investment guidelines but are not funded through the REIT.

	First Mortgage Loans

Credit Grade	A+	A	A-

FICO score	>700	>660	>620
Mortgage delinquency history(1)	0x30 days	1x30 days	2x30 days
Maximum debt-to-income ratio(2)	ARM 50%/FR55%	ARM 50%/FR55%	ARM 50%/FR55%
Maximum loan-to-value ratio:
Full documentation	100%	100%	95%
Limited documentation	95%	95%	90%
Stated income(3)	95%	95%	90%
Stated wage(4)	95%	95%	80%
Bankruptcy discharge(5)	>60 months	>48 months	>36 months
Foreclosure history(6)	None(7)	None(7)	>60 months

First Mortgage Loans

Credit Grade	B	C	D

FICO score	>560	>520	>500
Mortgage delinquency history(1)	1x60 days	2x60 or 1x90 days	1x120 days
Maximum debt-to-income ratio(2)	ARM 50%/FR55%	ARM 50%/FR55%	ARM 50%/FR55%
Maximum loan-to-value ratio:
Full documentation	90%	80%	70%
Limited documentation	80%	N/A	N/A
Stated income(3)	75%	N/A	N/A
Stated wage(4)	N/A	N/A	N/A
Bankruptcy discharge(5)	>24 months	>12 months for Chapter 7 filing Can pay off Chapter 13	>12 months for Chapter 7 filing Can pay off Chapter 13
Foreclosure history(6)	>36 months	>12 months	>12 months

(1)	Maximum permitted number of delinquencies exceeding the specified number of days during prior 12 months

(2)	“ARM” refers to adjustable-rate mortgages and “FR” refers to fixed-rate mortgages

(3)	Stated income of self-employed borrower

(4)	Stated income of wage-earning borrower

(5)	Minimum time required to have elapsed since borrower was discharged from bankruptcy

(6)	Minimum time required to have elapsed since completion of foreclosure action against borrower

(7)	No prior foreclosure action against borrower permitted

Second Mortgage Loans

Credit Grade	A+	A	A-	B

FICO score	>700	>660	>620	>580
Mortgage delinquency history (1)	0x30	0x30	0x30	1x30 last
Maximum debt-to-income ratio	50%	50%	50%	50%
Maximum loan-to-value ratio:
Full documentation	100%	100%	100%	90%
Limited documentation	N/A	N/A	N/A	N/A
Stated income(2)	100%	100%	90%	N/A
Stated wage(3)	N/A	N/A	N/A	N/A
Bankruptcy discharge(4)	>60 months	>48 months	>36 months	>24 months
Foreclosure history(5)	None(6)	None(6)	None(6)	None(6)

(1)	Maximum permitted number of delinquencies exceeding the specified number of days during prior 12 or 24 month period, as indicated

(2)	Stated income of self-employed borrower

(3)	Stated income of wage-earning borrower

(4)	Minimum time required to have elapsed since borrower was discharged from bankruptcy

(5)	Minimum time required to have elapsed since completion of foreclosure action against borrower

(6)	No prior foreclosure action against borrower permitted

      Collateral Valuation. Underwriting standards rely heavily on the value of the collateral securing a loan and ensure that the lender is appropriately protected in the event of default. We have established an appraisal policy as part of our underwriting guidelines that requires a second and/or review appraisal on certain properties in order to verify the value of the property. We provide loans up to a maximum loan-to-value ratio of up to 100%, and in limited instances up to 125%, based on the credit risk classification and the loan amount. The weighted average loan-to-value ratio on the loans that we originated during the six-month period ended June 30, 2004 and the year ended December 31, 2003 was 78.6% and 77.9%, and the average loan amount was approximately $124,300 and $125,200, respectively.

      Quality Control. We subject the loans that we originate to an internal quality control check prior to funding. We have also established second-look guidelines for loans in excess of $400,000 that require a second underwriter to approve the loan. Additionally, our quality control manager reviews on a quarterly basis a statistical sampling of our funded loans for compliance with the control and compliance procedures that apply to lenders approved by the U.S. Department of Housing and Urban Development (“HUD”). The quality control manager reports the results of this review directly to our general counsel. Moreover, the institutional purchasers that have entered into whole loan sale agreements with us typically conduct extensive due diligence with regard to the loans that they purchase under those agreements. See “— Financing for Mortgage Lending Operations — Whole Loan Sales.” As a result, most of the loans that we originate are subjected either to an internal review or to a review by an independent third party for compliance with our underwriting standards.

Loan Production by Borrower Risk Classification

      The following table sets forth information about our mortgage subsidiary’s total loan production by borrower risk classification during the periods indicated.

	Total Company

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)(1)	$978,068	$747,621	$1,671,978	$1,075,559	$519,860
Total originations (in units)	7,869	5,961	13,354	9,907	5,329
A+ Credit Grade Loans
Percentage of total fundings	19.31%	32.61%	26.47%	31.72%	28.26%
Combined weighted average initial LTV	83.78%	73.82%	75.0%	72.49%	78.34%
Weighted average interest rate:
Fixed-rate mortgages	5.97%	5.85%	5.87%	6.47%	7.23%
ARMs	5.61%	5.81%	5.71%	6.77%	7.21%
A Credit Grade Loans
Percentage of total fundings	13.69%	16.63%	16.69%	16.97%	22.60%
Combined weighted average initial LTV	86.94%	84.38%	84.49%	85.65%	86.09%
Weighted average interest rate:
Fixed-rate mortgages	6.62%	6.68%	6.79%	7.67%	8.07%
ARMs	5.62%	6.71%	6.46%	7.33%	7.52%
A- Credit Grade Loans
Percentage of total fundings	18.93%	14.22%	14.73%	17.37%	19.71%
Combined weighted average initial LTV	88.34%	85.21%	84.97%	85.15%	84.86%
Weighted average interest rate:
Fixed-rate mortgages	7.24%	7.36%	7.31%	8.46%	8.88%
ARMs	6.13%	7.01%	6.84%	7.73%	7.89%
B Credit Grade Loans
Percentage of total fundings	21.53%	17.84%	19.97%	18.91%	20.02%
Combined weighted average initial LTV	88.17%	88.26%	87.87%	85.35%	83.83%
Weighted average interest rate:
Fixed-rate mortgages	7.51%	8.22%	8.14%	9.19%	9.49%
ARMs	7.06%	7.83%	7.59%	8.32%	8.43%
C Credit Grade Loans
Percentage of total fundings	18.31%	11.49%	13.69%	8.11%	6.37%
Combined weighted average initial LTV	89.94%	92.27%	91.95%	87.06%	85.16%
Weighted average interest rate:
Fixed-rate mortgages	8.79%	8.73%	8.81%	9.66%	10.56%
ARMs	7.82%	8.27%	8.10%	8.75%	8.71%
D Credit Grade Loans
Percentage of total fundings	8.23%	7.21%	8.45%	6.92%	5.05%
Combined weighted average initial LTV	81.29%	84.14%	83.42%	80.42%	77.80%
Weighted average interest rate:
Fixed-rate mortgages	8.30%	8.61%	8.56%	9.54%	10.17%
ARMs	7.97%	8.27%	8.16%	8.97%	8.91%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $63.9 million and $74.1 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $167.5 million, $42.6 million and $16.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table sets forth information about our mortgage subsidiary’s total retail loan production by borrower risk classification during the periods indicated.

	Total Retail

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)(1)	$581,594	$571,714	$1,216,816	$852,416	$432,432
Total originations (in units)	4,239	4221	8,994	7,437	4,403
A+ Credit Grade Loans
Percentage of total fundings	18.71%	38.65%	31.58%	36.48%	32.25%
Combined weighted average initial LTV	76.49%	71.67%	71.98%	70.45%	77.27%
Weighted average interest rate:
Fixed-rate mortgages	5.52%	5.73%	5.71%	6.35%	7.14%
ARMs	5.10%	5.05%	5.08%	6.15%	6.65%
A Credit Grade Loans
Percentage of total fundings	17.40%	17.05%	16.58%	16.58%	21.04%
Combined weighted average initial LTV	84.48%	82.11%	82.47%	83.08%	84.90%
Weighted average interest rate:
Fixed-rate mortgages	6.36%	6.45%	6.55%	7.33%	7.85%
ARMs	5.44%	6.10%	5.89%	6.97%	7.16%
A- Credit Grade Loans
Percentage of total fundings	17.73%	13.57%	4.17%	15.25%	17.03%
Combined weighted average initial LTV	84.10%	84.01%	83.15%	84.57%	83.60%
Weighted average interest rate:
Fixed-rate mortgages	6.88%	7.14%	7.12%	8.13%	8.52%
ARMs	5.92%	6.75%	6.60%	7.64%	7.63%
B Credit Grade Loans
Percentage of total fundings	22.07%	15.00%	18.12%	16.99%	18.98%
Combined weighted average initial LTV	85.62%	87.46%	86.64%	84.56%	83.91%
Weighted average interest rate:
Fixed-rate mortgages	7.48%	8.12%	8.05%	9.02%	9.29%
ARMs	7.21%	7.69%	7.44%	8.28%	8.21%
C Credit Grade Loans
Percentage of total fundings	14.15%	9.32%	11.35%	7.62%	5.94%
Combined weighted average initial LTV	86.62%	91.62%	90.05%	86.82%	83.70%
Weighted average interest rate:
Fixed-rate mortgages	8.01%	8.44%	8.49%	9.41%	10.30%
ARMs	7.77%	8.15%	7.97%	8.73%	8.71%
D Credit Grade Loans
Percentage of total fundings	9.95%	6.41%	8.19%	7.09%	4.75%
Combined weighted average initial LTV	80.70%	83.69%	82.80%	80.10%	77.53%
Weighted average interest rate:
Fixed-rate mortgages	8.23%	8.61%	8.55%	9.52%	10.23%
ARMs	7.98%	8.28%	8.19%	8.91%	9.30%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $63.9 million and $74.1 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $167.5 million, $42.6 million and $16.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table sets forth information about our mortgage subsidiary’s retail non-conforming loan production by borrower risk classification during the periods indicated.

	Retail Non-Conforming

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)(1)	$472,026	$314,048	$770,332	$503,590	$314,083
Total originations (in units)	3,825	3,088	7,220	5,769	3,765
A+ Credit Grade Loans
Percentage of total fundings	12.6%	14.2%	12.9%	15.1%	22.3%
Combined weighted average initial LTV	83.0%	81.1%	80.9%	84.9%	82.6%
Weighted average interest rate:
Fixed-rate mortgages	5.69%	6.49%	6.36%	7.65%	7.64%
ARMs	5.26%	5.77%	5.73%	6.82%	7.15%
A Credit Grade Loans
Percentage of total fundings	15.4%	13.5%	13.5%	14.2%	17.9%
Combined weighted average initial LTV	86.4%	88.0%	87.7%	90.0%	89.4%
Weighted average interest rate:
Fixed-rate mortgages	6.62%	7.30%	7.22%	8.50%	8.54%
ARMs	5.75%	6.76%	6.42%	7.57%	7.49%
A- Credit Grade Loans
Percentage of total fundings	18.8%	18.2%	17.2%	19.7%	19.8%
Combined weighted average initial LTV	84.2%	86.7%	84.7%	86.5%	84.4%
Weighted average interest rate:
Fixed-rate mortgages	7.03%	7.47%	7.39%	8.73%	8.88%
ARMs	6.05%	7.16%	6.85%	7.79%	7.76%
B Credit Grade Loans
Percentage of total fundings	25.5%	26.6%	27.3%	27.0%	25.6%
Combined weighted average initial LTV	85.6%	87.5%	86.8%	84.8%	83.5%
Weighted average interest rate:
Fixed-rate mortgages	7.53%	8.17%	8.10%	9.10%	9.36%
ARMs	7.26%	7.70%	7.50%	8.31%	8.17%
C Credit Grade Loans
Percentage of total fundings	16.6%	16.4%	17.1%	12.5%	8.0%
Combined weighted average initial LTV	86.4%	91.7%	90.3%	86.9%	83.2%
Weighted average interest rate:
Fixed-rate mortgages	8.06%	8.44%	8.49%	9.43%	10.38%
ARMs	7.80%	8.18%	8.04%	8.76%	8.85%
D Credit Grade Loans
Percentage of total fundings	11.2%	11.2%	12.1%	11.6%	6.4%
Combined weighted average initial LTV	81.1%	84.1%	83.1%	80.2%	78.0%
Weighted average interest rate:
Fixed-rate mortgages	8.24%	8.61%	8.57%	9.54%	10.34%
ARMs	8.04%	8.37%	8.26%	8.91%	9.30%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $46.8 million and $44.9 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $106.2 million, $32.0 million and $15.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table sets forth information about our mortgage subsidiary’s retail jumbo loan production by borrower risk classification during the periods indicated.

	Retail Jumbo

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)(1)	$82,846	$180,311	$335,498	$235,189	$66,029
Total originations (in units)	196	392	730	585	183
A+ Credit Grade Loans
Percentage of total fundings	48.8%	80.2%	70.5%	81.1%	57.9%
Combined weighted average initial LTV	67.9%	68.3%	67.9%	63.6%	69.9%
Weighted average interest rate:
Fixed-rate mortgages	5.26%	5.55%	5.48%	5.89%	6.90%
ARMs	4.91%	4.89%	4.94%	5.89%	6.74%
A Credit Grade Loans
Percentage of total fundings	17.7%	12.6%	14.9%	10.9%	22.1%
Combined weighted average initial LTV	83.3%	75.2%	75.2%	70.6%	77.3%
Weighted average interest rate:
Fixed-rate mortgages	5.69%	5.86%	5.92%	6.01%	7.08%
ARMs	4.76%	5.28%	5.17%	5.82%	6.96%
A- Credit Grade Loans
Percentage of total fundings	13.7%	3.8%	7.1%	3.8%	9.83%
Combined weighted average initial LTV	84.2%	72.7%	78.1%	79.4%	82.1%
Weighted average interest rate:
Fixed-rate mortgages	5.98%	6.21%	6.26%	7.08%	7.29%
ARMs	4.92%	5.41%	5.73%	6.28%	7.33%
B Credit Grade Loans
Percentage of total fundings	9.2%	1.3%	3.2%	3.0%	6.4%
Combined weighted average initial LTV	85.5%	88.2%	83.3%	82.9%	90.7%
Weighted average interest rate:
Fixed-rate mortgages	6.23%	6.48%	6.93%	8.16%	8.34%
ARMs	6.68%	7.20%	6.47%	7.84%	8.47%
C Credit Grade Loans
Percentage of total fundings	4.6%	1.2%	2.2%	0.6%	1.9%
Combined weighted average initial LTV	91.1%	90.9%	85.6%	79.9%	92.5%
Weighted average interest rate:
Fixed-rate mortgages	6.87%	8.49%	8.25%	8.03%	9.21%
ARMs	6.99%	7.79%	6.99%	—	7.25%
D Credit Grade Loans
Percentage of total fundings	6.0%	0.9%	2.1%	0.6%	1.9%
Combined weighted average initial LTV	76.4%	75.4%	78.6%	74.4%	70.6%
Weighted average interest rate:
Fixed-rate mortgages	8.10%	—	7.92%	—	8.88%
ARMs	7.37%	7.14%	7.49%	8.94%	—

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $17.1 million and $29.2 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $61.3 million, $10.6 million and $941,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table sets forth information about our mortgage subsidiary’s retail conforming loan production by borrower risk classification during the periods indicated.

	Retail Conforming

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)(1)	$26,723	$77,355	$110,986	$113,637	$52,319
Total originations (in units)	218	741	1,044	1,083	455
A+ Credit Grade Loans
Percentage of total fundings	35.1%	39.8%	42.0%	39.3%	52.0%
Combined weighted average initial LTV	72.4%	74.0%	73.9%	75.1%	75.2%
Weighted average interest rate:
Fixed-rate mortgages	5.59%	5.48%	5.49%	6.29%	6.38%
ARMs	4.43%	4.49%	4.35%	5.36%	5.78%
A Credit Grade Loans
Percentage of total fundings	54.1%	42.0%	42.8%	39.2%	34.0%
Combined weighted average initial LTV	75.6%	79.4%	78.8%	79.3%	79.4%
Weighted average interest rate:
Fixed-rate mortgages	5.70%	5.86%	5.87%	6.41%	6.64%
ARMs	4.48%	5.18%	4.89%	5.44%	5.88%
A- Credit Grade Loans
Percentage of total fundings	10.8%	17.9%	15.0%	19.4%	12.5%
Combined weighted average initial LTV	80.6%	78.8%	78.4%	77.6%	78.5%
Weighted average interest rate:
Fixed-rate mortgages	6.20%	6.35%	6.32%	6.64%	6.80%
ARMs	4.93%	5.12%	5.12%	5.64%	4.63%
B Credit Grade Loans
Percentage of total fundings	—	0.3%	0.2%	1.9%	1.3%
Combined weighted average initial LTV	—	74.9%	74.9%	71.1%	78.5%
Weighted average interest rate:
Fixed-rate mortgages	—	6.68%	6.68%	7.16%	6.82%
ARMs	—	—	—	—	—
C Credit Grade Loans
Percentage of total fundings	—	—	—	0.1%	0.3%
Combined weighted average initial LTV	—	—	—	90.0%	86.6%
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	8.25%	8.13%
ARMs	—	—	—	—	—
D Credit Grade Loans
Percentage of total fundings	—	—	—	0.2%	—
Combined weighted average initial LTV	—	—	—	80.0%	—
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	7.00%	—
ARMs	—	—	—	—	—

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $102,000 during 2001.

      The following table sets forth information about our mortgage subsidiary’s total wholesale loan production by borrower risk classification during the periods indicated.

	Total Wholesale

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)	$386,087	$175,907	$455,162	$223,143	$87,429
Total originations (in units)	3,555	1,740	4,360	2,470	926
A+ Credit Grade Loans
Percentage of total fundings	20.5%	13.7%	13.4%	13.9%	11.3%
Combined weighted average initial LTV	93.7%	93.0%	93.2%	92.5%	91.3%
Weighted average interest rate:
Fixed-rate mortgages	7.29%	7.68%	7.55%	8.75%	9.09%
ARMs	5.80%	6.82%	6.46%	7.34%	7.71%
A Credit Grade Loans
Percentage of total fundings	8.3%	15.3%	17.0%	18.4%	18.7%
Combined weighted average initial LTV	94.8%	92.3%	93.1%	94.3%	91.8%
Weighted average interest rate:
Fixed-rate mortgages	8.00%	8.17%	7.97%	10.11%	10.23%
ARMs	5.89%	7.25%	6.88%	7.60%	7.68%
A- Credit Grade Loans
Percentage of total fundings	20.7%	16.2%	16.2%	25.3%	31.1%
Combined weighted average initial LTV	93.8%	88.4%	89.1%	89.7%	87.8%
Weighted average interest rate:
Fixed-rate mortgages	8.35%	8.48%	8.21%	9.98%	10.59%
ARMs	6.24%	7.30%	7.07%	7.83%	7.99%
B Credit Grade Loans
Percentage of total fundings	20.6%	26.8%	24.7%	26.1%	24.4%
Combined weighted average initial LTV	92.3%	89.7%	90.2%	87.3%	83.5%
Weighted average interest rate:
Fixed-rate mortgages	7.71%	8.62%	8.52%	10.08%	10.94%
ARMs	6.93%	7.99%	7.78%	8.38%	8.63%
C Credit Grade Loans
Percentage of total fundings	24.0%	18.3%	19.7%	10.0%	8.2%
Combined weighted average initial LTV	93.0%	95.0%	94.8%	87.8%	89.7%
Weighted average interest rate:
Fixed-rate mortgages	9.85%	9.56%	9.58%	10.81%	11.43%
ARMs	7.86%	8.40%	8.25%	8.80%	8.70%
D Credit Grade Loans
Percentage of total fundings	5.9%	9.7%	9.1%	6.3%	6.3%
Combined weighted average initial LTV	82.8%	85.1%	84.8%	81.8%	78.7%
Weighted average interest rate:
Fixed-rate mortgages	8.72%	8.63%	8.60%	9.85%	9.83%
ARMs	7.96%	8.26%	8.08%	9.12%	8.55%

      The following table sets forth information about our mortgage subsidiary’s wholesale non-conforming loan production by borrower risk classification during the periods indicated.

	Wholesale Non-Conforming

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)	$337,941	$162,558	$413,577	$198,834	$73,508
Total originations (in units)	3,440	1,708	4,261	2,412	887
A+ Credit Grade Loans
Percentage of total fundings	18.6%	13.6%	12.8%	12.5%	10.7%
Combined weighted average initial LTV	94.5%	94.2%	94.3%	95.5%	93.1%
Weighted average interest rate:
Fixed-rate mortgages	7.40%	7.76%	7.64%	9.30%	9.62%
ARMs	5.95%	6.95%	6.66%	7.46%	7.70%
A Credit Grade Loans
Percentage of total fundings	7.5%	14.5%	16.0%	18.1%	18.8%
Combined weighted average initial LTV	94.5%	93.1%	94.1%	95.0%	92.9%
Weighted average interest rate:
Fixed-rate mortgages	8.03%	8.37%	8.11%	10.14%	10.57%
ARMs	5.99%	7.26%	6.95%	7.71%	7.68%
A- Credit Grade Loans
Percentage of total fundings	20.2%	15.7%	15.1%	25.7%	30.3%
Combined weighted average initial LTV	94.3%	89.3%	89.6%	90.2%	88.2%
Weighted average interest rate:
Fixed-rate mortgages	8.37%	8.57%	8.38%	10.20%	10.96%
ARMs	6.36%	7.40%	7.13%	7.85%	8.10%
B Credit Grade Loans
Percentage of total fundings	20.6%	26.9%	25.3%	27.3%	25.6%
Combined weighted average initial LTV	93.1%	90.6%	90.8%	87.3%	84.3%
Weighted average interest rate:
Fixed-rate mortgages	7.74%	8.62%	8.52%	10.10%	11.03%
ARMs	7.04%	8.05%	7.83%	8.44%	8.73%
C Credit Grade Loans
Percentage of total fundings	26.4%	19.6%	21.3%	10.2%	9.9%
Combined weighted average initial LTV	93.1%	95.0%	94.7%	87.3%	89.6%
Weighted average interest rate:
Fixed-rate mortgages	9.90%	9.56%	9.58%	10.81%	11.42%
ARMs	7.90%	8.40%	8.26%	8.82%	8.70%
D Credit Grade Loans
Percentage of total fundings	6.7%	9.8%	9.6%	6.1%	4.7%
Combined weighted average initial LTV	82.8%	84.7%	84.5%	81.8%	77.4%
Weighted average interest rate:
Fixed-rate mortgages	8.72%	8.77%	8.66%	9.85%	9.60%
ARMs	7.96%	8.27%	8.10%	9.19%	9.26%

      The following table sets forth information about our mortgage subsidiary’s wholesale jumbo loan production by borrower risk classification during the periods indicated.

	Wholesale Jumbo

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)	$48,146	$13,349	$41,585	$24,308	$13,921
Total originations (in units)	115	32	99	58	39
A+ Credit Grade Loans
Percentage of total fundings	33.8%	14.5%	19.8%	25.2%	10.9%
Combined weighted average initial LTV	90.7%	79.0%	86.1%	80.5%	83.9%
Weighted average interest rate:
Fixed-rate mortgages	4.69%	6.21%	6.36%	5.59%	7.77%
ARMs	5.46%	5.80%	5.72%	7.10%	7.61%
A Credit Grade Loans
Percentage of total fundings	13.3%	25.9%	27.1%	20.5%	19.7%
Combined weighted average initial LTV	96.1%	86.7%	87.2%	89.7%	86.2%
Weighted average interest rate:
Fixed-rate mortgages	7.25%	6.47%	6.82%	—	8.24%
ARMs	5.67%	7.19%	6.56%	7.19%	7.66%
A- Credit Grade Loans
Percentage of total fundings	24.4%	23.2%	27.0%	23.0%	36.0%
Combined weighted average initial LTV	90.6%	80.4%	86.1%	85.0%	86.0%
Weighted average interest rate:
Fixed-rate mortgages	7.50%	6.25%	6.42%	7.76%	8.02%
ARMs	5.75%	6.73%	6.77%	7.70%	7.64%
B Credit Grade Loans
Percentage of total fundings	21.0%	25.7%	18.4%	17.1%	18.7%
Combined weighted average initial LTV	86.4%	77.6%	81.7%	85.6%	77.6%
Weighted average interest rate:
Fixed-rate mortgages	6.66%	8.76%	8.76%	—	8.88%
ARMs	6.32%	7.34%	7.15%	7.86%	8.15%
C Credit Grade Loans
Percentage of total fundings	7.5%	2.6%	3.4%	6.2%	14.6%
Combined weighted average initial LTV	89.3%	100.0%	96.3%	92.4%	80.6%
Weighted average interest rate:
Fixed-rate mortgages	7.22%	—	—	—	11.15%
ARMs	7.11%	8.58%	7.87%	8.55%	8.21%
D Credit Grade Loans
Percentage of total fundings	—	8.1%	4.4%	8.1%	—
Combined weighted average initial LTV	—	90.8%	91.6%	82.9%	—
Weighted average interest rate:
Fixed-rate mortgages	—	7.75%	7.75%	—	—
ARMs	—	7.88%	7.55%	8.82%	—

      The following table sets forth information about our mortgage subsidiary’s total correspondent production by borrower risk classification during the periods indicated.

	Total Correspondent

	Six Months Ended		Year Ended
	June 30,		December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)	$10,386	—	—	—	—
Total originations (in units)	75	—	—	—	—
A+ Credit Grade Loans
Percentage of total fundings	7.7%	—	—	—	—
Combined weighted average initial LTV	88.8%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages
ARMs	6.94%	—	—	—	—
A Credit Grade Loans
Percentage of total fundings	5.28%	—	—	—	—
Combined weighted average initial LTV	9.2%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	83.5%	—	—	—	—
ARMs	7.00%	—	—	—	—
A- Credit Grade Loans
Percentage of total fundings	6.73%	—	—	—	—
Combined weighted average initial LTV	19.4%	—	—	—	—
Weighted average interest rate:	88.6%	—	—	—	—
Fixed-rate mortgages	7.54%	—	—	—	—
ARMs	6.99%	—	—	—	—
B Credit Grade Loans
Percentage of total fundings	24.6%	—	—	—	—
Combined weighted average initial LTV	88.2%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	7.34%	—	—	—	—
ARMs	7.15%	—	—	—	—
C Credit Grade Loans
Percentage of total fundings	38.4%	—	—	—	—
Combined weighted average initial LTV	87.3%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	7.82%	—	—	—	—
ARMs	7.77%	—	—	—	—
D Credit Grade Loans
Percentage of total fundings	0.8%	—	—	—	—
Combined weighted average initial LTV	75.0%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	—	—
ARMs	7.25%	—	—	—	—

      The following table sets forth information about our mortgage subsidiary’s correspondent non-conforming loan production by borrower risk classification during the periods indicated.

	Correspondent Non-Conforming

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)	$8,383	—	—	—	—
Total originations (in units)	70	—	—	—	—
A+ Credit Grade Loans
Percentage of total fundings	9.5%	—	—	—	—
Combined weighted average initial LTV	88.8%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	6.94%	—	—	—	—
ARMs	5.28%	—	—	—	—
A Credit Grade Loans
Percentage of total fundings	5.5%	—	—	—	—
Combined weighted average initial LTV	82.4%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	7.00%	—	—	—	—
ARMs	6.54%	—	—	—	—
A- Credit Grade Loans
Percentage of total fundings	24.0%	—	—	—	—
Combined weighted average initial LTV	88.6%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	7.54%	—	—	—	—
ARMs	6.99%	—	—	—	—
B Credit Grade Loans
Percentage of total fundings	25.9%	—	—	—	—
Combined weighted average initial LTV	87.0%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	7.33%	—	—	—	—
ARMs	7.15%	—	—	—	—
C Credit Grade Loans
Percentage of total fundings	34.2%	—	—	—	—
Combined weighted average initial LTV	88.7%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	7.82%	—	—	—	—
ARMs	8.07%	—	—	—	—
D Credit Grade Loans
Percentage of total fundings	1.0%	—	—	—	—
Combined weighted average initial LTV	75.0%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	—	—
ARMs	7.25%	—	—	—	—

      The following table sets forth information about our mortgage subsidiary’s correspondent jumbo loan production by borrower risk classification during the periods indicated.

	Correspondent Jumbo

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Total originations (in thousands)	$2,003	—	—	—	—
Total originations (in units)	5	—	—	—	—
A+ Credit Grade Loans
Percentage of total fundings	—	—	—	—	—
Combined weighted average initial LTV	—	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	—	—
ARMs	—	—	—	—	—
A Credit Grade Loans
Percentage of total fundings	25.0%	—	—	—	—
Combined weighted average initial LTV	84.6%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	—	—
ARMs	6.88%	—	—	—	—
A- Credit Grade Loans
Percentage of total fundings	—	—	—	—	—
Combined weighted average initial LTV	—	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	—	—
ARMs	—	—	—	—	—
B Credit Grade Loans
Percentage of total fundings	19.2%	—	—	—	—
Combined weighted average initial LTV	95.0%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	7.35%	—	—	—	—
ARMs	—	—	—	—	—
C Credit Grade Loans
Percentage of total fundings	55.8%	—	—	—	—
Combined weighted average initial LTV	83.7%	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	—	—
ARMs	7.08%	—	—	—	—
D Credit Grade Loans
Percentage of total fundings	—	—	—	—	—
Combined weighted average initial LTV	—	—	—	—	—
Weighted average interest rate:
Fixed-rate mortgages	—	—	—	—	—
ARMs	—	—	—	—	—

      The following table sets forth information about our mortgage subsidiary’s total loan production during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Total Company

	Six Months Ended June 30,				Year Ended December 31,

	2004		2003		2003			2002

	(Dollars in thousands)
FICO Score
Greater than 800	$1,928	0.2%	$6,134	0.9%	$10,495		0.7%	$12,257		1.2%
800 to 751	62,995	6.5	106,965	14.8	180,228		11.2	151,400		14.5
750 to 701	137,167	14.1	130,393	18.1	253,640		15.8	182,703		17.4
700 to 681	90,284	9.3	60,639	8.4	132,320		8.2	83,597		8.0
680 to 661	117,231	12.0	73,522	10.2	159,711		9.9	103,182		9.9
660 to 641	119,920	12.3	66,094	9.2	173,973		10.8	103,798		9.9
640 to 621	114,211	11.7	72,284	10.0	165,351		10.3	105,602		10.1
620 to 601	95,903	9.8	65,721	9.1	165,052		10.3	103,901		9.9
600 to 581	81,393	8.4	55,089	7.6	135,378		8.4	70,767		6.8
580 to 561	54,458	5.6	31,806	4.4	86,376		5.4	53,156		5.1
560 to 541	45,128	4.6	22,582	3.1	62,215		3.9	37,742		3.6
540 to 521	33,107	3.4	18,790	2.6	52,915		3.3	23,757		2.2
520 to 501	19,506	2.0	9,204	1.3	28,905		1.7	12,777		1.2
500 and less	1,516	0.1	1,314	0.3	2,035		0.1	2,700		0.2

Total	$974,747	100.0%	$720,537	100.0%	$1,608,594	(1)	100.0%	$1,047,339	(1)	100.0%

Weighted average FICO	651		666		659			666

(1)	Excludes loans in which we inadvertently did not retain borrower FICO scores in the amount of $3.3 million and $27.1 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $63.4 million and $28.2 million during the years ended December 31, 2003 and 2002, respectively.

      The following table sets forth information regarding our mortgage subsidiary’s retail division loan production during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Retail Division

	Six Months Ended June 30,				Year Ended December 31,

	2004		2003		2003			2002

	(Dollars in thousands)
FICO Score
Greater than 800	$1,433	0.2%	$6,058	1.1%	$9,258		0.8%	$11,766		1.4%
800 to 751	37,282	6.4	100,239	18.3	161,637		14.0	144,409		17.5
750 to 701	75,759	13.1	113,047	20.7	208,443		18.0	157,110		19.0
700 to 681	44,607	7.7	47,200	8.6	94,374		8.2	69,283		8.4
680 to 661	63,632	11.0	57,176	10.5	113,855		9.8	75,240		9.1
660 to 641	65,131	11.3	44,437	8.1	111,733		9.7	72,866		8.8
640 to 621	67,660	11.7	47,849	8.8	108,116		9.3	73,984		9.0
620 to 601	58,357	10.1	39,022	7.1	98,791		8.5	70,586		8.6
600 to 581	51,503	8.9	34,430	6.3	84,247		7.3	48,521		5.9
580 to 561	37,832	6.5	22,419	4.1	61,490		5.3	40,227		4.9
560 to 541	35,904	6.2	14,701	2.7	44,031		3.8	29,507		3.6
540 to 521	24,183	4.2	12,911	2.4	39,081		3.4	19,305		2.3
520 to 501	14,296	2.6	6,180	1.1	20,241		1.8	9,976		1.2
500 and less	836	0.1	871	0.2	1,446		0.1	2,355		0.3

Total	$578,415	100.0%	$546,540	100.0%	$1,156,743	(1)	100.0%	$825,135	(1)	100.0%

Weighted average FICO	647		677		664			672

(1)	Excludes loans in which we inadvertently did not retain borrower FICO scores in the amount of $3.2 million and $25.2 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $60.1 million and $27.3 million during the years ended December 31, 2003 and 2002, respectively.

      The following table sets forth information regarding non-conforming loan production by our mortgage subsidiary’s retail division during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Non-Conforming Retail

	Six Months Ended June 30,				Year Ended December 31,

	2004		2003		2003			2002

	(Dollars in thousands)
FICO Score
Greater than 800	$921	0.2%	$1,118	0.4%	$1,935		0.3%	$1,420		0.3%
800 to 751	12,845	2.7	15,848	5.3	33,609		4.6	26,731		5.5
750 to 701	50,089	10.6	34,126	11.4	73,623		10.1	51,910		10.7
700 to 681	31,491	6.7	18,671	6.3	42,069		5.8	32,323		6.6
680 to 661	47,099	10.0	28,131	9.4	65,909		9.0	42,984		8.8
660 to 641	57,423	12.2	35,036	11.7	89,614		12.3	56,984		11.7
640 to 621	62,023	13.2	40,646	13.6	94,733		13.0	63,511		13.1
620 to 601	52,858	11.2	36,871	12.3	91,266		12.5	66,122		13.6
600 to 581	47,817	10.2	33,228	11.1	80,019		11.0	45,894		9.4
580 to 561	35,866	7.6	21,675	7.3	57,393		7.9	39,509		8.1
560 to 541	35,167	7.5	14,008	4.7	41,791		5.7	29,119		6.0
540 to 521	23,442	5.0	12,217	4.1	36,920		5.1	18,681		3.9
520 to 501	12,868	2.7	6,180	2.1	18,777		2.6	8,923		1.8
500 and less	836	0.2	871	0.3	1,447		0.1	2,355		0.5

Total	$470,745	100.0%	$298,626	100.0%	$729,105	(1)	100.0%	$486,466	(1)	100.0%

Weighted average FICO	630		637		633			636

(1)	Excludes loans in which the borrower FICO scores were not retained in the amount of $1.3 million and $15.4 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $41.2 million and $17.1 million during the years ended December 31, 2003 and 2002, respectively.

      The following table sets forth information regarding jumbo loan production by our mortgage subsidiary’s retail division during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Jumbo Retail

	Six Months Ended June 30,						Year Ended December 31,

	2004			2003			2003			2002

	(Dollars in thousands)
FICO Score
Greater than 800	$350		0.4%	$4,116		2.4%	$6,036		1.9%	$9,185		4.0%
800 to 751	22,594		27.3	73,285		42.1	111,681		34.7	99,781		43.7
750 to 701	18,295		22.1	59,344		34.1	105,111		32.6	74,953		32.8
700 to 681	9,144		11.0	15,259		8.8	33,034		10.3	19,073		8.4
680 to 661	6,970		8.4	9,860		5.7	20,261		6.3	8,748		3.8
660 to 641	5,796		7.0	2,776		1.6	14,186		4.4	3,904		1.7
640 to 621	5,638		6.8	4,396		2.5	10,575		3.3	4,353		1.9
620 to 601	5,499		6.6	1,659		0.9	7,034		2.2	2,930		1.3
600 to 581	3,687		4.5	1,203		0.7	4,227		1.3	2,543		1.1
580 to 561	1,967		2.4	744		0.4	4,097		1.3	718		0.3
560 to 541	737		0.9	692		0.4	2,241		0.6	388		0.2
540 to 521	741		0.9	694		0.4	2,161		0.6	624		0.3
520 to 501	1,428		1.7	—		—	1,464		0.5	1,052		0.5
500 and less	—		—	—		—	—		—	—		—

Total	$82,846	(1)	100.0%	$174,028	(1)	100.0%	$322,108	(1)	100.0%	$228,252	(1)	100.0%

Weighted average FICO	720			734			720			738

(1)	Excludes loans in which we inadvertently did not retain borrower FICO scores in the amount of $6.3 million during the six-month period ended June 30, 2003, and $13.4 million and $6.9 million during the years ended December 31, 2003 and 2002, respectively.

      The following table sets forth information regarding conforming loan production by our mortgage subsidiary’s retail division during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Conforming Retail

	Six Months Ended June 30,						Year Ended December 31,

	2004			2003			2003			2002

	(Dollars in thousands)
FICO Score
Greater than 800	$162		0.7%	$825		1.1%	$1,287		1.2%	$1,161		1.0%
800 to 751	1,844		7.4	11,105		15.0	16,346		15.5	17,897		16.2
750 to 701	7,375		29.7	19,578		26.5	29,709		28.2	30,247		27.4
700 to 681	3,972		16.0	13,270		18.0	19,271		18.3	17,887		16.2
680 to 661	9,563		38.5	19,185		26.0	27,686		26.2	23,509		21.3
660 to 641	1,912		7.7	6,625		9.0	7,933		7.5	11,978		10.8
640 to 621	—		—	2,807		3.8	2,807		2.7	6,120		5.5
620 to 601	—		—	492		0.6	492		0.4	1,534		1.4
600 to 581	—		—	—		—	—		—	85		0.1

Total	$24,828	(1)	100.0%	$73,887	(1)	100.0%	$105,531	(1)	100.0%	$110,418	(1)	100.0%

Weighted average FICO	724			702			704			702

(1)	Excludes loans in which we inadvertently did not retain borrower FICO scores in the amount of $1.9 million and $3.5 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $5.5 million and $3.2 million during the years ended December 31, 2003 and 2002, respectively.

      The following table sets forth information regarding our mortgage subsidiary’s wholesale division loan production during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Wholesale Division

	Six Months Ended June 30,						Year Ended December

	2004			2003			2003			2002

	(Dollars in thousands)
FICO Score
Greater than 800	$495		0.1%	$76		—%	$1,237		0.3%	$491		0.2%
800 to 751	25,319		6.6	6,726		3.9	18,591		4.1	6,991		3.1
750 to 701	60,744		15.7	17,346		10.0	45,197		10.0	25,593		11.5
700 to 681	45,074		11.7	13,440		7.7	37,946		8.4	14,314		6.5
680 to 661	51,878		13.4	16,346		9.4	45,855		10.1	27,941		12.6
660 to 641	53,563		13.9	21,657		12.4	62,241		13.8	30,933		13.9
640 to 621	44,815		11.6	24,436		14.0	57,235		12.7	31,618		14.2
620 to 601	36,118		9.4	26,699		15.3	66,261		14.7	33,315		15.0
600 to 581	28,227		7.3	20,659		11.9	51,131		11.3	22,246		10.0
580 to 561	15,755		4.1	9,386		5.4	24,887		5.5	12,929		5.8
560 to 541	9,143		2.4	7,881		4.5	18,184		4.0	8,236		3.7
540 to 521	8,924		2.3	5,879		3.4	13,834		3.1	4,452		2.0
520 to 501	5,210		1.3	3,024		1.7	8,664		1.9	2,802		1.3
500 and less	679		0.2	443		0.4	588		0.1	345		0.2

Total	$385,944	(1)	100.0%	$173,998	(1)	100.0%	$451,851	(1)	100.0%	$222,206	(1)	100.0%

Weighted average FICO	656			634			646			640

(1)	Excludes loans in which we inadvertently did not retain borrower FICO scores in the amount of $142,000 and $1.9 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $3.3 million and $937,000 during the years ended December 31, 2003 and 2002, respectively.

      The following table sets forth information regarding non-conforming loan production by our mortgage subsidiary’s wholesale division during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Non-Conforming Wholesale

	Six Months Ended June 30,						Year Ended December 31,

	2004			2003			2003			2002

	(Dollars in thousands)
FICO Score
Greater than 800	$495		0.1%	$76		—%	$1,237		0.3%	$491		0.2%
800 to 751	20,032		5.9	6,058		3.8	16,123		3.9	6,335		3.2
750 to 701	50,247		14.9	16,125		10.0	39,106		9.5	19,910		10.1
700 to 681	36,539		10.8	12,145		7.5	32,221		7.8	13,938		7.0
680 to 661	44,127		13.1	14,276		8.9	40,004		9.7	23,357		11.8
660 to 641	47,361		14.0	19,217		11.9	53,739		13.1	27,725		14.0
640 to 621	39,432		11.7	23,256		14.4	54,154		13.2	28,993		14.7
620 to 601	33,256		9.8	24,813		15.4	62,744		15.3	30,398		15.4
600 to 581	27,401		8.1	19,571		12.2	48,138		11.7	19,727		10.0
580 to 561	14,953		4.4	8,640		5.4	23,046		5.6	11,959		6.0
560 to 541	9,143		2.7	7,481		4.6	17,421		4.2	7,852		4.0
540 to 521	8,924		2.7	5,879		3.7	13,834		3.5	4,452		2.2
520 to 501	5,210		1.6	3,024		1.9	8,265		2.1	2,415		1.2
500 and less	679		0.2	443		0.3	588		0.1	345		0.2

Total	$337,799	(1)	100.0%	$161,004	(1)	100.0%	$410,620	(1)	100.0%	$197,897	(1)	100.0%

Weighted average FICO	652			633			644			639

(1)	Excludes loans in which we inadvertently did not retain borrower FICO scores in the amount of $142,000 and $1.6 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $2.9 million and $937,000 during the years ended December 31, 2003 and 2002, respectively.

      The following table sets forth information regarding jumbo loan production by our mortgage subsidiary’s wholesale division during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Jumbo Wholesale

	Six Months Ended June 30,					Year Ended December 31,

	2004		2003			2003			2002

	(Dollars in thousands)
FICO Score
Greater than 800	$—	—%	$—		—%	$—		—%	$—	—%
800 to 751	5,287	11.0	669		5.1	2,468		6.0	655	2.7
750 to 701	10,497	21.8	1,220		9.4	6,091		14.8	5,683	23.3
700 to 681	8,534	17.7	1,295		10.0	5,725		13.9	376	1.5
680 to 661	7,751	16.1	2,070		15.9	5,851		14.2	4,585	18.9
660 to 641	6,203	12.9	2,441		18.8	8,502		20.6	3,208	13.2
640 to 621	5,384	11.2	1,180		9.1	3,081		7.5	2,625	10.8
620 to 601	2,862	5.9	1,886		14.5	3,517		8.5	2,917	12.0
600 to 581	826	1.7	1,088		8.4	2,993		7.3	2,519	10.4
580 to 561	803	1.7	747		5.7	1,841		4.5	971	4.0
560 to 541	—	—	400		3.1	763		1.8	384	1.6
540 to 521	—	—	—		—	—		—	—	—
520 to 501	—	—	—		—	399		0.9	386	1.6
500 and less	—	—	—		—	—		—	—	—

Total	$48,146	100.0%	$12,994	(1)	100.0%	$41,231	(1)	100.0%	$24,309	100.0%

Weighted average FICO	684		649			661			655

(1)	Excludes loans in which we inadvertently did not retain borrower FICO scores in the amount of $355,000 during the six-month period ended June 30, 2003 and $354,000 during the year ended December 31, 2003.

      The following table sets forth information regarding our mortgage subsidiary’s correspondent division during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Correspondent Division

	Six Months Ended June 30,				Year Ended December 31,

	2004		2003		2003		2002

	(Dollars in thousands)
FICO Score
Greater than 800	$—	—%	$—	—	$—	—	$—	—
800 to 751	394	3.8	—	—	—	—	—	—
750 to 701	664	6.4	—	—	—	—	—	—
700 to 681	603	5.8	—	—	—	—	—	—
680 to 661	1,721	16.6	—	—	—	—	—	—
660 to 641	1,226	11.8	—	—	—	—	—	—
640 to 621	1,736	16.7	—	—	—	—	—	—
620 to 601	1,429	13.8	—	—	—	—	—	—
600 to 581	1,663	16.0	—	—	—	—	—	—
580 to 561	870	8.4	—	—	—	—	—	—
560 to 541	81	0.8	—	—	—	—	—	—
540 to 521	—	—	—	—	—	—	—	—
520 to 501	—	—	—	—	—	—	—	—
500 and less	—	—	—	—	—	—	—	—

Total	$10,386	100.0%	$—	—	$—	—	$—	—

Weighted average FICO	639

      The following table sets forth information regarding non-conforming loan production by our mortgage subsidiary’s correspondent division during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Non-Conforming Correspondent

	Six Months Ended June 30,				Year Ended December 31,

	2004		2003		2003		2002

	(Dollars in thousands)
FICO Score
Greater than 800	$—	—%	$—	—	$—	—	$—	—
800 to 751	394	4.7	—	—	—	—	—	—
750 to 701	664	7.9	—	—	—	—	—	—
700 to 681	603	7.2	—	—	—	—	—	—
680 to 661	1,221	14.6	—	—	—	—	—	—
660 to 641	1,226	14.6	—	—	—	—	—	—
640 to 621	1,351	16.1	—	—	—	—	—	—
620 to 601	1,016	12.1	—	—	—	—	—	—
600 to 581	957	11.4	—	—	—	—	—	—
580 to 561	870	10.4	—	—	—	—	—	—
560 to 541	81	1.0	—	—	—	—	—	—
540 to 521	—	—	—	—	—	—	—	—
520 to 501	—	—	—	—	—	—	—	—
500 and less	—	—	—	—	—	—	—	—

Total	$8,383	100.0%	$—	—	$—	—	$—	—

Weighted average FICO	644

     The following table sets forth information regarding jumbo loan production by our mortgage subsidiary’s correspondent division during the periods indicated based upon borrowers’ credit scores obtained from one or more of the three principal credit bureaus.

	Jumbo Correspondent

	Six Months Ended June 30,				Year Ended December 31,

	2004		2003		2003		2002

	(Dollars in thousands)
FICO Score
Greater than 800	$—	—%	$—	—	$—	—	$—	—
800 to 751	—	—	—	—	—	—	—	—
750 to 701	—	—	—	—	—	—	—	—
700 to 681	—	—	—	—	—	—	—	—
680 to 661	—	—	—	—	—	—	—	—
660 to 641	500	25.0	—	—	—	—	—	—
640 to 621	—	—	—	—	—	—	—	—
620 to 601	385	19.2	—	—	—	—	—	—
600 to 581	413	20.6	—	—	—	—	—	—
580 to 561	706	35.2	—	—	—	—	—	—
560 to 541	—	—	—	—	—	—	—	—
540 to 521	—	—	—	—	—	—	—	—
520 to 501	—	—	—	—	—	—	—	—
500 and less	—	—	—	—	—	—	—	—

Total	$2,003	100.0%	$—	—	$—	—	$—	—

Weighted average FICO	621

      Loan Production by Lien Position. The following tables set forth information about our mortgage subsidiary’s loan production based on lien positions in dollar volume during the periods shown.

	Six Months Ended June 30,						Year Ended December 31,

Lien Position	2004			2003			2003			2002

	(Dollars in thousands)
First	$909,842		93.0%	$701,304		93.8%	$1,574,966		94.2%	$981,082		91.2%
Second	68,226		7.0	46,317		6.2	97,012		5.8	94,476		8.8

Total	$978,068	(1)	100.0%	$747,621	(1)	100.0%	$1,671,978	(1)	100.0%	$1,074,558	(1)	100.0%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $63.9 million and $74.1 million, during the six-month periods ended June 30, 2004 and June 30, 2003, respectively, and $167.5 million and $42.6 million during the years ending December 31, 2003 and 2002, respectively.

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

Average principal balance per loan:
Non-conforming retail	$123,405	$101,700	$106,694	$87,308	$83,391
Jumbo retail	422,681	459,976	459,586	401,876	360,816
Conforming retail	122,581	104,393	106,308	105,113	115,222
Total retail	137,201	135,445	135,292	114,666	98,192
Non-conforming wholesale	98,239	95,174	97,061	82,441	82,873
Jumbo wholesale	418,663	417,167	420,052	419,109	356,945
Total wholesale	108,604	101,096	104,395	90,343	94,416
Non-conforming correspondent	119,762	—	125,204	108,604	97,537
Jumbo correspondent	400,650	—	—	—	—
Conforming correspondent	—	—	—	—	—
Total correspondent	138,488	—	—	—	—
Total Company	124,294	125,419	125,204	108,604	97,537
Combined weighted average initial LTV:
Non-conforming retail	84.8%	86.7%	85.6%	85.2%	83.6%
Jumbo retail	76.0	70.2	71.0	65.6	72.1
Conforming retail	75.6	77.0	76.5	77.0	76.7
Total retail	83.1	80.2	80.7	78.7	81.0
Non-conforming wholesale	93.0	91.4	90.5	88.1	85.9
Jumbo wholesale	90.4	82.6	83.9	83.1	78.7
Total wholesale	92.7	90.8	89.9	87.5	84.8
Non-conforming correspondent	87.8	86.7	83.2	80.5	81.6
Jumbo correspondent	86.1	—	—	—	—
Conforming correspondent	—	—	—	—	—
Total correspondent	87.4
Total Company	87.0	82.7	83.7	81.2	82.5
Weighted average credit score:
Non conforming retail	630%	637%	633%	630%	643%
Jumbo retail	720	734	720	738	702
Conforming retail	724	702	704	701	711
Total retail	647	677	664	669	662
Non-conforming wholesale	652	633	644	638	642
Jumbo wholesale	684	649	661	655	644
Total wholesale	656	634	646	640	643
Non conforming correspondent	644	—	—	—	—
Jumbo correspondent	621	—	—	—	—
Conforming correspondent	—	—	—	—	—
Total correspondent	639	—	—	—	—
Total Company	651	666	659	663	658

	Six Months
	Ended		Year Ended
	June 30,		December 31,

	2004	2003	2003	2002	2001

Weighted average interest rate:
Non-conforming retail	7.04%	7.63%	7.54%	8.51%	8.82%
Jumbo retail	5.62	5.62	5.65	6.03	7.12
Conforming retail	5.52	5.75	5.70	6.35	6.53
Total retail	6.77	6.74	6.85	7.53	8.28
Non-conforming wholesale	7.42	8.10	7.90	8.81	9.56
Jumbo wholesale	5.88	7.00	6.71	7.51	8.06
Total wholesale	7.23	8.02	7.79	8.67	9.32
Non-conforming correspondent	7.41	—	—	—	—
Jumbo correspondent	7.08	—	—	—	—
Total correspondent	7.35	—
Total Company	6.96	7.04	7.11	7.77	8.46
Percentage of fixed rate:
Non-conforming retail	57.5%	63.6%	58.4%	60.7%	89.9%
Jumbo retail	67.5	88.2	81.5	92.5	91.9
Conforming retail	84.5	93.7	92.1	92.9	97.6
Non-conforming wholesale	31.1	36.0	33.0	34.0	52.4
Jumbo wholesale	5.8	29.0	22.0	17.0	34.0
Non-conforming correspondent	67.4	—	—	—	—
Jumbo correspondent	80.8	—	—	—	—
Total Company	47.1	66.0	58.1	65.1	84.2
Percentage of ARMs:
Non-conforming retail	42.5%	36.4%	41.6%	39.3%	10.1%
Jumbo retail	32.5	11.8	18.5	7.5	8.1
Conforming retail	15.5	6.3	7.9	7.1	2.4
Non-conforming wholesale	68.9	64.0	67.0	66.0	47.6
Jumbo wholesale	94.2	71.0	78.0	83.0	66.0
Non-conforming correspondent	67.4	—	—	—	—
Jumbo correspondent	80.8	—	—	—	—
Total Company	52.9	34.0	41.9	34.9	15.8

      Loan Production by Collateral Type. The following table sets forth information about our mortgage subsidiary’s loan production during the periods shown based upon units originated and collateral type.

	Six Months Ended June 30,				Year Ended December 31,

Type of Collateral	2004		2003		2003		2002		2001

	(In units originated)
Single-family residence — detached	7,020	89.2%	5,483	92.0%	12,242	91.7%	9,150	92.3%	4,853	90.9%
Unit/2 to 4	46	0.6	69	1.2	204	1.5	142	1.4	44	0.8
Planned unit development	225	2.9	141	2.4	316	2.4	189	1.9	153	2.9
Condo	298	3.8	173	2.9	392	2.9	269	2.7	150	2.8
Other	280	3.6	95	1.6	201	1.5	164	1.7	141	2.6

Total	7,869	100.0%	5,961	100.0%	13,355	100.0%	9,914	100.0%	5,341	100.0%

      The following table sets forth information about our mortgage subsidiary’s loan production based on borrower purpose.

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(Dollars in thousands)
Total Company:
Total loans	$978,068	$747,621	$1,671,978	$1,075,559	$519,860
Borrower Purpose:
Refinance	78.5%	88.5%	86.8%	89.0%	91.9%
Purchase	21.5%	11.5%	13.2%	11.0%	8.1%
Total Retail:
Total loans	$581,595	$571,714	$852,415	$432,432	$28,641
Borrower Purpose:
Refinance	97.6%	96.6%	96.8%	95.7%	97.0%
Purchase	2.4%	3.4%	3.2%	4.3%	3.0%
Non-Conforming Retail:
Total loans	$337,941	$162,558	$413,577	$198,834	$73,508
Borrower Purpose:
Refinance	97.9%	95.2%	95.7%	93.6%	96.7%
Purchase	2.1%	4.8%	4.3%	6.4%	3.3%
Jumbo Retail:
Total loans	$48,146	$13,349	$41,585	$24,308	$13,921
Borrower Purpose:
Refinance	96.0%	98.4%	98.8%	99.0%	98.1%
Purchase	4.0%	1.6%	1.2%	1.0%	1.9%
Conforming Retail:
Total loans	$26,723	$77,355	$110,986	$113,637	$52,319
Borrower Purpose:
Refinance	97.2%	98.3%	98.0%	97.7%	97.7%
Purchase	2.8%	1.7%	2.0%	2.3%	2.3%
Total Wholesale:
Total loans	$386,086	$175,907	$455,162	$223,142	$87,429
Borrower Purpose:
Refinance	50.1%	62.1%	60.3%	63.7%	66.8%
Purchase	49.9%	37.9%	39.7%	36.3%	33.2%
Non-Conforming Wholesale:
Total loans	$337,941	$162,558	$413,577	$198,834	$73,508
Borrower Purpose:
Refinance	50.6%	61.8%	60.3%	64.1%	67.1%
Purchase	49.4%	38.2%	39.7%	35.9%	32.9%
Jumbo Wholesale:
Total loans	$48,146	$13,349	$41,585	$24,308	$13,921
Borrower Purpose:
Refinance	47.0%	65.2%	60.7%	60.3%	65.6%
Purchase	53.0%	34.8%	39.3%	39.7%	34.4%
Total Correspondent:
Total loans	$10,386	—	—	—	—

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(Dollars in thousands)
Borrower Purpose:
Refinance	64.8%	—	—	—	—
Purchase	35.2%	—	—	—	—
Non-Conforming Correspondent:
Total loans	$8,383	—	—	—	—
Borrower Purpose:
Refinance	56.4%	—	—	—	—
Purchase	43.6%	—	—	—	—
Jumbo Correspondent:
Total loans	$2,003	—	—	—	—
Borrower Purpose:
Refinance	100.0%	—	—	—	—
Purchase	0.0%	—	—	—	—

      Geographic Diversification. As of June 30, 2004, our mortgage subsidiary originated mortgage loans in 26 states from its retail offices and five wholesale offices. In the past, the geographic diversification of our lending did not affect our credit risk since we sold substantially all of the loans our mortgage subsidiary originated to third parties. As we develop a mortgage portfolio following the completion of this offering of our common stock, we intend to carefully monitor the geographic diversification of the loans that we hold in our portfolio.

      The following table shows the aggregate dollar amounts and percentages of the loans originated by our mortgage subsidiary in the states where it originated loans during the periods indicated.

	Six Months Ended June 30,						Year Ended December 31,

	2004			2003			2003			2002			2001

	(Dollars in thousands)
Total Company:
Arizona	$47,983		4.9%	$34,987		4.7%	$80,712		4.8%	$72,036		6.7%	$35,300		6.8%
California	197,010		20.1	199,975		26.8	398,232		23.8	310,568		28.9	151,956		29.2
Colorado	13,651		1.4	7,519		1.0	13,018		0.8	12,373		1.2	4,470		0.9
Florida	174,908		17.9	180,715		24.2	365,540		21.9	320,461		29.8	197,910		38.1
Georgia	10,432		1.1	4,276		0.6	12,625		0.8	23,549		2.2	7,606		1.5
Illinois	31,619		3.2	19,595		2.6	43,795		2.6	19,481		1.8	13,989		2.7
Indiana	53,691		5.5	43,703		5.9	96,443		5.8	54,164		5.0	21,865		4.2
Kansas	2,066		0.2	—		—	—		—	—		—	—		—
Kentucky	3,300		0.3	5,069		0.7	9,733		0.6	7,507		0.7	5,959		1.1
Louisiana	195		0.1	—		—	—		—	—		—	—		—
Maryland	34,411		3.5	598		0.1	30,833		1.8	—		—	—		—
Michigan	85,986		8.8	52,166		7.0	126,289		7.6	93,571		8.7	28,675		5.5
Minnesota	7,491		0.8	—		—	3,432		0.2	—		—	—		—
Missouri	12,450		1.3	1,555		0.2	10,001		0.6	—		—	—		—
Montana	68		0.1	—		—	—		—	—		—	—		—
North Carolina	2,315		0.2	—		—	562		—	—		—	—		—
New Mexico	7,137		0.7	5,528		0.7	11,064		0.7	8,038		0.7	2,001		0.4
Nevada	15,798		1.6	5,879		0.8	12,566		0.8	5,388		0.5	708		0.1
New York	2,079		0.2	—		—	—		—	—		—	—		—
Ohio	38,846		4.0	21,335		2.9	60,128		3.6	16,407		1.5	16,145		3.1
Oklahoma	4,327		0.4	3,491		0.5	8,364		0.5	5,138		0.5	2,054		0.4
Oregon	2,922		0.3	2,034		0.3	3,148		0.2	945		0.1	176		—
Pennsylvania	33,719		3.5	28,293		3.8	67,311		4.0	25,439		2.4	759		0.2
South Carolina	12,656		1.3	10,775		1.4	25,178		1.5	1,755		0.2	—		—
Tennessee	18,072		1.9	9,368		1.3	29,242		1.8	23,932		2.2	13,225		2.5
Texas	58,064		5.9	30,613		4.1	91,488		5.5	47,350		4.4	10,807		2.1
Utah	14,206		1.5	10,769		1.4	21,839		1.3	14,030		1.3	6,075		1.2
Virginia	66,651		6.8	57,498		7.7	127,560		7.6	8,341		0.8	—		—
Vermont	197		0.1	—		—	—		—	—		—	—		—
Washington	11,957		1.2	—		—	597		—	—		—	—		—
Wisconsin	13,859		1.4	11,881		1.6	22,278		1.2	5,086		0.4	180		—

Total	$978,068	(1)	100.0%	$747,621	(1)	100.0%	$1,671,978	(1)	100.0%	$1,075,559	(1)	100.0%	$519,860	(1)	100.0%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $63.9 million and $74.1 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $167.5 million, $42.6 million, and $16.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table sets forth information about the non-conforming loans originated by our mortgage subsidiary in the states where it originated loans during the periods indicated.

	Six Months Ended June 30,						Year Ended December 31,

	2004			2003			2003			2002			2001

	(Dollars in thousands)
Non-Conforming
Arizona	$42,293		5.2%	$27,336		5.7%	$64,701		5.5%	$55,571		7.9%	$29,324		7.6%
California	115,434		14.1	69,263		14.5	154,709		13.1	105,091		15.0	75,692		19.5
Colorado	10,401		1.3	3,752		0.8	6,896		0.6	6,613		0.9	2,058		0.5
Florida	156,104		19.1	123,174		25.8	283,995		24.0	244,268		34.8	176,179		45.5
Georgia	9,670		1.2	2,129		0.5	10,479		0.9	16,486		2.3	6,136		1.6
Illinois	28,322		3.5	13,486		2.8	32,030		2.7	18,305		2.6	9,911		2.6
Indiana	50,902		6.2	40,265		8.5	89,766		7.6	48,940		7.0	17,397		4.5
Kansas	1,566		0.2	—		—	—		—	—		—	—		—
Kentucky	3,300		0.4	4,239		0.9	8,500		0.7	6,594		0.9	4,895		1.3
Louisiana	195		—	—		—	—		—	—		—	—		—
Maryland	31,352		3.8	186		0.1	23,778		2.0	—		—	—		—
Michigan	78,919		9.6	43,033		9.0	107,547		9.1	74,825		10.7	22,708		5.9
Minnesota	6,304		0.8	—		—	2,512		0.2	—		—	—		—
Missouri	11,342		1.4	1,464		0.3	9,197		0.8	—		—	—		—
Montana	68,490		—	—		—	—		—	—		—	—		—
North Carolina	1,529		0.2	—		—	175		—	—		—	—		—
New Mexico	6,239		0.8	5,032		1.1	10,568		0.9	7,638		1.1	2,001		0.5
Nevada	15,115		1.9	5,522		1.2	11,683		1.0	5,002		0.7	708		0.2
New York	989		0.1	—		—	—		—	—		—	—		—
Ohio	37,437		4.6	19,725		4.1	55,426		4.7	14,531		2.1	12,931		3.3
Oklahoma	3,896		0.5	3,491		0.7	8,364		0.7	5,138		0.7	2,054		0.5
Oregon	2,562		0.3	1,215		0.3	2,330		0.2	481		0.1	—		—
Pennsylvania	27,991		3.4	14,710		3.1	44,120		3.7	10,949		1.6	759		0.2
South Carolina	11,590		1.4	9,418		2.0	22,116		1.9	347		—	—		—
Tennessee	16,265		2.0	7,177		1.5	24,962		2.1	18,510		2.6	9,829		2.5
Texas	55,262		6.8	29,769		6.3	87,112		7.4	43,041		6.1	10,146		2.6
Utah	12,327		1.5	10,095		2.1	19,868		1.7	11,655		1.7	4,768		1.2
Virginia	57,264		7.0	31,740		6.7	82,469		7.0	3,957		0.6	—		—
Vermont	197		—	—		—	—		—	—		—	—		—
Washington	10,069		1.2	—		—	529		—	—		—	—		—
Wisconsin	13,446		1.6	10,386		2.2	20,077		1.5	4,482		0.6	95		—

Total	$818,350	(1)	100.0%	$702,424	(1)	100.0%	$1,183,909	(1)	100.0%	$702,424	(1)	100.0%	$387,591	(1)	100.0%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $46.8 million and $44.9 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $106.2 million, $32.0 million and $15.5 million during the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table sets forth information about the jumbo loans originated by our mortgage subsidiary in the states where it originated loans during the periods indicated.

	Six Months Ended June 30,						Year Ended December 31,

	2004			2003			2003			2002			2001

	(Dollars in thousands)
Jumbo
Arizona	$4,807		3.6%	$7,254		4.6%	$14,912		4.0%	$12,037		4.6%	$4,002		5.0%
California	78,569		59.1	127,540		74.6	238,382		63.2	193,649		74.6	66,153		82.7
Colorado	3,250		2.4	3,498		2.0	5,715		1.5	5,087		2.0	—		—
Florida	10,011		7.5	9,498		4.3	19,303		5.1	11,135		4.3	4,245		5.3
Georgia	430		0.3	400		1.4	400		0.1	3,714		1.4	633		0.8
Illinois	2,798		2.1	5,397		0.2	10,352		2.8	400		0.2	988		1.2
Indiana	2,083		1.6	825		0.6	1,827		0.5	1,471		0.6	1,381		1.7
Kansas	500		0.4	—		—	—		—	—		—	—		—
Kentucky	—		—	432		—	432		0.1	—		—	—		—
Maryland	1,456		1.1	412		—	5,870		1.6	—		—	—		—
Michigan	5,841		4.4	5,276		3.7	12,564		3.3	9,683		3.7	349		0.4
Minnesota	1,187		0.9	—		—	848		0.2	—		—	—		—
Missouri	760		0.6	—		—	384		0.1	—		—	—		—
North Carolina	786		0.6	—		—	387		0.1	—		—	—		—
New Mexico	783		0.6	496		0.2	496		0.1	400		0.2	—		—
Nevada	683		0.5	357		0.1	737		0.2	386		0.1	—		—
New York	1,090		0.8	—		—	—		—	—		—	—		—
Ohio	768		0.6	954		—	3,568		1.0	—		—	638		0.8
Oklahoma	431		0.3	—		—	—		—	—		—	—		—
Oregon	360		0.3	819		0.2	819		0.2	464		0.2	—		—
Pennsylvania	3,512		2.6	11,730		4.9	20,030		5.3	12,650		4.9	—		—
South Carolina	944		0.7	—		0.2	800		0.2	620		0.2	—		—
Tennessee	450		0.3	—		—	360		0.1	—		—	—		—
Texas	2,723		2.1	845		1.7	4,376		1.2	4,309		1.7	660		0.8
Utah	1,242		0.9	—		0.5	1,060		0.3	1,176		0.5	901		1.3
Virginia	5,998		4.5	16,845		0.7	32,014		8.5	2,012		0.7	—		—
Washington	1,120		0.8	—		—	—		—	—		—	—		—
Wisconsin	413		0.3	1,084		0.1	1,447		0.3	305		0.1	—		—

Total	$132,995	(1)	100.0%	$193,660	(1)	100.0%	$377,083	(1)	100.0%	$259,498	(1)	100.0%	$79,950	(1)	100.0%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $17.1 million and $29.2 million during the six-month periods ended June 30, 2004 and 2003, respectively, and $61.3 million, $10.6 million and $941,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table sets forth information about the conforming loans originated by our mortgage subsidiary in the states where it originated loans during the periods indicated.

	Six Months Ended June 30,				Year Ended December 31,

	2004		2003		2003		2002		2001

	(Dollars in thousands)
Conforming
Arizona	$883	3.3%	$397	0.5%	$1,098	1.0%	$4,429	3.9%	$1,975		3.8%
California	3,007	11.3	3,172	4.1	5,141	4.6	11,829	10.4	10,111		19.3
Colorado	—	—	269	0.4	408	0.4	674	0.6	2,411		4.6
Florida	8,794	32.9	48,042	62.1	62,242	56.1	65,058	57.2	17,486		33.4
Georgia	333	1.2	1,746	2.3	1,746	1.6	3,349	3.0	837		1.6
Illinois	499	1.9	712	0.9	1,413	1.3	777	0.7	3,090		5.9
Indiana	705	2.6	2,613	3.4	4,850	4.4	3,753	3.3	3,087		5.9
Kentucky	—	—	399	0.5	802	0.7	913	0.8	1,064		2.0
Maryland	1,603	6.0	—	—	1,185	1.1	—	—	—		—
Michigan	1,226	4.6	3,857	5.0	6,178	5.6	9,062	8.0	5,618		10.7
Minnesota	—	—	—	—	71	0.1	—	—	—		—
Missouri	349	1.3	91,500	0.1	420	0.4	—	—	—		—
North Carolina	—	—	—	—	—	—	—	—	—		—
New Mexico	115	0.4	—	—	—	—	—	—	—		—
Nevada	—	—	—	—	145	0.1	—	—	—		—
Ohio	641	2.4	656	0.9	1,134	1.0	1,877	1.7	2,576		4.9
Oklahoma	—	—	—	—	—	—	—	—	—		—
Oregon	—	—	—	—	—	—	—	—	176		0.3
Pennsylvania	2,215	8.3	1,853	2.4	3,160	2.9	1,840	1.6	—		—
South Carolina	122	0.5	1,357	1.8	2,263	2.0	788	0.7	—		—
Tennessee	1,356	5.1	2,191	2.8	3,919	3.5	5,422	4.8	3,396		6.5
Texas	79	0.3	—	—	—	—	—	—	—		—
Utah	637	2.4	675	0.9	911	0.8	1,199	1.1	407		0.8
Virginia	3,390	12.7	8,913	11.5	13,077	11.8	2,371	2.1	—		—
Washington	768	2.9	—	—	68	—	—	—	—		—
Wisconsin	—	—	411	0.5	755	0.6	296	0.1	85		0.3

Total	$26,723	100.0%	$77,355	100.0%	$110,986	100.0%	$113,637	100.0%	$52,319	(1)	100.0%

(1)	Includes brokered loans originated on behalf of other lenders in the amount of $102,000 during 2001.

      These tables indicate that 38.0% and 45.7% of the mortgage loans our mortgage subsidiary originated during the six-month period ended June 30, 2004 and the year ended December 31, 2003, respectively, were to borrowers in Florida and California. We believe that the dollar volume of loans indicated for California is largely attributable to the high number of jumbo loans we originated there during these respective periods, and that the decrease in the dollar volume of loans we originated in California during 2003 and the first six months of 2004 is largely attributable to increasing interest rates during those periods.

Mortgage Portfolio

      An important component of our strategy to operate our business as a REIT following the completion of this offering is to develop a portfolio of mortgage assets consisting nearly entirely of non-conforming and, to a lesser extent, jumbo loans. We expect that up to approximately 25% of the loans in our portfolio will consist of non-conforming and jumbo mortgage loans originated by other lenders that meet our underwriting and credit risk guidelines and that the remainder of the portfolio will consist of loans that we originate. See “— Correspondent Loans.” We intend to begin creating our mortgage portfolio following the completion of this offering by purchasing from our mortgage subsidiary certain of the non-conforming and jumbo loans funded through our warehouse or repurchase facilities that, as of the closing date of this offering, have not been sold to third-party purchasers. We also intend to hold in our portfolio mortgage loans that are funded through the REIT (after we acquire the necessary licenses). We believe that the interest we earn on our mortgage portfolio will provide a steady source of income that will partially offset fluctuations in the income we earn through our mortgage origination activities. In addition, we expect that we will leverage the loans that we hold in our portfolio to obtain additional funding to continue to grow our mortgage portfolio. We currently intend to leverage our mortgage portfolio to where, over time, the resulting debt will be approximately 10 to 14 times our equity, which we are targeting to occur within one year from the completion of this offering. We are not subject, and do not expect to become subject, to any legal restrictions on the amount of such debt we may incur. See “— Financing for Mortgage Lending Operations — Use of Leverage.”

      Underwriting Standards for Portfolio Loans. We currently intend for our mortgage portfolio to consist of non-conforming and jumbo loans to borrowers with credit grades of A+, A, A- or B under our credit grading parameters described below. Loans in these categories include loans to borrowers with FICO scores between 560 and 720 with loan-to-value ratios ranging from 75% to 100%. We intend to hold in our portfolio mortgage loans secured by first- or second-mortgages on single-family dwellings that may have either adjustable- or fixed-rates of interest. The relative amount of loans in our portfolio from each of these categories will vary over time based upon prevailing market conditions and consumer preferences. We expect that our portfolio may include loans with balloon payments and that substantially all of the loans in our mortgage portfolio will be non-conforming or, to a lesser extent, jumbo loans. We anticipate that the geographic concentration of the loans in our portfolio will be substantially similar to the geographic concentration of the loans that we originate, including those loans funded by our mortgage subsidiary and sold to third-party purchasers. See “— Geographic Diversification.”

      The following charts summarize the underwriting standards we will employ in determining borrowers with credit grades of A+, A, A- or B. Loans in these categories, whether originated by us or acquired from correspondent lenders, will be eligible to be held our mortgage portfolio.

	First Mortgage Loans

Credit Grade	A+	A	A-	B

FICO score	>700	>660	>620	>560
Mortgage delinquency history (1)	0x30 days	1x30 days	2x30 days	1x60 days
Maximum debt-to-income ratio (2)	ARM 50%/FR 55%	ARM 50%/FR 55%	ARM 50%/FR 55%	ARM 50%/FR 55%
Maximum loan-to-value ratio:
Full documentation	100%	100%	95%	90%
Limited documentation	95%	95%	90%	80%
Stated income(3)	95%	95%	90%	75%
Stated wage(4)	95%	95%	80%	N/A
Bankruptcy discharge(5)	>60 months	>48 months	>36 months	>24 months
Foreclosure history(6)	None(7)	None(7)	>60 months	>36 months

(1)	Maximum permitted number of delinquencies exceeding the specified number of days during prior 12 months

(2)	“ARM” refers to adjustable-rate mortgages and “FR” refers to fixed-rate mortgages

(3)	Stated income of self-employed borrower

(4)	Stated income of wage-earning borrower

(5)	Minimum time required to have elapsed since borrower was discharged from bankruptcy

(6)	Minimum time required to have elapsed since completion of foreclosure action against borrower

(7)	No prior foreclosure action against borrower permitted

Second Mortgage Loans

Credit Grade	A+	A	A–	B

FICO score	>700	>660	>620	>580
Mortgage delinquency history(1)	0x30	0x30	0x30	0x30 last
Maximum debt-to-income ratio	50%	50%	50%	50%
Maximum loan-to-value ratio:
Full documentation	100%	100%	100%	90%
Limited documentation	N/A	N/A	N/A	N/A
Stated income(2)	100%	100%	90%	N/A
Stated wage(3)	N/A	N/A	N/A	N/A
Bankruptcy discharge(4)	>60 months	>48 months	>36 months	>24 months
Foreclosure history(5)	None(6)	None(6)	None(6)	None(6)

(1)	Maximum permitted number of delinquencies exceeding the specified number of days during prior 12 or 24 month period, as indicated

(2)	Stated income of self-employed borrower

(3)	Stated income of wage-earning borrower

(4)	Minimum time required to have elapsed since borrower was discharged from bankruptcy

(5)	Minimum time required to have elapsed since completion of foreclosure action against borrower

(6)	No prior foreclosure action against borrower permitted

      Although we have not previously originated loans to hold in our own mortgage portfolio, we believe that we have significant experience originating portfolio loans through our historical practice of originating mortgage loans to be sold in whole loan sales to institutional purchasers. As noted, we have historically written the loans we originate to the underwriting standards of those purchasers. In many cases, the institutional purchasers that purchase our loans hold the loans they purchase from us in their own portfolios and engage in leveraging transactions similar to those we intend to conduct in the future. See “— Financing for Mortgage Lending Operations — Use of Leverage.” Consequently, we believe that we have historically operated our business in the manner of a portfolio mortgage lender, even though we have never before held our own mortgage portfolio. We expect that our loan origination activities in the future will not materially deviate from our past lending practices.

      We historically have originated mortgage loans through our mortgage subsidiary, Oak Street Mortgage LLC. Following the completion of this offering, we intend to process through the REIT all loan applications we receive through our wholesale and retail divisions. By doing so, we intend to retain in the REIT to the extent permitted under the Internal Revenue Code the amounts, such as commitment fees, we receive in consideration for entering into agreements to make or acquire mortgage loans. We will fund those loans we intend to hold in our mortgage portfolio through the REIT, and we will hold our mortgage portfolio in the REIT. Our mortgage subsidiary will fund those loans that are to be sold to third parties and will continue its historical practice of selling all of the loans that it funds. In limited circumstances, the REIT may select loans to purchase from our mortgage subsidiary that were funded through a warehouse credit facility but not yet sold to a third party that will assist the REIT in establishing a mortgage portfolio consistent with its investment guidelines. We will allocate the expense of processing and underwriting the loans we originate between the REIT and our mortgage subsidiary pro rata based upon the dollar amount of loans funded by each entity. We expect that this arrangement will allow us to increase our REIT-qualifying income and the amount of funds available for distribution to our stockholders and will reduce the amount of taxable income we earn through our mortgage subsidiary, which is a taxable REIT subsidiary.

      Because the REIT will process the loan applications generated by our retail and wholesale networks and will fund the loans we intend to hold in our portfolio, it will need to obtain the necessary licenses in those states where it intends to originate mortgage loans. As of June 30, 2004, we have obtained such licenses in three states, and we expect to receive licenses in substantially all of the other states where we currently originate mortgage loans by December 31, 2004. We also anticipate obtaining licenses to originate loans through our mortgage subsidiary and the REIT in those states, particularly in the Northeastern, Southwestern and Northwestern United States, where we currently intend to expand our lending activities.

Asset/ Liability Management Policy

      Interest Rate Risk Management. To the extent consistent with our election to qualify as a REIT, we intend to follow an interest rate risk management program intended to help protect our portfolio of mortgage-related assets and related debt against the effects of major interest rate changes. Specifically, we intend to formulate our interest rate management program in a manner that offsets to some extent the potential adverse effects resulting from rate adjustment limitations on our mortgage-related assets and the differences between interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-related assets and related borrowings.

      We expect that our interest rate risk management program will encompass a number of procedures, including the following:

•	monitoring and adjusting, if necessary, the interest rate sensitivity of our mortgage-related assets compared with the interest rate sensitivities of our borrowings;

•	attempting to structure our borrowing agreements relating to ARM-related assets to have a range of different maturities and interest rate adjustment periods (although substantially all will be less than one year); and

•	actively managing, on an aggregate basis, the interest rate indices and interest rate adjustment periods of our mortgage-related assets compared to the interest rate indices and adjustment periods of our borrowings.

      As a result, we expect that we will be able to adjust the average maturity/adjustment period of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings come due or are renewed. Through the use of these procedures, we intend to reduce the risk of differences between interest rate adjustment periods of our ARM-related assets and our related borrowings.

      Depending on market conditions and the cost of the transactions, we may conduct certain hedging activities in connection with the management of our portfolio, including periodically entering into derivative transactions with the objective of reducing interest rate risk. To the extent consistent with our election to qualify as a REIT, we may adopt a hedging strategy intended to lessen the effects of interest rate changes and to enable us to earn net interest income in periods of generally rising, as well as declining or static, interest rates. Specifically, hedging programs will be formulated with the intent to offset some of the potential adverse effects of changes in interest rate levels relative to the interest rates on the mortgage-related assets held in our mortgage portfolio, and differences between the interest rate adjustment indices and periods of our mortgage-related assets and our borrowings. We plan to monitor carefully, and may have to limit, our asset/liability management program to assure that we do not realize excessive hedging income, or hold hedges having excess value in relation to our mortgage-related assets. See “United States Federal Income Tax Considerations — Requirements for Qualification — Income Tests” and “— Asset Tests.” This would result in our disqualification as a REIT or, in the case of excess hedging income where the excess is due to reasonable cause and not willful neglect, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Internal Revenue Code. In addition, asset/liability management involves transaction costs that increase dramatically as the period covered by hedging protection increases and that may increase during periods of fluctuating interest rates.

      Prepayment Risk Management. Prepayment rates on mortgage loans vary from time to time and tend to increase during periods of declining interest rates. We seek to mitigate our prepayment risk through a variety of means, including originating a significant portion of loans with prepayment penalties with terms of two to five years, depending in many cases upon applicable state laws that restrict our ability to charge prepayment penalties. No strategy, however, can completely insulate us from prepayment risks, whether arising from the effects of interest rate changes or otherwise.

Loan Servicing and Delinquencies

      Loan Servicing. We currently sell substantially all of the loans that we originate in whole loan sales on a servicing-released basis. See “— Financing for Mortgage Lending Operations — Whole Loan Sales.” Because we do not retain servicing rights on the loans we sell, we have not developed significant loan servicing capability to date. We have developed limited loan servicing capability with regard to the loans that we sell in whole loan sales to institutional purchasers. Under our loan sale agreements with these purchasers, we generally service the loans that we sell for a period typically lasting from 30 to 90 days from the date the loans were originated. We currently employ five people who service these loans during this interim period.

      We recently entered into a loan servicing agreement with GMAC Mortgage pursuant to which GMAC Mortgage will subservice loans for us following this offering. GMAC Mortgage states that it has a total servicing portfolio of over 1.9 million loans with approximately $200 billion in aggregate principal balance, of which over $9 billion, representing approximately 100,000 loans, are subserviced. GMAC Mortgage states that it is an approved loan servicer for Fannie Mae, Freddie Mac, Ginnie Mae and others.

      We expect that loans we originate to hold in our portfolio will be serviced by GMAC Mortgage pursuant to a private label subservicing arrangement with GMAC Mortgage. Under this arrangement, GMAC Mortgage will act as an intermediary between us and the borrower but will use only our name in its communications with borrowers under the loans it services on our behalf. It will collect payments from borrowers, handle accounting and remittance of the payments, handle escrow accounts and do certain tax reporting for us. As we securitize our portfolio loans, GMAC Mortgage will continue to service those loans and report to the securities trustee or master servicer, as appropriate. We will pay a fee ranging between 14 and 25 basis points on the aggregate balance of the loans that GMAC Mortgage services for us plus an initial set up fee of $8.00 per loan. We also expect that, following completion of this offering, GMAC Mortgage will provide interim servicing for the loans that our mortgage subsidiary originates, funds and sells to third parties.

      We intend to evaluate over time whether to transfer servicing responsibility to the REIT, although we currently have no such plans.

      Delinquencies and Foreclosures. The mortgage loans that we originate are secured by mortgages, deeds of trust, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action or nonjudicial sale, and is subject to various notice and filing requirements. In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys fees, which may be recovered by a lender. After the reinstatement period has expired without the default having been cured, the borrower or junior lienholder no longer has the right to reinstate the loan and may be required to pay the loan in full to prevent the scheduled foreclosure sale. Where a loan has not yet been sold or securitized, we will generally allow a borrower to reinstate the loan up to the date of the foreclosure sale.

      Although foreclosure sales are typically public sales, third-party purchasers rarely bid in excess of the lender’s lien because of the difficulty of determining the exact status of title to the property, the possible deterioration of the property during the foreclosure proceedings and a requirement that the purchaser pay for the property in cash or by cashier’s check. Thus, the foreclosing lender often purchases the property from the trustee or referee for an amount equal to the sum of the principal amount outstanding under the loan, accrued and unpaid interest and the expenses of foreclosure. Depending on market conditions, the ultimate proceeds of the sale may not equal the lender’s investment in the property.

      We have sold substantially all of the mortgage loans that we have originated on a servicing-released basis through whole loan sales with institutional purchasers. Accordingly, we do not have representative historical delinquency, bankruptcy, foreclosure or default experience to which we may refer for purposes of estimating the future delinquency and loss experience of our mortgage loans.

Financing for Mortgage Lending Operations

      We intend to implement a financing strategy under which we will continue to sell certain of the mortgage loans we originate to institutional purchasers in whole loan sale transactions and also to leverage the loans we will hold in our mortgage portfolio following the completion of this offering. See “— Mortgage Portfolio.” We also intend to continue borrowing under the credit facilities, which we refer to as “warehouse lending facilities,” that we currently use to fund our lending activities. We believe that this combination of financing transactions will assist us to enhance our operating profits and improve our cash flow.

Whole Loan Sales

      We have followed a strategy of selling substantially all of the loans that we have originated pursuant to whole loan sales agreements with third-party institutional purchasers. In connection with these transactions, we generally transfer all our interests, including servicing rights, in the loans we sell. In a typical loan sale transaction, we receive a cash price that represents a premium over the principal balance of the loans being sold. During the six-month period ended June 30, 2004 and the year ended December 31, 2003, we sold $871.6 million and $1.6 billion, respectively, of loans through whole loan sale transactions at a weighted average sales price equal to 2.04% and 2.27% of the original principal balance of the loans sold during those respective periods. Some of these loans were subsequently securitized by the investors who purchased them from us, while others were retained in the respective portfolios of the investors who purchased them. We have not previously securitized the mortgage loans that we have originated, although we intend to securitize the loans we will hold in our mortgage portfolio after the completion of this offering of our common stock. See “— Financing for Mortgage Lending Operations  — Use of Leverage.”

      We seek to maximize the premium we receive on our whole loan sales by closely monitoring institutional purchasers’ requirements and focusing on originating the types of loans that meet those requirements. Similarly, we also focus on originating the types of loans for which institutional purchasers tend to pay higher premiums. In the six-month period ended June 30, 2004 and the year ended December 31, 2003 we sold loans to 21 and 23 purchasers, respectively.

      The following table shows the investors that purchased the most loans from us for the periods indicated and their purchases in each period.

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(In thousands)
Residential Funding Corporation	$199,940	$173,614	$456,125	$221,217	$97,560
Household Financial Services	176,527	100,092	263,495	75,936	17,804
CitiFinancial	144,116	66,218	137,648	75,584	56,052
Countrywide Home Loans, Inc.	40,540	100,907	151,409	133,492	35,577
Sovereign Bank	12,677	98,716	124,178	137,216	29,524
Credit Suisse First Boston	208,901	71,394	154,095	36,317	—
American General Finance	16,577	30,107	49,951	36,141	828
Wachovia/ First Union	—	—	15,925	55,658	27,344
Option One	27,080	—
Wells Fargo	23,258	—
EMC Mortgage	—	17,732
Lehman Brothers	—	16,053
Equicredit	—		—	—	38,403
Other	21,956	52,131	198,145	129,536	5,553

Total	$871,572	$726,962	$1,550,971	$901,097	$308,645

      We typically make whole loan sales on a non-recourse basis pursuant to a purchase agreement in which we make customary representations and warranties regarding our processes and the underwriting criteria that we employed in originating the loans being sold. If we breach one or more of these representations or warranties, the loan sale agreement may require us to repurchase or substitute loans. In addition, we typically commit in these loan sale agreements to repurchase or substitute a loan if a payment default occurs within a specified period, typically from one to three months, after the settlement date of the loan sale, or in other cases, if a loan becomes 90 days delinquent during the 12-month period following the settlement date. The loan sale agreements also require, in some cases, that we repurchase or substitute a loan if the loan documentation is alleged to contain fraudulent misrepresentations made by the borrower. See “Risk Factors — We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties in our loan sale agreements, which would adversely impact our earnings.”

Use of Leverage

      Following the completion of this offering of common stock, we intend to develop a mortgage portfolio consisting of certain of the loans that we originate to borrowers with FICO scores in the 560 to 720 range, and with an average FICO score of approximately 635. See “— Mortgage Portfolio.” In developing our mortgage portfolio we intend to use several financial tools as part of our asset/liability management strategy to leverage our overall portfolio. These financial tools may include aggregation lines, repurchase agreements, commercial paper conduits, shared executions and securitizations. In today’s environment, securitizations and shared executions (securitizations in which more than one company transfers assets) are the most common ways of leveraging a mortgage portfolio. We currently intend to leverage our mortgage portfolio to where the resulting debt, over time, will be approximately 10 to 14 times our equity, although there are no legal limitations on the amount of such debt we may incur.

      Consequently, we intend to use securitizations as a part of our overall asset/liability strategy of leveraging our mortgage portfolio. Our management has significant experience in the securitization of non-conforming and other single family residential mortgage loans. Securitization is the process of pooling mortgage loans and issuing equity securities, such as mortgage pass throughs, or debt securities, such as collateralized mortgage obligations. We intend to securitize by issuing structured debt. For accounting purposes, the mortgage loans that are securitized remain as assets on our balance sheet while the debt obligations appear as liabilities. We do not intend to use gain-on-sale accounting for our securitizations.

      By accounting for these transactions as financings, we will not have any “residuals” on our balance sheet, other than cash over collateralization accounts that would occur if we were to use gain-on-sale accounting treatment. Consequently this method of accounting is a more conservative approach and not subject to the risk of write-downs of non-cash residuals. By utilizing the financing treatment, we will recognize the net interest spread of our portfolio, which is the difference between the interest income earned by the portfolio less our interest costs for the securitization. We intend to recognize the resulting stream of expected “spread” income over the life of the loan through the tax-advantaged REIT structure. See “Asset/ Liability Management Policy — Interest Rate Risk Management” and “United States Federal Income Tax Considerations — Taxation of Our Company — Prohibited Transactions Tax.” We may conduct certain of the securitization activities through one or more taxable subsidiaries that would be formed specifically for that purpose.

      We expect that our interests in these securitizations, regardless of the form used, will be subordinated to the classes of securities issued to investors in the securitizations with respect to losses of principal and interest on the underlying mortgage loans. Accordingly, any such losses incurred on the underlying mortgage loans would be applied first to reduce the remaining amount of our retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or, if used, a third-party insurance carrier rather than by us.

      Our securitization strategy may create earnings and cash flow timing differences. These differences are caused by the timing of the receipt of the cash from a transaction, the recognition of the revenue from the front-end fees on our loans and the use of cash proceeds to support any required over-collateralization position.

      Traditionally, we charge front-end fees. These fees represent origination fees, discount points, underwriting fees and processing fees. Although the cash for these fees is received at the closing of the transaction, the net revenue from the fees is recognized over the life of the loan. As an offset to this revenue, we will defer under generally accepted accounting principles the direct costs of originating the loan providing the revenue. This matching and ultimate accretion of revenue and expense is recognized as an adjustment to the net interest spread for financial statement purposes. For tax purposes such fees will be recognized when earned. See “United States Federal Tax Considerations — Requirements for Qualification — Income Tests.” Receiving the cash flow at the funding of the loan while recognizing the net revenue over time will create an earnings and cash flow timing difference. The excess cash flow received at the time of the funding of the loan will create opportunity for us to fund any over-collateralization required in our securitizations.

      Over-collateralization. As we begin to securitize our loans, we anticipate that the rating agencies will require an over-collateralization position in our securitizations. Given our lack of historical loan performance data and prior securitization experience, we expect that our level of over-collateralization will be higher than may be experienced by companies with substantial securitization experience. We intend to fund this over-collateralization position with three sources of funds; the first being the proceeds from the securitization, the second being the excess cash flow created at the time of funding the loans, and the third being the cash flow from the net interest spread created by the securitization.

Short-Term Lending Facilities

      We require access to short-term warehouse credit and repurchase facilities in order to fund our mortgage loan originations. We currently have a warehouse line of credit and two repurchase agreements to finance loan originations. In some cases, certain of our subsidiaries may also draw on these warehouse credit facilities to fund the mortgage loans that they originate. We also have credit arrangements for our other operations.

      Residential Funding Corporation. At June 30, 2004, we had a $200.0 million warehouse line of credit from Residential Funding Corporation, due March 27, 2005. The lender is obligated to fund mortgage loan originations up to the committed amount, subject to our meeting various financial and other covenants. This credit facility contains various sub-limits for, among other things, conforming loans, second mortgages, mortgage loans aged more than 90 days and wet settlement advances (i.e., advances on loans for which Residential Funding Corporation has not yet received the related loan documents). The loans are secured by the mortgage loans we originate or correspondent loans we purchase that are held by Residential Funding Corporation until we resell those loans to institutional purchasers in whole loan sales.

      We pay monthly interest on this warehouse facility at a margin ranging from 1.0% to 3.25% above the one-month LIBOR index, which was 1.34% at June 30, 2004. Under this loan arrangement, the lender may charge our operating account, among other reasons, if loans are not closed or sold, if collateral documents are not in compliance, for misrepresentations, and for loan defaults or foreclosures. At June 30, 2004, the balance outstanding under this warehouse credit facility was approximately $152.0 million.

      CDC Mortgage Capital Inc. Effective August 25, 2004, we entered into a $250.0 million repurchase agreement with CDC Mortgage Capital Inc. (“CDC”) that will expire August 24, 2005. We transfer mortgage loans to CDC under this agreement for the lesser of (a) the principal balance of the loans and (b) the market value of the loans times a purchase price percentage that varies depending upon whether the loan is a conforming, jumbo, Alt-A first or second lien, or non-conforming first or second lien mortgage loan (the “CDC Purchase Price”). CDC’s custodian, Deutsche Bank, N.A., holds these loans until we sell them to an institutional purchaser or repurchase them from CDC. CDC has the option to require us to repurchase the loans at a date certain or on demand. The repurchase price is the CDC Purchase Price plus an interest rate of up to 1.25% over the LIBOR rate for one-month U.S. dollar deposits, depending on the classifications of the mortgage loans funded. We account for the loans transferred under this agreement as financing transactions under SFAS 140 and, as a result, those loans are included on our balance sheet. We record a repurchase obligation equal to the amount by which the estimated fair value of any loans subject to repurchase is less than the repurchase price.

      To facilitate our ability to obtain the CDC facility, Friedman Billings Ramsey, which is the representative of the underwriters for this offering of common stock, agreed to provide a standby mortgage loan purchase agreement on our behalf under which Friedman Billings Ramsey agreed to purchase loans under the CDC facility from CDC, along with CDC’s rights under the facility, for the repurchase price and other amounts owed to CDC thereunder, in the event we default on the CDC facility. We have agreed to reimburse Friedman Billings Ramsey for any losses or expenses it incurs under the standby purchase agreement.

      In addition, to induce Friedman Billings Ramsey to enter into the foregoing arrangements, we also entered into an agreement with Friedman Billings Ramsey providing that Friedman Billings Ramsey will be the sole lead managing underwriter of mortgage loan securitization transactions that we sponsor at any time until six months after any mortgage loan financing or credit support provided to us by Friedman Billings Ramsey terminates or, if earlier, the issuance of $1.5 billion in mortgage backed securities under such agreement. Friedman Billings Ramsey also agreed to allow certain concessions in its underwriting fees for these services to offset in part certain fees or costs we have or may incur under the CDC facility, to the extent such fees or expenses exceed prescribed thresholds and to reimburse us for certain fees we have paid to CDC if funding under the CDC facility becomes unavailable to us because of acts or omissions by Friedman Billings Ramsey.

      Credit Suisse First Boston Mortgage Capital LLC. At June 30, 2004, we had available a $100.0 million repurchase agreement with Credit Suisse First Boston Mortgage Capital LLC (“Credit Suisse”) that will expire October 13, 2004. We transfer mortgage loans to Credit Suisse under this Agreement for the lesser of (a) the principal balance of the loans and (b) the market value of the loans times a purchase price percentage that varies depending upon whether the loan is a non-conforming, jumbo, conforming or second-lien mortgage loan (the “Cash Purchase Price”). Credit Suisse’s custodian, LaSalle Bank, N.A., holds these loans until we sell them to an institutional purchaser or repurchase them from Credit Suisse. Credit Suisse has the option to require us to repurchase the loans at a date certain or on demand if the loans are not sold by Credit Suisse. In this case, the repurchase price would be the Cash Purchase Price plus an interest rate of between 1.5% and 2% over the LIBOR rate for one-month U.S. dollar deposits. At June 30, 2004 we accounted for the loans transferred under this agreement as financing transactions under SFAS 140 and, as a result, those loans are included on our balance sheet. We record a repurchase obligation equal to the amount by which the estimated fair value of any loans subject to repurchase is less than the repurchase price. At June 30, 2004, there was no such obligation recorded, as the fair value of the loans exceeded the repurchase price.

      The following chart shows our warehouse lending facilities and the amounts available to us under those facilities at June 30, 2004, and the expiration dates of the respective facilities.

Amount
	Total Amount	Available Under
	Available Under	Facility at	Expiration Date
Lender	Facility	June 30, 2004	of Facility

Credit Suisse	$100.0 million	$67.3 million	October 13, 2004
Residential Funding Corporation	$200.0 million	$48.0 million	March 27, 2005
CDC	$250.0 million	N/A	August 24, 2005

      We generally have funded our working capital requirements through operating profits and we also have a revolving line of credit with total availability of $10.0 million at March 31, 2004.

      Bank One, N.A. has extended a secured line of credit to our subsidiary, Oak Street Funding LLC, in an amount that is the lesser of (a) $5.0 million prior to February 1, 2004 and $15.0 million after February 1, 2004 and (b) 80% of eligible Oak Street Funding LLC’s notes receivable from commission loans made to insurance agents. See “— Other Activities.” This loan is secured by substantially all of the assets of Oak Street Funding LLC and its outstanding ownership interests. The loan will bear interest at prime plus ..25% or LIBOR plus 2.75%. We have guaranteed $2.5 million of this loan.

      Bank One, N.A. has also extended a secured revolving line of credit to our subsidiary, Hudson & Keyse LLC (“Hudson & Keyse”) a joint venture in which we hold a 50% interest. See “— Other Activities.” The amount of the line of credit is the lesser of (a) $2.5 million, or (b) a borrowing base based on a specified percentage of eligible debt to receivables owned by Hudson & Keyse. This line of credit is secured by all of the assets of Hudson & Keyse, including an assignment of its acquired debt accounts and other supporting collateral, and expires in November 2005. The line of credit is cross-collateralized and cross-defaulted with all other debt of Hudson & Keyse owing to Bank One, N.A., and bears an interest rate, at the borrower’s option, of the floating prime rate or LIBOR plus 250 basis points. We have subordinated repayment of a $1.0 million loan made to Hudson & Keyse to the prior repayment of Bank One, N.A.

      Our warehouse facilities and other credit facilities contain various affirmative and negative covenants customary for credit arrangements of their type. Included among these provisions are financial covenants that require us to maintain certain levels of consolidated tangible equity or certain debt-to-equity or debt-to-net worth ratios, that prohibit us from incurring net losses in any three consecutive months or that restrict our ability to incur unsecured indebtedness. We believe that these financial covenants will not have a material effect on our operations, growth and financial flexibility, and that they will not restrict our operations or growth in the immediate future.

Marketing Strategy

      We primarily generate mortgage loans through direct mail and telemarketing, through the internet and through mass media advertising. To increase the effectiveness of these direct marketing efforts, we have developed various proprietary modeling techniques that are intended to match a pool of potential customers to our various loan products. These proprietary techniques allow us to integrate information we obtain about prospective borrowers from a broad range of sources and are intended to optimize our marketing efforts. Using these techniques, we create a targeted mailing list which a third-party mailing vendor uses to deliver marketing information to potential customers. We generally route calls or written responses we receive from potential customers who respond to these solicitations to one of our sales centers where our staff interviews the borrower, makes a preliminary evaluation of the borrower’s credit and the value of the collateral property, and recommends loan products that may best fit the borrower’s needs. Our loan officers and third-party vendors that we utilize also make telephone solicitations on our behalf to potential customers selected by the modeling techniques described above or who have already received our written solicitations. Upon contacting potential customers the loan officer or vendor attempts to identify which of our loan products will be most attractive to the borrower.

      Under regulations that became effective October 1, 2003, businesses may no longer make telephone solicitations to individuals who have placed their names on the national “do-not-call” registry established by the Federal Trade Commission. We do not expect these restrictions to significantly affect our business as we have developed other sources of high-quality lead referrals that we expect will allow us to continue generating sufficient sales leads in the future to conduct our business despite these new restrictions.

      An important source that we utilize to generate lead referrals is our arrangement with loan aggregators such as Lending Tree®, Get Smart® and America’s Lending Partners. Each of these companies generates potential sales leads for us by advertising extensively in the mass media and by aggregating responses they receive from potential customers who either call a toll-free phone number or go to the aggregator’s website. We provide these companies with profiles of our target customers for different loan products and they provide us, for a fee, with the names and contact information of potential customers matching these profiles who respond to their advertisements. Because a lead aggregator typically provides customer information to up to four potential lenders, we compete directly with these other lenders in trying to obtain a customer’s business after we receive a sales lead. In our communications with potential customers, we emphasize our excellent service, competitive terms and pricing and extensive package of loan products, which we believe differentiates us from our competitors. We also intend for these factors to help us develop a relationship with our customers that will assist us in identifying and meeting their mortgage needs.

      In addition to these direct marketing initiatives, we occasionally advertise on radio, television and billboards in specific markets as opportunities arise. In June 2003 we began advertising on the radio in Jacksonville, Florida, on cable television in Grand Rapids, Michigan and on radio and network and cable television in Indianapolis. We expect these advertisements will not only generate sales leads, but also develop our brand name and identity, especially among our target customers. We intend to monitor the effectiveness of these advertising campaigns and to evaluate whether to expand them in the future.

Utilization of Technology

      We strive to incorporate the latest technology into our operations, which we believe allows our loan officers to make consistent and quick credit decisions, improves the quality of our underwriting processes and enhances our customers’ satisfaction. We are in the process of implementing a new software package that is intended to automate a substantial amount of the processes involved in originating, underwriting and delivering mortgage loans. We have converted substantially all of our loan origination and underwriting processes to this new system and expect to convert our remaining processes during the first quarter of 2005. We hold an indefinite license for this software package that will permit us to develop our own proprietary automated loan underwriting and approval system derived from the licensed software.

      During the loan application and approval process, this new system integrates the line item detail of the credit reports we receive from the credit reporting agencies, with a comprehensive review of a borrower’s total credit profile, and of any exceptions made to our credit policies. This new system contains automated underwriting capabilities and a point of sale module that we expect will enhance the ability of our loan officers to select the financial product that fits our customers’ needs. We also intend to configure this system to automate our pre-approval, underwriting and risk-based pricing processes, and to prepare closing and post-closing documents. Many of these features are being custom-designed for our operations and will not be readily available to our competitors that use the same software system. We have only recently implemented this system throughout nearly all of our loan origination and underwriting processes and we are evaluating the extent to which this system has improved our productivity.

      Even after the automated underwriting system is fully implemented, we plan to continue to use our staff to audit credit, income and appraisal documentation to ensure that loans approved in the automated system are consistent with our underwriting guidelines. Further, we anticipate that certain loans may be incompatible with an automated underwriting system and, in those cases, we will utilize our manual loan underwriting processes. See “— Loan Underwriting — Underwriting Procedures.” We intend for this new technology to increase our level of loan originations without causing a corresponding increase in the number of our loan processors, underwriters or loan officers. There can be no assurance, however, that we will be able to successfully implement this new software or hire the additional staff, or that the software will be able to complete all of the tasks that we intend for it to perform. If we are unable to implement this new software, it would be necessary for us to obtain replacement software, which could affect our profitability. See “Risk Factors — An interruption in our information systems or our failure to deploy new technology successfully could impair our ability to originate loans on a timely basis and may result in lost business.”

Other Activities

      Following this offering, we expect that our mortgage subsidiary will elect to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. See “United States Federal Income Tax Considerations — Taxation of our Company — Taxable REIT Subsidiaries.” We expect to receive dividends from this subsidiary that will be based on the net income of this subsidiary and the entities it owns, after accounting for expenses and income taxes. We intend for these operations to provide us with a diversified income stream and, to a limited extent, protect us from the cyclicality associated with our mortgage lending operations. Any dividend income that we receive from these operations, combined with all other income that does not qualify for purposes of the 75% gross income test, may not exceed 25% of our gross income in any taxable year. See “United States Federal Income Tax Considerations — Requirements for Qualification — Income Tests.” In addition, the value of our interests in taxable REIT subsidiaries may not constitute more than 20% of the value of our total assets. See “United States Federal Income Tax Considerations — Requirements for Qualification — Asset Tests.” For this purpose, the value of our mortgage subsidiary will include the value of its interests in the entities described below.

      The following summarizes our mortgage subsidiary’s current interests in other material entities.

      Oak Street Funding, LLC. Oak Street Funding LLC (“Oak Street Funding”) commenced business in September 2003 to provide loans and related services for insurance companies and insurance agents. These loans typically are secured by the revenue streams payable to the borrowers under insurance policies held by their customers. Our mortgage subsidiary owns 90% of the ownership units in Oak Street Funding, and one of our key employees owns the remaining 10% of the ownership units. This ownership interest was calculated based upon our valuation of the in-kind capital, consisting of the employee’s expertise and the services, including information technology development services, he provided on behalf of Oak Street Funding. We established a valuation of such contributions in an amount equal to 10% of the total value of the capital contributed upon formation of Oak Street Funding. Oak Street Funding’s operating agreement provides this employee with the option to purchase up to an additional five percent interest in Oak Street Funding for approximately $140,000 if Oak Street Funding exceeds certain income thresholds over a five-year period from the date it commenced business. If Oak Street Funding exceeds these net income targets, the employee’s option to purchase additional membership units will vest in stages over this five-year period and will be exercisable for a period of 10 years from the date of vesting. The operating agreement also grants the employee an option to require Oak Street Funding to purchase his interest at its “fair value,” as defined below, upon his termination as an officer, manager, or employee without good cause, or if Oak Street Funding is dissolved or terminated. For these purposes, “fair value” means the fair market value of a member’s ownership units, without any discounts for lack of marketability or minority ownership, as determined by mutual agreement or by appraisers selected by the employee and by us.

      The operating agreement also provides that, in the event of a public offering of stock by a company that controls Oak Street Mortgage LLC (such as this offering of our common stock), the employee shall have the right to receive, in exchange for his membership units in Oak Street Funding, a number of shares of the public company based upon a formula. For purposes of any future offering of our common stock, this formula would entitle the employee to exchange his ownership interest in Oak Street Funding based upon the number of our outstanding shares of stock, the proportion of our value attributable to Oak Street Funding based upon the relative divisional pretax income of the two entities, and the employee’s ownership interest in Oak Street Funding. Divisional pretax income is to be determined for these purposes on each anniversary date of a public offering by using historical pretax income for the six-month period prior to such anniversary date. The employee would be entitled to redeem his ownership interest in Oak Street Funding for shares of our common stock in an amount equal to his percentage ownership interest in Oak Street Funding multiplied by the number of shares allocated to Oak Street Funding according to the formula described above. The operating agreement provides that the employee may exercise this right to redeem his Oak Street Funding units for shares of our common stock once each year for a period of five years upon each anniversary date of this offering. In lieu of accepting shares of common stock for his ownership interest in Oak Street Funding, the employee may elect to receive a cash payment equal to the fair market value of those shares instead.

      Hudson & Keyse, LLC. Hudson & Keyse is a collection agency joint venture with an outside investor who also serves as the Chief Executive Officer and President of Hudson & Keyse. Our mortgage subsidiary owns 50% of the membership units and has an option to purchase up to 90.1% of Hudson & Keyse from the outside investor, at the original purchase price he paid for those units, by January 2007. We also have an obligation to redeem up to 90.1% of the units owned by the outside investor upon achievement of certain financial performance measures or if the outside investor’s employment with Hudson & Keyse is terminated without good cause. The outside investor has an option to purchase our membership units in Hudson & Keyse for $700,000 upon the joint venture’s failure to achieve certain financial performance measures and upon receipt of written notice from us of our intent to exit the debt-collection business. In the event of a public offering by Oak Street Mortgage LLC, the operating agreement for Hudson & Keyse provides the outside investor with a right to exchange his membership units, other than those that we may purchase from him prior to January 2007, for a number of shares of the public company’s common stock based upon the relative fair market value of Hudson & Keyse, as mutually agreed, to the value of the public company, the number of shares of the public company that are outstanding and the number of Hudson & Keyse’s ownership units to be converted. An independent valuation expert will determine the fair market value of Hudson & Keyse if we cannot otherwise agree on such amount. The outside investor may exercise this option at any time within five years from the date of the initial public offering of Oak Street Mortgage LLC.

      Creations Title, LLC. Creations Title, LLC (“Creations Title”) is a title insurance company joint venture we have entered into with Nation’s Title. Our mortgage subsidiary owns 24% of the outstanding membership units of Creations Title.

      Great Western Loans & Investments, LP. Great Western Loans & Investments, LP (“Great Western”), is an originator of non-conforming mortgage loans in which we hold a 50% interest. Great Western will be merged into our mortgage subsidiary upon the completion of this offering of common stock and payment to the third-party owner of approximately $          .

      Other Subsidiaries. We have also established wholly-owned subsidiaries to assist us in complying with various mortgage lending licensing requirements of certain states and to hold our investments in our other subsidiaries. Our earnings from these subsidiaries are not material to our operations.

Competition

      We face intense competition in the business of originating, purchasing and selling mortgage loans. Our competitors in the industry include mortgage banking companies, mortgage brokers, consumer finance companies, other mortgage REITs, commercial banks, credit unions, thrift institutions and internet-based lending companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than are available to us. In addition, many financial services organizations that are much larger than we are have formed national loan origination networks offering loan products that are substantially similar to our loan programs.

      Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. In addition, the current level of gains that we and our competitors have realized on the sale of non-conforming loans may attract additional competitors into this market. Additional competition may lower the rates we can charge borrowers. To the extent any of these competitors significantly expand their activities in our market, our operations could be materially adversely affected. Fluctuations in interest rates and general economic conditions may also affect our competition. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit our customers to refinance their loans.

      We believe our competitive strengths include: (i) our extensive retail and wholesale distribution channels; (ii) the experience of our senior executive team and underwriting personnel; (iii) providing a high level of service to brokers and their customers; (iv) offering competitive loan programs for borrowers whose needs are not met by conventional mortgage lenders; (v) our targeted direct mail marketing program and database screening methodology; and (vi) our performance-based compensation structure which allows us to attract, retain and motivate qualified personnel.

      We also face competition for financing sources, and the presence of additional mortgage REITs may restrict our ability to obtain financing or cause our costs of borrowing to increase in the future, which could affect our ability to obtain sufficient funds to carry out our business strategy.

Properties

      Our executive and administrative offices and one of our two centralized operations centers are located at our facilities in the Indianapolis office. These premises consist of approximately 45,000 square feet under a lease that expires in May 2011. We lease approximately 9,200 square feet of office space at our other centralized operations center in Phoenix under a lease that terminates in September 2009. We also lease a total of approximately 120,000 square feet of office space in our 26 retail offices.

Employees

      At June 30, 2004, we employed approximately 790 full-time employees, including approximately 375 retail loan officers and 55 wholesale account executives and 18 part-time employees. None of our employees is subject to a collective bargaining agreement. Each of our employees has executed a confidentiality and non-solicitation agreement that protects our confidential information and restricts our former employees from soliciting our customers for a period of 12 months following the termination of their employment with us.

Legal Proceedings

      We occasionally become involved in litigation arising in the normal course of our business. We believe that any liability with respect to such legal actions, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

REGULATION

General

      Our business is regulated by federal, state, and local government authorities and is subject to extensive federal, state and local laws, rules and regulations. We are also subject to judicial and administrative decisions that impose requirements and restrictions on our business. At the federal level, these laws and regulations include:

•	the Equal Credit Opportunity Act;

•	the Federal Truth in Lending Act and Regulation Z;

•	the Home Ownership and Equity Protection Act (“HOEPA”);

•	the Real Estate Settlement Procedures Act;

•	the Fair Credit Reporting Act;

•	the Fair Debt Collection Practices Act;

•	the Home Mortgage Disclosure Act;

•	the Fair Housing Act;

•	the Telephone Consumer Protection Act; and

•	the Gramm-Leach-Bliley Act.

      At the state level, the laws and regulations include:

•	state lender licensing laws, and laws requiring licenses for loan servicing;

•	state usury laws and other state laws limiting fees and charges that may be imposed in mortgage loan transactions;

•	state fair lending laws;

•	state debt collection laws;

•	state deceptive trade practices laws; and

•	other state consumer protection laws.

      These laws, rules and regulations, among other things:

•	impose licensing obligations and financial requirements on us;

•	limit the interest rates, finance charges, and other fees that we may charge;

•	prohibit discrimination;

•	mandate disclosures and notices to consumers;

•	mandate the collection and reporting of statistical data regarding our customers;

•	regulate our marketing techniques and practices; and

•	require us to safeguard non-public information about our customers.

These laws are complex, often highly technical and, in some cases, impose conflicting requirements from one jurisdiction to the next. While we strive to comply with applicable laws, we cannot give assurances that all of our loans comply with all applicable laws. It is not uncommon for lenders to experience some incidence of noncompliance with consumer credit laws. Failure to comply with these laws can lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of approved or licensed status;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	legal defenses causing delay or otherwise adversely affecting the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

•	certain borrowers claiming damages or exercising rescission rights under the Truth in Lending Act and Regulation Z;

•	class action lawsuits; and

•	administrative enforcement actions.

Compliance, Quality Control and Quality Assurance

      We regularly monitor the laws, rules and regulations that apply to our business and analyze any changes to them. We integrate many legal and regulatory requirements into our computerized loan origination system so as to reduce the prospect of inadvertent non-compliance due to human error. We also maintain policies and procedures, summaries and checklists to help our origination personnel comply with these laws.

      Our training programs are designed to teach our personnel about significant laws, rules and regulations that affect their job responsibilities. We also maintain a variety of pre-funding quality control procedures designed to detect compliance errors prior to funding.

      In addition, we also subject a statistically valid sampling of our loans to post-funding quality assurance reviews and analysis. We track the results of the quality assurance reviews and report such results back to the responsible origination units.

Licensing

      As of June 30, 2004, Oak Street Mortgage LLC was licensed or exempt from licensing requirements by the relevant state banking or consumer credit agencies to originate first and second mortgages in each of the 26 states in which it originated loans. These states constitute all of the states in which Oak Street Mortgage LLC is required to be licensed unless exempted from applicable licensing requirements. See “Business — Loan Production By Borrower Risk Classification — Geographic Diversification.” As of June 30, 2004, the REIT was licensed or exempt from licensing requirements by the relevant state banking or consumer credit agencies in three states. We expect that prior to the closing of this offering, the REIT will be licensed or exempt from licensing requirements by the relevant state banking or consumer credit agencies to originate first and second mortgages in 20 states.

Regulatory Developments

      During recent years, federal and state legislators and regulators adopted a variety of new or expanded regulations, particularly in the areas of privacy and consumer protection, including predatory lending protections.

Privacy Regulations

      The federal Gramm-Leach-Bliley financial reform legislation imposes obligations on us with respect to the privacy and confidentiality of the personal financial information of our applicants and borrowers. Regulations adopted in 2002 that became effective during 2003 impose additional obligations on us to safeguard such information we maintain on our borrowers. In addition, several states are considering even more stringent privacy legislation. If passed, a variety of inconsistent state privacy legislation could substantially increase our compliance costs.

Home Mortgage Disclosure Act

      In 2002, the Board of Governors of the Federal Reserve System adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act. Among other things, the new regulations require lenders to report pricing data on loans with annual percentage rates that exceed the yield on treasury bills with comparable maturities by 3%. The expanded reporting takes effect in 2004. We anticipate that a majority of our loans would be subject to the expanded reporting requirements.

      However, the expanded reporting requirements do not include certain salient loan information, such as credit risk, debt-to-income ratio, loan-to-value ratio, documentation level or other relevant loan features. As a result, some lenders are concerned that the new reporting obligations may lead to increased litigation because the new information, and the context in which it is presented, could be misinterpreted by third parties.

Predatory Lending Legislation

      HOEPA identifies a category of mortgage loans and subjects such loans to more stringent restrictions and disclosure requirements. In addition, liability for violations of applicable law for loans covered by HOEPA extends not only to the originator, but also to the purchaser of the loans. HOEPA covers certain mortgage loans (excluding, for example, purchase money mortgage loans secured by the borrower’s primary residence or non-owner occupied mortgage loans) for which (i) total points and fees payable by the consumer at origination exceed the greater of $499 (adjusted annually to reflect the annual percentage change in the Consumer Price Index) or eight percent of the loan amount, or (ii) the annual percentage rate at origination is, for first-lien loans, more than eight percentage points higher than the yield on United States Treasury securities of comparable maturity as of the 15th day of the month immediately preceding the month in which the lender received the borrower’s loan application or, for subordinate-lien loans, ten percentage points higher than the yield on such securities.

      We have implemented procedures and systems designed to prevent origination of loans covered by HOEPA because of the higher legal risks as well as the potential negative perception of originating loans that are considered to be “high cost” under federal law.

      Several federal, state and local laws and regulations have been adopted or are under consideration that are intended to eliminate so-called “predatory” lending practices. Many of these laws and regulations go beyond targeting abusive practices and impose broad restrictions on certain commonly accepted lending practices. In addition, some of these laws impose liability on assignees of mortgage loans such as secondary market investors, lenders and securitization trusts. Such provisions deter loan buyers from purchasing loans covered by the applicable law. For example, the Georgia Fair Lending Act that took effect in October 2002 resulted in our withdrawal from the Georgia market because our lenders and secondary market investors refused to finance or purchase loans covered by that law. The Georgia legislature subsequently repealed this statute, enacted a modified statute, and we were able to reenter the market.

      There can be no assurance that these proposed laws, rules and regulations, or other similar laws, rules or regulations, will not be adopted in the future. Adoption of these laws and regulations could have a material adverse impact on our business by substantially increasing the costs of compliance with a variety of inconsistent federal, state and local rules, or by restricting our ability to charge rates and fees adequate to compensate us for the risk associated with certain loans. Adoption of these laws could also have a material adverse effect on our loan origination volume, especially if our lenders and secondary market investors elect not to finance or purchase loans covered by the new laws.

Efforts to Avoid Abusive Lending Practices

      We have adopted policies for our loan products and programs designed to prevent the origination of loans containing terms that might be considered unfair or involving practices that might be considered predatory. For example, it is our policy not to: make or purchase “high cost loans,” as defined by HOEPA or state high cost loan laws; offer single premium credit life, disability or accident insurance; or make or purchase loans containing negative amortization, mandatory arbitration clauses or interest rate increases triggered by borrower default. We offer loans with and without prepayment penalties to all approved borrowers, and prepayment penalties that are included in our loans typically do not extend beyond three years from the origination date, unless specifically provided for by state law.

      Our loan processing policies and procedures are also intended to adhere to responsible lending standards. Accordingly, it is our policy not to solicit our loan portfolio within twelve months of loan origination or ask appraisers to report a predetermined value. We use an electronic credit grading system intended to ensure consistency in our underwriting, and we employ manual systems to protect against certain disfavored practices, such as “flipping” — i.e., frequent refinancings that result in little or no economic benefit to the borrower.

      We have also developed policies and procedures designed to ensure that our customer interaction and customer education practices are consistent with responsible lending standards, including: providing a brochure to all our purchase money loan applicants to educate them on the loan origination process, explaining basic loan terms, helping them obtain a loan that suits their needs and advising them on how to find a HUD-approved loan counselor; providing fair lending training to employees having direct contact with borrowers or loan decision-making authority; and requiring our brokers to sign an agreement indicating that they are knowledgeable about and will abide by state and federal lending laws and regulations. Our retail division regularly conducts customer satisfaction surveys during the origination process and for newly funded loans, and we employ a consumer relations staff dedicated to resolving consumer complaints.

      We also regularly review our loans and lending practices to evaluate our compliance with lending laws and regulations. It is our policy to use origination standards that enable us to sell our mortgage loans in the secondary market. We subject a statistical sampling of our loans to a quality assurance review of borrower qualification, validity of information, and verified property value determination. In addition, our compliance officer monitors production fair lending performance, including loan file analysis and reporting.

      We plan to continue to review, revise and improve our policies, procedures and practices to enhance our fair lending efforts and support the goal of eliminating predatory lending practices.

National Do-Not-Call Registry

      The Federal Trade Commission adopted regulations that became effective on October 1, 2003 that prohibit telemarketers from calling individuals who have placed their name on a national do-not-call registry maintained by that agency. We do not expect, however, that these regulations will materially adversely affect our business since we believe that we have sufficient other sources to generate sales leads to conduct our business.

Environmental

      In the course of our business, we may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. If this occurs, we could be held responsible under applicable law for the cost of cleaning up or removing the hazardous waste. This cost could exceed the value of the underlying properties.

Sarbanes-Oxley Act of 2002

      On July 30, 2002, President Bush signed the Sarbanes-Oxley Act of 2002, corporate governance and accounting reform law. While some of the provisions of the Sarbanes-Oxley Act were effective immediately upon enactment, other provisions required the Securities and Exchange Commission to adopt relevant rules. The Securities and Exchange Commission issued these implementing rules during 2002 and 2003. Our management has spent and will continue to spend significant time monitoring these rules, reviewing existing procedures and putting new procedures in place as necessary or appropriate to comply with the new requirements of the Sarbanes-Oxley Act once we are subject to these rules.

MANAGEMENT OF THE COMPANY

Our Executive Officers and Directors

      The following table sets forth certain information regarding our executive officers and directors upon the closing of this offering.

Directors:

Name	Age	Position

Steven Alonso	44	Chairman, President and Chief Executive Officer
Lawrence N. Bangs	67	Director
Joseph D. Barnette, Jr.	64	Director
Glenn R. Brunker	41	Director, Executive Director — Retail Business
Carl LoBue	58	Director
John F. Havens	77	Director(1)
George A. Skestos	76	Director(1)
Darrell E. Zink, Jr.	58	Director

(1)	Mr. Havens has served with Mr. Alonso on the board of directors of our mortgage subsidiary since its formation in 1999. Mr. Skestos has served on the board of directors of our mortgage subsidiary since 2001. Messrs. Havens and Skestos have served with Mr. Alonso as directors of Oak Street Financial Services, Inc. since its organization in September 2003. Upon the closing of this offering, both Messrs. Havens and Skestos will resign from the board of directors of our mortgage subsidiary and from our board of directors and will no longer serve in any management capacity with us.

Executive Officers Who Are Not Directors:

Name	Age	Position

Craig L. Royal	43	Chief Financial Officer, Treasurer and Secretary
Dennis L. Trent	44	Chief Operations Officer
Michael R. Ford	53	Executive Director — Wholesale Business
D. Scott Clarke	40	Executive Director — Corporate Development and Secondary Marketing

      Steven Alonso is our Chairman, President and Chief Executive Officer and is a founder/promoter and a member of the board of directors of our mortgage subsidiary. He has served in these capacities since the organization of our mortgage subsidiary in 1999 and of Oak Street Financial Services, Inc. in September 2003. From 1993 to 1999, Mr. Alonso served as President and Chief Executive Officer of the Consumer Financial Services Division at Bank One Corporation, which included Bank One Mortgage Corporation (conforming mortgage operation), Bank One Financial Services (non-conforming mortgage operation) and Bank One Education Finance (student loan operation). Prior to Bank One, Mr. Alonso served as Division General Manager of Operations for Household Finance’s east coast business, and Senior Vice President of Operations for Household Mortgage Services (the company’s conforming mortgage operation). Mr. Alonso started his career at Procter & Gamble in 1982 holding different management positions in manufacturing. Mr. Alonso earned a Bachelor of Science degree from Lehigh University and a Master of Science degree from Stevens Institute of Technology.

      Lawrence N. Bangs will serve on our board of directors following the completion of this offering. Mr. Bangs has held various positions with Household International since 1959, including serving as Vice Chairman from 1999 to 2001 and as a consultant from 2001 through 2003. During his tenure with Household, Mr. Bangs was responsible for many of Household’s business units, including assignments as Chairman and Chief Executive Officer of Alexander Hamilton Life Insurance Company, and Managing

Director and Chief Executive Officer of HFC Bank in the United Kingdom. He was also involved in several start-up businesses and acquisitions during his tenure. Mr. Bangs attended Roosevelt University and spent four years in the United States Marine Corps.

      Joseph D. Barnette, Jr., will serve on our board of directors following the completion of this offering. Since 2002, Mr. Barnette has served as President of the Sexton Group, which develops, owns and manages multi-family apartment properties. Mr. Barnette has also held various positions with Bank One Corporation and served as the Chairman and Chief Executive Officer of Bank One Indiana N.A. from 1994 through 2001. He previously held various management positions with American Fletcher National Bank (the predecessor to Bank One Indiana), The First National Bank of Evanston and Lake View Trust and Savings Bank. Mr. Barnette received a Bachelor of Arts degree from Wabash College and a Master of Business Administration degree from Indiana University.

      Glenn R. Brunker has served as our Executive Director-Retail Business since March 2000 and, following the completion of this offering, will serve on our board of directors. From July 1999 to March 2000, Mr. Brunker served as Senior Vice President of the Direct Loan Center of Bank One that originated mortgages in non-branch Bank One states. In the first half of 1999, Mr. Brunker served as Senior Vice President and National Risk Officer of a division of Bank One. Mr. Brunker’s prior experience included serving as Senior Vice President of Operations and Centralized Sales at Bank One Home Loan Services, the national wholesale mortgage business of Bank One. Mr. Brunker also held several management positions at Boatmen’s National Bank and Household Mortgage Services, a subsidiary of Household Bank FSB. Mr. Brunker earned a Bachelor of Science degree from Northern Illinois University and a Master of Business Administration degree from DePaul University.

      Carl LoBue will serve on our board of directors following the completion of this offering. Mr. LoBue founded The LoBue Group in 1981 and has served as that company’s Chairman of the Board of Directors since its inception. For the past 20 years, Mr. LoBue has consulted with senior executives at financial services firms in more than 40 countries. His experience spans a wide range of project and client types including management strategy, reorganizations, product distribution, risk strategy and operations efficiency. Mr. LoBue is a cum laude graduate of Seton Hall University with a Bachelor of Science degree. He also has a Master of Business Administration degree from Seton Hall University.

      John F. Havens is a founder and a non-employee member of the board of directors of our mortgage subsidiary and may be deemed a promoter under applicable regulations of the Securities and Exchange Commission. Mr. Havens has served on the board of directors of our mortgage subsidiary since it was organized in 1999 and of Oak Street Financial Services, Inc. since its inception in September 2003. He intends to resign from these positions upon the completion of this offering. Mr. Havens has been retired for the past five years. Mr. Havens previously served as Chairman of the Board for Bank One Corporation. Mr. Havens currently serves on the board of directors for W.W. Williams Co., an equipment distribution company, and Cardinal Health, Inc., a large pharmaceutical distributor. He has also served on the board of directors for Worthington Industries and Midland Life Insurance Company. In addition, Mr. Havens has served as Chairman of the Board of Trustees of the Ohio State University. He is currently on the Ohio State University Hospital Board. Mr. Havens earned a Bachelor of Arts and Sciences degree from the Ohio State University.

      George A. Skestos is non-employee member of the board of directors of our mortgage subsidiary. Mr. Skestos has served on the board of directors of our mortgage subsidiary since April 2001 and of Oak Street Financial Services, Inc. since its inception in September 2003. He intends to resign from these positions upon the completion of this offering. Mr. Skestos is the founder of the Homewood Corporation, a multifaceted home building firm. Mr. Skestos founded Homewood in 1964 and spent 25 years as its Chief Executive Officer and President. Mr. Skestos has retired from Homewood in 1989 and has spent the last 14 years as a consultant of Homewood Company. He is currently President and a trustee of the HIS Foundation, an Ohio not-for-profit corporation qualified as a charitable foundation as defined in section 501(c)(3) of the Internal Revenue Code. Mr. Skestos served on the board of directors for Huntington Bancshares Inc. and has served on the Board of Trustees for the Ohio State University

including one year as the Chairman. Mr. Skestos earned a Bachelor of Arts and Sciences degree, a Master of Business Administration degree and a law degree from the University of Michigan.

      Darell E. Zink, Jr. has served since January 2003 as Vice Chairman of the Board of Directors of Duke Realty Corporation, a publicly-traded REIT that owns and develops industrial, office and retail properties. From 1993 through 2003, Mr. Zink served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation. He has been with Duke Realty Corporation in various capacities since 1982 and has served as a Director since 1993. Mr. Zink also serves as a member of the board of directors of Citizens Gas & Coke Utility, Fifth Third Bank of Indiana, the CICOA Foundation, the Indianapolis Chamber of Commerce, VEI/IMM (a subsidiary of Community Hospitals), Vanderbilt University Alumni Board and Educational Choice. He also serves as chairman of the Inroads Advisory Board.

      Craig L. Royal has served as our Chief Financial Officer and Secretary since our inception in 1999. He received the added title of Treasurer in 2003. Mr. Royal has over 20 years of experience in the real estate and financial services industries. Prior to joining our company, Mr. Royal served as the President of Keystone Investments from January 1998 to October 1999, specializing in corporate finance, financial management and mergers and acquisitions. Mr. Royal also served as the President of NEWCO Investment Services, a golf course and residential land development company. Mr. Royal has served as the Chief Financial Officer of Hubbell Realty Company, a commercial and residential real estate firm. Mr. Royal earned both a Bachelor of Science degree in Business Administration and a Master of Business Administration degree from Drake University.

      Dennis L. Trent has served as our Chief Operations Officer since our inception in 1999. Mr. Trent has over 22 years of experience in the mortgage banking and consumer finance industries. Prior to joining our company, Mr. Trent served as Executive Vice President of Operations at Bank One Financial Services, Inc., a consumer finance subsidiary of Bank One, from 1994 to 1999. Prior to joining Bank One, Mr. Trent was with Household International from 1981 to 1994. During his tenure with Household, he played a key role in the company’s re-engineering effort, which centralized all back office operations from a distributed branch network. Mr. Trent was Assistant Vice President for Household Finance’s residential mortgage originations. Mr. Trent obtained a Bachelor of Arts degree from Loyola College in Baltimore, Maryland.

      Michael R. Ford has served as the Executive Director — Wholesale Business since April 2000. Mr. Ford has 30 years of experience in the financial services industry. Prior to joining our company, Mr. Ford served as a manager for DMR Financial Services, a mortgage banking firm, where he ran the western states wholesale operation from 1998 to 2000. Mr. Ford was also a part of Bank One where he managed its national correspondent mortgage originations business. Mr. Ford moved on to lead Bank One Home Loan Services, the national wholesale mortgage business of Bank One. Prior to Bank One, Mr. Ford was Chief Operating Officer of Security Pacific International Finance in San Diego and held various positions with General Electric Capital Corporation. Mr. Ford earned a Bachelor of Science degree from Clarion University.

      D. Scott Clarke has served as our Executive Director — Corporate Development and Secondary Marketing since March 2000. Mr. Clarke has 17 years of consumer lending experience. Prior to joining our company, Mr. Clarke served as Senior Vice President of Bank One Consumer Lending from 1999 to 2000 and as Senior Vice President of Operations of Bank One Financial Services, Inc. from 1996 to 1999. Mr. Clarke also served as a manager with Household International in both the conforming and non-conforming mortgage lending businesses. Mr. Clarke received a Bachelor of Arts degree from the State University of New York, College of Oswego.

Governance

      Following this offering, our directors will be elected for a staggered term of three years and hold office until their successors are elected and qualify. All officers serve at the discretion of our board of directors.

      Our charter provides that the number of directors shall be set by our board of directors. Our bylaws currently provide that our board of directors shall have no more than eleven directors and the minimum number will not be less than the minimum number required by the Maryland General Corporation Law, which is currently one. Our board of directors will initially have five directors. Any vacancy may be filled only by the majority vote of the remaining directors and shall be filled until the remainder of the full term of the directorship in which the vacancy occurs.

      Our charter also provides for three classes of directors with staggered terms, such that one class shall be elected each year. After the initial staggered period (i.e., the first three years), all directors will serve for a term of three years and until their successors are duly elected and qualify. Messrs. Alonso and Brunker are Class I directors and will hold office initially for a term expiring at the annual meeting of stockholders in 2005, Messrs. Bangs and LoBue will be Class II directors, and will hold office initially for a term expiring at the annual meeting of stockholders in 2006, and Mr. Barnette and Mr. Zink will be Class III directors, and will hold office initially for a term expiring at the annual meeting of stockholders in 2007, all until their successors are duly elected and qualify.

Board Committees and Meetings

      We have established an audit committee, governance and nominating committee, and a stock compensation committee of our board of directors. We may establish other committees from time to time.

Audit Committee

      Our audit committee will consist of Carl LoBue, Joseph Barnette and Lawrence Bangs at the closing of the public offering. We currently believe that each of these individuals satisfies the independence requirements included in the Nasdaq listing standards applicable to directors who serve on audit committees of listed companies and the independence and other standards of the National Association of Securities Dealers. We also believe that at least one member of the audit committee will be an “audit committee financial expert” within the meaning of the rules adopted by the Securities and Exchange Commission relating to the disclosure of financial experts on audit committees in periodic filings pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The audit committee has a written charter that requires, among other things, the audit committee to: (i) oversee the integrity of our financial reporting process on behalf of our board of directors and report the results of its activities to the board; (ii) retain our auditors and review the quality of the engagement and independence of our auditors; (iii) review the adequacy of our internal accounting controls and financial reporting process; (iv) review related party transactions; (v) review our compliance with legal regulatory requirements; (vi) monitor the compliance of our employees with our standards of business conduct; and (vii) meet at least quarterly with our senior executive officers, internal audit staff, and our independent auditors in separate executive sessions.

Governance and Nominating Committee

      Our governance and nominating committee has been formed to establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. This committee also periodically prepares and submits to the board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operations of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. The members of our governance and nominating committee are Carl LoBue, Joseph Barnette and Lawrence Bangs. Our governance and nominating committee will be comprised entirely of independent directors.

Compensation Committee

      Our compensation committee has been delegated full authority by our board of directors to administer our omnibus stock incentive plan and our Oak Street bonus plan and to make salary and bonus recommendations to our board for our employees. The members of our compensation committee will be Carl LoBue, Joseph Barnette and Lawrence Bangs.

Director and Executive Compensation

      Our directors will be paid $800 per board meeting and $500 per committee meeting attended. In addition, they will receive a $10,000 annual retainer fee. At the closing of the offering, each non-employee director will receive options for 5,000 shares of our common stock with an option price equal to the public offering price.

      The following table sets forth information as to annual, long-term and other compensation we paid to our Chairman, President and Chief Executive Officer and the other named executive officers for the fiscal years ended December 31, 2003 and 2002.

						Long Term
		Annual Compensation				Compensation

				Other Annual		Securities	All Other
				Compensation		Underlying	Compensation
Name and Principal Position	Year	Salary(1)	Bonus	(2)(3)		Options	(4)

Steven Alonso	2003	$325,500	$1,200,025	$70,868			$5,822 (5)
Chairman, President and	2002	$310,000	$1,225,000	$16,647		—	$9,848 (5)
Chief Executive Officer
Glenn R. Brunker	2003	$220,000	$381,896	$3,736			$4,200
Executive Director—	2002	$210,000	$493,634	$150,068	(6)	—	$3,850
Retail Business
D. Scott Clarke	2003	$169,950	$211,215	$301,328	(6)		$4,200
Executive Director —	2002	$157,450	$200,450	$64		—	$4,770
Corporate Development and Secondary Marketing
Craig L. Royal	2003	$167,449	$211,191	$5,266			$4,200
Chief Financial Officer,	2002	$157,450	$200,450	$266		—	$4,927
Treasurer and Secretary	2002	$157,450	$200,450	$266		—	$4,927
Dennis L. Trent	2003	$171,950	$211,190	$501,806	(6)		$4,200
Chief Operations Officer	2002	$157,450	$200,450	$102		—	$4,015

(1)	Includes amounts deferred by our executive officers pursuant to §401(k) of the Internal Revenue Code, under our 401(k) Plan.

(2)	Each named executive officer receives certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus.

(3)	Amounts shown indicate the amount of self-employment tax reimbursed to the named executive officers with respect to income taxable to them as members of Oak Street Mortgage LLC.

(4)	Includes the matching contributions we have made on behalf of the named executive officers pursuant to our 401(k) Plan.

(5)	Includes insurance premiums of $1,622 we paid on a $2.5 million insurance policy on the life of Steven Alonso with 40% of the proceeds to be distributed to Oak Street Mortgage LLC and 60% of the proceeds to be distributed to Mr. Alonso’s wife. The policy was amended during September 2004 so that Oak Street Financial Services, Inc. is now the sole beneficiary. Mr. Alonso is the owner of this insurance policy and has the sole right to change beneficiaries. This policy does not have a cash surrender value.

(6)	Includes gains recognized on exercising options.

Annual Bonus Plan

      On                     , 2004 our board of directors adopted and our stockholders approved our Oak Street annual bonus plan. The purposes of this plan are to encourage employees to maintain focus on specific goals important to us and to reward employees when those goals are met.

      Our compensation committee will administer this plan. It will have complete discretion to determine the eligibility criteria to participate in the plan, to determine the employees eligible to participate in the plan and to determine the individual goals and awards for the employees.

      Prior to the beginning of each performance period, which will most likely be a calendar year, the compensation committee will establish specific award levels and performance goals for employees. An award will be a multiple of salary based on whether the employee met, equaled or exceeded the performance goal. Whether or not an employee earned a final award will be determined by our compensation committee. Unless otherwise provided in an employment agreement between us and an employee, if an employee is not employed on the final day of the performance period, the employee will not be entitled to a final award under the plan, provided that a final award will be prorated for employees who die, become disabled or retire during the performance period. All final awards will be paid in cash. No final award for any performance period for a single employee may exceed $3.0 million.

      Unless otherwise contained in an agreement with an employee or determined by the compensation committee or board, our change in control will have no effect on any award granted to an employee.

      We have determined that the $1.0 million deduction limit of Section 162(m) of the Internal Revenue Code will not apply to compensation paid pursuant to this bonus plan through December 31, 2007 unless, prior to the end of such period, the plan expires, the plan is materially modified or all compensation has been allocated under the plan. After the expiration or early termination of this grace period, unless the plan is modified to take advantage of other exemptions, Section 162(m) of the Internal Revenue Code will apply to compensation paid pursuant to the plan.

Employment Agreements

      Immediately prior to the closing of the offering, and after approval by our board of directors and stockholders, we will enter into three-year employment agreements with the following executive officers:

•	Steven Alonso, our Chairman, President, and Chief Executive Officer;

•	Craig L. Royal, our Chief Financial Officer, Treasurer and Secretary;

•	Dennis L. Trent, our Chief Operations Officer;

•	Glenn R. Brunker, our Executive Director — Retail Business and, following this offering, a director;

•	Michael R. Ford, our Executive Director — Wholesale Business; and

•	D. Scott Clarke, our Executive Director — Corporate Development and Secondary Marketing.

      Each agreement provides for annual salary and benefits as well as the opportunity to participate in our annual bonus plan and our omnibus incentive plan. Each agreement also includes nondisclosure and non-competition covenants from the executive officer.

      At the end of each year, beginning on December 31, 2004 for Mr. Alonso and on December 31, 2005 for the other executives, each agreement will automatically extend annually for an additional year (unless either we or the executive gives the other notice of non-renewal). Each agreement will automatically terminate upon the death of the executive. Each agreement may be terminated by either us or the executive upon the executive’s disability. Each agreement may be terminated by us for cause or without cause. Each agreement may be terminated by the executive for any reason. Each executive may also terminate his respective agreement for good reason, which in the case of Mr. Alonso includes a reduction in his duties, responsibilities or benefits and, in the case of Mr. Alonso and each other executive, includes a reduction in his salary or bonus opportunity in the absence of a similar reduction affecting our other executives.

      Upon our termination of an executive’s employment without cause or upon an executive’s termination of his employment with us for good reason, the terminated executive will receive a severance benefit consisting of:

•	the executive’s salary and benefits for the remainder of the term of the agreement (payable over 12 months),

•	an average of one year’s bonus (payable over 12 months),

•	the unpaid bonus ending on the date of termination, and

•	the acceleration and vesting of awards to the executive under our omnibus incentive plan.

      If an executive terminates his or her employment agreement for any reason within 12 months after a change in control, or we terminate the agreement without cause within 12 months after a change in control, the terminated executive will receive a severance benefit consisting of:

•	the executive’s salary and benefits for the remainder of the term of the agreement (payable over 12 months),

•	an average of one year’s bonus (payable over 12 months),

•	the unpaid bonus ending on the date of termination, and

•	the continued vesting of, or the lapse of restrictions on, awards made under our omnibus incentive plan as if the executive’s employment with us had not terminated.

      In addition, if we terminate our agreement with Mr. Alonso without cause, or if Mr. Alonso terminates his agreement for good reason, or for any reason within 12 months after a change in control, Mr. Alonso will be entitled to an additional severance benefit of $5,000,000 in cash. Upon the termination of Mr. Alonso’s employment with us for any reason other than one set forth in the preceding sentence, he will be entitled to an additional severance benefit of $500,000 in cash. We also pay the premiums on two insurance policies on the life of Mr. Alonso. We are the beneficiary under the first policy, which is for $2.5 million dollars, and Mr. Alonso’s wife is the beneficiary under the second policy, which is for $1.5 million.

      If a change in control occurs during the term of these agreements, the amounts due to the executives who are parties to the agreements will not be limited. To the extent the “golden parachute” rules of section 280G of the Internal Revenue Code are exceeded, we may lose a significant compensation deduction and the executive will be subject to a penalty. Our agreement with Mr. Alonso, but not with the other executives, includes a “gross up” provision under which we, and not Mr. Alonso, will pay any applicable penalty that Mr. Alonso otherwise would be required to pay.

      We have determined that the $1.0 million deduction limit of Section 162(m) of the Internal Revenue Code will not apply to compensation paid pursuant to any of the employment agreements through December 31, 2007 unless, prior to the end of such period, the applicable agreement expires or the applicable agreement is materially modified. After the expiration or early termination of this grace period, unless the applicable agreement is modified to take advantage of other exemptions, Section 162(m) of the Internal Revenue Code will apply to compensation paid pursuant to the applicable agreement.

Omnibus Incentive Plan

      On                     , 2004 our board adopted and our stockholders approved our omnibus incentive plan. This plan is intended to give us a competitive advantage in attracting, retaining and motivating employees, non-employee directors, independent contractors and consultants and to provide us with the ability to provide incentives more directly linked to our profitability and increases in stockholder value. This plan is an omnibus plan, which allows for the grant of stock options, stock appreciation rights, restricted stock, performance units and phantom stock to employees, independent contractors and consultants and stock options and restricted stock to non-employee directors.

      Our compensation committee, which is comprised of two or more non-employee directors, will administer this plan for employees, independent contractors and consultants. It will have complete discretion to select employees, independent contractors and consultants to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award, and to determine the terms and conditions of any awards. Our board will administer this plan for non-employee directors. It will have the complete discretion to select non-employee directors to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award, and to determine the terms and conditions of any awards.

      Our board has authorized the issuance of, and has reserved for issuance, shares of our common stock for awards in accordance with this plan. In the event of any change in our corporate capitalization (e.g., a stock split), a corporate transaction involving us (e.g., a merger, consolidation, or separation), our reorganization or partial or complete liquidation, the compensation committee or the board may, at their discretion, make such substitution or adjustment in the number, kind and price of shares subject to this plan. In addition, no person may receive an award if, as a result of payment of the award, the person would own more than 9.8% of our issued and outstanding common stock.

      We have determined that the $1.0 million deduction limit of Section 162(m) of the Internal Revenue Code will not apply to compensation paid pursuant to this plan through December 31, 2007 unless, prior to the end of such period, the plan expires, the plan is materially modified or all stock or other compensation has been allocated under the plan. After the expiration or early termination of this grace period, unless the plan is modified to take advantage of other exemptions, Section 162(m) of the Internal Revenue Code will apply to compensation paid pursuant to the plan.

      Effective as of the date of this prospectus, we are awarding                     options to purchase shares of our common stock to our executive officers, directors and employees at an exercise price equal to the initial public offering price and                      shares of restricted stock to our executive officers and employees.

      The following table shows the number of options and shares of restricted stock that have been approved by our board of directors and stockholders for issuance to our executive officers and directors immediately upon consummation of this offering. The options that we award under our omnibus incentive plan will be non-qualified options under the Internal Revenue Code and will vest ratably over a four-year period and will have a ten-year term. The shares of restricted stock will vest over a four-year period.

	Options Outstanding Under	Restricted Stock Under
Name of Grantee	Incentive Plan	Incentive Plan

Steven Alonso
Glenn R. Brunker
Dennis L. Trent
D. Scott Clarke
Craig L. Royal
Michael R. Ford
Lawrence N. Bangs
Joseph D. Barnette, Jr.
Carl LoBue
Darrell E. Zink, Jr.

All executive officers and directors as a group

      Stock options granted under this plan to employees may be either incentive stock options, as described in Section 422 of the Internal Revenue Code, or nonqualified stock options. Stock options granted under this plan to non-employee directors, independent contractors and consultants may be only nonqualified stock options. No award may be granted under this plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our common stock.

      Stock options are exercisable at the time specified in each option award agreement. No stock option, however, is exercisable more than ten years after the date of grant and, except in the case of death or disability, no stock option is exercisable earlier than six months after the date of grant. The exercise price of nonqualified stock options will not be less than 85% of the fair market value on the date of grant. The exercise price of incentive stock options will not be less than 100% of the fair market value on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value on the date of grant. The exercise price is payable in cash or, if otherwise determined by the compensation committee, in common stock.

      A stock appreciation right gives the participant the right to any increase in value of our common stock. A stock appreciation right may be awarded either with or without a related stock option. A stock appreciation right entitles the participant to receive, upon exercise, the excess of the fair market value of the common stock underlying the award on the date of exercise over the exercise price of common stock covered by the award. Such amount will be paid to the participant in common stock, cash or a combination thereof.

      Restricted stock gives the participant the right to ownership of a share of our common stock once certain restrictions imposed by the compensation committee lapse. Except for such restrictions, during the restriction period the participant will have all the rights of a stockholder with respect to the common stock underlying the restricted stock award.

      A performance unit entitles the participant to a payment based on our performance or the participant’s performance. At the conclusion of an award cycle, the compensation committee will determine and deliver to such participant cash and/or a number of shares of common stock equal to the fair market value of earned performance units.

      An award of phantom stock entitles the participant to a payment based on the appreciation in our common stock once restrictions lapse. Upon the lapsing of restrictions, the compensation committee will determine the excess of the fair market value of the common stock covered by the phantom stock on the date the restrictions lapse over the fair market value of the common stock covered by the phantom stock on the date of the grant and will deliver to such participant cash and/or the number of shares of common stock equal to the excess.

      In the event of our change in control, any options granted to non-employee directors will become exercisable in full and all restrictions on any restricted stock granted to non-employee directors will lapse. Unless otherwise contained in an award agreement or determined by the compensation committee or board, our change in control will have no effect on any award granted to an employee, independent contractor or consultant.

      This plan may be amended, altered or discontinued by the board at its discretion; provided that certain amendments require stockholder approval. If required by law or agreement, a participant’s consent may be required for any amendment, alteration or discontinuance that may impair the rights of the participant.

      We have determined that the $1.0 million deduction limit of Section 162(m) of the Internal Revenue Code will not apply to compensation paid pursuant to this plan during the first three years after our initial public offering unless, prior to the end of such three-year period, this plan expires, this plan is materially modified or all stock or other compensation has been allocated under this plan. After the expiration or early termination of this grace period, unless this plan is modified to take advantage of other exemptions, Section 162(m) will apply to compensation paid pursuant to this plan.

401(k) Plan

      We have established and maintain a retirement savings plan under section 401(k) of the Internal Revenue Code to cover our eligible employees. This 401(k) plan provides participants with savings and retirement benefits based on employee deferrals of compensation. All active employees may begin participating in our 401(k) plan after one year of service (1,000 hours per year) with us and upon reaching the age of eighteen. Participants may make annual salary reduction contributions to the 401(k) plan in amounts up to 100% of their compensation, within the legally permissible limit ($12,000 for 2003). A participant is immediately vested in his or her own elective deferrals of compensation under the 401(k) plan and becomes vested in our matching contributions based on the employee’s years of service with us. An employee will become 100% vested in our matching contributions after four years of service or upon the retirement, death, or disability of the employee while he or she is our employee. We currently make matching contributions based on a percentage of the contributions to the 401(k) plan and the employee’s performance for the prior year. We may also make a discretionary profit sharing contribution based on a percentage of the employee’s eligible compensation. Our expense for the 401(k) plan for the years ended December 31, 2002 and 2003 was approximately $304,000 and $282,000, respectively.

      Currently, participants may invest their accounts under our 401(k) plan in and among several funds with varying investment characteristics including stable value funds, fixed income funds, balanced funds, large, medium and small cap funds, and global/international funds.

      Generally, distributions from the 401(k) plan may commence upon a participant’s separation from service for any reason. However, participants may request to receive funds from the 401(k) plan in the form of hardship withdrawals and loans. Distributions from the 401(k) plan are generally subject to federal and state income taxes, and distributions made before a participant attains age 59 1/2 may also be subject to an early distribution penalty tax.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial holders of our common stock as of                     , 2004, and as adjusted to reflect the sale of our common stock being offered by this prospectus, for each of our directors and named executive officers, for each holder of 5% or more of our common stock and for all of our directors and executive officers as a group. The beneficial owners named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

				After Offering Amount
	Before Offering Amount and Nature of			and Nature of
	Beneficial Ownership(1)			Beneficial Ownership

	Shares Owned
			Ownership	Shares	Ownership
Name and Address of Beneficial Owners(2)	Voting	Non-Voting	Percentage	Owned	Percentage(3)

Directors and Executive Officers:
Steven Alonso			18.0%
Glenn R. Brunker			1.1%
D. Scott Clarke			2.2%
Dennis L. Trent			3.6%
Craig L. Royal			1.2%
Michael R. Ford			0.3%
John F. Havens(4)(5)			0.3%
George A. Skestos(4)			0.3%
All executive officers and directors as a group			27.0%

				After Offering Amount
	Before Offering Amount and Nature of			and Nature of
	Beneficial Ownership(1)			Beneficial Ownership

	Shares Owned
			Ownership	Shares	Ownership
Name and Address of Beneficial Owners(2)	Voting	Non-Voting	Percentage	Owned	Percentage(3)

5% Stockholders:
Ellen H. Hardymon(6)			9.0%
John C. Havens(7)			9.0%
Thomas F. Havens(8)			9.0%
Suzanne H. Nick(9)			9.0%
Sotseks Corp.(10)			24.1%
IHS Foundation(11)			12.0%

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding for computing the percentage of any other person.

(2)	The address of each person listed is Oak Street Financial Services, Inc., 11595 N. Meridian Street, Suite 400, Carmel, Indiana 46032.

(3)	Applicable percentages are after giving effect to a one-for- reverse stock split, the conversion of voting shares into non-voting shares effective upon the consummation of this offering, and the issuance of shares of common stock in this offering. Percentage assumes the exercise by such persons of all options to acquire shares of common stock and no exercise by any other person.

(4)	Messrs. Havens and Skestos will resign as directors upon the closing of this offering.

(5)	John F. Havens is the father of Ellen H. Hardymon, John C. Havens and Thomas F. Havens.

(6)	Ellen H. Hardymon is the daughter of John F. Havens.

(7)	John C. Havens is the son of John F. Havens.

(8)	of these shares are owned beneficially through a trust. Thomas F. Havens is John F. Havens’ son.

(9)	These shares are owned beneficially through a trust. Ms. Nick is John F. Havens’ daughter.

(10)	George Anthony Skestos, as President of Sotseks Corp., has voting and investment control over these shares. George Anthony Skestos is the son of George A. Skestos, one of our directors.

(11)	George A. Skestos, as President of the IHS Foundation, an Ohio not-for-profit corporation qualified as a charitable foundation pursuant to the provisions of section 501(c)(3) of the Internal Revenue Code, has voting and investment control over these shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      During the period of May 2000 through June 2002, The Crown Group, Inc., which formerly owned approximately 36.1% of the membership units of Oak Street Mortgage LLC, our mortgage subsidiary, provided a $5.0 million first loss guarantee on a warehouse lending facility provided by GMAC-RFC. The guarantee was released by GMAC-RFC in June 2002. The Crown Group and its banking subsidiary provided various lines of credit and warehouse lines to the mortgage subsidiary over the same period as the guarantee. The terms of the lines were at market rates with traditional underwriting guidelines. We no longer have a business relationship with Crown Bank, and the Crown Group, Inc. no longer has any ownership interest in us or any of our subsidiaries.

      In April 2001, we entered into a loan with Steven Alonso, our Chairman, President and Chief Executive Officer. The loan was in the amount of $230,000. The purpose of the loan was to refinance his primary residence in Carmel, Indiana. The loan was secured by a first mortgage lien on that residence. We believe that this loan was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions. We sold this loan in the normal course of business pursuant to a whole loan sale agreement with an unaffiliated third party.

      In August 2002, we entered into a loan with Dennis L. Trent, our Chief Operations Officer. The loan was in the amount of $180,400. The purpose of the loan was to refinance his primary residence in Carmel, Indiana. The loan was secured by a first mortgage lien on that residence. We believe that this loan was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions. We sold this loan in the normal course of business pursuant to a whole loan sale agreement with an unaffiliated third party.

      In September 2002, we entered into a loan with Steven Alonso, our Chairman, President and Chief Executive Officer. The loan was in the amount of $210,000. The purpose of the loan was to refinance his primary residence in Carmel, Indiana. The loan was secured by a first mortgage lien on that residence. We believe that this loan was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions. We sold this loan in the normal course of business pursuant to a whole loan sale agreement with an unaffiliated third party.

      In November 2002, we entered into a loan with D. Scott Clarke, our Executive Director-Corporate Development and Secondary Marketing. The loan was in the amount of $544,000. The purpose of the loan was to refinance his primary residence in Fishers, Indiana. The loan was secured by a first mortgage lien on that residence. We believe that this loan was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions. We sold this loan in the normal course of business pursuant to a whole loan sale agreement with an unaffiliated third party. The loan was on our balance sheet on December 31, 2002.

      In November 2002, we entered into a loan with Craig L. Royal, our Chief Financial Officer, Treasurer and Secretary. The loan was in the amount of $220,000. The purpose of the loan was to refinance his primary residence in Carmel, Indiana. The loan was secured by a first mortgage lien on that residence. We believe that this loan was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions. We sold this loan in the normal course of business pursuant to a whole loan sale agreement with an unaffiliated third party. The loan was on our balance sheet on December 31, 2002.

      In September 2003, Oak Street Mortgage LLC issued 10,000 of its non-voting units for a price of $30 per unit to Dennis L. Trent, our Chief Operations Officer, and advanced on Mr. Trent’s behalf $200,000 estimated to be the income taxes payable by Mr. Trent as a result of this transaction. Mr. Trent, in exchange, executed an interest-bearing promissory note to our mortgage subsidiary in the amount of $500,000 due and payable on October 31, 2003. Interest was payable on the note at the variable annual prime rate (as set forth from time to time in The Wall Street Journal). Mr. Trent subsequently exchanged the units he acquired in this transaction for an equal number of shares of our non-voting common stock. This loan was repaid when Mr. Trent refinanced the loan with a third party lender. Mr. Trent is no longer liable to us under any indebtedness.

      In September 2003, Oak Street Mortgage LLC issued 6,000 of its non-voting units for a price of $30 per unit to D. Scott Clarke, our Executive Director-Corporate Development and Secondary Marketing, and advanced on Mr. Clarke’s behalf $120,000 estimated to be the income taxes to be payable by Mr. Clarke as a result of this transaction. Mr. Clarke, in exchange, executed an interest-bearing promissory note to our mortgage subsidiary in the amount of $300,000 due and payable on October 31, 2003. Interest was payable on the note at the variable annual prime rate (as set forth from time to time in The Wall Street Journal). Mr. Clarke subsequently exchanged the units he acquired in this transaction for an equal number of shares of our non-voting common stock. Mr. Clarke has repaid this loan and is no longer liable to us under any indebtedness.

      In September 2003, we entered into a loan with Steven Alonso, our Chairman, President and Chief Executive Officer, the proceeds of which were used to acquire a second home. The original principal amount of the loan was $1.1 million and was secured by a first lien mortgage in the acquired real estate. We believe that this loan was made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions. We sold this loan in the normal course of business pursuant to a whole loan sale agreement with an unaffiliated third party during October 2003 and, as of the date of this prospectus, we have not made any other loan or extension of credit to Mr. Alonso.

      We do not intend to make mortgage or other loans to our executive officers or directors in the future.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

      Our policies with respect to the activities described below may be reviewed and generally amended or revised from time to time by our board of directors or as applicable, the directors of our subsidiaries, without a vote of our shareholders.

      If our board of directors determines that we require additional funding, we may raise such funds through additional equity offerings, debt financings, retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

      In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to cause us to issue additional authorized common and preferred stock in any manner and on such terms and for such consideration our board of directors deems appropriate, including in exchange for property or other non-cash consideration.

      If authorized by our board of directors, we may offer our common stock or other equity or debt securities in exchange for property or other non-cash consideration and offer to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. Similarly, we may offer additional securities that are exchangeable into common stock or, at our option, cash, in exchange for property or other non-cash consideration. We also may make loans to our subsidiaries.

      Subject to our ownership limitations and the gross income and asset tests necessary for REIT qualification, we may invest in other entities engaged in mortgage-related activities or in the securities of other issuers, including for the purpose of exercising control over such entities. We also may engage in the purchase and sale of investments. We do not intend to underwrite the securities of other issuers.

      Debt financings may be in the form of traditional bank borrowings, publicly or privately placed debt instruments, purchase money obligations to the sellers of assets to us, long-term bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, including issuance of collateralized debt securities, any of which indebtedness may be unsecured or may be secured by mortgage loans or other interests in our assets. Such indebtedness may have recourse to all or any part of our assets or may be limited to a particular asset to which the indebtedness relates.

Financing Policies

      We do not have a policy limiting the amount of indebtedness that we may incur. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. In the future, we may seek to extend, expand, reduce or renew our financing facilities or obtain new financing facilities or lines of credit that may contain certain limitations on indebtedness.

      We finance our mortgage loans initially under one of three secured and committed warehouse financing facilities and repurchase agreements on a recourse basis. These loans will subsequently be financed using asset-backed securities issued through securitization trusts. We will access the asset-backed securitization market to provide long-term financing for our mortgage loans.

      To qualify as a REIT under the Internal Revenue Code, we generally are required each year to distribute to our shareholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain). We may be required to borrow funds on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so.

Investment Policies

      The following is a discussion of our anticipated investment policies. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders. Any change to any of these policies would be made by our board, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then, only if, in the exercise of our directors’ business judgment, they believe it is advisable to do so in our and our stockholders’ best interest. We cannot assure you that our investment objectives will be attained.

      Investments in Real Estate Mortgages. As a component of our plan to operate as a REIT, we intend to develop a mortgage portfolio of mortgage assets consisting primarily of certain of the mortgage loans that we originate. We currently intend to build our mortgage portfolio primarily with mortgage loans that we originate through our retail and wholesale lending networks or, to a lesser extent, that we acquire from correspondents that are underwritten to our portfolio loan standards to borrowers generally with FICO scores from 560 to 720. We currently intend to hold in our portfolio only first- and second-mortgage loans to borrowers with a credit grade of A+, A, A- or B under our credit grading standards. We currently anticipate, based upon current market conditions, that our mortgage portfolio will consist entirely of non-conforming and jumbo mortgage loans. We also expect to hold a substantial percentage of both ARM and fixed-rate loans in our portfolio, although the exact mix will change depending upon prevailing market conditions. We also currently expect, based on current market conditions, that not more than approximately 25% of the loans in our mortgage portfolio will consist of loans we acquire from correspondent lenders. See “Business — Correspondent Loans.”

      We intend to fund the loans that we intend to hold for investment in our mortgage portfolio through the REIT, rather than through our mortgage subsidiary. We also intend to hold our mortgage portfolio in the REIT.

      We expect that we will leverage the loans that we hold in our portfolio by engaging in securitization transactions. We currently intend to leverage our mortgage portfolio to where, over time, the resulting debt will be approximately 10 to 14 times our equity, although there are no legal restrictions on the amount of such debt we may incur. The amount of leverage we incur will vary depending on our ability to obtain credit facilities and our lenders’ estimates of the value of our portfolio’s cash flow. We intend to securitize by issuing structured debt. For accounting purposes, the mortgage loans that are securitized remain as assets on our balance sheet while the debt obligations appear as liabilities. We do not intend to use gain-on-sale accounting for our securitizations.

      We expect that our interests in these securitizations, regardless of the form used, will be subordinated to the classes of securities issued to investors in the securitizations with respect to losses of principal and interest on the underlying mortgage loans. Accordingly, any such losses incurred on the underlying mortgage loans would be applied first to reduce the remaining amount of our retained interest, until reduced to zero. Thereafter, any further losses would be borne by the investors or, if used, a third-party insurance carrier rather than by us.

      Investments in Real Estate or Interests in Real Estate. We have not, prior to this offering, engaged in any investments in real estate or interests in real estate, nor do we intend to engage in this activity in the future.

      We have not adopted policies regarding investments in the securities of other issuers for the purpose of exercising control, underwriting securities of other issuers, offering securities in exchange for property or repurchasing shares of our common stock as we currently do not plan on engaging in such activities.

Conflict of Interest Policy

      Our board of directors has adopted a conflict of interest policy which includes, among other provisions, a requirement that all transactions, including permissible loans between our officers, directors, principal stockholders and their respective affiliates and us, be approved by a majority of the board of directors, including a majority of the independent and disinterested non-employee directors on the board of directors, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

      The conflict of interest policy further provides:

•	If a director or officer has an interest that may conflict with any interest of ours, he or she must immediately disclose the matter and discuss it fully and frankly with our board of directors. An interested director or officer may participate in the discussion of the transaction, and his or her presence may be counted for purposes of determining a quorum. However, he or she may not vote on any resolution or motion that authorizes, approves or ratifies a contract or transaction in which that director or officer may have a conflict of interest.

      Specifically, no director or officer shall:

•	Accept or seek on behalf of himself or herself, or any immediate family member, any financial advantage or gain of other than nominal value offered as a result of the individual’s affiliation with us;

•	Disclose any confidential information that is available solely as a result of the director or officer’s affiliation with us to any person not authorized to receive such information, or use to our disadvantage any such confidential information, without our express authorization; or

•	Knowingly take any action or make any statement intended to influence the conduct of our business in such a way to confer any financial benefit on such person or on any corporation or entity in which the individual has a significant interest or affiliation.

      This policy limits directors, officers, principal stockholders and their respective affiliates with respect to having any direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. The policy also limits our directors, officers, principal stockholders and their respective affiliates with respect to engaging for their own account in business activities of the types conducted or to be conducted by us and our subsidiaries.

SELLING STOCKHOLDERS

      The following table sets forth the beneficial ownership of shares of our common stock by the selling stockholders as of                     , 2004, the maximum number of shares being offered by the selling stockholders under this prospectus and the beneficial ownership of shares by the selling stockholders on                     , 2004, as adjusted to give effect to the sale of the shares of our common stock offered by this prospectus. The Securities and Exchange Commission has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that the stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or

(d) the automatic termination of a trust, discretionary account or similar arrangement. Shares may also be sold by donees, pledgees or other transferees or successors in interest of the selling stockholder.

Percentage of
			All Common	Beneficial Ownership
	Number of	Maximum	Stock	After Sale of Shares
	Shares	Number of	Beneficially
	Beneficially	Shares Being	Owned Before	Number of
Selling Stockholder	Owned	Offered	Sale(1)	Shares	Percentage(2)

John F. Havens, Director(3)
George A. Skestos, Director(3)
Steven Alonso, President, Chief Executive Officer and Director
Sotseks Corp.
IHS Foundation(4)

(1)	Assumes outstanding shares of our common stock as of , 2004.

(2)	Assumes outstanding shares of our common stock as of , 2004, including shares issued in this offering.

(3)	Messrs. Havens and Skestos have served as members of the board of directors of our mortgage subsidiary since its formation in 1999 and on the board of directors of Oak Street Financial Services, Inc. since its formation in September 2003. Upon the consummation of this offering, they will resign from each of these positions and will no longer serve in any management capacity with us.

(4)	IHS Foundation is an Ohio not-for-profit corporation qualified as a charitable foundation pursuant to section 501(c)(3) of the Internal Revenue Code. George A. Skestos, as President of IHS Foundation, has voting and investment control over these shares.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

      The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

      Our charter permits us, to the maximum extent permitted by Maryland law, to obligate us to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

      The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or advanced by the corporation if it shall ultimately be determined that the standard of conduct was not met.

      We have also entered into indemnification agreements with our directors, effective April 21, 2004, which provide indemnification and advance of expenses to the fullest extent permitted by Maryland law, as amended from time to time. However, no change in Maryland law will have the effect of reducing any benefits available to the directors under the indemnification agreements based on Maryland law as in effect on the effective date of the indemnification agreements. Furthermore, our officers and directors will also be indemnified against specified liabilities by the underwriters, and the underwriters will be indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

      We also intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SECURITIES

      The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

General

      Our charter provides that we may issue up to                      shares of common stock, $.01 par value per share, and up to                      shares of preferred stock, $.01 par value per share. As of the date hereof, we have                      shares of common stock and no shares of preferred stock outstanding. Of the shares of our common stock that are currently outstanding,                      shares are voting shares and                      shares are non-voting shares. Immediately prior to the closing of this offering, all outstanding shares of non-voting

common stock will convert to voting shares and we will undergo a one-for-                    reverse stock split. These actions will cause the number of our pre-offering outstanding shares of common stock to be reduced to                      shares, all of which will be voting shares. Upon completion of this offering, we will have                      shares of common stock and no shares of preferred stock outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Common Stock

      All shares of our common stock offered by this prospectus are, or will be upon issuance, duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

      Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

      Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

      Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two thirds of the votes entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except with respect to certain charter amendments discussed below, our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Unissued Shares of our Stock

      Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which also could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

      We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise be in their best interest.

Power to Increase or Decrease Authorized Shares

      Under Maryland law, our board of directors may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of any class or series of our authorized shares without a vote of stockholders. However, under certain circumstances, stockholder approval may be required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded for increases in authorized shares if they are to be issued in material transactions.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is                     .

Ownership and Transfer Restrictions

      For us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements of the Internal Revenue Code do not apply to the first year for which an election to be a REIT is made. Our charter contains, subject to certain exceptions, restrictions on the value and number of shares of our stock that a person may own. No person may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% of the outstanding shares of our common stock or 9.8% of the value of our outstanding capital stock.

      Our charter generally prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons and (c) certain “disqualified organizations,” consisting primarily of governmental and certain tax exempt entities, from owning shares of our stock. See “United States Federal Income Tax Considerations — Taxation of Our Company — General.”

      Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

      Our board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings our board may determine in its sole discretion. Our board also may increase or decrease these limits under certain circumstances.

      Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, will result in the number of shares that would otherwise be transferred in violation of these provisions (rounded to the nearest whole share) to be automatically transferred to a trust (“Trust”) for the exclusive benefit of one or more charitable beneficiaries (“Charitable Beneficiaries”), and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our charter) prior to the date of such violation. The shares will generally be transferred to the Trust so as to minimize the aggregate value of shares transferred to the Trust. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (“Trustee”) will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the discretion of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

      Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee (net of any commissions or other expenses of sale) from the sale or other disposition of the shares. The Trustee may reduce the amount payable to the proposed transferee by the amount of dividends or distributions that have been paid to the proposed holder that are owed by the proposed transferee to the Trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the Trustee upon demand.

      In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We may reduce the amount payable by the amount of dividends or distributions paid to the proposed transferee. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

      All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

      Every record owner of more than a specified percentage of our stock as required by the Internal Revenue Code or the regulations promulgated thereunder (which may be as low as 0.5% depending upon the number of stockholders of record of our stock), within 30 days after the end of each taxable year, is required to give us written notice, stating the owner’s name and address, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of our stockholders.

Registration Rights

      We have agreed to grant registration rights to family members and affiliates of John F. Havens owning restricted shares of our common stock and any permitted transferees of such persons. These rights, which can be exercised no earlier than 180 days following the completion of this offering, include demand and piggy back registration rights that may be exercised after six months following the close of this public offering. We will bear all expenses incident to these registration requirements, except for any underwriting discounts or commissions payable by the selling stockholders, any transfer taxes, and fees and expenses of the selling stockholders’ counsel or advisors. The obligation to register such shares terminates when any stockholder with such rights may sell his, her or its shares under Rule 144 in any three-month period.

Lock-Up

      We have agreed that, subject to specified exceptions (including issuances of shares of common stock in connection with acquisitions), without the consent of the underwriters, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 180 days from the date of this prospectus. Our executive officers and directors and certain stockholders have each agreed under lock-up agreements with the underwriters that, without the prior written consent of Friedman Billings Ramsey, they will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock for a period ending 180 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements.

Omnibus Incentive Plan Shares

      Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock issued or reserved for issuance under our omnibus incentive plan. Accordingly, shares registered under the Form S-8 registration statement will, subject to vesting provisions, be available for sale in the open market. The registration statement will become effective automatically upon filing. The registration statement on Form S-8 will cover options and shares granted to our officers and directors. Effective the date of closing of this offering, options to purchase in the aggregate                      shares of our common stock have been granted to our directors. The options awarded under our omnibus incentive plan will vest ratably over a four-year period.

IMPORTANT PROVISIONS OF MARYLAND

LAW AND OF OUR CHARTER AND BYLAWS

      The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to the registration statement of which this prospectus is a part.

Classification of our Board of Directors

      Our charter provides that the number of our directors may be established only by our board of directors but may not be fewer than the minimum required by the Maryland General Corporation Law (which is currently one). Our bylaws currently provide that the number of directors shall not be more than eleven. Any vacancy will be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and shall be filled for the remainder of the full term of the directorship in which the vacancy occurred. Following the completion of this offering, our board of directors will have five directors.

      Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2005, 2006 and 2007, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by our stockholders. We believe that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

      The classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change the control of our company, even though the tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

      Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing only our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

      Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer, or an issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

      A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

      After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has not utilized its authority to exempt transactions with any person from the statutory restrictions on business combinations described above.

      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

      Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated by our board of directors at any time in the future.

Amendment to Our Charter

      Except as set forth below, our charter may be amended only by the affirmative vote of the stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter. However, the provisions in the charter relating to the removal of directors, the number and staggered terms of our directors, restrictions on the transfer and ownership of shares required and indemnification and limitation of liability of our directors may only be amended by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Furthermore, as permitted by Maryland law, our board of directors may amend our charter without stockholder approval to change our name or increase or decrease the authorized number of shares of stock.

Advance Notice of Director Nominations and New Business

      Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

      The business combination provisions and, to the extent applicable, the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board of directors and removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in the control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and the material U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. This discussion is based on current law and assumes that we will at all relevant times qualify as a REIT for U.S. federal income tax purposes. The tax law upon which this discussion is based could be changed, and any such change could have retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders which are subject to special tax rules, such as insurance companies, tax-exempt entities or organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders”), stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the U.S. dollar. This discussion assumes that you will hold our common stock as a “capital asset,” generally property held for investment, under the Internal Revenue Code.

      The statements in this discussion are based on current provisions of the Internal Revenue Code, and their legislative history, current administrative rulings and practices of the Internal Revenue Service, or IRS, and judicial decisions, all of which are subject to changes that may be retroactively applied. No assurances can be given that legislative, judicial or administrative changes will not affect the accuracy of this discussion of tax considerations. See “— New Legislation and Possible Legislative or Other Action Affecting Tax Consequences.” We will not seek a ruling from the IRS on any of the matters addressed in this discussion. Instead, we will rely on an opinion of counsel in regard to REIT status as described in this discussion. Unlike a private letter ruling, an opinion of counsel is not binding on the IRS. Thus, no assurance can be given that the IRS will not take contrary positions and that a court will not sustain such positions.

      You are urged to consult with your tax advisor regarding the specific consequences to you of the purchase, ownership and sale of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such purchase, ownership, sale and election and the potential changes in applicable tax laws.

Taxation of Our Company

      We were organized as a Maryland corporation in September 2003. Since that date we have conducted through our mortgage subsidiary the various businesses previously conducted since October 1999, which consist primarily of the origination, holding and sale of loans secured by single family residences. We elected to be treated as an S corporation under the Internal Revenue Code for our initial tax year. Before completion of this offering, we will no longer meet the requirements for an S corporation and our S corporation election will terminate. The termination of our S election will cause our taxable year to terminate and a new tax year (our short taxable year) to commence on the termination.

      We intend to make an election to be taxed as a REIT under the Internal Revenue Code commencing with our short taxable year ending December 31, 2004. In connection with this offering, we will receive the opinion of our legal counsel, Barnes & Thornburg LLP, that commencing with our short taxable year ending December 31, 2004, assuming that the elections and other procedural steps described in this discussion are completed by us in a timely fashion, we will be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and our proposed methods of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. This opinion is not binding on the IRS or any court. In addition, the opinion of our counsel is based on various assumptions and is conditioned upon certain representations that we have made as to factual matters, including factual representations concerning our business and assets as set forth in this prospectus, and assumes that the actions described in this prospectus are completed in a timely fashion.

      Our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Barnes & Thornburg LLP. No assurance can be given that our actual results for any particular taxable year will satisfy these requirements. See “— Failure to Qualify as a REIT.” In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

      General. So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. Currently, stockholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates. Nevertheless, income earned by a REIT and distributed currently to its stockholders generally will still be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax at capital gain rates.

      While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows:

•	We will be subject to corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during or within a specified time period after the calendar year in which the income is earned.

•	We will be subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will be subject to tax, at the highest corporate rate, on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property. See “— Taxation of Our Company — Foreclosure Property.”

•	We will be subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, but including mortgage loans, that we hold primarily for sale to customers in the ordinary course of business, which are referred to in the Internal Revenue Code as “prohibited transactions.” Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transactions. See “— Taxation of Our Company — Prohibited Transactions Tax.”

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% test, or (2) the excess of 90% of our gross income (except gross income from prohibited transactions) over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by

•	a fraction the numerator of which is our taxable income determined without any dividends paid deductions and any net operating loss deduction and by excluding any net capital gain (net long term capital gain in excess of net short term loss) and the denominator of which is our gross income excluding gross income from prohibited transactions, long term capital gain and short term capital gain to the extent of any short term capital loss and income from foreclosure property to the extent it does not meet the 75% test.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed. This excise tax is computed in a different manner than the distribution requirements described under “— Requirements for Qualification — Annual Distribution Requirements” and applies even though such requirements are met.

•	We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed net capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on improperly allocated amounts due to transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest regular corporate rate unless we make an election under Treasury Regulations Section 1.337(d)-7(c) to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset.

•	With respect to an equity interest in either a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit (“REMIC”), the ownership of which is attributed to us or to a REIT in which we own an interest, we will pay tax at the highest corporate rate on the amount of any “excess inclusion income” for the taxable year allocable to the percentage of our shares that are held by “disqualified organizations.” “Excess inclusion income” is an amount, with respect to any calendar quarter, equal to the excess, if any, of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (i) the adjusted issue price of such interest at the beginning of the quarter (unless such interest has no significant value, in which case the adjusted issue price is deemed to be nothing) multiplied by (ii) 120% of the long-term Federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). A “disqualified organization” includes the United States; any state or political subdivision of the United States; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax- exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and any rural electrical or telephone cooperative. For this reason, our charter will prohibit disqualified organizations from owning our common stock. However, this prohibition may not prevent us from incurring this tax.

      In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, any taxable REIT subsidiary (as further described below) in which we own an interest will be subject to federal, state and local corporate income tax on its net income.

      Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes.

Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

      Taxable REIT Subsidiaries. A “taxable REIT subsidiary” is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or generally provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. To the extent that our taxable REIT subsidiaries are required to pay taxes, we will have less cash available for distribution to stockholders. If dividends are paid by one or more of our taxable REIT subsidiaries to us, then dividends from us to our stockholders who are taxed at individual rates, up to the amount of dividends we received from our taxable REIT subsidiaries, will generally be eligible to be subject to tax at reduced capital gains rates, rather than tax at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders — Regular Distributions.”

      Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs, discussed below under “— Requirements for Qualification — Income Tests,” could be earned by a taxable REIT subsidiary without affecting our ability to meet the income tests. However, overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test discussed below under “— Requirements for Qualification — Asset Tests.” We expect to have taxable REIT subsidiaries through which we will conduct certain activities as discussed under “— Requirements for Qualification.”

      Several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by a taxable REIT subsidiary if the economic arrangements among us and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. See “— Taxation of Our Company — General.”

      Prohibited Transactions Tax. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We currently earn most of our income from the acquisition, holding, and sale of mortgages which our mortgage subsidiary originates and processes for resale. As a REIT we would incur the 100% tax on the net income from the sale of those mortgages held for sale to third parties if not earned through taxable REIT subsidiaries and such income would not qualify for the 75% or 95% gross income tests discussed under “— Requirements for Qualification — Income Tests.” We expect to continue to originate some mortgages which will be held for sale. In order to avoid the 100% tax and qualify the net income after tax from such sales for the 95% gross income test, we expect to hold and sell such mortgages in a taxable REIT subsidiary. Such income will be subject to taxation. This will reduce the amount available for distribution to our stockholders.

      The prohibited transactions tax may also impact our ability to efficiently leverage the pool of mortgages we hold for investment. We are likely to leverage our equity in such mortgages by financing a portion of their acquisition. See “Business — Mortgage Portfolio.” There are two basic methods of leveraging a portfolio of loans. First, we could assign as security for a loan a group of mortgages. Such an assignment does not result in a sale unless and until the security for the debt is foreclosed and hence does not give rise to any income on which the 100% tax would be imposed. A second method is securitization, which is the issuance of an interest in an entity or a segregated pool holding the loans rather than merely assigning the loans as security for a debt. Securitization often is a more efficient method of leveraging in that a greater percentage of the value of the collateral can often be obtained at a lower financing cost. For this reason, we are likely to engage in securitization transactions. Securitization often results in a sale of the collateral or a portion thereof to the lender or to the entity which issues the securitized debt or of the debt security itself. Thus, it may result in transactions to which the 100% tax would apply to any net income. It is important to note, however, that the 100% tax is only incurred (and there is only gross income on the transaction for the purpose of the income tests) to the extent of any taxable gain on the transaction. Taxable gain is the excess of the sale price over the seller’s tax basis in the property sold. Many securitizations do not result in any taxable gain because the sales proceeds are not in excess of the basis allocated to the assets sold.

      There are a number of basic legal structures to securitize a pool of mortgages. First, we can issue certificates constituting undivided interests in a pool of mortgages held by us or more likely held by a grantor trust in which the purchasers of the certificates are the beneficiaries. For example, we could transfer a 90% interest in a pool of mortgages to a grantor trust, the beneficial interests in which are held by purchasers of certificates, and retain the remaining 10% interest in the pool of mortgages. For tax purposes, the transfer to the grantor trust constitutes a sale of the portion of the pool transferred. However, no income is recognized unless the sales proceeds, net of selling expenses, exceed the basis allocated to the undivided interest sold. The terms of such transactions generally result in the same percentage of the adjusted basis being allocated to the interest sold as the percentage interest sold. As a result, there generally is no gain and no taxable income for purposes of the 100% tax or the income tests from such transactions. However, the use of such certificates is limited to the situation where all attributes of the underlying mortgages are passed through to the purchasers. As a result, such securitizations are often not as efficient as the other devices discussed below.

      If an undivided interest in all the attributes of a mortgage pool are not passed through to a purchaser of an interest in the pool, the pool will be deemed to be a separate entity for tax purposes which will be classified as either a REMIC, a Financial Asset Securitization Investment Trust (“FASIT”) or, if no election is made to be a REMIC or a FASIT, a taxable mortgage pool. An entity, or a portion of an entity, will be classified as a taxable mortgage pool under the Internal Revenue Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations; (ii) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates; (iii) the entity has issued debt obligations (liabilities) that have two or more maturities; (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets; and (v) no election is made by it to be a REMIC or FASIT. If less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. The interests issued by the taxable mortgage pool are viewed as either debt or equity interests in a corporation based on normal tax rules as to whether a corporate security will be treated for tax purposes as debt or equity. Thus, a taxable mortgage pool would be taxed on its net interest income after deducting its interest expense thereby defeating the single tax advantage of a REIT. In addition, the transfer of mortgages to it would be a taxable transfer for purposes of the 100% tax to the extent we were deemed to have received the debt and equity interests in exchange for our contribution of mortgages and sold the debt securities or the transfer is required to be marked to market as discussed below.

      Special rules apply, however, in the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a taxable mortgage pool. Thus, in a situation where we retain all of the interests deemed to be equity in a taxable mortgage pool, the taxable mortgage pool would be a qualified REIT subsidiary the assets of which would be treated as still held directly by us, rather than a subsidiary corporation subject to corporate income taxes. Thus, absent application of the mark to market rules described below, the transfer of the mortgage pool to it would be ignored and would not generate income for purposes of either the 100% tax or the income tests. Moreover, in most cases the securities deemed debt would merely be viewed as debt issued directly by the REIT collateralized by the pooled mortgages. Thus, for purposes of the income tests, the gross mortgage interest we receive on the pool would qualify for purposes of both the 75% and 95% gross income tests and the entire mortgage pool would be included in computing the assets test described below. Except for the possibility that the REIT will be responsible for paying the tax on any excess inclusion income allocated to non-taxable stockholders, such as government-related entities, the consequences of taxable mortgage pool classification will generally be confined to the REIT’s stockholders. The Treasury Department has yet to issue regulations to govern the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool making the tax consequences to stockholders, particularly as to excess inclusion income which is computed in the same manner as for a REMIC, somewhat unclear.

      A taxable mortgage pool will probably be the preferable method of securitization so long as 100% of its equity interests are deemed owned by the REIT since it allows multi-maturity or class debt to be directly issued by the REIT without generating any taxable income from the issuance of the debt either for purposes of the 100% tax or the income tests. However, a taxable mortgage pool may present undue risk in highly leveraged situations. Unlike with a REMIC as described below, normal rules apply to determine which interests in a taxable mortgage pool are debt and which are equity. If an interest not held by us is determined to be equity rather than debt, the taxable mortgage pool would no longer qualify as a qualified REIT subsidiary. Instead, the taxable mortgage pool would be subject to corporate income tax, the transfer of mortgages to it might be a taxable sale subject to the 100% tax and it would be treated differently in our income and asset test calculations, which could adversely affect our ability to meet such tests.

      An alternative structure for securitizations is a REMIC. A REMIC is essentially a taxable mortgage pool as to which REMIC status is elected. It issues regular interests which are conclusively presumed to be debt instruments and which can have different interest rates and maturities and a single residual interest which is conclusively presumed to be equity. No tax is imposed on the REMIC but the holder of the residual interest is taxed on the difference between its taxable income from the mortgage pool and its deductions, including interest on the regular interests. Because the REMIC regular interests are not required to pass through the tax character of the mortgage pool payments as principal or interest, there can be for tax purposes a significant mismatch of principal and interest between the mortgage pool and the regular interests resulting in phantom income or loss to the holder of the residual interest based on timing differences. This phantom income could create problems for a REIT holding a residual REMIC interest in meeting the REIT distribution requirements discussed under “— Requirements for Qualification — Annual Distribution Requirements” below. In addition, to the extent the mismatch results in excess inclusion income, the REIT stockholders may be taxed on phantom income. Income from both regular and residual interests in a REMIC qualify for purposes of both the 75% and 95% gross income tests, however.

      No matter how a REMIC is structured, for tax purposes the transfer of the mortgages to the REMIC is treated as a contribution to the REMIC in exchange for the regular and residual interests in the REMIC which does not generate taxable income for purposes of either the 100% tax or the income tests unless the mark to market rules described below are applicable. However, the deemed disposition of the regular interests is a taxable sale. The aggregate basis of the transferor (here the REIT) in the regular and residual interests is the transferor’s cost basis in the mortgages increased by REMIC transaction costs. This basis is allocated between the regular and the residual interests received on the basis of the relative fair market value (but in no case, less than zero) of each on the date the regular interests are priced for sale. If the basis allocated to a regular interest is equal to or greater than its fair market value, no gain will be realized on the sale of the regular interest for purposes of either the 100% tax or the income tests. If the basis of the regular interest is less than its fair market value, then the difference will be taken into income over time as interest income if the regular interest is retained, or taken into income immediately if the regular interest is sold.

      A third legal structure for securitization is a FASIT, which is similar to a REMIC except that the transfer of assets to it is fully taxable. For this and other reasons, a FASIT is not likely to be used by a REIT.

      Another method of securitization would be for us to conduct all securitizations through a taxable REIT subsidiary with the REIT purchasing from it REMIC interests or all equity interests issued by a taxable mortgage pool. The income from such interests would qualify for purposes of both the 75% and 95% income tests. However, the profit on the securitization would be subject to regular corporate income tax. We do not currently expect to utilize this structure and only would be likely to if, due to the mark to market rules discussed below or for other reasons, it would be the only method of securitization which would avoid the 100% tax on gain from prohibited transactions.

      Under the mark to market rules a dealer in securities is required to recognize gain or loss taxable at ordinary income rates on the disposition of securities held for sale rather than investment and to treat such securities held at the end of the taxable year as sold at their fair market value on the last day of the tax year. These rules to the extent applicable could, in addition to the form of the securitization, result in a taxable gain either on an otherwise nontaxable disposition of a pool mortgage or at year end.

      Mortgages are securities for purposes of the mark to market rules. Residual interests in a REMIC and similar interests (which may include an equity interest in a taxable mortgage pool), however, are not securities. For purposes of these rules, a dealer in securities means a taxpayer who regularly purchases securities from or sells securities to a customer in the ordinary course of business. We intend to conduct all of our activities which would normally make us a dealer in securities in our taxable REIT subsidiaries, not in the REIT itself. For example, our wholesale operation, in which we purchase mortgages originated by one concern for sale to another, and our sale of whole loans we originate will be conducted through a taxable REIT subsidiary. The mortgages held in the REIT will be held for investment.

      Nevertheless, it is possible that the securitization activities we conduct to leverage the mortgages we intend to hold in the REIT for investment might be deemed to make the REIT a dealer in securities for this purpose. In such event, we still should be exempt from the mark to market rules on our mortgage pools held for investment since a dealer may identify securities held for investment rather than for sale. In this regard, however, a Treasury Regulation proposed in 1995 but not finalized to date states that, “If a taxpayer expects to contribute securities (for example, mortgages) to a trust or entity, including a REMIC, in exchange for interests therein (including ownership interests or debt issued by the trust or other entity), the contributed securities qualify as held for investment or not held for sale [for purposes of the mark to market rules] only if the taxpayer expects each of the interests received (whether or not a security within the meaning of [the mark to market rules]), to be either held for investment or not held for sale to customers in the ordinary course of the taxpayer’s trade or business.” If finalized in its current form, and if valid, this proposed regulation might be interpreted to make the mark to market rules applicable to the deemed transfer of a mortgage pool in any securitization by us using either a REMIC or a taxable mortgage pool. On the other hand, one can argue that this proposed regulation even if finalized would not apply to a securitization through a taxable mortgage pool which is a qualified REIT subsidiary in any event because either (i) there is no transfer of mortgages in this situation since the taxable mortgage pool assets are treated as remaining directly owned by the REIT or (ii) only the equity interests in a taxable mortgage pool which will be retained are received in exchange for the transfer of mortgages since the debt is deemed issued directly by the taxable mortgage pool. We expect to take the position that our securitization activities in the REIT will not be subject to the mark to market rules. There can be no assurance that the IRS would not take a contrary position and that a court would not sustain such a position if taken. If so, we might incur the 100% tax on gain on our securitization transactions or be forced to use less desirable forms of securitization to avoid such tax.

      In any event, we will conduct our future securitizations to attempt to ensure that we do not incur the 100% tax or adversely affect our status as a REIT. As a result, we may be precluded from maximizing the efficiency or leverage of securitization transactions.

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered foreclosure property unless the REIT makes a proper election to treat the property as foreclosure property.

      A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the IRS). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent;

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

Requirements for Qualification

      To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements as described below:

      Organizational Requirements. A REIT is a corporation, limited liability company, trust or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors;

2. Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to also include certain entities described below, during the last half of any taxable year;

7. At the close of its tax year, it has no earnings and profits accumulated in a non-REIT tax year; and

8. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year described below and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year.

      For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels, and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. See “Description of Securities — Transfer Restrictions.” We will be treated as satisfying the 50% rule if we comply with the demand letter and record keeping requirements discussed below, and if we do not know, and by exercising reasonable diligence would not have known, whether we failed to satisfy the 50% rule. We anticipate that we will satisfy the stock ownership tests immediately following the offering, and will use reasonable efforts to monitor our stock ownership in order to ensure continued compliance with these tests. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status.

      To monitor our compliance with the stock ownership tests, we are required to maintain records regarding the actual ownership of our shares of stock. To do so, we are required to demand written statements each year from the record holders of certain percentages of our shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include our dividends in gross income). A REIT with 2,000 or more record stockholders must demand statements from record holders of 5% or more of its shares, one with fewer than 2,000, but more than 200, record holders must demand statements from record holders of 1% or more of its shares, while a REIT with 200 or fewer record stockholders must demand statements from record holders of 0.5% or more of its shares. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with his tax return disclosing the actual ownership of the shares of stock and certain other information.

      As to requirement 7, an existing corporation will qualify as a REIT only if, at the close of its taxable year, it has no earnings and profits accumulated in any non-REIT year. If we have been an S corporation for all our prior tax years, we will have no accumulated earnings and profits and thus will meet this requirement. We filed an election to be taxed as an S corporation for our initial tax year and such election has not been revoked or terminated. Nevertheless, the S corporation requirements are highly technical and complex. Thus, there can be no assurance that the IRS might not assert that we failed to qualify as an S corporation for some reason unknown to us. If the IRS were successful in such a contention, we would not be eligible to qualify as a REIT until the tax year in which we paid out any accumulated earnings and profits. In addition, if we were not an S corporation immediately prior to the completion of the offering, our tax year would not end on the date the S election is purportedly terminated, requiring us to meet the income and assets tests described below for all of calendar 2004 rather than only our short tax year in order to qualify as a REIT for our tax year ending December 31, 2004.

      Normally each item of our income for the year we terminate our S election (i.e., 2004) is allocated on a pro-rata basis between each day of the short S corporation taxable year and our short C corporation taxable year (i.e., our short REIT taxable year). This pro-rata rule does not apply if either (i) we and our stockholders on the first day of the REIT short taxable year consent; or (ii) there is a 50% or more change in ownership of our stock due to a sale or exchange during the calendar year the S election terminates. If either of these is true, we allocate our S termination year income under our normal accounting method as if we had closed our books on the S termination date. Since new stock sold in this offering will not count as a sale or exchange for this purpose, the S election will be terminated prior to the consummation of the offering by transfer of stock to a non-qualified S corporation stockholder enabling us to make an election not to have the pro-rata rule apply by filing the consent of our stockholders immediately prior to the consummation of the offering.

      Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of this 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real property or mortgage loans not held primarily for sale in the ordinary course of business;

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets in which case all of the income derived from the REMIC; and

•	gross income from foreclosure property. See “— Taxation of Our Company — Foreclosure Property.”

      Second, in general, at least 95% of our gross income for each taxable year must consist of (i) income that is qualifying income for purposes of the 75% gross income test, (ii) other types of interest and dividends, (iii) gain from the sale or disposition of stock or securities, (iv) income from certain hedging instruments including some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge interest rate risk on debt incurred or to be incurred to acquire or carry qualified real estate assets, or (v) any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests.

      The 75% and 95% tests are based on gross income. Consequently, offsetting expenses, such as interest expense incurred to provide assets generating interest income, are not deducted. However, as to income from a sale of assets only the gain counts, not the gross amount received. The income that is analyzed for purposes of the REIT income tests generally will differ materially in amount and type from the income described or reported for financial accounting purposes.

      For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary. A sole member limited liability company (i.e., one that is 100% owned by another entity) is not treated as a separate entity for tax purposes unless it elects to be treated as a corporation for tax purposes. Thus, sole member limited liability companies owned directly or indirectly by the REIT and not making an election to be taxed as a taxable REIT subsidiary will be treated in a manner similar to a qualified REIT subsidiary.

      The following paragraphs discuss the specific application of the gross income tests to us.

      Our share of dividends qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The rules for treating a REIT as earning the income earned and holding the assets held by 100% owned entities or the percentage interest owned in unincorporated entities does not apply to taxable REIT subsidiaries. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. The balance of a taxable REIT subsidiary’s income after taxes will be available for distribution as a dividend to the operating company. Our (i.e., the REIT’s) share of distributions from a taxable REIT subsidiary will thus qualify for purposes of the 95% gross income test but not the 75% gross income test. Consequently, we may earn up to 25% of our income from taxable REIT subsidiaries (if no other non-qualifying income is earned directly or indirectly). We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid earning income or rendering services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions.

      Interest (including original issue discount and market discount income) on obligations secured by real property or an interest in real property is REIT qualifying income for both gross income tests. We expect to invest the net proceeds of this offering in leveraged mortgage and mortgage backed security portfolios held for investment rather than sale. The income from such portfolios should qualify for both the 95% and the 75% gross income tests with minor exceptions, the most likely of which are discussed below. We are likely to leverage our equity in such mortgages by financing a portion of their acquisition through securitizations as discussed above under “— Taxation of Our Company — Prohibited Transactions Tax.” Whether the gross income from such pools is included in the tests without offset for the related interest expense depends on the form of the lending or securitization transactions. In some cases we may transfer mortgages to such pools in exchange for interests therein or retain only a portion of such pools and transfer the balance. In general, income from the interests we retain, such as regular or residual interests in REMICs, will qualify under both income tests. The amount includable in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets, the interest income from a regular or residual interest will be treated as interest on an obligation secured by real property in the same proportion that the REMIC’s interest would be so treated. Interest income received with respect to non-REMIC pass-through bonds and pass-through debt instruments, such as collateralized mortgage obligations, however, will not be qualifying income for purposes of the 75% gross income test but will qualify for purposes of the 95% gross income test.

      If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date we became committed to make or purchase the mortgage loan, a portion of the interest income will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. Accordingly, in order to determine the extent to which the interest earned on our loans constitutes qualifying income for purposes of the REIT income tests, we may need to determine the value of the real estate at the time we acquire each loan. Although we will seek to be prudent in making these determinations, there can be no assurances that the IRS might not disagree with our determinations and assert that a lower value is applicable, which could negatively impact our ability to qualify as a REIT. These considerations also might restrict the types of loans that we can make in the future.

      Interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. In some instances, the interest income from a mortgage loan may be based in part on the borrower’s profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests unless the borrower leases substantially all of its interest in the property to tenants and the rental income derived by the borrower would qualify as rents from real property if it had been earned directly by the REIT. We do not plan to hold mortgages as to which the determination of any portion of the interest depends in any way on the income or profits of any person.

      Many of the mortgages we will hold are likely to have prepayment penalties. A penalty for prepayment of a mortgage is interest and thus such payments will be qualifying income for both the 75% and 95% gross income tests.

      Although contingent interest under a shared appreciation provision in a mortgage (i.e., a provision entitling the lender to receive a share of any gain realized if the property is or were sold) is generally treated as interest for tax purposes, any such income is treated as gain on the sale of the property securing the mortgage for purposes of applying the REIT income tests. The REIT will be deemed to have a holding period for the property for the shorter of the period the shared appreciation provision was part of the mortgage or the owner of the property held such property. However, the REIT will normally be treated as holding the property for at least the four year safe harbor period in the event the property is sold or disposed of in bankruptcy. If the owner of the property held it for sale in the ordinary course of a trade or business, then the deemed gain would be so treated in the hands of the REIT. We currently do not plan to hold shared appreciation mortgages.

      From time to time, we may sell mortgage pools we have acquired for investment or individual assets therein. Income from the disposition of mortgages or investment portfolios held for investment will be qualifying income for both gross income tests as opposed to income from the sale of mortgages or mortgage pools held for sale in the ordinary course. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property outside of a taxable REIT subsidiary that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

      From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

      We will receive various fees in connection with our activities regarding originating, purchasing and holding mortgage loans. These fees will be qualifying income for purposes of both the 75% and 95% income tests only if they are received in consideration for entering into an agreement to make or acquire a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees incurred in connection with agreements to make mortgage loans or purchase them from others will generally be qualifying income for purposes of both income tests. This is true even if the loans committed to are never made or the loans committed to are sold in whole or in part. On loans we originate through our retail operation, some of our fees for agreeing to make the loan are denominated as documentation and other charges due to state law regulations on fees chargeable even though such fees have no relationship to the cost or value of services performed for borrowers. We expect to take the position that such fees are fees for agreeing to make the loan. The IRS may disagree with this position to the extent such fees are only paid if a loan closes. Even if these fees do not qualify for either of the gross income tests, they are not expected to equal 5% of the REIT’s gross income. Other fees, such as fees received for servicing loans, are not qualifying income for purposes of either income test. If these fees are earned by a taxable REIT subsidiary of ours, then the income from these services will not be included for purposes of our income tests but any dividends received from such subsidiaries will qualify for purposes of the 95% gross income test. As a result, in the future we plan to have a taxable REIT subsidiary perform servicing and other activities that would yield non-qualifying income. See “— Taxation of Our Company — Taxable REIT Subsidiaries.”

      As discussed in “Business — Other Activities,” our mortgage subsidiary holds ownership interests in several entities that engage in non-mortgage lending activities such as providing title insurance and other services to borrowers, engaging in collection activities and originating loans to insurance companies and agents. None of these activities will generate income qualifying under either gross income test except, as to the 95% test, from dividends if such activities are conducted through taxable REIT subsidiaries. For this reason, the ownership interests in these subsidiaries will remain the property of our mortgage subsidiary which will be a taxable REIT subsidiary.

      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our U.S. federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above in “— Taxation of Our Company — General.” We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

      Asset Tests. At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature and diversification of our assets:

      First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

      Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than a taxable REIT subsidiary) may not exceed 5% of the value of our total assets.

      Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (other than a taxable REIT subsidiary or securities included in the 75% asset class).

      Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

      Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interests we or any taxable REIT subsidiary of ours owns in that corporation or of a partnership if we own at least a 20% profits interest in the partnership).

      Qualified real estate assets include interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of “real estate assets” our regular or residual interest in the REMIC will be treated as a real estate asset in the same proportion that the REMIC’s assets would be so treated) and shares of other REITs. Non-REMIC debt instruments, however, are not qualified real estate assets for this purpose. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable, in which case we might not satisfy the 75% asset test and would fail to qualify as a REIT.

      For purposes of the asset tests, we will be deemed to own a proportionate share of the assets of any grantor trust, any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which we own an interest, which share is determined by reference to our capital interest in the entity, and will be deemed to own the assets owned by any qualified REIT subsidiary and any other entity that is disregarded for U.S. federal income tax purposes.

      The assets tests described above are based on total assets rather than net assets after being offset by associated liabilities. For this reason, the amount of assets included may be impacted by what methods we use to leverage mortgage pools. See “— Taxation of Our Company — Prohibited Transactions Tax.” Because what is treated as a sale for financial accounting purposes may vary from the treatment for federal income tax purposes, our assets for purposes of the REIT assets tests may differ materially in an amount and type from our assets for financial accounting purposes.

      As discussed above, a substantial portion of our historic income will not qualify for either gross income test unless the activities generating such income are conducted through a taxable REIT subsidiary. Thus, existing businesses with substantial value will be in entities which elect, after this offering, to be taxable REIT subsidiaries. The fourth and fifth asset tests described above will only be met if the securities of such taxable REIT subsidiaries do not exceed 20% of the value of our total assets and the value of such securities and other assets not qualifying for purposes of the 75% asset test do not exceed 25% of our total assets. Our projections of future operations indicate that these requirements are likely to be met. We have represented to Barnes & Thornburg in conjunction with its opinion that we will manage our assets so that this will be the case. There can be no assurances, however, that circumstances beyond our control will not prevent this or that the IRS will not successfully contest our valuation methods for this purpose.

      We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our capital interest in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

      Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after tax net income, if any, from foreclosure property, minus

•	the excess of the sum of specified items of our non-cash income items over 5% of REIT taxable income, as described below.

      For purposes of these distribution requirements, our “REIT taxable income” is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, the specified items of non-cash income include income attributable to leveled stepped rents, certain original issue discount, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness. In addition, if we disposed of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation and we did not elect to recognize gain currently in connection with the acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on a disposition of the asset within the ten-year period following our acquisition of such asset, to the extent that such gain does not exceed the excess of:

•	the fair market value of the asset on the date we acquired the asset, over

•	our adjusted basis in the asset on the date we acquired the asset.

      Only distributions that qualify for the “dividends paid deduction” available to REITs under the Internal Revenue Code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and are paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

      In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

      To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized net capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Other potential sources of non-cash taxable income include loans and securities that are financed through securitization structures, which require some or all of the available interest income from these assets to be used to repay principal on these borrowings; loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable income in advance of the receipt of the related cash flow; loans on which the borrower is permitted to defer payments of interest; and distressed loans on which we may be required to accrue interest or discount income even though the borrower is unable to make current or past due payments. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. If a determination by a court or by the IRS occurs which results for a prior year in (i) an increase in our REIT taxable income computed without regard to the dividends paid deduction and excluding net capital gain, (ii) an increase in net income from foreclosure property, (iii) an increase in the excess of net capital gain over the deduction for capital gain dividends, or (iv) a decrease in the deduction for dividends paid determined without regard to capital gain dividends, we may elect to distribute an additional dividend within 90 days after the date of such determination in an amount not to exceed the amount of such determination and claim an additional deduction for dividends paid for the taxable year effected by such determination. Although we will be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay taxes, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years (unless and until we qualify again as a REIT) at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification.

Taxation of Taxable U.S. Stockholders

      For purposes of the discussion in this prospectus, the term “United States stockholder” means a beneficial holder of our stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States (as determined for U.S. federal income tax purposes);

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

      Generally, in the case of a partnership that holds shares of our common stock, any partner that would be a United States stockholder if it held shares of our common stock directly is also a United States stockholder.

      Regular Distributions. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary dividends. Such REIT dividends generally are ineligible for the new reduced 15% tax rate for dividends received by individuals, trusts and estates. However, for tax years prior to 2009 such rate will apply to the extent that we make distributions attributable to amounts, if any, we receive as dividends from non-REIT corporations or to the extent that we make distributions attributable to income that was subject to tax at the REIT level. Provided that we qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis that each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. The calculation of the amount of distributions that are applied against or exceed adjusted tax basis are made on a share-by-share basis. To the extent that we make distributions, if any, that are attributable to excess inclusion income from a REMIC or taxable mortgage pool interest, such amounts may not be offset by current deductions or net operating losses of a United States stockholder. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend will be deemed to be paid by us and received by the stockholder on December 31st of the year preceding the year of payment. Stockholders may not include in their own income tax returns any of our net operating losses or net capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

      Capital Gain Distributions. Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. Capital gain dividends are taxed to United States stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their shares. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to United States stockholders on IRS Form 1099-DIV. For tax years prior to 2009, this capital gain income will generally be taxable to non-corporate United States stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

      Qualified Dividend Income. For tax years prior to 2009, distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to a non-corporate taxpayer, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations (including any taxable REIT subsidiaries in which we own an interest), our “undistributed” REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in-gain asset from the immediately preceding year (reduced by any federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

      As explained in the preceding paragraph, dividends that we receive that are qualified dividend income to us may increase the amount of dividends that we pay to our stockholders that may be designated as qualified dividend income to our stockholders. Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. For example, the dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is either a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income.

      Furthermore, certain exceptions and special rules apply in order to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the shares on which the dividend is paid, and special rules with regard to the dividends received from regulated investment companies and other REITs.

      In addition, even if we designate certain dividends as qualified dividend income to our stockholders, each stockholder will have to meet certain other requirements in order to treat the dividend as qualified dividend income to the stockholder. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our shares for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which such shares become ex-dividend with respect to such dividend. A longer holding period may apply to preferred dividends which are attributable to a period or periods aggregating in excess of 366 days.

      Passive Activity Losses, Investment Interest Limitations and Other Tax Considerations of Holding Our Stock. Distributions we make, undistributed net capital gain includible in income and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, and undistributed net capital gain includible in our stockholders’ income generally will be treated as investment income for purposes of computing the investment interest limitation under the Internal Revenue Code, provided the proper election is made.

      If we, or a portion of our assets, were to be treated as a taxable mortgage pool, or if we were to acquire REMIC residual interests, our stockholders may not be permitted to offset certain portions of the dividend income they derive from our shares with their current deductions or net operating loss carryovers or carrybacks. The portion of a stockholder’s dividends that will be subject to this limitation will equal the allocable share of our excess inclusion income.

      Dispositions of Stock. A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder’s adjusted tax basis in the stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. However, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock or substantially identical securities within 30 days before or after the disposition. For tax years prior to 2009, capital gain of an individual United States stockholder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital loss is limited. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

      Information Reporting and Backup Withholding. We will report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, along with the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable, provided the proper forms are filed on a timely basis. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Stockholders.” The backup withholding tax rate currently is 28%.

Taxation of Tax-Exempt Stockholders

      The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., property the acquisition or holding of which is or is treated as financed through a borrowing by the tax-exempt United States stockholder), the stock is not otherwise used in an unrelated trade or business, and we do not hold a REMIC or taxable mortgage pool interest that gives rise to excess inclusion income, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax- exempt stockholder. However, if we were to hold residual interests in a REMIC, or if we or a pool of our assets were to be treated as a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income. See — “Taxation of Our Company — Prohibited Transactions Tax” as to the possibility we might engage in transactions giving rise to excess inclusion income.

      For tax-exempt stockholders that are social clubs, voluntary employees’ beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors in these categories should consult their tax advisors concerning these “set aside” and reserve requirements.

      Notwithstanding the above, however, a substantial portion of the dividends received with respect to our stock may constitute unrelated business taxable income, or UBTI, if we are treated as a “pension-held REIT” and you are a pension trust which:

•	is described in Section 401(a) of the Internal Revenue Code; and

•	holds more than 10%, by value, of our equity interests.

      Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code and are exempt from tax under Section 501(a) of the Internal Revenue Code are referred to below as “qualified trusts.”

      A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 50% ownership rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

      The percentage of any REIT dividends treated as unrelated business taxable income under these rules is equal to the ratio of:

•	the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income, less directly related expenses, of the REIT.

      A de minimis exception applies where this percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a pension-held REIT.

Taxation of Non-U.S. Stockholders

      The rules governing U.S. federal income taxation of non-United States stockholders are complex and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” mean beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “— Taxation of Taxable U.S. Stockholders”).

      Prospective non-United States stockholders should consult their tax advisors to determine the impact of foreign, federal, state, and local tax laws with regard to an investment in our stock and of our election to be taxed as a REIT, including any reporting requirements.

      Distributions. Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of U.S. real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation, unless a treaty reduces or eliminates these taxes. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income of a REMIC or taxable mortgage pool will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

      Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from our disposition of a U.S. real property interest will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against U.S. tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the stockholder on a timely basis. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if we are not a domestically controlled REIT and our stock is a U.S. real property interest as a result, as discussed below under “— Taxation of Non-U.S. Stockholders — Disposition of Our Stock.” Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

      Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a U.S. real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (and a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains.

      For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a U.S. trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder. We are required to withhold 35% of any distribution paid to a non-United States stockholder that we designate (or, if greater, the amount that we could designate) as a capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability, provided the proper forms are filed on a timely basis.

      Disposition of Our Stock. Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock will be publicly traded, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we are not a domestically controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if our shares are traded on an established securities market.

      If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of

non-U.S. corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

      Gains not subject to FIRPTA will be taxable to a non-United States stockholder if the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the U.S. (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

      Information Reporting and Backup Withholding. If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 28%) unless the disposing non-United States stockholder certifies as to the stockholder’s name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (a) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (b) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder. Other information reporting rules apply to non-United States stockholders, and prospective non-United States stockholders should consult their own tax advisors regarding these requirements.

New Legislation and Possible Legislative or Other Action Affecting Tax Consequences

      Recently enacted legislation reduced the maximum tax rate of non-corporate taxpayers for capital gains generally from 20% to 15% (for taxable years ending on or after May 6, 2003 and before January 1, 2009) and for dividends payable to non-corporate taxpayers generally from 38.6% to 15% (for taxable years beginning after December 31, 2002 and before January 1, 2009). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends are generally not eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

•	your long-term capital gains, if any, recognized on the disposition of our shares;

•	our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	our dividends distributed to you that are in turn attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

•	our dividends distributed to you to the extent they are in turn attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute taxable income that we retained and paid tax on in the prior taxable year).

Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relative value will occur, or what the effect will be on the market price of our stock.

      You should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.

      In particular, legislation was recently introduced in both the United States House of Representatives and the United States Senate that would amend certain rules relating to REITs. Among other changes, the proposed legislation would provide the Internal Revenue Service with the ability to impose monetary penalties, rather than a loss of REIT status, for reasonable cause violations of certain tests relating to REIT qualification. The proposed legislation would also change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests discussed above at “— Requirements for Qualification — Income Tests.” In general, the changes would apply to taxable years beginning after the date the legislation is enacted. As of the date hereof, this legislation has not been enacted into law, and it is not possible to predict with any certainty whether the proposed legislation will be enacted in its current form.

Tax Aspects of Our Investment in Partnerships

      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in any subsidiary partnerships or limited liability companies we form or acquire other than entities electing to be treated as taxable REIT subsidiaries (which are discussed under “— Taxation of Our Company — Taxable REIT Subsidiaries”) or our interests in partnerships which are owned by taxable REIT subsidiaries, each individually referred to as a Partnership and, collectively, as Partnerships, even though in most cases such entities will be limited liability companies for state law purposes. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws. All of the interests we currently hold in entities classified as partnerships will be held by our mortgage subsidiary which will be a taxable REIT subsidiary. We may acquire interests in the future in entities classified as partnerships which would be held by the REIT rather than a taxable REIT subsidiary.

      Classification as Partnerships. We will be able to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership (except for those entities that we intend to treat as taxable

REIT subsidiaries) will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that any Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, its income would not qualify for purposes of the 75% test and we would not be able to look through it for purposes of the asset tests. See “— Requirements for Qualification — Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income. As discussed above, our current interests in entities which are taxable as partnerships will be held by a taxable REIT subsidiary. The following discussions relate to the tax consequences to either the REIT or taxable REIT subsidiary owning an interest in the Partnership.

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss will be intended to comply with the requirements of the federal income tax laws governing partnership allocations.

      Tax Allocations With Respect to Contributed Property. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a Partnership in exchange for an interest in the Partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The IRS has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

      Basis in Partnership Interest. Our adjusted tax basis in any Partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the Partnership;

•	increased by our allocable share of the Partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the Partnership; and

•	reduced, but not below zero, by our allocable share of the Partnership’s loss (including non-deductible expenses), the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the Partnership.

      Loss allocated to us in excess of our basis in a Partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of Partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our Partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

      Unless our interest in a Partnership is held through a taxable REIT subsidiary, our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Also, income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership, other than a Partnership in which we hold our interest through a taxable REIT subsidiary, to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Other Tax Consequences

      State, Local and Foreign Taxation. We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

      Tax Shelter Reporting. Under recently promulgated regulations, if a stockholder recognizes a loss with respect to the shares of $2.0 million or more for an individual stockholder or $10.0 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

COMMON STOCK AVAILABLE FOR FUTURE SALE

      Upon the completion of this offering, we will have                      shares of common stock outstanding, including

•	shares of common stock that we are offering for sale in this offering;

•	shares of common stock issued to our stockholders in connection with the reorganization transactions described under “Our Ownership Structure and Formation Transactions,” of which shares are being offered for sale by the selling stockholders named in this prospectus; and

•	restricted shares of common stock issued to our non-employee directors and certain of our executive officers under our omnibus incentive plan.

      The                      shares of common stock being sold in this offering, consisting of                      shares that we are offering and                      shares offered by the selling stockholders, will be freely tradable without restriction or further registration under the Securities Act, except for those shares of our common stock issued to our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining                      shares of common stock that we issued in the reorganization transactions and any shares purchased by affiliates in this offering will be “restricted shares” as defined in Rule 144. Moreover, the shares of restricted stock awarded under our omnibus incentive plan are also “restricted shares” under Rule 144 and are subject to further transfer restrictions set forth in the omnibus incentive plan.

      We have also issued to our non-employee directors and certain of our executive officers                      shares of common stock subject to options under our omnibus incentive plan which will vest over a period of                     years. We have also reserved for issuance under our omnibus incentive plan an additional                      shares of common stock including options and grants of restricted stock. We intend to file with the Securities and Exchange Commission a registration statement on Form S-8 to register these shares that have been reserved for issuance as well as the shares of restricted stock that we have previously issued under our omnibus incentive plan. Following such registration, all shares of common stock issued under the plan will be freely tradable without restriction under the Securities Act, subject to the limitations of Rule 144 applicable to our affiliates.

      We have also granted to Friedman Billings Ramsey warrants to acquire up to an additional                      shares of our common stock that are exercisable beginning on the first anniversary date of this offering through the fifth anniversary date of this offering. The shares of common stock issuable upon the exercise of these warrants have been registered along with the shares being sold in this offering and will be freely tradable without restriction under the Securities Act, subject to the limitations of Rule 144 applicable to our affiliates.

      In addition, each of our executive officers, directors and all other stockholders who beneficially own shares of our common stock as of the date of this prospectus have agreed under written “lock-up” agreements not to sell any common stock for 180 days after the date of this prospectus without the prior written consent of Friedman Billings Ramsey. See “Underwriting.”

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of our then outstanding common stock, or approximately shares following the completion of this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq National Market System during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

      Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

UNDERWRITING

      We, the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares of common stock offered by this prospectus. Friedman Billings Ramsey is acting as representative of the several underwriters. Subject to the terms and conditions contained in the underwriting agreement, we and the selling stockholders have agreed to sell to each underwriter, and each underwriter has agreed to purchase, the number of shares set forth opposite its name below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to approval of certain legal matters by counsel and to certain other conditions, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters must take and pay for all of the shares of common stock offered, other than those covered by the over-allotment option described below, if any of the shares are taken.

Underwriter	Number of Shares

Friedman, Billings, Ramsey & Co., Inc

Total

      The following table shows the per share and total underwriting discount we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                     additional shares of common stock.

	No Exercise	Full Exercise

Paid by Us(1)
Per Share	$	$
Total	$	$
Paid by the Selling Stockholders
Per Share	$	$
Total	$	$

(1)	In addition to the underwriting discounts and commission to be paid by us, we will issue to Friedman Billings Ramsey warrants to purchase shares of our common stock ( shares if the over-allotment option is executed in full). These warrants, as well as the shares issuable upon their exercise, have been registered as part of this offering. For a period of 180 days following the closing date of this offering, the warrants may not be sold, transferred, assigned or hypothecated by Friedman Billings Ramsey except to its officers or partners and members of the selling group and/or their officers or partners. The holder of a warrant will be entitled to purchase one share of our common stock at a price of $ per share during the period beginning one year after the effective date of this offering and ending five years after the effective date of this offering. Exercise of the warrants is governed by the terms and conditions detailed in this prospectus and in a warrant agreement we have entered into with Friedman Billings Ramsey.

      The underwriters propose to offer our common stock directly to the public at the initial public offering price on the cover of this prospectus and to certain dealers at such price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $           per share to certain dealers.

      We expect to incur expenses of approximately $          (excluding underwriting discounts) in connection with this offering.

      We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to  additional shares of common stock from us and certain stockholders to cover over-allotments, if any, at the initial public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of the shares of common stock covered by their option exercise.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      Prior to the completion of this offering, there has been no public market for the shares. The initial public offering price was negotiated by us and Friedman Billings Ramsey. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, was our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

      We have applied to have our common stock listed on the Nasdaq National Market System under the symbol “OAKS.” We expect to be approved for such listing prior to the time when shares of our common stock may be sold under this prospectus.

      The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to 2% of the shares offered by this prospectus for sale to some of our officers and directors and their families, certain of our affiliates and other persons associated with us who express an interest in purchasing shares of common stock in this offering. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

      We and each of our directors and executive officers and certain stockholders have agreed not to, directly or indirectly, offer for sale, sell, contract to sell, grant any options for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument for a period of 180 days after the date of this prospectus, without the prior written consent of Friedman Billings Ramsey, except in limited circumstances.

      Friedman Billings Ramsey advised us, on behalf of the underwriters, that the underwriters may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a “covered” short position to the extent that it does not exceed the shares subject to the underwriters’ over-allotment option and will be deemed a “naked” short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any “naked” short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

      Friedman Billings Ramsey advised us, on behalf of the underwriters, that, pursuant to Regulation M under the Exchange Act they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A “stabilizing bid” is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A “penalty bid” is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. Friedman Billings Ramsey advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market System, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once begun, will not be discontinued without notice.

      Each of the underwriters and their affiliates may in the future provide us with investment banking or other services, for which they expect to receive customary compensation. For a period of two years from the closing date of this offering, we have agreed to give Friedman Billings Ramsey a right of first refusal to act as (i) our financial adviser in connection with certain purchases or sales of assets or stock not in the ordinary course of our business, mergers, acquisitions, business combinations, joint ventures or other strategic transactions, and (ii) lead underwriter or placement agent in connection with any public or private offering of our equity or debt securities. Further, Friedman Billings Ramsey has agreed to provide a standby mortgage loan purchase agreement on our behalf under which Friedman Billings Ramsey agreed to purchase loans under the CDC facility from CDC, along with CDC’s rights under the facility, for the repurchase price and other amounts owed to CDC thereunder, in the event we default on the CDC facility. We have agreed to reimburse Friedman Billings Ramsey for any losses or expenses it incurs under the standby purchase agreement.

      In addition, to induce Friedman Billings Ramsey to enter into the foregoing arrangements, we also entered into an agreement with Friedman Billings Ramsey providing that Friedman Billings Ramsey will be the sole lead managing underwriter of mortgage loan securitization transactions that we sponsor at any time until six months after any mortgage loan financing or credit support provided to us by Friedman Billings Ramsey terminates or, if earlier, the issuance of $1.5 billion in mortgage backed securities under such agreement. Friedman Billings Ramsey also agreed to allow certain concessions in its underwriting fees for these services to offset in part certain fees or costs we have or may incur under the CDC facility, to the extent such fees or expenses exceed prescribed thresholds and to reimburse us for certain fees we have paid to CDC if funding under the CDC facility becomes unavailable to us because of acts or omissions by Friedman Billings Ramsey. See “Business — Financing for Mortgage Lending Operations — Short-Term Lending Facilities.”

EXPERTS

      The consolidated financial statements of Oak Street Financial Services, Inc. as of December 31, 2003 and for the three month period then ended, and the consolidated financial statements of Oak Street Mortgage LLC as of December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003 included in this prospectus, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

      Certain legal matters in connection with this offering will be passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered by this prospectus. Certain legal matters related to this offering will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including this registration statement, are also available to you on the Securities and Exchange Commission’s Web site, http://www.sec.gov.

      Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the Securities and Exchange Commission. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a calendar year basis. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

      You may request copies of the filings, at no cost, by telephone at 317-805-3200 or by mail at: Oak Street Financial Services, Inc., 11595 North Meridian Street, Suite 400, Carmel, Indiana 46032, Attention: Investor Relations.

OAK STREET FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (SUCCESSOR)

(Unaudited)

	June 30,	December 31,
	2004	2003

ASSETS
ASSETS:
Cash and cash equivalents	$6,378,531	$7,382,681
Restricted cash	2,508,077	3,030,952
Proceeds due from sale of loans	5,685	258,102
Loans held for sale — net	199,156,842	152,338,438
Premises and equipment — net	7,042,718	6,203,195
Prepaid expenses and other assets	5,189,993	4,977,923

TOTAL	$220,281,846	$174,191,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Warehouse lines of credit	$152,016,816	$124,570,953
Collateralized financing	32,720,388	25,176,680
Other borrowings	9,765,279	1,274,288
Accrued expenses and other liabilities	8,550,571	6,537,172

Total liabilities	203,053,054	157,559,093

MINORITY INTEREST	6,167,486	6,378,740

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 315,378,693 shares authorized (3,000,000 voting and 312,278,693 non-voting), 3,000,000 voting and 198,378,743 non-voting shares issued and outstanding	2,013,787	2,013,787
Additional paid-in capital	4,089,825	4,089,825
Accumulated other comprehensive loss	(46,968)	(355,378)
Retained earnings	5,004,662	4,505,224

Total stockholders’ equity	11,061,306	10,253,458

TOTAL	$220,281,846	$174,191,291

See notes to condensed consolidated financial statements (unaudited).

OAK STREET FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended June 30,

	2004	2003

	(Successor)	(Predecessor)
Interest income on loans	$7,319,148	$5,852,397
Interest expense	3,213,575	2,473,332

Net interest income	4,105,573	3,379,065
Gain on sale of loans — net	32,383,144	25,953,944
Other	2,910,628	2,414,005

Total net revenues	39,399,345	31,747,014

Salaries and employee benefits — net	16,736,928	11,899,579
Marketing and advertising	7,721,737	5,424,720
Occupancy and equipment	2,217,215	1,752,004
Other operating expenses	8,943,684	4,244,189

Total other expenses	35,619,564	23,320,492

NET INCOME BEFORE MINORITY INTEREST	3,779,781	8,426,522
MINORITY INTEREST	(1,753,138)	(735,064)

NET INCOME	$2,026,643	$7,691,458

SUCCESSOR EARNINGS PER SHARE AND PREDECESSOR PRO FORMA EARNINGS PER SHARE:
NET INCOME (Successor)	2,026,643	N/A
PRO FORMA NET INCOME (Predecessor)	N/A	4,911,227
BASIC EARNINGS PER SHARE	$0.01	$0.03

DILUTED EARNINGS PER SHARE	$0.01	$0.02

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	201,378,743	190,988,793

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	201,378,743	197,799,814

See notes to condensed consolidated financial statements (unaudited).

OAK STREET FINANCIAL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,

	2004	2003

	(Successor)	(Predecessor)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,026,643	$7,691,458
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,083,769	619,145
Minority interest	1,753,138	735,064
Distributions to minority interest partners	(1,964,392)	(245,193)
Gain on sale of loans — net	(32,383,144)	(25,953,944)
Loans originated for sale	(924,460,022)	(674,025,296)
Principal collections and proceeds from sale of loans	910,277,179	743,079,286
Changes in assets and liabilities:
Prepaid expenses and other assets	(212,070)	(486,954)
Accrued expenses and other liabilities	2,321,808	(403,891)

Net cash from operating activities	(41,557,091)	51,009,675

CASH FLOWS FROM INVESTING ACTIVITIES —
Capital expenditures	(1,923,292)	(804,969)

Net cash from investing activities	(1,923,292)	(804,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change on warehouse lines of credit and collateralized financing	34,989,571	(44,104,189)
Proceeds from other borrowings	8,700,991	—
Payments on other borrowings	(210,000)	(231,881)
Change in restricted cash	522,875	1,084,495
Distributions to shareholders	(1,527,204)	(1,103,696)

Net cash from financing activities	42,476,233	(44,355,271)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,004,150)	5,849,435
CASH AND CASH EQUIVALENTS — Beginning of period	7,382,681	6,612,565

CASH AND CASH EQUIVALENTS — End of period	$6,378,531	$12,462,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION — Cash paid during the period for interest	$3,111,000	$2,554,000

See notes to condensed consolidated financial statements(unaudited).

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2004 and December 31, 2003 and for the
Six Months Ended June 30, 2004 and 2003 (Unaudited)

1.	Financial Statement Presentation

      The condensed consolidated financial statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. The unaudited condensed consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes thereto. In the opinion of management, all necessary adjustments have been made, which were of a normal and recurring nature, for a fair presentation of the consolidated financial statements. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for any other interim periods, or the entire year ending December 31, 2004.

      The condensed consolidated financial statements include the accounts of Oak Street Financial Services, Inc. (the “Company” or “Financial Services” or “Successor”) and its majority owned subsidiary Oak Street Operations LLC, which wholly owns Oak Street Mortgage LLC (the “Mortgage Company” or “Predecessor”). Inter-company accounts and transactions are eliminated in consolidation.

2.	Reorganization

      On September 23, 2003, the Company reorganized its corporate structure to provide greater flexibility for its operations, avoid adverse tax consequences to a stockholder, and enhance its ability to raise capital by forming Oak Street Operations LLC (“Operations”) and Oak Street Financial Services, Inc.. In connection with the reorganization, the existing members of the Mortgage Company voluntarily transferred their ownership units to Operations in exchange for units of Operations. Thus, the Mortgage Company is a wholly-owned subsidiary of Operations. Immediately after this exchange, members comprising approximately 63.85% of the ownership units transferred their ownership units in Operations to Financial Services in exchange for 1,000 shares of Financial Services for each unit of Operations. Thus, Operations is a majority-owned subsidiary of Financial Services.

      This reorganization was accounted for in a manner similar to a merger of companies under common control. This accounting treatment results in carryover basis for Oak Street Financial Services, Inc.

      For financial reporting purposes, the Company reported the transaction as if it were effective September 30, 2003. Pro Forma earnings per share has been presented for the six-month period ended June 30, 2003 giving effect to the number of shares issued in the reorganization.

3.	Stock Based Compensation

      The Company did not have any stock options outstanding as of June 30, 2004. The Predecessor Company had 16,000 (16,000,000 on a Pro Forma basis) fully vested stock options outstanding as of June 30, 2003. The Company accounts for stock options issued under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Stock options are accounted for based on the specific terms of the options granted. Options with variable terms, including those options for which the strike price (fair value) has been adjusted and options issued by the Company with strike prices below the market price, result in adjustments to compensation expense. No compensation expense is recognized for these options.

4.	Derivative Instruments and Hedging Activity

      The Company accounts for its derivative financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that an entity recognize its derivative financial instruments

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative instrument either as a cash flow hedge, a fair value hedge or a hedge of foreign currency exposure.

      Interest rates on liabilities of the Company adjust frequently, while interest rates on the Company’s assets adjust annually, or not at all. The fair value of the Company’s derivative instruments are included in accrued expenses and other liabilities. Any changes in fair value of derivative instruments related to hedge effectiveness are reported in accumulated other comprehensive income. Changes in fair value of derivative instruments related to hedge ineffectiveness are recorded as adjustments to earnings.

      The Company designates certain derivative financial instruments to hedge exposure to changes in its variable rate warehouse lines of credit. These instruments and the hedging relationship are identified, designated and documented in accordance with SFAS No. 133. For derivative financial instruments designated as hedge instruments, the Company evaluates the effectiveness of the hedge against the variable rate debt being hedged to ensure that there remains a highly effective correlation in the hedge relationship.

      The Company’s objective and strategy for using derivative instruments is to mitigate the risk of increased cost on its variable rate liabilities during a period of rising rates. The Company utilizes an interest rate swap to manage this risk. The interest rate swap agreement to which the Company is party stipulates that the Company pay a fixed rate of 1.97% of interest to the counterparty and receives LIBOR based on the notional amount of the contract. The liabilities the Company hedges are borrowings under its warehouse line of credit agreement as discussed in Note 7. While the Company is exposed to credit loss on its interest rate swap in the event of non-performance by the counterparty to the swap, management believes such non-performance is unlikely to occur given the financial resources of the counterparty.

      The Company has a $100 million cash flow hedge as of June 30, 2004 with a fair value of ($75,078) recorded in accrued expenses and other liabilities. The hedge will expire on February 8, 2005.

5.	Significant Customers

      For the six months ended June 30, 2004, the Company sold approximately $787 million in loans to six investors, which represented 90.2% of $872 million in total loans sold.

6.	Loans Held for Sale

      Mortgage loans, all of which are secured by residential properties and are held for sale, consist of the following:

	June 30,	December 31,
	2004	2003

Outstanding principal	$201,260,682	$154,862,632
Deferred loan origination costs and fees — net	(2,465,308)	(2,845,697)
Accrued interest receivable	361,468	321,503

	$199,156,842	$152,338,438

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Warehouse Lines of Credit

      The Company funds mortgage loan activity using warehouse lines of credit, which are collateralized by the mortgage loans funded by the lines. Warehouse lines of credit consist of the following:

		December 31,
	June 30, 2004	2003

Line of credit $200,000,000, due March 27, 2005. Interest is paid monthly at a margin ranging from 1.0% to 3.25% above the one month LIBOR index (2.4% to 4.6% as of June 30, 2004)	$152,016,816	$124,570,953

      The Company’s warehouse facilities contain various affirmative and negative covenants customary for credit arrangements of their type. The warehouse facilities also contain certain financial covenants requiring the maintenance of certain levels of tangible equity or certain debt-to-equity or debt-to-net worth ratios, as well as establishing limits on the Company’s ability to incur unsecured indebtedness.

8.	Collateralized Financing

      On April 29, 2004, subsequent to year end, the Company amended its repurchase agreement. Under the terms of the amendment, the Company has available a $100,000,000 repurchase agreement with a lender. The repurchase agreement will expire on October 13, 2004. The Company transfers loans to the lender under this agreement. The lender has the option for a limited period to require the Company to repurchase the loans. Accordingly, loans transferred to the lender under this agreement are considered collateralized financing transactions and are recorded on the consolidated balance sheet at the lower of cost or market including accrued interest as specified in the agreement. The repurchase agreement bears interest at LIBOR plus a spread based on product type (2.74% at June 30, 2004). At June 30, 2004 and December 31, 2003, there was $32,720,388 and $25,176,680 of outstanding borrowings under this facility, respectively.

      On August 25, 2004, the Company entered into a $250.0 million repurchase agreement with CDC Mortgage Capital Inc. (“CDC”) that will expire August 24, 2005. The Company transfers mortgage loans to CDC under this agreement for the lesser of (a) the principal balance of the loans and (b) the market value of the loans times a purchase price percentage that varies depending upon whether the loan is a conforming, jumbo, Alt-A first or second lien, or non-conforming first or second lien mortgage loan (the “CDC Purchase Price”). CDC’s custodian, Deutsche Bank, N.A., holds these loans until they are sold to an institutional purchaser. CDC has the option to require the Company to repurchase the loans at a date certain or on demand. The repurchase price is the CDC Purchase Price plus an interest rate of up to 1.25% over the LIBOR rate for one-month U.S. dollar deposits, depending on the classifications of the mortgage loans funded. The Company accounts for the loans transferred under this agreement as a collateralized financing and, as a result, those loans are recorded on the consolidated balance sheet. The Company records a repurchase obligation equal to the amount by which the estimated fair value of any loans subject to repurchase is less than the repurchase price.

      To facilitate the Company’s ability to obtain the CDC facility, Friedman Billings Ramsey, agreed to provide credit support for the Company’s repurchase obligations to CDC. This credit support was established in the form of a standby mortgage loan purchase agreement under which Friedman Billings Ramsey agreed to purchase loans under the CDC facility from CDC, along with CDC’s rights under the facility, for the repurchase price and other amounts owed to CDC thereunder, in the event the Company defaults on the CDC facility. The Company has agreed to reimburse Friedman Billings Ramsey for any losses or expenses it incurs under the standby purchase agreement.

      In addition, to induce Friedman Billings Ramsey to enter into the foregoing credit support arrangements, the Company also entered into an agreement with Friedman Billings Ramsey providing that

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Friedman Billings Ramsey will be the sole lead managing underwriter of mortgage loan securitization transactions that the Company sponsor at any time until six months after any mortgage loan financing or credit support provided by Friedman Billings Ramsey terminates or, if earlier, the issuance of $1.5 billion in mortgage backed securities under such agreement. Friedman Billings Ramsey also agreed to allow certain concessions in its underwriting fees for these services to offset in part certain fees or costs the Company has or may incur under the CDC facility, to the extent such fees or expenses exceed prescribed thresholds and to reimburse the Company for certain fees the Company has paid to CDC if funding under the CDC facility becomes unavailable because of acts or omissions by Friedman Billings Ramsey.

      The Company’s collateralized financing facilities contains various affirmative and negative covenants customary for these types of credit arrangements. These facilities also contain certain financial covenants requiring the maintenance of certain levels of tangible equity or certain debt-to-equity or debt-to-net worth ratios, as well as establishing limits on the Company’s ability to incur unsecured indebtedness.

9.	Commitments and Contingencies

      Loan Commitments — Contract amounts of these financial instruments are summarized as follows:

	June 30,	December 31,
	2004	2003

Financial instruments whose contract amount represents credit risk:
Commitments to make loans	$67,816,000	$60,357,000
Commitments to sell loans	$38,051,000	$57,025,000

      At June 30, 2004, the Company had forward commitments to sell $30 million per month of loans.

      The Company’s exposure to credit loss in the event of nonperformance by the borrower for commitments to extend credit is represented by the contractual amount of the commitment. Since some commitments to make loans expire without being used, the contract amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment consists of the residential real estate purchased or constructed with the loan proceeds. Commitments to make loans are generally at a specified interest rate and are subject to market risk resulting from fluctuations in interest rates.

      Legal — In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company’s financial condition or results of operations.

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Earnings Per Share

      The computations of basic and diluted earnings per share for the Successor and Pro Forma earnings per share of the Predecessor giving effect to the number of shares issued in the reorganization (See Note 1) are as follows:

	Six Months Ended June 30,

	2004	2003
	(Successor)	(Predecessor)

Net income as reported	$2,026,643	$7,691,458

Pro Forma net income	N/A	$4,911,227

Weighted average shares outstanding (basic)	201,378,743	190,988,793
Dilutive effect of stock options	—	—

Weighted average shares outstanding (diluted)	201,378,743	190,988,793

Basic earnings per share	$0.01	$0.03
Diluted earnings per share	$0.01	$0.03

11.	New Accounting Pronouncements

      In March 2004, the SEC issued Staff Accounting Bulletin (“SAB”) No. 105, Application of Accounting Principles to Loan Commitments. This bulletin summarizes the SEC staff position regarding the application of accounting principles generally accepted in the United States of America to loan commitments accounted for as derivative instruments. The Company accounts for interest rate lock commitments issued on mortgage loans that will be held for sale as derivative instruments. Consistent with SAB No. 105, the Company considers the fair value of these commitments to be zero at the commitment date, with subsequent changes in fair value determined solely on changes in market interest rates. As of June 30, 2004, the Company had interest rate lock commitments on mortgage loans with principal balances of $8.1 million, the fair value of which was $16,000.

12.	Comprehensive Income

      Comprehensive income includes net income and revenues, expenses, gains and losses that are not included in net income. Following is a summary of comprehensive income for the six months ended June 30, 2004 and 2003 (in thousands).

	Six Months Ended June 30,

	2004	2003
	(Successor)	(Predecessor)

Net income	$2,026,643	$7,691,458
Other comprehensive income
Net unrealized holding losses of an interest rate swap	308,410	—
Less reclassification adjustments for gains (losses) realized	—	—

Comprehensive income	$2,335,053	$7,691,458

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders

Oak Street Financial Services, Inc.
Carmel, Indiana

      We have audited the accompanying consolidated balance sheet of Oak Street Financial Services, Inc. and Subsidiaries as of December 31, 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for the three month period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oak Street Financial Services, Inc. and Subsidiaries as of December 31, 2003 and the results of their operations and their cash flows for the three month period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

March 19, 2004
(August 25, 2004 as to Note 5)

OAK STREET FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2003

ASSETS
Assets:
Cash and cash equivalents	$7,382,681
Restricted cash	3,030,952
Proceeds due from sale of loans	258,102
Loans held for sale — net	152,338,438
Premises and equipment — net	6,203,195
Prepaid expenses and other assets	4,977,923

Total	$174,191,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Warehouse lines of credit	$124,570,953
Collateralized financing	25,176,680
Other borrowings	1,274,288
Accrued expenses and other liabilities	6,537,172

Total liabilities	157,559,093

Minority interest	6,378,740

Commitments and contingencies	—
Stockholders’ equity:
Common stock, $0.01 par value, 315,378,693 shares authorized (3,000,000 voting and 312,378,693 non-voting), 3,000,000 voting and 198,378,743 non-voting shares issued and outstanding	2,013,787
Additional paid-in capital	4,089,825
Accumulated other comprehensive loss	(355,378)
Retained earnings	4,505,224

Total stockholders’ equity	10,253,458

Total	$174,191,291

See notes to consolidated financial statements.

OAK STREET FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended December 31, 2003

Revenues:
Interest income on loans held for sale	$3,184,551
Interest expense	1,474,395

Net interest income	1,710,156
Gain on sale of loans — net	17,807,258
Other	1,702,902

Total net revenues	21,220,316

Expenses:
Salaries and employee benefits, net	8,517,503
Marketing and advertising	3,098,339
Occupancy and equipment	1,206,792
Other operating expenses	3,946,674

Total other expenses	16,769,308

Net income before minority interest	4,451,008
Minority interest	(1,831,181)

Net income	$2,619,827

Basic and diluted earnings per share	$0.01

Weighted average basic and diluted shares outstanding	201,378,743

See notes to consolidated financial statements.

OAK STREET FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Three Months Ended December 31, 2003

		Number of				Accumulated
		Common		Additional		Other
		Shares		Paid-in	Retained	Comprehensive
		Outstanding	Capital Stock	Capital	Earnings	Income/(Loss)	Total

Balance — October 1, 2003		201,378,743	$2,013,787	$4,089,825	$1,885,397	$(475,326)	$7,513,683
Other comprehensive income:
Net income	$2,619,827				2,619,827		2,619,827
Unrealized holding gain on interest rate swap	119,948					119,948	119,948

Total comprehensive income	$2,739,775

Balance — December 31, 2003		201,378,743	$2,013,787	$4,089,825	$4,505,224	$(355,378)	$10,253,458

See notes to consolidated financial statements.

OAK STREET FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Three Months Ended December 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,619,827
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	404,898
Minority interest	1,831,181
Gain on sale of loans — net	(17,807,258)
Loans originated for sale	(415,787,872)
Principal collections and proceeds from sale of loans	437,389,020
Changes in assets and liabilities:
Prepaid expenses and other assets	268,040
Accrued expenses and other liabilities	(2,835,515)

Net cash from operating activities	6,082,321

CASH FLOWS FROM INVESTING ACTIVITIES —
Capital expenditures	(1,189,582)

Net cash from investing activities	(1,189,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net reduction on warehouse lines of credit and collateralized financing	(6,777,771)
Proceeds from other borrowings	440,000
Payments on other borrowings	(103,010)
Change in restricted cash	(362,001)

Net cash from financing activities	(6,802,782)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,910,043)
CASH AND CASH EQUIVALENTS — Beginning of period	9,292,724

CASH AND CASH EQUIVALENTS — End of period	$7,382,681

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION —
Cash paid during the period for interest	$1,479,000

See notes to consolidated financial statements.

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended December 31, 2003

1.	Summary of Significant Accounting Policies

      Principles of Consolidation — The consolidated financial statements include the accounts of Oak Street Financial Services, Inc. (the “Company” or “Financial Services”) and its majority owned subsidiary Oak Street Operations LLC, which wholly owns Oak Street Mortgage LLC (the “Mortgage Company”). Inter-company accounts and transactions are eliminated in consolidation.

      On September 23, 2003, the Company reorganized its corporate structure to provide greater flexibility for its operations, avoid adverse tax consequences to a stockholder, and enhance its ability to raise capital by forming Oak Street Operations LLC (“Operations”) and Oak Street Financial Services, Inc. (“Financial Services”). In connection with the reorganization, the existing members of the Mortgage Company voluntarily transferred their ownership units to Operations in exchange for units of Operations. Thus, the Mortgage Company is a wholly-owned subsidiary of Operations. Immediately after this exchange, members comprising approximately 63.85% of the ownership units transferred their ownership units in Operations to Financial Services in exchange for 1,000 shares of Financial Services for each unit of Operations. Thus, Operations is a majority-owned subsidiary of Financial Services.

      This reorganization was accounted for in a manner similar to a merger of companies under common control. This accounting treatment results in carryover basis for Oak Street Financial Services, Inc.

      For financial reporting purposes, the Company reported the transaction effective September 30, 2003.

      Description of Business — The Carmel, Indiana based Company was established in October 1999. The Company originates and purchases residential mortgage loans for sale in 26 states.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Areas involving the use of management’s estimates and assumptions, which are susceptible to change in the near term, include the valuation of loans held for sale, the fair value of its interest rate swap, and the fair value of its commitments to originate and sell conforming mortgage loans.

      Concentrations of Risk — The Company’s ability to continue to originate and purchase loans is dependent, in part, upon its ability to sell loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of, and market for, the Company’s loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in those factors, among others, may affect the Company’s ability to sell loans for acceptable prices within reasonable periods of time.

      A prolonged, substantial reduction in the size of the secondary market for loans of the types originated and purchased by the Company may adversely affect the Company’s ability to sell loans with a consequent adverse impact on the Company’s profitability and ability to fund future originations and purchases, which could have a significant effect on the Company’s financial position, results of operations or cash flows.

      The Company regularly reviews the interest rates on its loan products and makes adjustments to the interest rates it offers to reflect current market conditions. The Company, from time to time in the normal course of business, uses derivative financial instruments in order to reduce exposure to fluctuations in interest rates and market prices on loans held for sale, and to reduce exposure to changes in the cash flows related to its warehouse borrowing facilities.

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant Customers — For the three months ended December 31, 2003, the Company sold approximately $316 million in loans to six investors, which represented 87.1% of $363 million in total loans sold.

      Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

      Restricted Cash — Restricted cash consists of funds held in reserve accounts in compliance with the terms of the credit facility agreements.

      Loans Held for Sale, Net — The Company originates and purchases loans for sale to investors. Loans held for sale are stated at the principal amount of the loan originated, plus loan origination fees, net of certain direct loan origination costs and are valued at the lower of cost or fair value determined on an aggregate basis. Fair value is determined by current investor commitments or, in the absence of such commitments, by current investor commitments for loans of similar credit quality. Any adjustments to record valuation allowances necessary to reduce the fair value of loans below cost are charged against gain on sale of loans. The Company did not record any valuation allowances during the three months ended December 31, 2003.

      Premises and Equipment — Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (primarily 3 to 5 years). Routine maintenance and repairs are charged to expense as incurred.

      Collateralized Financing — The Company funds certain loan originations through the use of a repurchase agreement. The repurchase agreement is treated as a collateralized financing transaction and carried at the contractual amount, including accrued interest, as specified in the agreement.

      Income Taxes — The Company is taxed as an “S” Corporation under the Internal Revenue Code and a similar section of the state income tax laws. In lieu of corporate income taxes, the stockholders are taxed on their distributive share of the Company’s taxable income. As a result, the financial statements do not include a provision for corporate income taxes.

      Revenue Recognition — The Company sells loans on a servicing-released basis. On average, the loans are sold and title transfers within 30 to 40 days of origination. Gain or loss is recognized upon delivery of the loans and transfer of title to the purchaser, equal to the difference between the sales price and the carrying amount of the loans sold. Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and are included in determining the gain/loss on sale of loans at the time of sale to third party investors. Interest income on loans held for sale, net is recorded as earned during the period prior to sale.

      Advertising Expense — Advertising costs are expensed in the period in which the advertising occurs. Advertising expense for the three months ended December 31, 2003 was $318,000.

      Derivative Instruments and Hedging Activity — The Company accounts for its derivative financial instruments in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that an entity recognize its derivative financial instruments as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative instrument either as a cash flow hedge, a fair value hedge or a hedge of foreign currency exposure.

      Interest rates on liabilities of the Company adjust frequently, while interest rates on the Company’s assets adjust annually, or not at all. The fair value of the Company’s derivative instruments are included in accrued expenses and other liabilities. Any changes in fair value of derivative instruments related to hedge

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effectiveness are reported in accumulated other comprehensive income. Changes in fair value of derivative instruments related to hedge ineffectiveness are recorded as adjustments to earnings.

      The Company designates certain derivative financial instruments to hedge exposure to changes in its variable rate warehouse lines of credit. These instruments and the hedging relationship are identified, designated and documented in accordance with SFAS No. 133. For derivative financial instruments designated as hedge instruments, the Company evaluates the effectiveness of the hedge against the variable rate debt being hedged to ensure that there remains a highly effective correlation in the hedge relationship.

      The Company’s objective and strategy for using derivative instruments is to mitigate the risk of increased cost on its variable rate liabilities during a period of rising rates. The Company utilizes an interest rate swap to manage this risk. The interest rate swap agreement to which the Company is party stipulates that the Company pay a fixed rate of 1.97% of interest to the counterparty and receives LIBOR based on the notional amount of the contract. The liabilities the Company hedges are borrowings under its warehouse line of credit agreement as discussed in Note 4. While the Company is exposed to credit loss on its interest rate swap in the event of non-performance by the counterparty to the swap, management believes such non-performance is unlikely to occur given the financial resources of the counterparty.

      The Company has a $100 million cash flow hedge as of December 31, 2003 with a fair value of ($556,556) recorded in accrued expenses and other liabilities. The hedge will expire on February 8, 2005.

      Commitments to Originate, Purchase and Sell Mortgage Loans — Commitments to originate, purchase and sell non-conforming mortgage loans are not readily convertible to cash and cannot readily be settled net, and are not considered to be a derivative under GAAP. Accordingly, they are not recorded in the consolidated financial statements. Commitments to originate and sell conforming mortgage loans are considered to be a derivative and are recorded at fair value in loans held for sale.

      Comprehensive loss — Amounts presented for the three months ended December 31, 2003 are as follows:

Accumulated other comprehensive loss:
Net unrealized holding losses of an interest rate swap	$(355,378)
Less reclassification adjustments for (gains) losses realized	—

Accumulated other comprehensive loss:	$(355,378)

      Earnings Per Share — The Company calculates basic earnings per share by dividing net earnings for the period by the weighted-average shares outstanding for that period. Diluted earnings per share takes into account the effect of dilutive instruments, such as stock options, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

      Segment Reporting — While the Company’s management monitors its revenue streams through wholesale and retail loan originations, operations are managed and financial performance is evaluated by the Company’s Chief Executive Officer on a company wide basis. Accordingly, the Company operates in one reportable operating segment.

      New Accounting Pronouncements — In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. Under the fair value based method, compensation cost for stock options is measured when options are issued. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

frequent disclosures in financial statements of the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure requirements are included in the consolidated financial statements. The adoption of this statement did not have a significant impact on the Company’s consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 149, Amendments of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This statement was effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS No. 133 Implementation Issues that are effective for fiscal quarters beginning prior to June 15, 2003 will continue to be effective based on their respective effective dates, and the paragraphs relating to forward purchases or sales of “when issued” or other securities that do not yet exist would be applicable to both existing transactions as well as new transactions entered into after June 30, 2003. The Company’s adoption of this statement did not have a significant impact on its consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. Subsequent to its issuance certain provisions of SFAS No. 150 were indefinitely deferred for private companies. The Company believes that this statement will not have a significant impact on its consolidated financial statements.

      In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which expands on the accounting guidance of Statements No. 5, 57 and 107 and incorporates without change the provisions of FIN No. 34, which is being superseded. FIN No. 45 requires a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also provides additional guidance on the disclosure of guarantees. The recognition and measurement provisions are effective for guarantees made or modified after December 31, 2002. The disclosure provisions are effective for fiscal periods ending after December 15, 2002 and have been implemented herein. The Company’s adoption of FIN No. 45 did not have a significant impact on its consolidated financial statements.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, which was replaced by FIN No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FIN No. 46[R]). FIN No. 46 requires consolidation by business enterprises of variable interest entities that meet certain requirements. FIN No. 46[R] changes the effective date of FIN No. 46 for certain entities. Public companies shall apply either FIN No. 46 or FIN No. 46[R] to their interest in special purpose entities (SPEs) as of the first interim or annual period ending after December 15, 2003. The decision to apply FIN No. 46 or FIN No. 46[R] may be made on an SPE by SPE basis. The Company’s adoption of FIN No. 46 and FIN No. 46[R] did not have a significant impact on its consolidated financial statements.

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Loans Held for Sale

      Mortgage loans, all of which are secured by residential properties and are held for sale, consist of the following:

December 31,
2003

Outstanding principal	$154,862,632
Deferred loan origination costs and fees — net	(2,845,697)
Accrued interest receivable	321,503

$152,338,438

3.	Premises and Equipment

      Premises and equipment consist of the following:

December 31,
2003

Office equipment	$3,355,201
Furniture and fixtures	2,267,328
Software	3,871,861
Leasehold improvements	312,252

9,806,642
Accumulated depreciation	(3,603,447)

$6,203,195

4.	Warehouse Lines of Credit

      The Company funds mortgage loan activity using warehouse lines of credit, which are collateralized by the mortgage loans funded by the lines. Warehouse lines of credit consist of the following:

December 31,
2003

Line of credit $200,000,000, due March 27, 2005. Interest is paid monthly at a margin ranging from 1.0% to 3.25% above the one month LIBOR index (2.1% to 4.3% as of December 31, 2003)	$124,570,953

      The Company’s warehouse facilities contain various affirmative and negative covenants customary for credit arrangements of their type. The warehouse facilities also contain certain financial covenants requiring the maintenance of certain levels of tangible equity or certain debt-to-equity or debt-to-net worth ratios, as well as establishing limits on the Company’s ability to incur unsecured indebtedness.

5.	Collateralized Financing

      On April 29, 2004, subsequent to year end, the Company amended its repurchase agreement. Under the terms of the amendment, the Company has available a $100,000,000 repurchase agreement with a lender. The repurchase agreement will expire on October 13, 2004. The Company transfers loans to the lender under this agreement. The lender has the option for a limited period to require the Company to repurchase the loans. Accordingly, loans transferred to the lender under this agreement are considered collateralized financing transactions and are recorded on the consolidated balance sheet at the lower of cost

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or market including accrued interest as specified in the agreement. The repurchase agreement bears interest at LIBOR plus a spread based on product type (2.49% at December 31, 2003). At December 31, 2003, there was $25,176,680 of outstanding borrowings under this facility.

      On August 25, 2004, the Company entered into a $250.0 million repurchase agreement with CDC Mortgage Capital Inc. (“CDC”) that will expire August 24, 2005. The Company transfers mortgage loans to CDC under this agreement for the lesser of (a) the principal balance of the loans and (b) the market value of the loans times a purchase price percentage that varies depending upon whether the loan is a conforming, jumbo, Alt-A first or second lien, or non-conforming first or second lien mortgage loan (the “CDC Purchase Price”). CDC’s custodian, Deutsche Bank, N.A., holds these loans until they are sold to an institutional purchaser. CDC has the option to require the Company to repurchase the loans at a date certain or on demand. The repurchase price is the CDC Purchase Price plus an interest rate of up to 1.25% over the LIBOR rate for one-month U.S. dollar deposits, depending on the classifications of the mortgage loans funded. The Company accounts for the loans transferred under this agreement as a collateralized financing and, as a result, those loans are recorded on the consolidated balance sheet. The Company records a repurchase obligation equal to the amount by which the estimated fair value of any loans subject to repurchase is less than the repurchase price.

      To facilitate the Company’s ability to obtain the CDC facility, Friedman Billings Ramsey agreed to provide credit support for the Company’s repurchase obligations to CDC. This credit support was established in the form of a standby mortgage loan purchase agreement under which Friedman Billings Ramsey agreed to purchase loans under the CDC facility from CDC, along with CDC’s rights under the facility, for the repurchase price and other amounts owed to CDC thereunder, in the event the Company defaults on the CDC facility. The Company has agreed to reimburse Friedman Billings Ramsey for any losses or expenses it incurs under the standby purchase agreement.

      In addition, to induce Friedman Billings Ramsey to enter into the foregoing credit support arrangements, the Company also entered into an agreement with Friedman Billings Ramsey providing that Friedman Billings Ramsey will be the sole lead managing underwriter of mortgage loan securitization transactions that the Company sponsor at any time until six months after any mortgage loan financing or credit support provided by Friedman Billings Ramsey terminates or, if earlier, the issuance of $1.5 billion in mortgage backed securities under such agreement. Friedman Billings Ramsey also agreed to allow certain concessions in its underwriting fees for these services to offset in part certain fees or costs the Company has or may incur under the CDC facility, to the extent such fees or expenses exceed prescribed thresholds and to reimburse the Company for certain fees the Company has paid to CDC if funding under the CDC facility becomes unavailable because of acts or omissions by Friedman Billings Ramsey.

      The Company’s collateralized financing facilities contains various affirmative and negative covenants customary for these types of credit arrangements. These facilities also contain certain financial covenants requiring the maintenance of certain levels of tangible equity or certain debt-to-equity or debt-to-net worth ratios, as well as establishing limits on the Company’s ability to incur unsecured indebtedness.

6.	Other Borrowings

      The Company has term loans with a bank with a 5.50% fixed rate and balances totaling $834,288 at December 31, 2003. Principal payments due in the years ending December 31 are as follows:

2004	$426,557
2005	255,004
2006	152,727

$834,288

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On September 30, 2003, the Company signed an agreement which provides for a $1,000,000 term loan with a lender. No funds were advanced for the term loan as of December 31, 2003. The term loan bears interest at the prime rate of the bank (4% at December 31, 2003). The loan is collateralized by all assets not pledged to other lenders.

      A subsidiary of the Mortgage Company has a bank revolving line of credit agreement for $2,500,000. The line of credit agreement expires November 30, 2005 and provides for the payment of monthly interest at the bank’s prime rate (4% at December 31, 2003) or LIBOR plus 2.5%. At December 31, 2003, the Company had $440,000 outstanding on this line of credit.

      During March 2004, the Mortgage Company signed a $10,000,000 revolving line of credit with a lender which is due on demand and no later than May 5, 2005. Interest accrues at a variable rate equal to the bank’s prime rate and is payable monthly.

      The Mortgage Company’s subsidiary, Oak Street Funding LLC, has a line of credit in an amount that is the lesser of (a) $5,000,000 prior to February 1, 2004 and $15,000,000 after February 1, 2004 and (b) 80% of Oak Street Funding LLC’s notes receivable from commission loans made to insurance agents. This loan is collateralized by substantially all of the assets of Oak Street Funding LLC and a $2.5 million guarantee from the Mortgage Company. The loan will bear interest at the bank’s prime rate plus 0.25% or LIBOR plus 2.75%. At December 31, 2003, the Company did not have any borrowings outstanding on this line of credit.

7.	Stockholders’ Equity

      At December 31, 2003, the Company has authorized 312,378,693 non-voting shares of Common Stock and 3,000,000 voting shares of Common Stock of which 198,378,743 non-voting shares of Common Stock and 3,000,000 voting shares of Common Stock are issued and outstanding. The Company has reserved 113,999,950 non-voting shares for issuance upon exercise of an option that the minority stockholder has to convert its member units in Operations to shares of the Company.
      The Company’s exchange agreement restricts the assignment, transfer, sale or other disposal of any part of a stockholder’s interest in the Company to specific permitted transfers defined in the agreement. In the event of bankruptcy or death of a stockholder, the Company is obligated to repurchase the stockholder’s shares based on independent valuations and on a payment schedule that conforms to the cash flows of the Company. These provisions expire upon the Company completing an initial public offering.

      On December 17, 2003, the minority stockholder signed an agreement that upon closing of a initial public offering it will exchange its member units in Operations for shares of Common Stock of the Company.

      In September of 2003, Oak Street Investment Services LLC (“OSIS”), a wholly owned subsidiary of Oak Street Mortgage LLC, contributed cash and a note receivable to form Oak Street Funding LLC. The operating agreement provides OSIS with a preference to receive its initial capital contribution and a 90% ownership interest in the future earnings of Oak Street Funding LLC and a key employee received a 10% ownership interest in the future earnings of the Oak Street Funding for his contributions of expertise, IT development, and financial services know-how. The employee’s ownership interest was determined to have no value at the date of formation of Oak Street Funding since the employee does receive a preference or value upon the sale or liquidation of Oak Street Funding and Oak Street Funding had not commenced operations.

      The Company granted the key employee of Oak Street Funding the option to purchase up to five percent of Oak Street Funding for $140,000 contingent upon Oak Street Funding achieving certain income thresholds over a five-year period from the date it commenced business. If Oak Street Funding exceeds

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these net income targets, the employee’s option to purchase additional membership units will vest immediately and will be exercisable for a period of 10 years from the date of vesting. The operating agreement also grants the employee an option to require Oak Street Funding to purchase his interest at its “fair value,” as defined, upon his termination, as defined or if Oak Street Funding is terminated. The Company measures compensation on the measurement date that the number of shares to be acquired and the purchase price is fixed based on the difference between the estimated fair value and the price to be paid for the shares. Compensation expense, if any, will be recognized upon achievement of certain financial targets at which time the option vests in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

      The operating agreement also provides that, in the event of a public offering of stock by a company that controls Oak Street Mortgage LLC, the employee shall have the right to receive, in exchange for his membership units in Oak Street Funding, a number of shares of the public company based upon a formula. For purposes of any future offering of the Company’s common stock, this formula would entitle the employee to exchange his ownership interest in Oak Street Funding based upon the number of the Company’s outstanding shares of stock, the proportion of the Company’s value attributable to Oak Street Funding (based upon the relative net income of the two entities) and the employee’s ownership interest in Oak Street Funding. The operating agreement provides that the employee may exercise this right to redeem his Oak Street Funding units for shares of the Company’s common stock once each year for a period of five years upon each anniversary date of this offering. In lieu of accepting shares of common stock for his ownership interest in Oak Street Funding, the employee may elect to receive a cash payment equal to the fair market value of those shares instead.

      Hudson & Keyse (H&K) is a collection agency joint venture with an outside investor who also serves as the Chief Executive Officer and President of H&K. Oak Street Mortgage owns 50% of the membership units and has an option to purchase up to 90.1% of H&K from the outside investor, at the original purchase price he paid for those units, by January 2007. The Company also has an obligation to redeem up to 90.1% of the units owned by the outside investor upon achievement of certain financial performance measures or if the outside investor’s employment with Hudson & Keyse is terminated without good cause. The outside investor has an option to purchase the Company’s membership units in H&K upon the joint venture’s failure to achieve certain financial performance measures and upon receipt of written notice of the Company’s intent to exit the debt-collection business. In the event of a public offering by the Company, the operating agreement for H&K provides the outside investor with a right to exchange his membership units, other than those that the Company may purchase from him prior to January 2007, for a number of shares of the public company’s common stock based upon the relative value of H&K to the value of the public company, the number of shares of the public company that are outstanding and the number of Hudson & Keyse’s ownership units to be converted. The outside investor may exercise this option at any time within five years from the date of the initial public offering of the Company.

8.	Benefit Plans

      The Company sponsors a 401(k) defined contribution profit sharing plan, covering substantially all employees that have attained the age of 18. Employee contributions are limited to the maximum contributions allowed by the Internal Revenue Service. The plan allows for discretionary matching contributions. Participants become 100% vested after four years of service. The Company’s contributions charged to expense were $66,000 for the three months ended December 31, 2003.

9.	Commitments and Contingencies

      Leases — The Company has entered into various operating leases for office facilities with various renewal options extending through 2016. Amounts included in occupancy and equipment expense for

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

leased office facilities was $606,000 for the three months ended December 31, 2003. In addition to minimum lease payments, the Company is obligated to pay its share of building operating costs in excess of a base amount for certain leases.

      Future minimum lease payments due in years ending December 31 are as follows:

2004	$2,702,000
2005	2,665,000
2006	2,514,000
2007	2,155,000
2008	1,587,000
Thereafter	2,420,000

$14,043,000

      Loan Commitments — Contract amounts of these financial instruments are summarized as follows:

December 31,
2003

Financial instruments whose contract amount represents credit risk:
Commitments to make loans	$60,357,000
Commitments to sell loans	$57,025,000

      At December 31, 2003, the Company had forward commitments to sell $50 million per month of loans. On March 31, 2004, this commitment is reduced to $25 million per month.

      The Company’s exposure to credit loss in the event of nonperformance by the borrower for commitments to extend credit is represented by the contractual amount of the commitment. Because some commitments to make loans expire without being used, the contract amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment consists of the residential real estate purchased or constructed with the loan proceeds. Commitments to make loans are generally at a specified interest rate and are subject to market risk resulting from fluctuations in interest rates.

      The Company’s exposure to credit risk for commitments to sell loans is dependent upon the ability of the counter-party to purchase the loans. This is generally assured by the use of large, reputable institutions. These commitments are subject to market risk resulting from fluctuations in interest rates. Commitments outstanding at December 31, 2003 do not require or permit net settlement, and, therefore, no derivative fair value amount has been recorded in the financial statements for these commitments.

      Other — In the normal course of business, the Company is a party to financial instruments to meet the needs of its customers, which are not reflected in the financial statements. These financial instruments include commitments to extend credit, commitments to sell loans, and obligations to repurchase sold loans from certain investors.

      From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify parties against third party claims and other obligations customarily indemnified in the ordinary course of the Company’s business. The terms of such obligations vary and, generally, a maximum obligation is not explicitly stated. Therefore, the overall maximum amount of the obligations cannot be reasonably estimated. The Company’s obligation to stand ready to perform is minimal.

      Although the Company sells loans without recourse, certain investor purchase agreements provide for conditions, such as borrower default on the first payment, which would require the Company to reacquire

OAK STREET FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the related loans. This risk is managed by the Company’s quality control program. Since its inception, the Company’s repurchase of loans from investors has not been significant and no liability has been recorded.

      Certain loans are sold under agreements that provide for partial purchase premium recapture or other limited recourse provisions in the event of early prepays, generally one year. The Company estimates, based on current experience and prepayment estimates, that there is presently no significant recourse liability and no liability has been recorded.

      Legal — In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company’s financial condition or results of operations.

10.	Fair Value of Financial Instruments

      The following disclosure of the estimated fair value of financial instruments presents amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

      The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2003

	Carrying	Fair
	Value	Value

Financial assets:
Loans held for sale — net	$152,338,438	$158,670,596
Financial liabilities:
Warehouse lines of credit	124,570,953	124,570,953
Collateralized financing	25,176,680	25,176,680
Other borrowings	1,274,288	1,274,288
Interest rate swap	556,556	556,556

      The fair value of loans held for sale and borrowings is estimated by discounting projected future cash flows at appropriate rates. Expected prepayments are used in estimating the fair value of mortgage assets. The fair values of cash and cash equivalents and accrued interest receivable and payable approximate their carrying value.

11.	Earnings Per Share

      The computations of basic and diluted earnings per share are as follows:

Three Months Ended
December 31,
2003

Net income	$2,619,827

Weighted average shares outstanding (basic and diluted)	201,378,743

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Member

Oak Street Mortgage LLC and Subsidiaries
Carmel, Indiana

      We have audited the accompanying consolidated balance sheets of Oak Street Mortgage LLC and Subsidiaries (a wholly-owned subsidiary of Oak Street Operations LLC, a majority-owned subsidiary of Oak Street Financial Services, Inc.) (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, members’ equity, and cash flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Oak Street Mortgage LLC and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

March 19, 2004
(August 25, 2004 as to Note 5)

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

ASSETS
Assets:
Cash and cash equivalents	$7,382,681	$6,612,565
Restricted cash	3,030,952	3,901,459
Proceeds due from sale of loans	258,102	79,595
Loans held for sale — net	152,338,438	199,999,730
Premises and equipment — net	6,203,195	4,925,700
Prepaid expenses and other assets	4,977,923	3,208,122

Total	$174,191,291	$218,727,171

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Warehouse lines of credit	$124,570,953	$121,720,087
Collateralized financing	25,176,680	81,211,032
Other borrowings	1,274,288	1,276,359
Distributions payable	—	2,721,202
Accrued expenses and other liabilities	6,537,150	5,543,714

Total liabilities	157,559,071	212,472,394

Minority Interest	574,274	—

Commitments and Contingencies
Members’ Equity:
Members’ capital	9,558,850	9,003,850
Accumulated other comprehensive loss	(556,556)	—
Retained earnings (deficit)	7,055,652	(2,749,073)

Total members’ equity	16,057,946	6,254,777

Total	$174,191,291	$218,727,171

See notes to consolidated financial statements.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Revenues:
Interest income on loans held for sale	$11,356,104	$8,408,013	$4,302,550
Interest expense	4,551,660	4,029,300	3,087,169

Net interest income	6,804,444	4,378,713	1,215,381
Gain on sale of loans — net	62,578,120	43,604,067	24,418,882
Other	6,370,136	2,050,157	1,488,256
Total net revenues	75,752,700	50,032,937	27,122,519

Expenses:
Salaries and employee benefits, net	30,995,484	26,351,381	15,607,105
Marketing and advertising	11,068,961	6,871,771	3,867,924
Occupancy and equipment	3,898,548	3,303,132	2,019,305
Other operating expenses	11,270,476	6,684,726	4,395,226

Total expenses	57,233,469	43,211,010	25,889,560

Net income before minority interest	18,519,231	6,821,927	1,232,959
Minority interest	(1,404,032)	(698,697)	(68,722)

Net income	$17,115,199	$6,123,230	$1,164,237

Basic earnings per share	$56.41	$20.59	$3.94

Diluted earnings per share	$54.96	$20.00	$3.90

Weighted average basic shares outstanding	303,408	297,339	295,507

Weighted average diluted shares outstanding	311,408	306,228	298,707

Pro Forma net income	$10,928,568	$3,909,866	$743,400

Pro Forma earnings per share	$0.06	$0.02	$0.00

Pro Forma diluted earnings per share	$0.05	$0.02	$0.00

Pro Forma weighted average basic shares outstanding	193,735,110	189,859,872	188,690,085

Pro Forma weighted average diluted shares outstanding	198,843,350	195,535,765	190,733,381

See notes to consolidated financial statements.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

For the Years Ended December 31, 2003, 2002 and 2001

		Number of			Accumulated
		Member		Retained	Other
		Shares	Members’	Earnings/	Comprehensive
		Outstanding	Capital	(Deficit)	Loss	Total

Balance — January 1, 2001		286,667	$8,600,000	$(4,556,163)	$—	$4,043,837
Capital contributed		9,950	323,500			323,500
Distributions				(13,000)		(13,000)
Net income				1,164,237		1,164,237

Balance — December 31, 2001		296,617	8,923,500	(3,404,926)	—	5,518,574
Capital contributed		3,062	275,580			275,580
Redemption of membership interest and other		(1,133)	(195,230)			(195,230)
Distributions				(5,467,377)		(5,467,377)
Net income				6,123,230		6,123,230

Balance — December 31, 2002		298,546	9,003,850	(2,749,073)	—	6,254,777
Other comprehensive income:
Net income	$17,115,199			17,115,199		17,115,199
Unrealized holding losses on interest rate swap	(556,556)				(556,556)	(556,556)

Total comprehensive income	$16,558,643

Capital contributed		833	75,000			75,000
Stock options exercised		16,000	480,000			480,000
Distributions				(7,310,474)		(7,310,474)

Balance — December 31, 2003		315,379	$9,558,850	$7,055,652	$(556,556)	$16,057,946

See notes to consolidated financial statements.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,115,199	$6,123,230	$1,164,237
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,412,960	1,287,390	720,786
Minority interest	1,404,032	698,697	68,722
Distributions to minority interest partners	(661,499)	(561,887)	(19,027)
Gain on sale of loans — net	(62,578,120)	(43,604,067)	(24,418,882)
Loans originated for sale	(1,504,469,131)	(1,059,153,375)	(521,999,644)
Principal collections and proceeds from sale of loans	1,614,530,036	977,339,267	492,395,616
Changes in assets and liabilities:
Prepaid expenses and other assets	(1,769,801)	(205,015)	(1,074,676)
Accrued expenses and other liabilities	233,212	3,035,233	1,469,636

Net cash from operating activities	65,216,888	(115,040,527)	(51,693,232)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,690,455)	(2,574,222)	(2,255,289)

Net cash from investing activities	(2,690,455)	(2,574,222)	(2,255,289)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds or reductions on warehouse lines of credit and collateralized financing	(53,183,486)	129,797,904	53,303,716
Proceeds from other borrowings	440,000	800,000	1,750,000
Payments on other borrowings	(442,071)	(1,266,431)	(425,191)
Contributions from minority interest partners	35,409		238,495
Redemption of minority interests		(425,000)
Member capital contributions	555,000	125,580	323,500
Change in restricted cash	870,507	(3,837,882)	493,835
Redemption of membership interests		(45,230)
Distributions to members	(10,031,676)	(2,746,175)	(13,000)

Net cash from financing activities	(61,756,317)	122,402,766	55,671,355

NET INCREASE IN CASH AND CASH EQUIVALENTS	770,116	4,788,017	1,722,834
CASH AND CASH EQUIVALENTS — Beginning of year	6,612,565	1,824,548	101,714

CASH AND CASH EQUIVALENTS — End of year	$7,382,681	$6,612,565	$1,824,548

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$4,571,000	$3,835,000	$2,916,000

Non-cash investing and financing activities:

      During 2002, the Company declared distributions payable of $2,721,202 that were paid in 2003.

See notes to consolidated financial statements.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2003, 2002 and 2001

1.	Summary of Significant Accounting Policies

      Principles of Consolidation — The consolidated financial statements include the accounts of Oak Street Mortgage LLC (the “Company”) and its wholly-owned subsidiaries KS&K, LLC, Oak Street Mortgage of Tennessee, LLC, Oak Street Mortgage, Inc., Oak Street Investment Services LLC, and its controlled subsidiaries, Oak Street Funding LLC (90% ownership interest), Creations Title LLC (24% ownership interest), Great Western Loans and Investments, LP (50% ownership interest), and Hudson & Keyse LLC (50% ownership interest). These subsidiaries are consolidated because of the existence of parent-subsidiary relationships which demonstrate control by over 50% ownership interest or by means other than ownership of a majority interest. Inter-company accounts and transactions are eliminated in consolidation.

      On September 23, 2003, the Company reorganized its corporate structure to provide greater flexibility for its operations, avoid adverse tax consequences to a shareholder, and enhance its ability to raise capital by forming Oak Street Operations LLC (“Operations”) and Oak Street Financial Services, Inc. (“Financial Services”). In connection with the reorganization, the existing members of the Company voluntarily transferred their ownership units to Operations in exchange for units of Operations. Thus, the Company is a wholly-owned subsidiary of Operations. Immediately after this exchange, members comprising 63.85% of the ownership units transferred their ownership units in Operations to Financial Services in exchange for 1,000 shares of Financial Services for each unit of Operations. Thus, Operations is a majority-owned subsidiary of Financial Services. Pro Forma earnings per share has been presented for the years ended December 31, 2003, 2002 and 2001 giving effect to the number of shares issued in the reorganization.

      Description of Business — The Carmel, Indiana based Company was established in October 1999. The Company originates and purchases residential mortgage loans for sale in 26 states.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Areas involving the use of management’s estimates and assumptions, which are susceptible to change in the near term, include the valuation of loans held for sale, the fair value of its interest rate swap, and the fair value of its commitments to originate and sell conforming mortgage loans.

      Concentrations of Risk — The Company’s ability to continue to originate and purchase loans is dependent, in part, upon its ability to sell loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of, and market for, the Company’s loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in those factors, among others, may affect the Company’s ability to sell loans for acceptable prices within reasonable periods of time.

      A prolonged, substantial reduction in the size of the secondary market for loans of the types originated and purchased by the Company may adversely affect the Company’s ability to sell loans with a consequent adverse impact on the Company’s profitability and ability to fund future originations and purchases, which could have a significant effect on the Company’s financial position, results of operations or cash flows.

      The Company regularly reviews the interest rates on its loan products and makes adjustments to the interest rates it offers to reflect current market conditions. The Company, from time to time in the normal course of business, uses derivative financial instruments in order to reduce exposure to fluctuations in interest rates and market prices on loans held for sale, and to reduce exposure to changes in the cash flows related to its warehouse borrowing facilities.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant Customers — For the year ended December 31, 2003, the Company sold approximately $1.2 billion in loans to six investors, which represented 77.0% of $1.6 billion in total loans sold. For the year ended December 31, 2002, the Company sold approximately $699 million in loans to six investors, which represented 77.6% of $901 million in total loans sold. For the year ended December 31, 2001, the Company sold approximately $284 million in loans to six investors, which represented 92.2% of $309 million in total loans sold.

      Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

      Restricted Cash — Restricted cash consists of funds held in reserve accounts in compliance with the terms of the credit facility agreements.

      Loans Held for Sale, Net — The Company originates and purchases loans for sale to investors. Loans held for sale are stated at the principal amount of the loan originated, plus loan origination fees, net of certain direct loan origination costs and are valued at the lower of cost or fair value determined on an aggregate basis. Fair value is determined by current investor commitments or, in the absence of such commitments, by current investor commitments for loans of similar credit quality. Any adjustments to record valuation allowances necessary to reduce the fair value of loans below cost are charged against gain on sale of loans. The Company did not record any valuation allowances during the years ended December 31, 2003, 2002 and 2001.

      Premises and Equipment — Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets (primarily 3 to 5 years). Routine maintenance and repairs are charged to expense as incurred.

      Collateralized Financing — The Company funds certain loan originations through the use of a repurchase agreement. The repurchase agreement is treated as a collateralized financing transaction and carried at the contractual amount, including accrued interest, as specified in the agreement.

      Income Taxes — The Company is taxed as a partnership under the Internal Revenue Code and a similar section of state income tax laws. In lieu of corporate income taxes, the members are taxed on their distributive share of the Company’s taxable income. As a result, the consolidated financial statements do not include a provision for corporate income taxes.

      Revenue Recognition — The Company sells loans on a servicing-released basis. Gain or loss is recognized upon delivery of the loans and transfer of title to the purchaser, equal to the difference between the sales price and the carrying amount of the loans sold. Nonrefundable loan origination fees, net of certain direct loan origination costs, are deferred and recognized as a yield adjustment over the life of the underlying loan. Any unamortized net fees on loans sold are included in determining the gain/loss on sale of loans at the time of sale.

      Advertising Expense — Advertising costs are expensed in the period in which the advertising occurs. Advertising expense for the years ended December 31, 2003, 2002 and 2001 were $1,139,000, $1,402,000 and $1,169,000, respectively.

      Derivative Instruments and Hedging Activity — The Company accounts for its derivative financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires that an entity recognize its derivative financial instruments as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative instrument either as a cash flow hedge, a fair value hedge or a hedge of foreign currency exposure.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Interest rates on liabilities of the Company adjust frequently, while interest rates on the Company’s assets adjust annually, or not at all. The fair value of the Company’s derivative instruments are included in accrued expenses and other liabilities. Any changes in fair value of derivative instruments related to hedge effectiveness are reported in accumulated other comprehensive income. Changes in fair value of derivative instruments related to hedge ineffectiveness are recorded as adjustments to earnings.

      The Company designates certain derivative financial instruments to hedge exposure to changes in its variable rate warehouse lines of credit. These instruments and the hedging relationship are identified, designated and documented in accordance with SFAS No. 133. For derivative financial instruments designated as hedge instruments, the Company evaluates the effectiveness of the hedge against the variable rate debt being hedged to ensure that there remains a highly effective correlation in the hedge relationship.

      The Company’s objective and strategy for using derivative instruments is to mitigate the risk of increased cost on its variable rate liabilities during a period of rising rates. The Company utilizes an interest rate swap to manage this risk. The interest rate swap agreement to which the Company is party stipulates that the Company pay a fixed rate of 1.97% of interest to the counterparty and receives LIBOR based on the notional amount of the contract. The liabilities the Company hedges are borrowings under its warehouse line of credit agreement as discussed in Note 4. While the Company is exposed to credit loss on its interest rate swap in the event of non-performance by the counterparty to the swap, management believes such non-performance is unlikely to occur given the financial resources of the counterparty.

      The Company has a $100 million cash flow hedge as of December 31, 2003 with a fair value of ($556,556) which expires on February 8, 2005.

      Commitments to Originate, Purchase and Sell Mortgage Loans — Commitments to originate, purchase and sell non-conforming mortgage loans are not readily convertible to cash and cannot readily be settled net, and are not considered to be a derivative under generally accepted accounting principles. Accordingly, they are not recorded in the consolidated financial statements. Commitments to originate and sell conforming mortgage loans are considered to be a derivative and are recorded at fair value in loans held for sale.

      Comprehensive Income — Amounts presented for the year ended December 31, 2003 are as follows:

Accumulated other comprehensive income:
Net unrealized holding losses of an interest rate swap	$(556,556)
Less reclassification adjustments for (gains) losses realized	—

Accumulated other comprehensive income	$(556,556)

      At December 31, 2003, the Company had an interest rate swap with a fair value of $(556,556) included in accrued expenses and other liabilities.

      Earnings Per Share — The Company calculates basic earnings per share by dividing net earnings for the period by the weighted-average shares outstanding for that period. Diluted earnings per share takes into account the effect of dilutive instruments, such as stock options, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

      Stock Compensation — The Company had 16,000 stock options outstanding as of December 31, 2002. These stock options were exercised during the year ended December 31, 2003. The Company accounts for stock options issued under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Stock options are accounted for based on the specific terms of the options granted. Options with variable terms, including those options for

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which the strike price (fair value) has been adjusted and options issued by the Company with exercise prices below the market price on the date of grant, result in adjustments to compensation expense.

	Year Ended December 31,

	2003	2002	2001

Net income as reported	$17,115,199	$6,123,230	$1,164,237
Deduct: total stock based employee compensation expense under fair value method for all awards	—	(13,752)	(13,752)

Pro forma — net income	$17,115,199	$6,109,478	$1,150,485

Net income per share:
Basic income per share	$56.41	$20.59	$3.94
Diluted income per share	$54.96	$20.00	$3.90
Pro forma income per share:
Basic income per share	$56.41	$20.55	$3.89
Diluted income per share	$54.96	$19.95	$3.85

      Segment Reporting — While the Company’s management monitors its revenue streams through wholesale and retail loan originations, operations are managed and financial performance is evaluated by the Company’s Chief Executive Officer on a company wide basis. Accordingly, the Company operates in one reportable operating segment.

      New Accounting Pronouncements — In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. Under the fair value based method, compensation cost for stock options is measured when options are issued. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure requirements are included in the consolidated financial statements. The adoption of this statement did not have a significant impact on its consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 149, Amendments of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. This statement was effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS No. 133 Implementation Issues that are effective for fiscal quarters beginning prior to June 15, 2003 will continue to be effective based on their respective effective dates, and the paragraphs relating to forward purchases or sales of “when issued” or other securities that do not yet exist would be applicable to both existing transactions as well as new transactions entered into after June 30, 2003. The Company’s adoption of this statement did not have a significant impact on its consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards on the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. Subsequent to its issuance certain provisions of SFAS 150 were indefinitely

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred for private companies. The Company believes that this statement will not have a significant impact on its consolidated financial statements.

      In November 2002, the FASB issued Financial Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which expands on the accounting guidance of Statements No. 5, 57 and 107 and incorporates without change the provisions of FIN No. 34, which is being superseded. FIN No. 45 requires a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also provides additional guidance on the disclosure of guarantees. The recognition and measurement provisions are effective for guarantees made or modified after December 31, 2002. The disclosure provisions are effective for fiscal periods ending after December 15, 2002 and have been implemented herein. The Company’s adoption of FIN No. 45 did not have a significant impact on its consolidated financial statements.

      In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, which was replaced by FIN No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FIN No. 46[R]). FIN No. 46 requires consolidation by business enterprises of variable interest entities that meet certain requirements. FIN No. 46[R] changes the effective date of FIN 46 for certain entities. Public companies shall apply either FIN No. 46 or FIN No. 46[R] to their interest in special purpose entities (SPEs) as of the first interim or annual period ending after December 15, 2003. The decision to apply FIN No. 46 or FIN No. 46[R] may be made on an SPE by SPE basis. The Company’s adoption of FIN No. 46 and FIN No. 46[R] did not have a significant impact on its consolidated financial statements.

2.	Loans Held for Sale

      Mortgage loans, all of which are secured by residential properties and are held for sale, consist of the following:

	December 31,

	2003	2002

Outstanding principal	$154,862,632	$202,709,439
Deferred loan origination costs and fees — net	(2,845,697)	(3,326,233)
Accrued interest receivable	321,503	616,524

	$152,338,438	$199,999,730

3.	Premises and Equipment

      Premises and equipment consist of the following:

	December 31,

	2003	2002

Office equipment	$3,355,201	$2,427,982
Furniture and fixtures	2,267,328	1,475,371
Software	3,871,861	2,960,317
Leasehold improvements	312,252	252,517

	9,806,642	7,116,187
Accumulated depreciation	(3,603,447)	(2,190,487)

	$6,203,195	$4,925,700

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Warehouse Lines of Credit

      The Company funds mortgage loan activity using warehouse lines of credit, which are collateralized by the mortgage loans funded by the lines. Warehouse lines of credit consist of the following:

	December 31,

	2003	2002

Line of credit $200,000,000, due March 27, 2005. Interest is paid monthly at a margin ranging from 1.0% to 3.25% above the one month LIBOR index (2.1% to 4.3% as of December 31, 2003)	$124,570,953	$120,560,612
Line of credit from The Crown Group, a related party, $3,000,000 due on demand or within 90 days of advance. Interest is paid monthly at 1% above prime. This line of credit agreement expired in 2003	—	1,159,475

	$124,570,953	$121,720,087

      The Company’s warehouse facilities contain various affirmative and negative covenants customary for credit arrangements of their type. The warehouse facilities also contain certain financial covenants requiring the maintenance of certain levels of tangible equity or certain debt-to-equity or debt-to-net worth ratios, as well as establishing limits on the Company’s ability to incur unsecured indebtedness.

5.	Collateralized Financing

      On April 29, 2004, subsequent to year end, the Company amended its repurchase agreement. Under the terms of the amendment, the Company has available a $100,000,000 repurchase agreement with a lender. The repurchase agreement will expire on October 13, 2004. The Company transfers loans to the lender under this agreement. The lender has the option for a limited period to require the Company to repurchase the loans. Accordingly, loans transferred to the lender under this agreement are considered collateralized financing transactions and are recorded on the consolidated balance sheet at the lower of cost or market including accrued interest as specified in the agreement. The repurchase agreement bears interest at LIBOR plus a spread based on product type (2.49% at December 31, 2003). At December 31, 2003 and 2002, there were $25,176,680 and $81,211,032, respectively, of outstanding borrowings under this facility.

      On August 25, 2004, the Company entered into a $250.0 million repurchase agreement with CDC Mortgage Capital Inc. (“CDC”) that will expire August 24, 2005. The Company transfers mortgage loans to CDC under this agreement for the lesser of (a) the principal balance of the loans and (b) the market value of the loans times a purchase price percentage that varies depending upon whether the loan is a conforming, jumbo, Alt-A first or second lien, or non-conforming first or second lien mortgage loan (the “CDC Purchase Price”). CDC’s custodian, Deutsche Bank, N.A., holds these loans until they are sold to an institutional purchaser. CDC has the option to require the Company to repurchase the loans at a date certain or on demand. The repurchase price is the CDC Purchase Price plus an interest rate of up to 1.25% over the LIBOR rate for one-month U.S. dollar deposits, depending on the classifications of the mortgage loans funded. The Company accounts for the loans transferred under this agreement as a collateralized financing and, as a result, those loans are recorded on the consolidated balance sheet. The Company records a repurchase obligation equal to the amount by which the estimated fair value of any loans subject to repurchase is less than the repurchase price.

      To facilitate the Company’s ability to obtain the CDC facility, Friedman Billings Ramsey agreed to provide credit support for the Company’s repurchase obligations to CDC. This credit support was established in the form of a standby mortgage loan purchase agreement under which Friedman Billings Ramsey agreed to purchase loans under the CDC facility from CDC, along with CDC’s rights under the

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

facility, for the repurchase price and other amounts owed to CDC thereunder, in the event the Company defaults on the CDC facility. The Company has agreed to reimburse Friedman Billings Ramsey for any losses or expenses it incurs under the standby purchase agreement.

      In addition, to induce Friedman Billings Ramsey to enter into the foregoing credit support arrangements, the Company also entered into an agreement with Friedman Billings Ramsey providing that Friedman Billings Ramsey will be the sole lead managing underwriter of mortgage loan securitization transactions that the Company sponsor at any time until six months after any mortgage loan financing or credit support provided by Friedman Billings Ramsey terminates or, if earlier, the issuance of $1.5 billion in mortgage backed securities under such agreement. Friedman Billings Ramsey also agreed to allow certain concessions in its underwriting fees for these services to offset in part certain fees or costs the Company has or may incur under the CDC facility, to the extent such fees or expenses exceed prescribed thresholds and to reimburse the Company for certain fees the Company has paid to CDC if funding under the CDC facility becomes unavailable because of acts or omissions by Friedman Billings Ramsey.

      The Company’s collateralized financing facilities contains various affirmative and negative covenants customary for these types of credit arrangements. The facilities also contain certain financial covenants requiring the maintenance of certain levels of tangible equity or certain debt-to-equity or debt-to-net worth ratios, as well as establishing limits on the Company’s ability to incur unsecured indebtedness.

6.	Other Borrowings

      The Company has term loans with a bank with a 5.50% fixed rate and balances totaling $834,288 and $1,276,359 at December 31, 2003 and 2002, respectively. Principal payments due in the years ending December 31 are as follows:

2004	$426,557
2005	255,004
2006	152,727

$834,288

      On September 30, 2003, the Company signed an agreement which provides for a $1,000,000 term loan with a lender. No funds were advanced for the term loan as of December 31, 2003. The term loan bears interest at the prime rate of the bank (4% at December 31, 2003). The loan is collateralized by all assets not pledged to other lenders.

      The Company’s subsidiary, Hudson & Keyse LLC, has a bank revolving line of credit agreement for $2,500,000. The line of credit agreement expires November 30, 2005 and provides for the payment of monthly interest at the bank’s prime rate (4% at December 31, 2003) or LIBOR plus 2.5%. At December 31, 2003, the Company had $440,000 outstanding on this line of credit.

      During March 2004, the Company signed a $10,000,000 revolving line of credit with a lender which is due on demand and no later than May 5, 2005. Interest accrues at a variable rate equal to the bank’s prime rate and is payable monthly.

      The Company’s subsidiary, Oak Street Funding LLC, has a line of credit in an amount that is the lesser of (a) $5,000,000 prior to February 1, 2004 and $15,000,000 after February 1, 2004 and (b) 80% of Oak Street Funding LLC’s notes receivable from commission loans made to insurance agents. This loan is collateralized by substantially all of the assets of Oak Street Funding LLC and a $2.5 million guarantee from the Company. The loan will bear interest at the bank’s prime rate plus 0.25% or LIBOR plus 2.75%. At December 31, 2003, the Company did not have any borrowings outstanding on this line of credit.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Related Party Transactions

      Loans held for sale, net at December 31, 2002 included $764,000 of mortgage loans to shareholders which were subsequently sold.

      During 2003, 2002 and 2001, a bank owned by a company controlled by a shareholder provided a warehouse line of credit (see Note 4) to the Company. The warehouse line of credit expired in 2003.

      At December 31, 2002, certain officers and shareholders were members of a company which is a member of one of the Company’s controlled subsidiaries. The interests in this company were disposed effective January 1, 2003.

8.	Members’ Capital

      At December 31, 2003 and 2002, members’ capital included 315,379 and 298,546 member shares, of which 3,000 are voting shares and the remainder are non-voting, all of which are owned by Operations (see Note 1).

      During 2002, an employee purchased 2,500 shares at $30 per share when the fair market value was $90 per share. During 2003, an employee purchased 833 shares at $30 per share when the fair market value was $90 per share. As a result, the Company recorded compensation expense of $50,000 and $150,000 for the years ended December 31, 2003 and 2002, with a corresponding increase to members’ capital.

9.	Benefit Plans

      The Company sponsors a 401(k) defined contribution profit sharing plan, covering substantially all employees that have attained the age of 18. Employee contributions are limited to the maximum contributions allowed by the IRS. The plan allows for discretionary matching contributions. Participants become 100% vested after four years of service. The Company’s contributions charged to expense were $263,000, $304,000 and $214,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

10.	Commitments and Contingencies

      Leases — The Company has entered into various operating leases for office facilities with various renewal options extending through 2016. Amounts included in occupancy and equipment expense for leased office facilities was $2,318,000, $1,845,000 and $1,186,000 for the years ended December 31, 2003, 2002 and 2001, respectively. In addition to minimum lease payments, the Company is obligated to pay its share of building operating costs in excess of a base amount for certain leases.

      Future minimum lease payments due in years ending December 31 are as follows:

2004	$2,702,000
2005	2,665,000
2006	2,514,000
2007	2,155,000
2008	1,587,000
Thereafter	2,420,000

$14,043,000

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Loan Commitments — Contract amounts of these financial instruments are summarized as follows:

	December 31,

	2003	2002

Financial instruments whose contract amount represents credit risk:
Commitments to make loans	$60,357,000	$32,074,000
Commitments to sell loans	$57,025,000	$45,783,000

      At December 31, 2003, the Company had forward commitments to sell $50 million per month of loans. On March 31, 2004, this commitment is reduced to $25 million per month.

      The Company’s exposure to credit loss in the event of nonperformance by the borrower for commitments to extend credit is represented by the contractual amount of the commitment. Because some commitments to make loans expire without being used, the contract amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment consists of the residential real estate purchased or constructed with the loan proceeds. Commitments to make loans are generally at a specified interest rate and are subject to market risk resulting from fluctuations in interest rates.

      The Company’s exposure to credit risk for commitments to sell loans is dependent upon the ability of the counter-party to purchase the loans. This is generally assured by the use of large, reputable institutions. These commitments are subject to market risk resulting from fluctuations in interest rates. Commitments outstanding at December 31, 2003 and 2002 do not require or permit net settlement, and, therefore, no derivative fair value amount has been recorded in the financial statements for these commitments.

      Other — In the normal course of business, the Company is a party to financial instruments to meet the needs of its customers, which are not reflected in the financial statements. These financial instruments include commitments to extend credit, commitments to sell loans, and obligations to repurchase sold loans from certain investors.

      From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify parties against third party claims and other obligations customarily indemnified in the ordinary course of the Company’s business. The terms of such obligations vary and, generally, a maximum obligation is not explicitly stated. Therefore, the overall maximum amount of the obligations cannot be reasonably estimated. The Company’s obligation to stand ready to perform is minimal.

      Although the Company sells loans without recourse, certain investor purchase agreements provide for conditions, such as borrower default on the first payment, which would require the Company to reacquire the related loans. This risk is managed by the Company’s quality control program. Since its inception, the Company’s repurchase of loans from investors has not been significant and no liability has been recorded.

      Certain loans are sold under agreements that provide for partial purchase premium recapture or other limited recourse provisions in the event of early prepays, generally one year. The Company estimates, based on current experience and prepayment estimates, that there is presently no significant recourse liability and no liability has been recorded.

      Legal — In the normal course of its business, the Company is subject to various legal proceedings and claims, the resolution of which, in the opinion of management, will not have a material adverse effect on the Company’s financial condition or results of operations.

11.	Members’ Equity

      Stock Options — The Company has granted non-qualified stock options (“NQSOs”) to certain employees. All options have been granted at exercise prices greater than or equal to the estimated fair

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of the underlying stock at the date of grant. Generally, options vest over a three-year period and expire ten years after the date of grant. There were no stock options outstanding at December 31, 2003.

      The following table summarizes the stock option activity:

	Year Ended December 31,

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year:	16,000	$30	16,000	$30	16,000	$30
Granted	—	—	—	—	—	—
Exercised	(16,000)	(30)	—	—	—	—

Outstanding at the end of year	—	$—	16,000	$30	16,000	$30

Exercisable at the end of year	—	$—	16,000	$30	16,000	$30

      In September of 2003, Oak Street Investment Services LLC (“OSIS”), a wholly owned subsidiary of Oak Street Mortgage LLC contributed cash and a note receivable to form Oak Street Funding LLC. The operating agreement provides OSIS with a preference to receive its initial capital contribution and a 90% ownership interest in the future earnings of Oak Street Funding LLC and a key employee received a 10% ownership interest in the future earnings of the Oak Street Funding for his contributions of expertise, IT development, and financial services know-how. The employee’s ownership interest was determined to have no value at the date of formation of Oak Street Funding since the employee does receive a preference or value upon the sale or liquidation of Oak Street Funding and Oak Street Funding had not commenced operations.

      The Company granted the key employee of Oak Street Funding the option to purchase up to five percent of Oak Street Funding for $140,000 contingent upon Oak Street Funding achieving certain income thresholds over a five-year period from the date it commenced business. If Oak Street Funding exceeds these net income targets, the employee’s option to purchase additional membership units will vest immediately and will be exercisable for a period of 10 years from the date of vesting. The operating agreement also grants the employee an option to require Oak Street Funding to purchase his interest at its “fair value,” as defined, upon his termination, as defined or if Oak Street Funding is terminated. The Company measures compensation on the measurement date that the number of shares to be acquired and the purchase price is fixed based on the difference between the estimated fair value and the price to be paid for the shares Compensation expense, if any, will be recognized upon achievement of certain financial targets at which time the option vests in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

      The operating agreement also provides that, in the event of a public offering of stock by a company that controls Oak Street Mortgage LLC, the employee shall have the right to receive, in exchange for his membership units in Oak Street Funding, a number of shares of the public company based upon a formula. For purposes of any future offering of the Company’s common stock, this formula would entitle the employee to exchange his ownership interest in Oak Street Funding based upon the number of the Company’s outstanding shares of stock, the proportion of the Company’s value attributable to Oak Street Funding (based upon the relative net income of the two entities) and the employee’s ownership interest in Oak Street Funding. The operating agreement provides that the employee may exercise this right to redeem his Oak Street Funding units for shares of the Company’s common stock once each year for a period of five years upon each anniversary date of this offering. In lieu of accepting shares of common stock for his ownership interest in Oak Street Funding, the employee may elect to receive a cash payment equal to the fair market value of those shares instead.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Hudson & Keyse (H&K) is a collection agency joint venture with an outside investor who also serves as the Chief Executive Officer and President of H&K. Oak Street Mortgage owns 50% of the membership units and has an option to purchase up to 90.1% of H&K from the outside investor, at the original purchase price he paid for those units, by January 2007. The Company also has an obligation to redeem up to 90.1% of the units owned by the outside investor upon achievement of certain financial performance measures or if the outside investor’s employment with Hudson & Keyse is terminated without good cause. The outside investor has an option to purchase the Company’s membership units in H&K upon the joint venture’s failure to achieve certain financial performance measures and upon receipt of written notice of the Company’s intent to exit the debt-collection business. In the event of a public offering by the Company, the operating agreement for H&K provides the outside investor with a right to exchange his membership units, other than those that the Company may purchase from him prior to January 2007, for a number of shares of the public company’s common stock based upon the relative value of H&K to the value of the public company, the number of shares of the public company that are outstanding and the number of Hudson & Keyse’s ownership units to be converted. The outside investor may exercise this option at any time within five years from the date of the initial public offering of the Company.

12.	Fair Value of Financial Instruments

      The following disclosure of the estimated fair value of financial instruments presents amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies could have a material impact on the estimated fair value amounts.

      The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2003		December 31, 2002

	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial Assets:
Loans held for sale — net	$152,338,438	$158,670,596	$199,999,730	$205,441,115
Financial liabilities:
Warehouse lines of credit	124,570,953	124,570,953	121,720,087	121,720,087
Collateralized financing	25,176,680	25,176,680	81,211,032	81,211,032
Other borrowings	1,274,288	1,274,288	1,276,359	1,276,359
Interest rate swap	556,556	556,556	N/A	N/A

      The fair value of loans held for sale and borrowings is estimated by discounting projected future cash flows at appropriate rates. Expected prepayments are used in estimating the fair value of mortgage assets. The fair values of cash and cash equivalents and accrued interest receivable and payable approximates their carrying value.

13.	Earnings and Pro Forma Earnings Per Share

      In September of 2003, the Company reorganized its corporate structure as disclosed in note 1. Pro Forma earnings per share has been presented for the years ended December 31, 2003, 2002, and 2001 giving effect to the number of shares issued in the reorganization.

OAK STREET MORTGAGE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The computations of basic and diluted earnings and Pro Forma earnings per share are as follows:

	Year Ended December 31,

	2003	2002	2001

Net Income	$17,115,199	$6,123,230	$1,164,237

Weighted average member shares outstanding (basic)	303,408	297,339	295,507
Dilutive effect of stock options	8,000	8,889	3,200

Weighted average member shares outstanding (diluted)	311,408	306,228	298,707

	Year Ended December 31,

	2003	2002	2001

Pro Forma Net Income	$10,928,568	$3,909,866	$743,400

Pro Forma weighted average member shares outstanding (basic)	193,735,110	189,859,872	188,690,085
Dilutive effect of stock options	5,108,240	5,675,893	2,043,296

Weighted average member shares outstanding (diluted)	198,843,350	195,535,765	190,733,381

          No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

          Until                     , 2004, 25 days after the date of this prospectus, all dealers that buy, sell or trade our shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

              Shares

Oak Street Financial
Services, Inc.

Common Stock

PROSPECTUS

Friedman Billings Ramsey

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.     Other Expenses of Issuance and Distribution

      The following table itemizes the expenses incurred by us in connection with this offering. All amounts are estimates except for the SEC registration fee and the NASD filing fee. None of these expenses will be borne by the selling stockholders.

Item	Amount

SEC registration fee	$19,005
NASD filing fee	$15,500
NASD listing fee	*
Legal fees and expenses — issuer’s counsel	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses — underwriter’s counsel	*
Transfer agent and registrar fees	*
Miscellaneous expenses	*

Total	*

*	To be completed by amendment.

Item 32.     Sales to Special Parties

      Item 33 discloses recent sales of unregistered securities and a proposed transfer of unregistered securities subject to the closing of this offering. There have been no other sales within the last six months and no other sales proposed of the issuer’s securities.

Item 33.     Recent Sales of Unregistered Securities

      In connection with our incorporation on September 23, 2003 and pursuant to an Exchange Agreement dated as of September 23, 2003, among the Registrant, Oak Street Operations LLC (“OSO”) and the Unitholders of Oak Street Mortgage LLC (“OSM”) (the “Unitholders”), the Unitholders exchanged their interest in OSM for units in OSO. The Unitholders of OSM consisted entirely of OSM’s directors and certain of its executive officers, and Sotseks Corp. The Unitholders, except for Sotseks Corp., then transferred their ownership units in OSO to the Company, which delivered, in exchange for each transferred unit, 1,000 shares of its common stock. Pursuant to these transactions, the Company issued an aggregate of 201,378,743 shares of common stock, $.01 par value per share, which included 3,000,000 shares of voting and 198,378,743 shares of non-voting shares. The Company did not receive any consideration, other than the OSO ownership units, for the issuance of these shares. The issuance of this stock was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended (the “Act”).

      In connection with a certain Exchange Agreement dated as of December 17, 2003 and upon the closing of this offering, Sotseks Corp. will exchange each of the 113,999.95 units it owns in OSO for 1,000 shares of non-voting common stock in the Registrant, subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, and similar events occurring after the date of the Exchange Agreement. Sotseks Corp. is obligated to make the exchange, subject only to the closing of the public offering which is the subject of this registration statement. The issuance of this stock will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Act.

      Immediately prior to the closing of this offering, Sotseks Corp. intends to transfer to IHS Foundation, an Ohio not-for-profit corporation qualified as a charitable foundation under the provisions of section 501(c)(3) of the Internal Revenue Code, one-third of its OSO ownership units. Sotseks will also assign to IHS Foundation its rights under the Exchange Agreement to convert these transferred OSO ownership units into shares of the Company’s common stock. IHS Foundation is identified as a selling stockholder with regard to such shares in the prospectus filed as part of this registration statement. Prior to the effective time of this proposed transfer of OSO ownership units to IHS Foundation, The Company will receive an opinion from counsel for Sotseks Corp. that this proposed transfer may be effected without registration under the Act as a bona fide gift not involving the sale of any security.

Item 34.     Indemnification of Directors and Officers

      The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of the directors and officers to a corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

      Our charter permits us, to the maximum extent permitted by Maryland law, to obligate us to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (a) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

      The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or advanced by the corporation if it shall ultimately be determined that the standard of conduct was not met.

      We have also entered into Indemnification Agreements with our directors, effective April 21, 2004, which provide indemnification and advance of expenses to the fullest extent permitted by Maryland law, as amended from time to time. However, no change in Maryland law will have the effect of reducing any benefits available to the directors under the Indemnification Agreements based on Maryland law as in effect on the effective date of the Indemnification Agreements.

      Furthermore, our officers and directors will also be indemnified against specified liabilities by the underwriters, and the underwriters will be indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

      It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Act is against public policy and is unenforceable pursuant to Section 14 of such Act.

      We also intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 35.     Treatment of Proceeds from Stock Being Registered

      None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

      (a) Financial Statements, all of which are included in the Prospectus:

      See page F-1 of the Prospectus for an index to the financial statements of the issuer included in the Prospectus.

      (b) Exhibits

      The Exhibits listed on the Exhibit Index following the signature page are included in this Registration Statement.

Item 37.     Undertakings

      The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Oak Street Financial Services, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on this 29th day of September, 2004.

OAK STREET FINANCIAL SERVICES, INC.
(registrant)

By:	/s/ STEVEN ALONSO

Steven Alonso
Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN ALONSO Steven Alonso	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	September 29, 2004

/s/ CRAIG L. ROYAL Craig L. Royal	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 29, 2004

/s/ JOHN F. HAVENS* John F. Havens	Director	September 29, 2004

/s/ GEORGE A. SKESTOS* George A. Skestos	Director	September 29, 2004

*	By Steven Alonso pursuant to a Limited Power of Attorney filed as an exhibit to the Company’s Registration Statement on Form S-11 Registration No. 333-115431, and incorporated by reference herein.

EXHIBIT INDEX

Exhibit
Number		Description

Underwriting Agreement
1	.1**	Form of Underwriting Agreement among Oak Street Financial Services, Inc., certain stockholders of Oak Street Financial Services, Inc. and Friedman, Billings, Ramsey & Co., Inc., as representative of the several underwriters
1	.2**	Form of Warrant Agreement by and between Oak Street Financial Services, Inc. and Friedman, Billings, Ramsey & Co., Inc.
Charter and Bylaws
3	.1.1	Restated Articles of Incorporation of Oak Street Financial Services, Inc.(1)
3	.1.2**	Form of Articles of Amendment and Restatement of Oak Street Financial Services, Inc.
3	.2.1	Oak Street Financial Services, Inc. Bylaws(1)
3	.2.2**	Form of Amended and Restated Bylaws of Oak Street Financial Services, Inc.
Instruments Defining the Rights of Securityholders
4	.1**	Form of Common Stock Certificate
4	.2**	Form of Representative’s Warrants
4	.3**	Form of Registration Rights Agreement among Oak Street Financial Services, Inc. and the persons named therein.
Legal Opinions
5	.1**	Form of Opinion of Venable LLP as to legality of the securities being issued
8	.1**	Opinion of Barnes & Thornburg as to certain U.S. federal income tax matters
Material Agreements
10.1		First Amended & Restated Warehousing Credit and Security Agreement by and between Oak Street Mortgage LLC (f/k/a Cresleigh Financial Services, LLC), Oak Street Mortgage of Tennessee LLC (f/k/a Cresleigh Bancorp of Tennessee LLC), Oak Street Mortgage, Inc. (f/k/a Cresleigh Financial Services, Inc.) and Residential Funding Corporation, dated August 31, 2002(1)
10.2		First Amendment to the First Amended & Restated Warehousing Credit and Security Agreement by and between Oak Street Mortgage LLC (f/k/a Cresleigh Financial Services, LLC), Oak Street Mortgage of Tennessee LLC (f/k/a Cresleigh Bancorp of Tennessee LLC), Oak Street Mortgage, Inc. (f/k/a Cresleigh Financial Services, Inc.) and Residential Funding Corporation, dated December 2, 2002(1)
10.3		Second Amendment to the First Amended & Restated Warehousing Credit and Security Agreement by and between Oak Street Mortgage LLC (f/k/a Cresleigh Financial Services, LLC), Oak Street Mortgage of Tennessee LLC (f/k/a Cresleigh Bancorp of Tennessee LLC), Oak Street Mortgage, Inc. (f/k/a Cresleigh Financial Services, Inc.) and Residential Funding Corporation, dated May 19, 2003(1)
10.4		Third Amendment to the First Amended & Restated Warehousing Credit and Security Agreement by and between Oak Street Mortgage LLC (f/k/a Cresleigh Financial Services, LLC), Oak Street Mortgage of Tennessee LLC (f/k/a Cresleigh Bancorp of Tennessee LLC), Oak Street Mortgage, Inc. (f/k/a Cresleigh Financial Services, Inc.) and Residential Funding Corporation, dated August 22, 2003(1)
10.5		Fourth Amendment to the First Amended & Restated Warehousing Credit and Security Agreement by and between Oak Street Mortgage LLC (f/k/a Cresleigh Financial Services, LLC), Oak Street Mortgage of Tennessee LLC (f/k/a Cresleigh Bancorp of Tennessee LLC), Oak Street Mortgage, Inc. (f/k/a Cresleigh Financial Services, Inc.) and Residential Funding Corporation, dated December 8, 2003(1)
10.6		Fifth Amendment to the First Amended & Restated Warehousing Credit and Security Agreement by and between Oak Street Mortgage LLC (f/k/a Cresleigh Financial Services, LLC), Oak Street Mortgage of Tennessee LLC (f/k/a Cresleigh Bancorp of Tennessee LLC), Oak Street Mortgage, Inc. (f/k/a Cresleigh Financial Services, Inc.) and Residential Funding Corporation, dated March 15, 2004(1)

Exhibit
Number		Description

10	.7.1	Credit Suisse Master Purchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated May 1, 2002(1)
10	.7.2	Custodial Agreement by and between Credit Suisse First Boston Mortgage Capital LLC, Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), and LaSalle Bank, National Association, dated March 1, 2002(1)
10.8		Amendment No. 2 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated September 29, 2002(1)
10.9		Amendment No. 3 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated October 30, 2002(1)
10.10		Amendment No. 4 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated December 16, 2002(1)
10.11		Amendment No. 5 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated February 27, 2003(1)
10.12		Amendment No. 6 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated May 1, 2003(1)
10.13		Amendment No. 7 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated May 15, 2003(1)
10.14		Amendment No. 8 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated September 12, 2003(1)
10.15		Amendment No. 9 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated March 1, 2002(1)
10.16		Amendment No. 10 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated April 20, 2004(1)
10.17		Amendment No. 11 to Master Repurchase Agreement by and between Credit Suisse First Boston Mortgage Capital LLC and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services, LLC), dated April 29, 2004(1)
10	.18*	Exchange Agreement by and between Oak Street Financial Services, Inc., Oak Street Operations LLC and unitholders of Oak Street Mortgage LLC, dated as of September 23, 2003
10.19		Exchange Agreement by and between Oak Street Financial Services, Inc. and Sotseks Corp., dated as of December 17, 2003(1)
10.20		Software Source Code Agreement by and between Provantedge.com Corporation and Oak Street Mortgage LLC (formerly known as Cresleigh Financial Services LLC), dated April 8, 2004(1)
10.21		Form of Indemnification Agreement by and between Oak Street Financial Services, Inc. and its directors(1)
10	.22†	Form of Oak Street Financial Services, Inc. Omnibus Incentive Plan(1)
10	.23†**	Form of Non Qualified Stock Option under the Oak Street Financial Services, Inc. Omnibus Incentive Plan
10	.24†**	Form of Restricted Stock Grant under the Oak Street Financial Services, Inc. Omnibus Incentive Plan
10	.25†	Form of Oak Street Financial Services, Inc. Bonus Plan(1)

Exhibit
Number		Description

10	.26†**	Form of Employment Agreement by and between Oak Street Financial Services, Inc. and each of Messrs. Royal, Trent, Brunker, Ford, and Clarke
10	.27†**	Form Employment Agreement by and between Oak Street Financial Services, Inc. and Steven Alonso
10	.28*	Sixth Amendment to the First Amended & Restated Warehousing Credit and Security Agreement by and between Oak Street Mortgage LLC (f/k/a Cresleigh Financial Services, LLC), Oak Street Mortgage of Tennessee LLC (f/k/a Cresleigh Bancorp of Tennessee LLC), Oak Street Mortgage, Inc. (f/k/a Cresleigh Financial Services, Inc.) and Residential Funding Corporation, dated June 1, 2004
10	.29*	Seventh Amendment to the First Amended & Restated Warehousing Credit and Security Agreement by and between Oak Street Mortgage LLC (f/k/a Cresleigh Financial Services, LLC), Oak Street Mortgage of Tennessee LLC (f/k/a Cresleigh Bancorp of Tennessee LLC), Oak Street Mortgage, Inc. (f/k/a Cresleigh Financial Services, Inc.) and Residential Funding Corporation, dated June 24, 2004
10	.30.1*	Master Repurchase Agreement between CDC Mortgage Capital Inc. and Oak Street Mortgage LLC, dated August 25, 2004
10	.30.2*	Custodial and Disbursement Agreement among CDC Mortgage Capital Inc., Oak Street Mortgage LLC, and Deutsche Bank National Trust Company, dated August 25, 2004
10	.30.3*	Agreement for Purchase of Mortgage Loans between CDC Mortgage Capital Inc. and Oak Street Mortgage LLC, dated August 25, 2004
10	.30.4*	Letter Agreement between Friedman, Billings, Ramsey & Co., Inc. and Oak Street Mortgage LLC, dated August 25, 2004
10	.30.5*	Agreement between Oak Street Mortgage LLC and Friedman, Billings, Ramsey & Co., Inc., dated August 25, 2004
10	.31*	Servicing Agreement among Oak Street Mortgage LLC and GMAC Mortgage Corporation, dated July 13, 2004
Subsidiaries
21.1		List of Subsidiaries of the Registrant(1)
Consents and Powers of Attorney
23	.1*	Consent of Deloitte & Touche LLP
23	.2**	Consent of Venable LLP (included within Exhibit 5.1 hereto)
23	.3**	Consent of Barnes & Thornburg (included within Exhibit 8.1 hereto)
24.1		Limited Powers of Attorney(1)
99	.1**	Consent of Glenn R. Brunker to be named as a proposed director
99	.2**	Consent of Lawrence N. Bangs to be named as a proposed director
99	.3**	Consent of Joseph D. Barnette, Jr. to be named as a proposed director
99	.4**	Consent of Carl LoBue to be named as a proposed director
99	.5**	Consent of Darrell E. Zink, Jr. to be named as a proposed director

*	Filed herewith.

**	To be filed by amendment.

†	Denotes a management contract or compensatory plan.

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-11 Registration No. 333-115431, and incorporated by reference herein.